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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.    •    )

☐	Filed by the Registrant
☐	Filed by a Party other than the Registrant
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
VISTA GOLD CORP.
(Name of Registrant As Specified In Its Charter)
NOT APPLICABLE
(Name of Person(s) Filing Proxy Statement if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.

NOTICE OF SPECIAL MEETING

to be held on November     •    , 2006

and

MANAGEMENT INFORMATION AND PROXY CIRCULAR

and

NOTICE OF MOTION TO THE SUPREME COURT OF
THE YUKON TERRITORY

with respect to a Plan of Arrangement involving

VISTA GOLD CORP.

and

ITS COMMON SHAREHOLDERS

and

ITS OPTION HOLDERS

and

ITS WARRANT HOLDERS

and

ALLIED NEVADA GOLD CORP.

and

CARL AND JANET PESCIO

October     •    , 2006

October     •    , 2006

Dear Vista Securityholder:

        The Board of Directors of Vista Gold Corp. ("Vista") invites you to attend a special meeting (the "Meeting") of the holders of common shares ("Vista Shares"), options and warrants of Vista to be held at the offices of Borden Ladner Gervais LLP at Suite 1200, 200 Burrard Street, Vancouver, British Columbia, Canada on November     •    , 2006 commencing at 10:00 a.m. (local time in Vancouver).

        The Meeting is for the purpose of considering and voting upon a proposed plan of arrangement (the "Arrangement") under which Vista will transfer its existing Nevada properties into a recently incorporated company, Allied Nevada Gold Corp. ("Allied Nevada"), that will concurrently acquire the Nevada mineral assets of Carl and Janet Pescio (the "Pescios"). Under the Arrangement, Vista's shareholders will exchange their Vista Shares and will receive common shares of Allied Nevada and new common shares of Vista; holders of options to acquire Vista Shares ("Vista Options") will exchange their Vista Options for options to acquire common shares of Allied Nevada and options to acquire new common shares of Vista; and holders of warrants of Vista ("Vista Warrants") will have their warrants adjusted in accordance with the terms of the warrants.

        It is a condition to the completion of the Arrangement that the common shares of Allied Nevada and the new common shares of Vista will be listed on the Toronto Stock Exchange concurrently with the closing of the Arrangement and it is expected that they will be listed on the American Stock Exchange as soon as possible after the completion of the Arrangement. The listing of such securities on the Toronto Stock Exchange is subject to, among other things, meeting minimum listing requirements, and the exchange's approval. Vista management believes that the combined Nevada properties of Vista and the Pescios will represent one of the largest exploration packages ever assembled in Nevada with approximately 190,000 acres of prospective patented and unpatented mining claims.

        The directors of Vista believe that the creation of two separate public companies dedicated to the pursuit of their respective businesses will focus the efforts of each company, and provide Vista's securityholders with additional investment choices and enhanced flexibility.

        In order to become effective, the Arrangement must be approved by at least 66 2/3% of the votes cast at the Meeting by the holders of Vista Shares, Vista Options and Vista Warrants voting together as a single class, as well as, by at least a simple majority of the votes cast by the holders of Vista Shares.

        After careful consideration, the Board of Directors has unanimously determined the Arrangement is fair to Vista's securityholders and is in the best interests of Vista. A description of the various factors considered by the Board of Directors in arriving at this determination is contained in the enclosed Management Information and Proxy Circular. The Board of Directors of Vista unanimously recommends that Vista's securityholders vote in favour of the Arrangement.

        The attached Notice of Special Meeting and Management Information and Proxy Circular contain a detailed description of the Arrangement and include certain other information to assist you in considering the matters to be voted upon. You are urged to read this material carefully and, if you require assistance, to consult your financial or other professional advisors. As explained more fully in the attached Management Information and Proxy Circular, in addition to approval by Vista's securityholders, completion of the Arrangement is subject to certain conditions and receipt of all applicable regulatory and court approvals.

        If you are a registered securityholder and unable to be present at the Meeting in person, we encourage you to vote by completing the applicable enclosed form(s) of proxy. Your vote is important regardless of the number of securities you own. You should specify your choice by marking the box on the applicable enclosed form(s) of proxy and by dating, signing and returning the applicable form(s) of proxy in the appropriate return envelope

i

addressed to Computershare Investor Services Inc. to be received by 10:00 a.m. (local time in Vancouver) on November     •    , 2006. Please do this as soon as possible. Voting by proxy will not prevent you from voting in person if you attend the Meeting, but will ensure that your vote will be counted if you are unable to attend.

        If you are a non-registered securityholder of Vista and receive these materials through your broker or another intermediary, please complete and return the materials in accordance with the instructions provided to you by your broker or such other intermediary.

        The enclosed Letter of Transmittal is for use only by registered holders of Vista Shares. Registered holders of Vista Shares will not receive certificates for the securities of Vista or Allied Nevada they are entitled to under the Arrangement until they return a properly completed Letter of Transmittal, together with the certificates for their Vista Shares and any other required documentation, in the enclosed return envelope addressed to the depositary, Computershare Trust Company of Canada. The Letter of Transmittal contains other procedural information related to the Arrangement and should be reviewed carefully. Holders of Vista Options or Vista Warrants are not required to deposit certificates representing their options or warrants, and are not required to complete a Letter of Transmittal for their options or warrants. After the Arrangement becomes effective, Vista and Allied Nevada will provide documentation to each former holder of Vista Options representing the options to purchase new common shares of Vista and the options to purchase common shares of Allied Nevada, to which such person is entitled under the Arrangement. In addition, Vista will provide a notice of adjustment to each holder of Vista Warrants advising each holder of the number of new common shares of Vista that such holder is entitled to upon the exercise of his or her warrants and the exercise price of the holder's warrants.

        We consider the Arrangement an important step in Vista's growth and hope you will be able to attend the Meeting.

Yours truly,
Michael B. Richings President and Chief Executive Officer

VISTA GOLD CORP.

NOTICE OF SPECIAL MEETING OF HOLDERS OF
COMMON SHARES, OPTIONS AND WARRANTS

        TAKE NOTICE THAT, pursuant to an order (the "Interim Order") of the Supreme Court of the Yukon Territory dated October     •    , 2006, a special meeting (the "Meeting") of the holders (the "Vista Securityholders") of common shares, options and warrants of Vista Gold Corp. ("Vista") will be held at the offices of Borden Ladner Gervais LLP at Suite 1200, 200 Burrard Street, Vancouver, British Columbia, Canada on November     •    , 2006 at 10:00 a.m. (local time in Vancouver) for the following purposes:

  (a)
  to consider, pursuant to the Interim Order, and if deemed advisable, to pass, with or without amendment, a special resolution (the "Arrangement Resolution") approving the arrangement (the "Arrangement") under section 195 of the Business Corporations Act (Yukon Territory) (the "Act") involving Vista, the Vista Securityholders, Allied Nevada Gold Corp., and Carl and Janet Pescio; and

  (b)
  to transact such further or other business as may properly come before the Meeting, or any adjournment or postponement thereof.

        The accompanying Management Information and Proxy Circular contains the full text of the Arrangement Resolution and provides additional information relating to the subject matter of the Meeting, including the Arrangement, and is incorporated in and deemed to form part of this notice.

        Registered Vista Securityholders who are unable to attend the Meeting in person are requested to sign, date and return the applicable enclosed form(s) of proxy (the white form of proxy in the case of holders of common shares, the yellow form of proxy in the case of holders of options and the green form of proxy in the case of holders of warrants) in the appropriate return envelope addressed to Computershare Investor Services Inc. In order to be valid for use at the Meeting, proxies returned by mail, hand delivery or by fax must be received by Computershare Investor Services Inc. by 10:00 a.m. (local time in Vancouver) on November     •    , 2006 or, if the Meeting is adjourned, no later than 48 hours (excluding Saturdays, Sundays and holidays) before the date to which the Meeting has been adjourned, in either case unless the Chairman of the Meeting elects to exercise his discretion to accept proxies received subsequently. Proxies may be delivered to Computershare Investor Services Inc. by mail or by hand at 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1, or by fax at 1-866-249-7775 (toll free in North America) or at 1-416-263-9524 (international).

        Take notice that, pursuant to the Interim Order, if you are a registered holder of common shares of Vista, you may deliver a notice of dissent with respect to the Arrangement Resolution to Vista at or before the Meeting, c/o Macdonald & Company, Suite 200, 204 Lambert Street, Whitehorse, Yukon Territory, Y1A 3T2, Attention: Gareth Howells. As a result of delivering a notice of dissent, you may require Vista to purchase all of your common shares of Vista in respect of which the notice of dissent was given at a price equal to the fair value of such common shares, determined in accordance with the Act.

        This Notice of Special Meeting, the Management Information and Proxy Circular, the Letter of Transmittal, and the forms of proxy and notes thereto, for the Meeting are first being sent to Vista Securityholders on or about October     •    , 2006.

DATED at Littleton, Colorado, this    •     day of October, 2006.

BY ORDER OF THE BOARD OF DIRECTORS
Michael B. Richings President and Chief Executive Officer

NOTICE OF MOTION

IN THE SUPREME COURT OF THE YUKON TERRITORY

Supreme Court No.:    •

IN THE MATTER OF AN APPLICATION FOR APPROVAL
OF AN ARRANGEMENT UNDER SECTION 195 OF
THE BUSINESS CORPORATIONS ACT OF THE YUKON TERRITORY
R.S.Y. 2002, C.20 AND AMENDMENTS THERETO

VISTA GOLD CORP.
Suite 200, 204 Lambert Street
Whitehorse, Yukon
Y1A 3T2

and

ALLIED NEVADA GOLD CORP.
160 Greentree Drive, Suite 101
Dover, Delaware, U.S.A.
19904

PETITIONER

NOTICE OF MOTION

        TAKE NOTICE that an application will be made by Gareth C. Howells, the solicitor for the Petitioner, Vista Gold Corp. ("Vista"), to the presiding Judge at the Law Courts, 2134 Second Avenue, Whitehorse, Yukon Territory, on the    •     day of November, 2006 at     •    o'clock in the morning or so soon thereafter as Counsel may be heard for a final order approving a Plan of Arrangement (the "Plan of Arrangement") under Section 195 of the Business Corporations Act, R.S.Y. 2002, c.20, attached as Schedule "A" to the Arrangement and Merger Agreement and attached as Appendix "B" to the Management Information and Proxy Circular accompanying the Notice of Special Meeting of the holders of common shares, options and warrants of Vista (collectively, the "Securityholders"). At the hearing, any Securityholder, director, or auditor of Vista, or any other interested party with leave of the Court, desiring to support or oppose the applications may appear for the purpose, either in person or by counsel. If you do not attend, either in person or by counsel, at that time, the Court may approve the Plan of Arrangement as presented, or may approve it subject to such terms and conditions as the Court shall deem fit, without any further notice to you.

        AND NOTICE IS FURTHER GIVEN that the Court has given directions as to the calling of a special meeting of the Securityholders for the purpose of voting (together as a single class) to approve the Plan of Arrangement.

        AND NOTICE IS FURTHER GIVEN that the Final Order approving the Arrangement will, if made, constitute the basis for an exemption from the registration requirements of the United States Securities Act of 1933, as amended, with respect to certain securities of Vista and Allied Nevada Gold Corp. to be received by Securityholders pursuant to the Arrangement.

        AND NOTICE IS FURTHER GIVEN that an Order will be sought for the following:

1.
An Order that the terms and conditions of the issuance and exchange of securities to and with whom securities are to be issued and exchanged, as set out in the Plan or Arrangement, are procedurally and substantively fair to such persons and to the Petitioner and such terms and conditions are hereby approved.

2.
An Order that the Plan of Arrangement be, and is hereby approved, and shall be implemented in the manner set forth in the Plan of Arrangement and be binding on the Petitioner and the Securityholders and on all other parties who have been served with notice of these proceedings, upon the acceptance of a certified copy of this Order by the Registrar of Corporations for the Yukon Territory.

3.
An Order that the Articles of Arrangement attached and forming part of the Order be approved as the form of Articles of Arrangement to be filed with the Yukon Registrar of Corporations pursuant to Section 195(10) of the Business Corporations Act, R.S.Y. 2002, c.20.

        A copy of the Petition and other documents in the proceedings will be furnished to any Securityholder of Vista or other interested party requesting the same.

        AND TAKE FURTHER NOTICE that in support of this Application will be read the Affidavits of    •    ,    •    and     •    , and all the pleadings and proceedings herein and such further and other material as Counsel may advise and this Honourable Court may permit.

        This Application is brought pursuant to Section 195 of the Business Corporations Act, R.S.Y. 2002, c.20, as amended.

        The applicant estimates that the application will take 30 minutes.

        If you wish to receive notice of the time and date of the hearing or to respond to the application, you must, within the proper time for response,

  (a)
  deliver to the applicant:

  i.
  2 copies of a response in Form 124, and

  ii.
  2 copies of each of the affidavits and other documents, not already in the court file, on which you intend to rely at the hearing, and

  (b)
  deliver to every other party of record:

  i.
  one copy of a response in Form 124, and

  ii.
  one copy of each of affidavit and other document, not already in the court file, on which you intend to rely at the hearing.

TIME FOR RESPONSE

        If the application is for a final judgment under Rule 18A, the response must be delivered on or before the 11th day after the delivery to you of the notice of motion.

        In all other cases, the response must be delivered on or before the 8th day after the later of:

  (a)
  the last date fixed for entry of appearence by you, and

  (b)
  the date on ehich the Notice of motion was deiliver to you.

DATED: October • , 2006	Gareth C. Howells Solicitor for the Petitioner, Vista Gold Corp.

v

IN THE SUPREME COURT OF THE YUKON TERRITORY

Supreme Court No.:    •

IN THE MATTER OF AN APPLICATION FOR APPROVAL
OF AN ARRANGEMENT UNDER SECTION 195 OF
THE BUSINESS CORPORATIONS ACT OF THE YUKON TERRITORY
R.S.Y. 2002, C.20 AND AMENDMENTS THERETO

VISTA GOLD CORP.
Suite 200, 204 Lambert Street
Whitehorse, Yukon
Y1A 3T2
and
 ALLIED NEVADA GOLD CORP.
160 Greentree Drive, Suite 101
Dover, Delaware, U.S.A.
19904

PETITIONER

NOTICE OF MOTION

Macdonald & Company
Barristers & Solicitors
200 - 204 Lambert Street
Whitehorse, Yukon
Y1A 3T2

NOTICE TO UNITED STATES SECURITYHOLDERS

        Vista is a Canadian corporation continued under the laws of the Yukon Territory. Allied Nevada is a U.S. corporation incorporated under the laws of Delaware. Certain information in this Circular relating to Vista and Allied Nevada has been prepared in accordance with the disclosure requirements of Canadian corporate and securities laws. The financial statements of Vista included herein, as well as the financial statements of Allied Nevada included herein (which reflect the consolidated historical results of operations, financial position and cash flows of the Subsidiaries of Vista that hold Nevada mineral properties) have been prepared in U.S. dollars and in accordance with Canadian GAAP, are subject to Canadian auditing and auditor independence standards, and thus may not be comparable in all respects to financial statements of U.S. companies whose financial statements are prepared in accordance with U.S. GAAP. Likewise, information concerning the properties and operations of Vista and Allied Nevada has been prepared in accordance with Canadian disclosure standards, which are not comparable in all respects to disclosure standards applicable in the United States. The notes to the historical financial statements of Vista included or incorporated by reference in this Circular will include a reconciliation to U.S. GAAP.

        Mineral reserve and resource estimates included and incorporated by reference in this Circular were prepared in accordance with the Canadian Securities Administrators' National Instrument 43-101, which established Canadian standards for public disclosure of scientific and technical information concerning mineral projects. The requirements of National Instrument 43-101 differ from those of the SEC in a number of material respects, and information concerning description of deposits included and incorporated by reference in this Circular may not be comparable to information made public by U.S. companies subject to the reporting requirements of the SEC. Without limiting the foregoing, this Circular and the documents incorporated by reference use the term "resources". U.S. investors are advised that while "resources" are recognized and required to be disclosed under Canadian securities laws, the SEC does not recognize the term or permit it to be used in filings by U.S. companies. Under U.S. standards, a deposit may not be recognized as a "reserve" unless a determination has been made that it may be economically and legally produced or extracted at the time the determination is made. "Resources" are not "reserves" and U.S. investors are cautioned that "resources" may not ever be converted into "reserves". Further, "resources" classified as "inferred resources" have a great amount of uncertainty as to their existence and whether they can be mined economically or legally. It cannot be assumed that "inferred resources" will ever be upgraded to a higher category, and U.S. investors should not assume that all or any part of an "inferred resource" can be legally or economically mined.

        Vista Securityholders should be aware that (i) the transactions pursuant to the Plan of Arrangement whereby Vista Shareholders will dispose of Vista Shares and will receive Vista New Shares and Allied Nevada Shares, (ii) the exchange of Vista Options for Vista New Options and Allied Nevada Options, and (iii) the adjustment to Vista Warrants, described herein may have tax consequences both in the U.S. and in Canada. Such consequences for investors who are resident in, or citizens of, the U.S. may not be described fully herein. See "United States Federal Income Tax Considerations".

        If Vista determines that a deemed dividend for Canadian tax purposes may arise as a consequence of the disposition of Vista Shares pursuant to the Arrangement by Vista Shareholders not resident in Canada for the purpose of the Tax Act, it will withhold Allied Nevada Shares otherwise owing to such persons and will sell these Allied Nevada Shares, on behalf of such persons, until sufficient net cash proceeds are realized to satisfy Vista's withholding tax obligations. See "Canadian Federal Income Tax Considerations — Securityholders Not Resident in Canada — Exchange of Vista Shares for New Vista Shares and Allied Nevada Shares".

        Enforcement by Vista Securityholders of civil liabilities under the U.S. securities laws may be affected adversely by the fact that Vista is organized under the laws of a jurisdiction other than the U.S., that certain of the officers and directors of Vista and Allied Nevada are residents of a country other than the U.S., that some of the experts named in the Circular are residents of a country other than the U.S., and that a substantial portion of the assets of each of Vista and such persons are located outside of the U.S.

        The securities of Vista and Allied Nevada issuable in connection with the Arrangement have not been approved or disapproved by the SEC or securities regulatory authorities in any state, nor has the SEC or the securities regulatory authorities of any state passed on the adequacy or accuracy of this Circular. Any representation to the contrary is a criminal offence.

        The securities of Vista and Allied Nevada to be received by Vista Securityholders under the Arrangement have not been and will not be registered under the U.S. Securities Act, and will be issued in reliance on the exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) thereof.

        Securities of Vista and Allied Nevada received by a holder who will be an "affiliate" of Vista or Allied Nevada after the Arrangement, or is an "affiliate" of Vista or Allied Nevada prior to the Arrangement, will be subject to certain restrictions on resale imposed by the U.S. Securities Act. As defined in Rule 144 under the U.S. Securities Act, an "affiliate" of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with the issuer. See "Certain Securities Matters — U.S. Securities Matters — U.S. Resale Restrictions".

FORWARD-LOOKING STATEMENTS

        Certain statements in this Circular and the documents incorporated by reference herein constitute "forward-looking statements". All statements, other than statements of historical facts, included in these materials and in press releases and public statements by our officers or representatives, that address activities, events or developments that management of Vista expects or anticipates will or may occur in the future, including such things as future business strategy, competitive strengths, goals, expansion and growth of Vista and Allied Nevada's business, legal proceedings, estimated production, estimated completion dates, estimated exploration expenditures, operations, proven or probable reserves, mineralized material, current working capital, cash operating costs, plans and other such matters, as well as statements made concerning plans and anticipated effects of the Arrangements are forward-looking statements. The words "estimate", "plan", "anticipate", "expect", "intend", "believe" "target", "budget", "may", "schedule" and similar words or expressions identify forward-looking statements. These statements involve known and unknown risks, uncertainties, assumptions and other factors which may cause the actual results, performance or achievements of Vista or Allied Nevada, including anticipated consequences of the Arrangement, to be materially different from any results, performance or achievements expressed or implied by such forward-looking statements. These factors include, without limitation, risks related to the Arrangement, including the risk that the market price of Vista Shares could decrease following the Arrangement, the risk that Vista may sell Allied Nevada Shares of non-resident Vista Shareholders to meet its Canadian withholding tax obligations and such sales may negatively impact the trading price of Allied Nevada Shares, and the risk that Vista may be subject to U.S. federal corporate income tax and Canadian income taxes in connection with its distribution of Allied Nevada Shares. These factors also include risks related to the businesses of Vista and Allied Nevada, including risks that Vista or Allied Nevada's acquisition, exploration and property advancement efforts will not be commercially successful; risks relating to fluctuations in the price of gold, the inherently hazardous nature of mining-related activities, uncertainties concerning reserve and resource estimates, risks relating to intense competition within the mining industry; the potential adverse effect of future sales of Allied Nevada Shares or Vista New Shares on the trading price of such shares, the risk that the Companies' directors may have conflicts of interest through their involvement in other natural resource companies, potential challenges to title in the Companies' mineral properties, potential effects on Vista or Allied Nevada's operations of environmental regulations in the countries in which it operates; fluctuations in foreign currency values, risks due to legal proceedings; uncertainty of being able to raise capital on favourable terms or at all; and risks that may affect Vista's ability to complete the proposed Arrangement including risks that Vista may be unable to obtain required securityholder, court or third party approvals, as well as those factors discussed in Vista's latest Annual Report on Form 10-K, Allied Nevada's registration statement under the U.S. Exchange Act on Form 10, and Vista and Allied Nevada's other filings with the SEC. Additional risks for Allied Nevada include, as a newly formed independent company, its lack of operating history; the risk that it may lose key personnel or fail to attract and retain personnel; its dependence on outside sources to place its mineral properties into production; the risk that Allied Nevada may experience difficulty in managing its growth; the potential adverse effect on its business of the costs of complying or failing to comply with the Sarbanes-Oxley Act of 2002; the potential lack of adequate liquidity for its shares; and the risks inherent in accurately valuing Allied Nevada Shares. Please see "Risk Factors" below for more information about these and other risks. Vista Securityholders are cautioned against attributing undue certainty to forward-looking statements. Although Vista has attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that these statements will prove to be accurate as actual results and future events could differ materially from those anticipated in the statements. Vista assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

CURRENCY AND EXCHANGE RATE INFORMATION

        All dollar amounts set forth in this Circular are in U.S. dollars, except where otherwise indicated.

        The following table sets out certain exchange rates based upon the noon buying rate in New York City for cable transfers in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York. The rates are set out as U.S. dollars per CDN$1.00 and are the inverse of the rates quoted by the Federal Reserve Bank of New York for Canadian dollars per U.S.$1.00.

	Year's Ended December 31,
					Six Months Ended June 30, 2006
	2002	2003	2004	2005
Low	0.6200	0.6349	0.7158	0.7872	0.8528
High	0.6619	0.7738	0.8492	0.8690	0.9100
Average	0.6368	0.7186	0.7702	0.8276	0.8787

        The inverse of the Bank of Canada noon rate on October     •    , 2006 was CDN$1.00 = U.S.$    •    .

METRIC/IMPERIAL CONVERSION TABLES

To Convert Metric Measurement Units	To Imperial Measurement Units	Multiply by
Hectares	Acres	2.4711
Meters	Feet	3.2808
Kilometers	Miles	0.6214
Tonnes	Tons (short)	1.1023
Liters	Gallons	0.2642
Grams	Ounces (troy)	0.0322
Grams per tonne	Ounces (troy) per ton (short)	0.0292

To Convert Imperial Measurement Units	To Metric Measurement Units	Multiply by
Acres	Hectares	0.4047
Feet	Meters	0.3048
Miles	Kilometers	1.6093
Tons (short)	Tonnes	0.9072
Gallons	Liters	3.7850
Ounces (troy)	Grams	31.103
Ounces (troy) per ton (short)	Grams per tonne	34.286

SUMMARY

        This summary is qualified in its entirety by the more detailed information appearing elsewhere in the Notice of Special Meeting and this Circular, including the Appendices which are incorporated into and form part of this Circular. Terms with initial capital letters in this Summary are defined in the Glossary of Terms beginning on page 14.

        Unless otherwise indicated, the information contained in this Circular is as of October     •    , 2006.

Date, Place and Purpose of Meeting

        The Meeting will be held at the offices of Borden Ladner Gervais LLP, Suite 1200, 200 Burrard Street, Vancouver, British Columbia, Canada, on November     •    , 2006 at 10:00 a.m. (local time in Vancouver) to consider the Arrangement under which Vista will transfer its existing Nevada-based properties into a recently incorporated company, Allied Nevada Gold Corp., that will concurrently acquire the Nevada mineral assets of the Pescios and, if thought advisable, to approve the Arrangement by passing the Arrangement Resolution. Under the Arrangement, Vista Shareholders will exchange their Vista Shares and will receive Vista New Shares and Allied Nevada Shares; holders of Vista Options will exchange their Vista Options for options to acquire Allied Nevada Shares and options to acquire Vista New Shares; and holders of Vista Warrants will have their Vista Warrants adjusted in accordance with the terms of the warrants. See "The Arrangement — Transaction Mechanics".

Return of Proxy

        This Circular is furnished in connection with the solicitation of proxies by the management of Vista for use at the Meeting. If a Registered Securityholder is unable to be present at the Meeting in person, he or she may vote by completing the applicable enclosed form(s) of proxy (the white form of proxy in the case of holders of shares, the yellow form of proxy in the case of holders of options and the green form of proxy in the case of holders of warrants). A Registered Securityholder may appoint as proxyholder a person other than the management of Vista named in the accompanying form(s) of proxy by inserting the name of that other person, who need not be a Registered Securityholder, in the blank space provided in the applicable form(s) of proxy or by completing another proper form of proxy.

        If a Registered Securityholder does not specify a choice by checking either of the boxes marked "For" or "Against", the nominee named in the proxy will vote FOR the Arrangement Resolution.

        In order for the proxy to be valid, a Registered Securityholder must:

  (a)
  sign and print his or her name on the lines specified for such purpose at the bottom of the form of proxy; and

  (b)
  return the properly executed and completed proxy to be received by 10:00 a.m. (local time in Vancouver) on November     •    , 2006:

  (i)
  by mailing it or delivering by hand in the appropriate enclosed return envelope addressed to Computershare Investor Services Inc.; or

  (ii)
  by faxing it to Computershare Investor Services Inc.

        Please refer to the discussion under the heading "General Proxy Information" for further information with respect to proxies.

        See "General Proxy Information".

The Arrangement

        Management of Vista believes that the current market price of its securities does not adequately reflect the underlying value of its properties. By moving its Nevada properties into Allied Nevada and acquiring the Nevada-based mineral assets of the Pescios to create a single, Nevada-focused gold company, management of Vista believes that Vista Shareholders will be more likely to realize the value of those underlying assets over time. In addition, management of Vista believes that the combined Nevada properties of Vista and the Pescios would represent one of the largest exploration packages ever assembled in Nevada, with approximately 190,000 acres of prospective patented and unpatented mining claims.

        Allied Nevada's business plan will be to use the best available management and geologic talent to expand existing discoveries. Initially, Allied Nevada will place priority and emphasis on the evaluation of the deeper, higher-grade potential at the Hycroft mine and the generation of drill-ready targets for substantial exploration programs. Development of the existing Hycroft mine reserves may be deferred until the drill program and evaluation of the potentially larger resource are completed.

        See "The Arrangement".

Fairness Opinion

        On September 15, 2006, Sprott provided an oral opinion to the Special Committee, which was later confirmed by the delivery of its Fairness Opinion dated September 22, 2006, which Fairness Opinion states that, based upon and subject to the various matters described or referred to in the Fairness Opinion, as of September 22, 2006, the Arrangement is fair, from a financial point of view, to the Vista Shareholders. Vista Securityholders are urged to, and should, read the full text of the Fairness Opinion, which is attached as Appendix "E" to this Circular, for a complete description of the factors considered, the assumptions made and the limitations on the review undertaken by Sprott in rendering the Fairness Opinion. See "The Arrangement — Fairness Opinion".

Special Committee

        On May 8, 2006, the Vista Board appointed a Special Committee comprised of Messrs. W. Durand Eppler, John Clark and Tom Ogryzlo. The Special Committee's mandate included reviewing the terms of a proposed acquisition of properties from the Pescios and engaging financial and other advisors for the purpose of assisting the Special Committee in assessing whether the Arrangement is fair to the Vista Securityholders and in the best interests of Vista as a whole, and to provide a recommendation to the Vista Board with respect to the Arrangement. The Special Committee retained Sprott to provide financial advice and a fairness opinion. A copy of the Fairness Opinion of Sprott is attached as Appendix "E" to this Circular.

        After considering the Fairness Opinion, the advice provided by its legal and financial advisors, and the other factors summarized in this Circular, including those summarized under "Rationale for the Arrangement" below, the Special Committee unanimously determined that the Arrangement is in the best interests of Vista and is fair to the Vista Securityholders, and recommended that the Vista Board authorize the submission of the Arrangement to the Court and Vista Securityholders for approval.

        See "The Arrangement — Background to the Arrangement" and "The Arrangement — Rationale for the Arrangement".

Rationale for the Arrangement

        In reaching its conclusion and making its recommendation, the Special Committee considered a range of factors, including, among other things, the following reasons and considerations:

  (a)
  the Arrangement has emerged as the strategic alternative that provides the highest Vista Shareholder value with acceptable risk;

  (b)
  the Vista Board's assessment that none of the other strategic alternatives to the Arrangement available to Vista were reasonably likely to present superior opportunities for Vista or to create greater value for Vista Shareholders; and

  (c)
  the creation of two separate public companies dedicated to the pursuit of their respective businesses provides Vista Securityholders with additional investment choices and enhanced flexibility.

        See "The Arrangement — Rationale for the Arrangement".

Approval and Recommendation of the Vista Board

        The Vista Board, after taking into consideration, among other things, the recommendation of the Special Committee and the Fairness Opinion of Sprott, has unanimously concluded that the Arrangement is fair to, and in the best interests of, Vista and Vista Securityholders, and has authorized submission of the Arrangement to the Vista Securityholders and to the Court for approval. The Vista Board unanimously recommends that Vista Securityholders vote in favour of the Arrangement. See "The Arrangement — Approval and Recommendation of the Vista Board".

Transaction Mechanics

        Pursuant to the Arrangement (a) Vista will transfer all of the issued and outstanding shares of Vista U.S., a wholly-owned subsidiary of Vista, and $25 million in cash to Allied Nevada in return for a number of Allied Nevada Shares equal to 27,500,000 less the number of Option Shares (as defined in the Plan of Arrangement), and (b) the Pescios will transfer all of their interest in the Pescio Nevada Assets to Allied Nevada Holdings, a wholly-owned subsidiary of Allied Nevada, in return for 12,000,000 Allied Nevada Shares and $15 million in cash from Allied Nevada.

        Of the Allied Nevada Shares received by Vista pursuant to the Arrangement, Vista intends to retain certain of the shares to facilitate the payment of any taxes payable by Vista in respect of the Arrangement and to distribute, subject to applicable withholding taxes, the balance of the shares to holders of Vista Shares as described below. Accordingly, upon completion of the Arrangement, the issued and outstanding Allied Nevada Shares will be held by Vista and/or Vista Shareholders (including holders of Vista Shares acquired through the Vista Financing) and by the Pescios.

        The Arrangement provides that each Vista Share (other than Vista Shares held by Vista Shareholders who have validly exercised Dissent Rights as contemplated in Article 3 of the Plan of Arrangement) shall be and shall be deemed to be exchanged and, subject to Article 2 of the Plan of Arrangement, the holder thereof shall receive, from Vista, subject to applicable withholding taxes, in respect of every Vista Share so exchanged, (a) one Vista New Share (which has the same rights and restrictions as a Vista Share), and (b) a pro rata portion of (i) the number of Allied Nevada Shares received by Vista as part of the Arrangement less (ii) the number of Allied Nevada Shares retained by Vista to facilitate the payment of any taxes payable by Vista in respect of the Arrangement.

        The exact number of Allied Nevada Shares: (i) issuable to Vista under the Arrangement; and (ii) to be retained by Vista to facilitate payment of taxes payable by Vista as a result of the Arrangement will not be determined until immediately prior to the Effective Date. The press release issued by Vista in connection with the completion of the Arrangement will disclose these amounts as well as the number of Allied Nevada Shares which will, thereafter, be distributed, subject to applicable withholding taxes, to Vista Shareholders as part of the Arrangement.

        As an example, if the fair market value of the Vista Shares two days prior to the Effective Date was $10.00 and the fair market value of the Allied Nevada Shares on the Effective Date was estimated by Vista to be $5.00, the following would result:

  (a)
  the total number of Allied Nevada Shares issuable by Allied Nevada to Vista would be [26,869,000] (27,500,000 less [631,000] Option Shares); and

  (b)
  the total number of Allied Nevada Shares retained by Vista to facilitate payment of taxes payable by Vista would be 1,000,000.

        Accordingly, a total of [25,869,000] Allied Nevada Shares would be available for distribution, subject to applicable withholding taxes, to Vista Shareholders.

        It should be noted that the foregoing is simply a sample calculation based on the assumptions described above and on the assumption that Cdn$1.00 equals U.S.$0.90 on the Effective Date and that [946,500] Vista Options are outstanding on the Effective Date. To the extent that the actual variables (including the fair market value of Vista Shares and the fair market value of Allied Nevada Shares) turn out to be different from the assumed amounts described above, the actual number of Allied Nevada Shares available for distribution to Vista Shareholders could be materially different than the sample described above.

        No fractional shares will be issued by Vista or Allied Nevada. In lieu of a fractional Allied Nevada Share, a holder who would otherwise receive a fraction of such shares will receive a cash payment from Vista equal to the product of (A) such fractional interest multiplied by (B) $5.00.

        In addition, pursuant to the Arrangement, Vista Options, to the extent that they have not expired or been exercised prior to the Meeting, shall be exchanged for Vista New Options and Allied Nevada Options, having, in total, the same In-the-Money Amount immediately after the exchange as the In-the-Money Amount of the Vista Options immediately before the exchange. All Vista New Options issued by Vista in such exchange will be issued under the Vista Stock Option Plan. All options of Allied Nevada issued in such exchange will be issued under the Allied Nevada Special Stock Option Plan.

        Further, each Vista Warrant, to the extent that it has not expired or been exercised prior to the Meeting shall be adjusted in accordance with its terms.

        With respect to each Vista Share and Vista Option exchanged pursuant to the Plan of Arrangement, without any further act or formality: (i) the holder thereof shall cease to be the holder of such security and the name of the holder thereof shall be removed from the register, or other record, of holders of such securities of Vista; and (ii) the holder thereof shall be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to exchange such Vista Share or Vista Option.

        See "The Arrangement — Transaction Mechanics".

Vista Financing

        The Arrangement Agreement provides that Vista will use commercially reasonable efforts to complete the Vista Financing, to raise not less than $25 million prior to the Effective Time. See "The Arrangement Agreement — Vista Reorganization".

Vista Reorganization

        Prior to the Effective Time, Vista has agreed to use commercially reasonable efforts to ensure that all the Vista Nevada Assets are held by Vista U.S. or Subsidiaries wholly-owned by Vista U.S. See "The Arrangement Agreement — Vista Reorganization".

Effective Date

        The Arrangement Agreement provides that the Effective Date shall be as soon as practicable following satisfaction or waiver of each of the conditions precedent in the Arrangement Agreement and the completion of all steps required by the Plan of Arrangement to be completed prior to the Effective Date. As at the date hereof, it is expected that the Effective Date of the Arrangement will be on or about November     •    , 2006. See "The Arrangement Agreement — Effective Date of the Arrangement".

Conditions to the Arrangement Becoming Effective

        Completion of the Arrangement is subject to a number of conditions being fulfilled on or before the Effective Date, including the principal conditions described below.

Required Securityholder Approval

        In order to become effective, the Arrangement Resolution must be approved by at least 66 2/3% of the votes cast by the holders of Vista Shares, Vista Options and Vista Warrants, voting together as a single class at the Meeting, as well as, by at least a simple majority of the votes cast by holders of Vista Shares.

        To the best of the knowledge of the directors and officers of Vista, as of October     •    , 2006, there is no person who beneficially owned or exercised control or direction over Vista Securities carrying more than 10% of the votes entitled to be cast by Vista Securityholders at the Meeting.

        As of October     •    , 2006, the directors and officers of Vista, as a group, beneficially owned or had voting control or direction over     •    Vista Shares,    •    Vista Warrants and    •    Vista Options, resulting in their controlling an aggregate of approximately    •    % of the total number of votes entitled to be cast at the Meeting.

Required Court Approval

        On October     •    , 2006, Vista obtained the Interim Order providing for the calling and holding of the Meeting and other procedural matters. The Interim Order is attached as Appendix "C" to this Circular.

        The Act provides that an arrangement requires Court approval. Subject to the terms of the Arrangement Agreement and, if the Arrangement Resolution is approved at the Meeting by Vista Securityholders in the manner required by the Interim Order, Vista will make application to the Court for the Final Order at the Law Courts, 2134 Second Avenue, Whitehorse, Yukon Territory, on November     •    , 2006 at    •    (local time in Whitehorse) or as soon thereafter as counsel may be heard. The Notice of Motion for the Final Order accompanies this Circular. Any Vista Securityholder, or other interested party with leave of Court, who wishes to participate or be represented at the hearing may do so, subject to filing with the Court and serving on Vista, an appearance and a response, in the form prescribed by the Rules of Court of the Court, with the Court and delivers a copy of the filed Appearance, together with a copy of all material on which such person intends to rely at the application for the Final Order, including an outline of such person's proposed submissions, to Macdonald & Company at Suite 200, 204 Lambert Street, Whitehorse, Yukon Territory, Y1A 3T2, on or before     •    (local time in Whitehorse) on November     •    , 2006 or such later date as the Court may determine.

Other Conditions to Closing

        The Arrangement Agreement also provides that the obligations of the parties to complete the Arrangement are subject to the satisfaction, on or before the Effective Date, of certain conditions precedent, each of which may only be waived by the mutual consent of Vista and the Pescios. Those conditions include:

  (a)
  the Final Order shall have been obtained in form and terms satisfactory to each of Vista and the Pescios acting reasonably and shall not have been set aside or modified in a manner unacceptable to either of such parties, acting reasonably, on appeal or otherwise;

  (b)
  on or before the Effective Date, the Allied Nevada Shares and Vista New Shares to be issued pursuant to the transactions contemplated hereby shall have been conditionally approved for listing on the TSX, subject only to the filing of customary required documents and, immediately prior to the Effective Time, such shares shall be listed and posted for trading on the TSX;

  (c)
  there cannot be any court order or degree preventing the completion of the Arrangement;

  (d)
  all required consents, waivers, permits, orders and approvals of any Governmental Entity (including the Appropriate Regulatory Approvals) shall have been received on terms satisfactory to Vista and the Pescios, acting reasonably;

  (e)
  there shall not be pending or threatened any suit, action or proceeding by any Governmental Entity or other Person seeking to prohibit or restrict the completion of the transactions contemplated hereby or seeking to obtain from any party hereto damages which could be material to such party in connection with the completion of such transactions;

  (f)
  the Arrangement Agreement shall not have been terminated in accordance with its terms or otherwise; and

  (g)
  on or before the Effective Date, Vista and each of the Pescios shall deliver to Allied Nevada a properly executed statement or statements in a form reasonably acceptable to Allied Nevada for purposes of satisfying Allied Nevada's obligations under U.S. Treasury Regulation, Sections 1.1445-2 and 1.897-2 if applicable or such amount of cash as shall satisfy Allied Nevada's withholding obligations in respect to such party on account of the transactions contemplated hereby under U.S. Internal Revenue Code of 1986, Sections 1441 and 1445.

        See "The Arrangement Agreement — Conditions to Closing".

Termination

        Each of Vista or either of the Pescios may terminate the Arrangement Agreement if any condition precedent to the completion of the Arrangement in its favour has not been satisfied at or prior to the Termination Date other than as a result of a material default by it, subject in some cases to notice and cure period (as described above under "Conditions to Closing — Notice and Cure Provisions"). In addition, the Arrangement Agreement may be terminated prior to the Termination Date:

  (i)
  by the mutual agreement of the parties to the Arrangement Agreement;

  (ii)
  by either Vista or either of the Pescios, if there shall be passed any Law that makes consummation of the transactions contemplated by the Arrangement Agreement illegal or otherwise prohibited; and

  (iii)
  by Vista or either of the Pescios if the approval of the Vista Securityholders shall not have been obtained by reason of the failure to obtain the required vote on the Arrangement Resolution at the Meeting.

        If the Effective Date does not occur on or prior to the Termination Date, then the Arrangement Agreement shall automatically terminate. See "The Arrangement Agreement — Termination".

Dissent Rights

        Pursuant to the Interim Order, only Registered Shareholders have the right to dissent with respect to the Arrangement Resolution, if Vista, in care of Macdonald & Company, Suite 200, 204 Lambert Street, Whitehorse, Yukon Territory, Y1A 3T2, Attention: Gareth Howells, at or before the Meeting, receives from such holder a written objection and the Vista Shareholder otherwise complies with Section 193 of the Act, as modified by the Interim Order. Provided the Arrangement becomes effective, each Dissenting Shareholder will be entitled to be paid by Vista the fair value of the Vista Shares in respect of which such Vista Shareholder dissents in accordance with Section 193 of the Act, as modified by the Interim Order. The full text of Section 193 of the Act is set out in Appendix "D" to this Circular. Beneficial owners of Vista Shares registered in the name of a broker, custodian, nominee or other intermediary who wish to dissent should be aware that only the registered holders of Vista Shares are entitled to dissent. Accordingly, a beneficial owner of such Vista Shares desiring to exercise the right of dissent must make arrangements for the Vista Shares beneficially owned by such Vista Shareholder to be registered in such Vista Shareholder's name prior to the time the written objection to the Arrangement Resolution is required to be received by Vista, or alternatively, make arrangements for the registered holder of such Vista Shares to dissent on the Vista Shareholder's behalf. See "Dissent Rights".

        It is a condition of the Arrangement that Vista Shareholders shall not have exercised Dissent Rights with respect to more than 5% of the outstanding Vista Shares. See "The Arrangement Agreement — Conditions to Closing — Conditions Precedent for the Benefit of the Pescios".

        See "Dissent Rights".

Interests of Certain Persons in the Arrangement

        Certain directors and senior officers of Vista and other persons may have certain interests in connection with the Arrangement that may present them with actual or potential conflicts of interest in connection with the Arrangement. See "The Arrangement Agreement — Interests of Certain Persons in the Arrangement" and "Interest of Certain Persons in Material Transactions and the Arrangement".

Canadian Federal Income Tax Considerations

Vista Shareholders Resident in Canada

        The exchange of Vista Shares for Vista New Shares and Allied Nevada Shares pursuant to the Arrangement may be a taxable transaction for Vista Shareholders resident in Canada.

        A Vista Shareholder resident in Canada (other than a dissenting Vista Shareholder) whose Vista Shares are exchanged pursuant to the Arrangement will be deemed to have disposed of such shareholder's Vista Shares for proceeds of disposition equal to the greater of the Vista Shareholder's adjusted cost base of such shareholder's Vista Shares and the aggregate fair market value of the Allied Nevada Shares that are received by such Vista Shareholder pursuant to the Arrangement plus the amount of any cash received in lieu of fractional shares. Vista will advise Vista Shareholders of the amount that it believes to be the fair market value of the Allied Nevada Shares on the Effective Date by posting this information on its website shortly after the Effective Date. However, this amount will not be binding on the CRA and counsel expresses no opinion in respect of such amount. If a Vista Shareholder resident in Canada is deemed to receive a dividend as a consequence of the Arrangement, such shareholder's proceeds of disposition would be reduced by the amount of the deemed dividend. A Vista Shareholder resident in Canada will realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition for the Vista Shares so determined, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the Vista Shareholder of such Vista Shares immediately before the exchange. See "Canadian Federal Income Tax Considerations — Securityholders Resident in Canada — Exchange of Vista Shares for Vista New Shares and Allied Nevada Shares".

        If the fair market value of the Allied Nevada Shares and the amount of any cash in lieu of fractional shares received by a Vista Shareholder exceeds the paid-up capital of the Vista Shares exchanged pursuant to the

Arrangement, such shareholder will be deemed to receive a dividend equal to the amount of such excess. At June 30, 2006, management of Vista believes that the paid-up capital of each Vista Share was CDN$5.13; however, this amount will change prior to the Effective Date as Vista issues additional Vista Shares (including in respect of the Vista Financing). A determination of whether a Vista Shareholder will be deemed to receive a dividend and the amount of any such dividend cannot be made at this time because it will be dependent on the fair market value, on the Effective Date, of the Allied Nevada Shares distributed by Vista pursuant to the Arrangement and the paid-up capital of the Vista Shares on the Effective Date. See "Canadian Federal Income Tax Considerations — Securityholders Resident in Canada — Exchange of Vista Shares for Vista New Shares and Allied Nevada Shares".

        The tax consequences of holding Vista New Shares will be similar to the tax consequences of holding Vista Shares. However, because Allied Nevada will not be a taxable Canadian corporation, the tax consequences to a Vista Shareholder resident in Canada of holding and disposing of Allied Nevada Shares will differ in some material respects from the tax consequences of holding and disposing of Vista Shares and Vista New Shares. See "Canadian Federal Income Tax Considerations — Securityholders Resident in Canada — Holding and Disposing of Allied Nevada Shares".

Vista Shareholders Not Resident in Canada

        The exchange of Vista Shares for Vista New Shares and Allied Nevada Shares pursuant to the Arrangement may be a taxable transaction for Vista Shareholders not resident in Canada ("Non-Resident Shareholders").

        A Non-Resident Shareholder (other than a dissenting Vista Shareholder) whose Vista Shares are exchanged pursuant to the Arrangement will generally be deemed to receive a dividend equal to the amount, if any, by which the fair market value of the Allied Nevada Shares and the amount of any cash in lieu of fractional shares received by such shareholder exceeds the paid-up capital of the Vista Shares exchanged pursuant to the Arrangement. At June 30, 2006, management of Vista believes that the paid-up capital of each Vista Share was CDN$5.13; however, this amount will change prior to the Effective Date as Vista issues additional Vista Shares (including in respect of the Vista Financing). A determination of whether a Non-Resident Shareholder will be deemed to receive a dividend and the amount of any such dividend cannot be made at this time because it will be dependent on the fair market value, on the Effective Date, of the Allied Nevada Shares distributed by Vista pursuant to the Arrangement and the paid-up capital of the Vista Shares on the Effective Date.

        A deemed dividend arising as a result of the disposition of Vista Shares pursuant to the Arrangement will be subject to Canadian withholding tax at the rate of 25% of the deemed dividend. This rate may be reduced under an applicable tax treaty or convention between Canada and the country in which the Non-Resident Shareholder resides. If Vista determines that a deemed dividend may arise as a consequence of the Arrangement, it will withhold Allied Nevada Shares otherwise owing to Non-Resident Shareholders and will sell these Allied Nevada Shares, on behalf of the Non-Resident Shareholders, until sufficient net cash proceeds are realized to satisfy Vista's withholding tax obligations. See "Canadian Federal Income Tax Considerations — Securityholders Not Resident in Canada — Exchange of Vista Shares for Vista New Shares and Allied Nevada Shares".

        This Circular contains a summary of the principal Canadian federal income tax considerations of the Arrangement relevant to residents and non-residents of Canada and the above comments are qualified in their entirety by reference to such summary. See "Canadian Federal Income Tax Considerations". This summary is of a general nature only and it is not exhaustive of all possible Canadian federal income tax considerations applicable to Vista Shareholders pursuant to the Arrangement. No advance tax ruling has been applied for or obtained from the CRA to confirm the tax consequences of the transactions described herein. Moreover, the income or other tax consequences of the Arrangement will vary depending on the Vista Shareholder's particular circumstances. Accordingly, this summary is of a general nature only and is not, and is not intended to be legal or tax advice to any Vista Shareholder. Vista Shareholders should consult their own tax advisors for advice with respect to the tax consequences of the Arrangement based on their particular circumstances.

        See "Canadian Federal Income Tax Considerations".

United States Federal Income Tax Considerations

        NOTICE PURSUANT TO IRS CIRCULAR 230: NOTHING CONTAINED IN THIS SUMMARY CONCERNING ANY U.S. FEDERAL TAX ISSUE IS INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED FOR THE PURPOSE OF AVOIDING U.S. FEDERAL TAX PENALTIES UNDER THE CODE (AS DEFINED BELOW). THIS SUMMARY WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED BY THIS CIRCULAR. EACH SHAREHOLDER SHOULD SEEK U.S. FEDERAL TAX ADVICE, BASED ON SUCH SHAREHOLDER'S PARTICULAR CIRCUMSTANCES, FROM AN INDEPENDENT TAX ADVISOR.

Vista Shareholders Who Are U.S. Holders

        Subject to the PFIC Rules (See "United States Federal Income Tax Considerations — Certain U.S. Federal Income Tax Considerations for U.S. Holders — Passive Foreign Investment Company Rules") the distribution of Allied Nevada Shares to Vista Shareholders pursuant to the Arrangement will be treated as a distribution in respect of Vista Shares which is required to be included in gross income as a dividend for United States federal income tax purposes the fair market value of Allied Nevada Shares received by them (including the amount of any cash received in lieu of fractional shares) to the extent that Vista has current or accumulated earnings and profits. To the extent that the gross fair market value of such Allied Nevada Shares and cash exceeds current and accumulated earnings and profits of Vista, such excess will be treated first as a return of capital up to the U.S. Holder's adjusted tax basis in Vista Shares, and thereafter as gain from the sale or exchange of Vista Shares. A precise determination of the U.S. tax treatment of the distribution cannot be made at this time because it will be dependent on the fair market value, on the Effective Date, of the Allied Nevada Shares distributed by Vista pursuant to the Arrangement and the adjusted basis of each U.S. Holder's Vista Shares. Vista will advise Vista Shareholders of the amount that it believes to be the fair market value of the Allied Nevada Shares on the Effective Date by posting this information on its website shortly after the Effective Date. This amount is not definitive and will not be binding on the Internal Revenue Service. (See "United States Federal Income Tax Considerations — Certain U.S. Federal Income Tax Considerations for U.S. Holders — Distribution of Allied Nevada Share — Consequences of the Distribution").

        Vista was classified as a passive foreign investment company ("PFIC") for its most recent taxable year ended prior to the Effective Date of the Arrangement date of the Distribution, was a PFIC in earlier taxable years and will be a PFIC for its current taxable year and is likely to continue be a PFIC in subsequent taxable years until it has significant operating income. Classification as a PFIC means that the application of many of the general rules described in the preceding paragraph may be materially adversely different. For example, dividends and gains may not qualify for preferential rates, and the amount included in income may be greater. The U.S. tax consequences of the distribution of Allied Nevada Shares will depend on which of the several elections available to U.S. Holders of shares in PFICs have been, or will be made, by each U.S. Holder. These elections, which are described in the discussion, headed "Certain U.S. Federal Income Tax Considerations for U.S. Holders-Passive Foreign Investment Company Rules" consist of a non-qualifying fund (the result of making no election), a QEF election, a mark-to-market election and a deemed sale election. There are strict rules as to the timing of these elections, and the consequences of these elections may be both complex and costly. BECAUSE THE CONSEQUENCES OF THE VARIOUS PFIC ELECTIONS WILL VARY FOR EACH U.S. HOLDER BASED ON ITS SPECIFIC CIRCUMSTANCES, EVERY U.S. HOLDER WHO HAS NOT YET ACTED IN RESPECT TO THE PFIC STATUS OF ITS VISTA SHARES SHOULD IMMEDIATELY CONSULT WITH ITS INDEPENDENT U.S. TAX ADVISOR.

        The U.S. tax attributes of Vista Shares will be the same before and after the distribution of Allied Nevada Shares except that adjusted basis of each U.S. Holder's Vista Shares will be reduced by the amount of the distribution which is treated as return of capital or adjusted in accordance with the PFIC Rules as applied to such U.S. Holder. The U.S. tax attributes of Allied Nevada for U.S. Holders will be like those of most publicly traded U.S. corporations. Each U.S. Holder will have an initial basis equal to the fair market value, on the Effective Date, of the Allied Nevada Shares distributed by Vista pursuant to the Arrangement and a holding period which commences on the Effective Date, and dividends and gains may qualify for preferential rates.

U.S. Tax Consequences to Vista Shareholders Who Are Not U.S. Holders and Hold Allied Nevada Shares as a Result of the Arrangement

        Non-U.S. Holders will generally not have any income or gain as a result of the distribution of Allied Nevada Shares pursuant to the Arrangement. The U.S. does not generally tax non-resident aliens on dividends and other distribution from non-U.S. corporations. The U.S. does not tax non-resident aliens on U.S. capital gains from stock unless they are in the U.S. for more than 183 days in the tax year in which the gain is realized and recognized or the gains are effectively connected with a U.S. trade or business. If the non-resident alien is within the U.S. for more than 183 days in the tax year in which the gain is realized and recognized and the gains are not effectively connected with a U.S. trade or business, the gains are subject to withholding at a 30% or lower treaty rate. If the gains are effectively connected with a U.S. trade or business, they are taxed at graduated individual or corporate rates. Allied Nevada is likely to be a United States Real Property Holding Corporation ("USRPHC"). A USRPHC is treated as a U.S. real property interest ("USRPI") and gain or loss from the disposition of a USRPI is generally treated as gain which is effectively connected with a U.S. trade or business. However, shares of a class of stock that is regularly traded on an established securities market are generally not treated as a USRPI. Although it is not certain, it appears likely that the Allied Nevada Shares distributed to Vista Shareholders will be regularly traded on an established securities market immediately after the Distribution and that only Non-U.S. Holders who directly or constructively own more than 5% of the Allied Nevada Shares will be required to treat their Allied Nevada Shares as a USRPI.

        Distributions by Allied Nevada to its shareholders with respect to stock are treated first as dividends to the extent that Allied Nevada has current or accumulated earnings and profits, then by shareholder as return of capital to the extent of the shareholder's adjusted basis for its Allied Nevada Shares and thereafter as gain from sale or exchange of the shareholder's Allied Nevada Shares. The dividend component of any such distribution is treated as U.S. source gross income for Non-U.S. Holders of Allied Nevada Shares, and they will be subject to withholding with respect to so much of the distribution as is treated as a dividend at rate of 30% or at a lower treaty rate (15% under the Canada/U.S. Tax Treaty). If the Allied Nevada Shares are a USRPI, a 10% withholding tax may be imposed on the gain component of any such distribution. Non-U.S. Holders may be required to provide specific documentation to claim a treaty exemption or other relief or to avoid withholding with respect to the entire distribution.

        Shares of stock of a company incorporated in the U.S. such as Allied Nevada are considered U.S. situs property for U.S. estate tax purposes and will be subject to U.S. estate tax if they are owned by an individual Non-U.S. Holder at the death of the Non-U.S. Holder unless relief is available under a treaty. The U.S.-Canada estate tax does not provide such relief. SINCE THE U.S. ESTATE TAX CONSEQUENCES ARISING FROM THE DEATH OF AN ALLIED NEVADA SHAREHOLDER MAY BE SEVERE EACH NON-U.S. HOLDER SHOULD ADDRESS THIS AS PART OF THE SHAREHOLDER'S ESTATE PLAN AND OBTAIN THE ADVICE OF A COMPETENT INDEPENDENT TAX ADVISOR. Non-U.S. Holders of Allied Nevada Shares who are individuals are generally not subject to the federal gift tax on transfers of intangible personal property such as the Allied Nevada Shares.

        THIS SUMMARY IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, LEGAL, BUSINESS OR TAX ADVICE TO ANY PARTICULAR SECURITYHOLDER. EACH NON-U.S. HOLDER SHOULD SEEK U.S. FEDERAL TAX ADVICE, BASED ON SUCH NON-U.S. HOLDER'S PARTICULAR CIRCUMSTANCES, FROM AN INDEPENDENT TAX ADVISOR.

        The foregoing summary is qualified in its entirety by the more detailed discussion of U.S. federal income tax consequences of the Arrangement set forth under the heading "United States Federal Income Tax Considerations".

Other Tax Considerations

        This Circular does not address any tax considerations of the Arrangement other than the principal Canadian federal income tax considerations and the principal U.S. federal income tax considerations. Vista Shareholders who are resident in jurisdictions other than Canada or the United States should consult their tax advisors with respect to the tax implications of the Arrangement and with respect to the tax implications of owning Vista New Shares and Allied Nevada Shares. All Vista Shareholders should consult their own tax advisors regarding federal, provincial, territorial, state, local or other tax considerations of the Arrangement or of holding Vista New Shares and Allied Nevada Shares having regard to their circumstances.

Stock Exchange Listings

        The issued and outstanding Vista Shares are listed and posted for trading on the Exchanges under the trading symbol "VGZ". Applications will be made to list both the Vista New Shares (under the trading symbol "VGZ") and the Allied Nevada Shares (under the trading symbol "ANV") on the TSX prior to the Effective Time of the Arrangement. The listing of the Allied Nevada Shares and the Vista New Shares on the TSX will be subject to, among other things, meeting the minimum listing requirements and obtaining the TSX's approval. Prior to the Effective Date, application will be made to list the Vista New Shares and the Allied Nevada Shares on the AMEX. It is expected that the listing of such shares on the AMEX will occur as soon as possible after the Effective Date. The Vista Shares will be delisted from the Exchanges following the Effective Date. The closing price of the Vista Shares on July 7, 2006, the last trading day prior to the public announcement of the Arrangement, was CDN$10.45 per Vista Share on the TSX and $9.39 per Vista Share on the AMEX, and on the Record Date was CDN$    •    per Vista Share on the TSX and $    •    per Vista Share on the AMEX. The average closing price of the Vista Shares on the TSX during the 30 trading days ending on October     •    , 2006 was approximately CDN$    •    per Vista Share on the TSX and $    •     per Vista Share on the AMEX.

        See "Certain Securities Matters — Canadian Securities Matters — Stock Exchange Listings".

Deposit of Vista Shares under Letter of Transmittal

        Registered holders of Vista Shares may exchange their certificates representing Vista Shares for certificates representing the Vista New Shares and the Allied Nevada Shares to which they are entitled under the Arrangement by properly completing and returning the Letter of Transmittal that is enclosed with this Circular in accordance with the instructions contained therein, together with all other documents required thereby. Registered holders of Vista Shares will not receive any certificates representing the Vista New Shares or the Allied Nevada Shares to which they are entitled on the Effective Date, or any time thereafter, unless they have deposited the certificates representing their Vista Shares, together with the Letter of Transmittal properly completed and all other documents contemplated thereby.

        Holders of Vista Options and Vista Warrants are not required to deposit certificates representing such securities or Letters of Transmittal. After the Arrangement becomes effective, Vista and Allied Nevada will provide documentation to each former holder of Vista Options representing the options to purchase Vista New Shares and Allied Nevada Shares to which such person is entitled under the Arrangement. In addition, Vista will provide holders of Vista Warrants with a notice of adjustment advising such holder of the number of Vista New Shares such holder is entitled to under the Arrangement upon the exercise of his or her Vista Warrants and the exercise price of such Vista Warrants.

        Please refer to the discussion under the heading "Deposit and Transmittal" for further information respecting the Letter of Transmittal.

Eligible Securityholders

        Each Registered Securityholder at the close of business on the Record Date of October     •    , 2006 is entitled to attend the Meeting in person or by proxy, and to cast one vote for each Vista Share held by such holder on such date and one vote for each whole Vista Share issuable on exercise of the Vista Options or Vista Warrants held by such holder on such date. If Vista Options or Vista Warrants are exercised after the Record Date, the holder of such securities on the Record Date will be entitled to vote at the Meeting in respect of such Vista Options or Vista Warrants and no votes may be cast in respect of the securities issued upon exercise of such Vista Options or Vista Warrants. If Vista Options or Vista Warrants expire unexercised after the Record Date but prior to the Meeting, no votes may be cast in respect of such expired Vista Options or Vista Warrants at the Meeting. Persons who acquire Vista Shares after the Record Date, including as part of the Vista Financing, will not be entitled to vote at the Meeting with respect to such Vista Shares. See "General Proxy Information — Securities Entitled to Vote".

GLOSSARY OF TERMS

        In this Circular, unless there is something in the subject matter inconsistent therewith, the following terms shall have the respective meanings set out below, words importing the singular number shall include the plural and vice versa and words importing any gender shall include all genders.

"Act" means the Business Corporations Act (Yukon Territory), including all regulations made thereunder, as amended or replaced from time to time, prior to the Effective Date.

"Affiliate" has the meaning attributed to that term in the Act.

"Allied Nevada" means Allied Nevada Gold Corp., a company incorporated under the laws of Delaware.

"Allied Nevada Board" means the board of directors of Allied Nevada.

"Allied Nevada Holdings" means Allied Nevada Gold Holdings LLC, a limited liability company incorporated under the laws of Nevada.

"Allied Nevada Options" means the rights (whether vested or not) to purchase Allied Nevada Shares granted to Vista Optionholders pursuant to the Arrangement.

"Allied Nevada Shareholder" means a holder of Allied Nevada Shares.

"Allied Nevada Shares" means the common shares in the capital of Allied Nevada.

"Allied Nevada Stock Option Plan" means Allied Nevada's Stock Option Plan governing stock options issuable to employees, officers, directors and consultants of Allied Nevada.

"Allied Nevada Special Stock Option Plan" means the stock option plan of Allied Nevada, which governs the Allied Nevada Options to be issued as part of the Arrangement.

"AMEX" means the American Stock Exchange.

"AMR" means advance minimum royalty.

"AOI" means an area of interest.

"Appropriate Regulatory Approvals" means those sanctions, rulings, consents, orders, exemptions, permits and other approvals (including the lapse, without objection, of a prescribed time under a Law that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Entities, regulatory agencies or self-regulatory organizations, which are necessary in order to permit the transactions contemplated under the Arrangement Agreement to be completed.

"Arrangement" means an arrangement under the provisions of Section 195 of the Act on the terms and conditions set forth in the Arrangement Agreement and the Plan of Arrangement, and any amendment, variation or supplement thereto made in accordance with the terms of the Arrangement Agreement or the Plan of Arrangement.

"Arrangement Agreement" means the arrangement and merger agreement made as of September 22, 2006 among Vista, Allied Nevada, the Pescios, as may be amended from time to time.

"Arrangement Resolution" means the special resolution of the Vista Securityholders to approve the Arrangement in the form and content of Appendix "A" annexed hereto.

"Articles of Arrangement" means the articles of arrangement of Vista in respect of the Arrangement that are required by the Act to be filed with the Registrar after the Final Order is granted, giving effect to the Arrangement.

"Atna" means Atna Resources Ltd.

"Avocet" means Avocet Mining PLC.

"Beaucache" means Beaucache Gold Corp.

"Bell Coast" means Bell Coast Capital Corporation.

"Beneficial Securityholders" means persons who hold Vista Securities through their brokers, intermediaries, trustees or others.

"BHP" means BHP International Minerals.

"BLM" means U.S. Bureau of Land Management.

"Business Day" means a day which is not a Saturday, Sunday or a day when commercial banks are not open for business in any of Vancouver, British Columbia.

"Canadian GAAP" means Canadian generally accepted accounting principles from time to time and which meet the standards established by the Canadian Institute of Chartered Accountants.

"Century Gold" means Century Gold LLC.

"CERCLA" means the U.S. Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended.

"Circular" means, collectively, the Notice of Special Meeting, Notice of Motion and this Management Information and Proxy Circular of Vista, including all appendices hereto and all material incorporated by reference, sent to Vista Securityholders in connection with the Meeting.

"Claim" means any written claim or notice of any nature whatsoever, including any demand, dispute, notification of liability, notification of remediation work, order, obligation, debt, cause of action, action, suit, proceeding, litigation, arbitration, judgment, award or assessment.

"Code" means the United States Internal Revenue Code of 1986, as amended.

"Companies" means Allied Nevada and Vista.

"Confidentiality Agreement" means the confidentiality agreement entered into effective March 23, 2006 among Vista, Century Nevada Inc. and Carl Pescio relating to the confidentiality of negotiations and information.

"Court" means the Supreme Court of the Yukon Territory.

"CRA" means the Canada Revenue Agency.

"Depositary" means Computershare Trust Company of Canada at its offices specified in the Letter of Transmittal.

"DGCL" means Delaware General Corporation Law.

"Dissent Procedures" means the dissent procedures described under the heading "Dissent Rights".

"Dissent Rights" means the rights of dissent in respect of the Arrangement described in Article 3 of the Plan of Arrangement.

"Dissenting Shareholder" means a Registered Shareholder who complies with the Dissent Procedures.

"DPHC" means Duncan Park Holdings Corporation.

"EDGAR" means Electronic Data Gathering, Analysis, and Retrieval System.

"EIS" means Environmental Impact Statement.

"EMB" means Echo Bay Mines Ltd.

"Encumbrance" means any mortgage, lien, charge, restriction, legal notation, claim, security interest, adverse claim, pledge, hypothecation, demand, pre-emptive right, encumbrance or any other rights of others.

"Effective Date" means the date upon which a copy of the Final Order and the Articles of Arrangement, are accepted for filing by the Registrar under the Act and date upon which the Registrar has issued a Certificate of Amendment (by Arrangement), giving effect to the Arrangement.

"Effective Time" means 12:01 a.m. (Pacific Time) on the Effective Date.

"Exchanges" means the AMEX and the TSX.

"Fairness Opinion" means the opinion of Sprott dated September 22, 2006 respecting the Arrangement, a copy of which is attached hereto as Appendix "E".

"Final Order" means the final order of the Court approving the Arrangement as such order may be amended by the Court (with the consent of Vista and the Pescios) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended on appeal.

"Formation Transaction" means the transactions set forth in Step 2(b) of Section 2.1 of the Arrangement Agreement.

"Global" means Global Resource Investments Ltd.

"Governmental Entity" means any (i) multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign, (ii) subdivision, agent, commission, board, or authority of any of the foregoing, or (iii) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing.

"Grandview" means Grandview Gold Inc.

"g/t" means grams per Tonne and one gram per Tonne is equal to 0.0292 opt.

"Idaho Gold" means Idaho Gold Resources LLC.

"Interim Order" means the interim order of the Court pursuant to the Act, as such order may be amended, supplemented or varied by the Court, in respect of the Arrangement dated October     •    , 2006, a copy of which is attached hereto as Appendix "C".

"In-the-Money Amount" means the amount, if any, by which the total value of the shares which may be acquired on the exercise of an option exceeds the amount payable by the holder of the option to acquire such shares.

"IPL" means International Plasma Laboratory Ltd.

"IRS" means the Internal Revenue Service.

"JAAC" means the Jawoyn Association Aboriginal Corporation.

"Law" means all statutes, regulations, statutory rules, policies, orders, and terms and conditions of any grant of approval, permission, authority or license of any court, Governmental Entity, statutory body (including the TSX and AMEX) or self-regulatory authority, and the term "applicable" with respect to such Law and in a context that refers to one or more Persons, means that such Law applies to such Person or Persons or its or their business, undertaking, property or securities and emanates from a Governmental Entity, statutory body or regulatory authority having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities.

"Letter of Transmittal" means the letter of transmittal enclosed herein for registered holders of Vista Shares which, when duly completed and returned with the certificate or certificates representing Vista Shares and all other required documents, will enable the holder thereof to exchange such certificate or certificates for certificates representing Vista New Shares and Allied Nevada Shares.

"Luzon" means Luzon Minerals Ltd.

"Material Adverse Change" means:

  (i)
  when used in connection with Vista U.S., means any change, event, occurrence or change in state of facts with respect to its condition (financial or otherwise), properties, assets, liabilities, obligations (whether absolute, accrued, conditional or otherwise), businesses, operations or results of operations or those of its Subsidiaries that is, or would reasonably be expected to be, material and adverse to the business, operations or financial condition of such party and its Subsidiaries taken as a whole, other than any change, event or occurrence: (A) relating to the Canadian or the United States' economy or financial, currency exchange, securities or commodity markets in general; or (B) related to the Arrangement or the public announcement thereof, and

  (ii)
  when used in connection with the Pescio Nevada Assets means any change, event, occurrence or change in state of facts with respect to the ownership, status or condition of such assets (financial or otherwise) that is, or would reasonably be expected to be, material and adverse to the aggregate value of such assets in the hands of Allied Nevada, other than any change, event or occurrence: (A) relating to the Canadian or the United States' economy or financial, currency exchange, securities or commodity markets in general, or (B) related to the Arrangement or public announcement thereof.

"Material Adverse Effect" means any effect or state of facts that is, or would reasonably be expected to be, material and adverse to the value of either the Vista Nevada Assets in the aggregate or the Pescio Nevada Assets in the aggregate, as the case may be, in the hands of Allied Nevada.

"Meeting" means the special meeting of the Vista Securityholders (including any adjournment or postponement of that meeting) to be called and held in accordance with the Interim Order to consider and, if deemed advisable, approve the Arrangement Resolution.

"Meeting Materials" means the Notice of Special Meeting, this Circular, the forms of proxy and the Letter of Transmittal.

"MDA" means Mine Development Associates.

"Mill City" means Mill City Gold Corp.

"Minterra" means Minterra Resources Corp.

"Misrepresentation" has the meaning attributed to that term in the Securities Act (British Columbia).

"Newmont" means Newmont Mining Corporation.

"Newmont Capital" means Newmont Capital Limited.

"NNR" means Northern Nevada Rift.

"Notice of Dissent" means a written objection to the Arrangement by a Registered Shareholder.

"Notice of Special Meeting" means the notice of the Meeting to the Vista Securityholders.

"NSR" means net smelter return royalty.

"opt" means ounces per Tons and one ounce per Ton is equal to 34.2857 grams per Tonne.

"Option Exchange" means the exchange by Vista Optionholders of Vista Options for Vista New Options and Allied Nevada Options.

"ORE" means Ore Reserves Engineering.

"ORT" means Organic Resource Technology Limited.

"Pegasus" means Pegasus Gold Australia Pty Ltd.

"Person" includes any individual, firm, partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, Governmental Entity, First Nation, syndicate or other entity, whether or not having legal status.

"Pescio Contracts" means all agreements and other contracts material to the ownership and operation of all real property and mineral interests in Nevada held by the Pescios.

"Pescio Disclosure Letter" means the letter dated September 22, 2006 delivered by the Pescios to Vista.

"Pescio Nevada Assets" means the Nevada mining properties and related assets that the Pescios agreed to transfer to Allied Nevada Holdings as part of the Arrangement.

"Pescio Required Consents" means the third party consents required to be obtained by any member of the Pescios pursuant to the terms of existing contracts with such third parties in connection with the Arrangement Agreement, and as specifically set out in Schedule E to the Arrangement Agreement.

"Pescios" means Carl and Janet Pescio.

"Plan of Arrangement" means the plan of arrangement substantially in the form and content of Appendix "B" annexed hereto and any amendments or variations thereto made in accordance with Section 6.1 of the Arrangement Agreement, Article 5 of the Plan of Arrangement or made at the direction of the Court (with the consent of the parties, acting reasonably) in the Final Order.

"Pre-Effective Date Period" means the period from and including September 22, 2006 to and including the Effective Time.

"PT Masmindo" means PT Masmindo Dwi.

"Quest Capital" means Quest Capital Corp.

"Quest Securities" means Quest Securities Corporation.

"RCR" means reverse circulation rotary.

"RDI" means Resource Development Incorporated.

"Record Date" means October     •    , 2006.

"Redfern" means Richard R. Redfern.

"Registered Securityholder" means a registered holder of Vista Shares, Vista Warrants or Vista Options.

"Registered Shareholder" means a holder of Vista Shares shown from time to time in the register maintained by or on behalf of Vista in respect of Vista Shares.

"Registrar" has the meaning attributed to that term in the Act.

"Reorganization" means a tax-deferred reorganization under Section 368(a) of the Code.

"Royal" means Royal Gold, Inc.

"Salu Siwa" means Salu Siwa Pty Ltd.

"SEC" means the United States Securities and Exchange Commission.

"Securities Legislation" means the Securities Act (British Columbia) and the equivalent Law in the other provinces of Canada and in the United States, and the published instruments and rules of any Governmental Entity administering those statutes, as well as the rules, regulations, by-laws and policies of the Exchanges.

"SEDAR" means the System for Electronic Document Analysis and Retrieval.

"Senator" means Senator Minerals Inc.

"Special Committee" means the committee of independent directors of Vista established by the Vista Board.

"Sprott" means Sprott Securities Inc.

"SSRI" means Silver Standard Resources Inc.

"Staccato" means Staccato Gold Resources Ltd.

"Standard" means Standard Industrial Minerals, Inc.

"Subsidiary" has the meaning attributed to that term in the Act.

"Tax Act" means the Income Tax Act (Canada), as amended.

"Termination Date" means December 31, 2006 or any later date as may be agreed to in writing by Vista and the Pescios.

"Ton" means a short ton (2,000 pounds) and one Ton is equal to 0.907 Tonnes.

"Tonne" means a metric ton (2,204.6 pounds) and one Tonne is equal to 1.1023 Tons.

"TSX" means the Toronto Stock Exchange.

"U.S. Exchange Act" means the United States Securities Exchange Act of 1934, as amended.

"U.S. GAAP" means generally accepted accounting principles as applied in the United States.

"U.S. Holder" has the meaning ascribed thereto under "United States Federal Income Tax Considerations — Scope of this Disclosure — U.S. Holders".

"U.S. Securities Act" means the United States Securities Act of 1933, as amended.

"Viceroy" means Viceroy Resource Corporation.

"Victory Gold" means Victory Gold Inc.

"VIF" means voting information form provided to Beneficial Securityholders by intermediaries.

"Vista" means Vista Gold Corp., a corporation existing under the laws of the Yukon Territory.

"Vista Australia" means Vista Gold Australia Pty Ltd.

"Vista Barbados" means Vista Gold (Barbados) Corp.

"Vista Board" means the board of directors of Vista.

"Vista Circular" means the management information and proxy circular dated March 21, 2006 prepared in connection with the annual meeting of Vista Shareholders held on May 8, 2006.

"Vista Contracts" means all agreements and other contracts material to the operation of the business of Vista U.S. and its Subsidiaries.

"Vista Debt" means debt received by Vista Shareholders pursuant to the Plan of Arrangement having a principal amount equal to the Allied Nevada Shares to be distributed by Vista to Vista Shareholders pursuant to the Plan of Arrangement.

"Vista Disclosure Documents" means the following disclosure documents of Vista:

  (i)
  Vista Form 10-K including Vista Financial Statements contained therein;

  (ii)
  Vista Circular;

  (iii)
  interim unaudited financial statements for the period ended June 30, 2006; and

  (iv)
  material change reports (other than confidential material change reports) filed with any securities regulatory authority or issued by Vista since January 1, 2006,

which Vista Disclosure Documents have been or will have been filed to the extent required by Securities Legislation.

"Vista Disclosure Letter" means the disclosure letter dated September 22, 2006 delivered by Vista to the Pescios.

"Vista Financial Statements" means the audited financial statements of Vista in respect of the fiscal years ended December 31, 2004 and 2005 (including the notes thereto) forming part of Vista Disclosure Documents.

"Vista Financing" means a public equity financing pursuant to which Vista will raise no less than $25 million on terms satisfactory to Vista, acting reasonably.

"Vista Form 10-K" means the Annual Report on Form 10-K dated March 31, 2006 of Vista for the year ended December 31, 2005 (as amended by Amendment No. 1 thereto).

"Vista Nevada Assets" means the Nevada mining properties and related assets that Vista agreed to transfer to Allied Nevada as part of the Arrangement.

"Vista New Options" means the rights (whether vested or not) to purchase Vista New Shares granted to Vista Optionholders pursuant to the Arrangement.

"Vista New Shares" means the new class of common shares in the capital of Vista to be created and issued as part of the Arrangement.

"Vista Optionholders" means holders of Vista Options.

"Vista Options" means the rights (whether vested or not) to purchase Vista Shares which are from time to time outstanding under the Vista Stock Option Plan.

"Vista Required Consents" means the third party consents required to be obtained by Vista or Vista U.S. pursuant to the terms of existing contracts with such third parties in connection with the transactions contemplated by the Arrangement Agreement, and as specifically set out in Schedule D to the Arrangement Agreement.

"Vista Securities" means Vista Shares, Vista Warrants and Vista Options.

"Vista Securityholders" means holders of Vista Securities.

"Vista Shareholders" means the holders of Vista Shares.

"Vista Shares" means common shares in the capital of Vista.

"Vista Stock Option Plan" means Vista's Stock Option Plan adopted on November 1, 1996 and amended as approved by Vista Shareholders on May 10, 1999, May 2, 2003, May 9, 2005 and May 8, 2006. See "Information Relating to Vista — Stock Option Plan".

"Vista U.S." means Vista Gold Holdings Inc., a company incorporated under the laws of Nevada.

"Vista Warrants" means the outstanding warrants of Vista, each of which entitles the holder to acquire Vista Shares upon the valid exercise of such warrant in accordance with the terms thereof.

"Weston" means Weston Investment Pty Ltd.

"WLR" means WLR Consulting.

"WSM" means Western State Minerals Corporation.

GENERAL PROXY INFORMATION

Solicitation of Proxies

        This Circular is furnished in connection with the solicitation of proxies by the management of Vista for use at the Meeting of the Vista Securityholders to be held on November     •    , 2006 at the time and place and for the purposes set forth in the accompanying Notice of Special Meeting. The solicitation by management of Vista will be made primarily by mail, but solicitation may be made by telephone or in person, with the cost of such solicitation to be borne by Vista. While no arrangements have been made to date, Vista may contract for the solicitation of proxies for the Meeting. Such arrangements would include customary fees which would be borne by Vista.

        It is anticipated that this Circular, the accompanying form(s) of proxy and the Letter of Transmittal will be first mailed to Vista Securityholders on or about October     •    , 2006. Unless otherwise stated herein, the information contained in this Circular is given as at October     •    , 2006.

        The executive office of Vista is located at 7961 Shaffer Parkway, Suite 5, Littleton, Colorado, U.S.A., 80127 and its telephone number is (720) 981-1185. The registered and records office of Vista is located at 200 - 204 Lambert Street, Whitehorse, Yukon Territory, Canada, Y1A 3T2.

        Advance notice of the Meeting was published in The Globe & Mail newspaper on October     •    , 2006 and in the Whitehorse Star newspaper on October     •    , 2006.

Appointment of Proxyholder

        The persons named in the enclosed form(s) of proxy for the Meeting are officers of Vista and are nominees of management. A Registered Securityholder has the right to appoint some other person, who need not be a Vista Securityholder, to represent such Registered Securityholder at the Meeting by striking out the names of the persons designated in the accompanying form(s) of proxy and by inserting that other person's name in the blank space provided. If a Registered Securityholder appoints one of the persons designated in the accompanying form(s) of proxy as a nominee and does not direct that nominee to vote either "For" or "Against" a matter or matters with respect to which an opportunity to specify how the Vista Securities registered in the name of such Registered Securityholder shall be voted is provided, the proxy shall be voted "For" such matter or matters.

        The instrument appointing a proxyholder must be in writing and signed by the Registered Securityholder, or such Registered Securityholder's attorney authorized in writing, or if the Registered Securityholder is a corporation, by a duly authorized officer or attorney of such corporation. An undated but executed proxy will be deemed to be dated the date of mailing of the proxy. If you hold more than one class of Vista Securities, you must complete and submit the applicable form of proxy in respect of each class of Vista Securities you hold.

        In order for the proxy (the white form of proxy in the case of holders of shares, the yellow form of proxy in the case of holders of options and the green form of proxy in the case of holders of warrants) to be valid, a Registered Securityholder must:

  (a)
  sign and print his or her name on the lines specified for such purpose at the bottom of the form of proxy; and

  (b)
  return the properly executed and completed form of proxy

  (i)
  by mailing them or delivering them by hand in the appropriate enclosed return envelope addressed to Computershare Investor Services Inc., or

  (ii)
  by faxing it to Computershare Investor Services Inc. at 1-866-249-7775 (toll free in North America) or 1-416-263-9524 (international),

    to be received by 10:00 a.m. (local time in Vancouver) on November     •    , 2006, no later than 48 hours (excluding Saturdays, Sundays and holidays) before any adjournment of the Meeting, unless the Chairman elects to exercise his discretion to accept proxies received subsequently.

Revocation of Proxy

        A Registered Securityholder may revoke a proxy by delivering an instrument in writing executed by such Registered Securityholder or by the Registered Securityholder's attorney authorized in writing or, where the

Registered Securityholder is a corporation, by a duly authorized officer or attorney of such corporation, either to the registered office of Vista at any time up to and including the last business day preceding the day of the Meeting or any adjournment thereof, or with the Chairman of the Meeting on the day of the Meeting or any adjournment thereof, before any vote in respect of which the proxy is to be used shall have been taken, or in any other manner permitted by law.

Voting of Proxies

        A Registered Securityholder may direct the manner in which his or her Vista Securities are to be voted in accordance with the instructions of the Registered Securityholder by marking the applicable form(s) of proxy accordingly. The management nominees designated in the enclosed form(s) of proxy will vote the Vista Securities represented by proxy in accordance with the instructions of the Registered Securityholder on any resolution that may be called for and that, if the Registered Securityholder specifies a choice with respect to any matter to be acted upon, the Vista Securities will be voted accordingly. Where no choice is so specified with respect to any resolution or in the absence of certain instructions, the Vista Securities represented by a proxy given to management will be voted "For" the resolution. If more than one direction is made with respect to any resolution, such Vista Securities will similarly be voted "For" the resolution.

Exercise of Discretion by Proxyholders

        The enclosed form(s) of proxy when properly completed and delivered and not revoked confers discretionary authority upon the proxyholders named therein with respect to amendments or variations of matters identified in the accompanying Notice of Special Meeting, and other matters not so identified which may properly be brought before the Meeting. At the date of this Circular, management of Vista knows of no such amendments, variations or other matters to come before the Meeting. If any amendment or variation or other matter comes before the Meeting, the persons named in the proxy will vote in accordance with their judgement on such amendment, variation or matter.

Voting by Beneficial Securityholders

        The information set out in this section is important to many Vista Securityholders as a substantial number of Vista Securityholders do not hold their Vista Securities in their own name.

        Persons who hold Vista Securities through their brokers, agents, trustees or other intermediaries (such persons, "Beneficial Securityholders") should note that only proxies deposited by Registered Securityholders whose names appear on the securities register of Vista may be recognized and acted upon at the Meeting. If Vista Securities are shown on an account statement provided to a Beneficial Securityholder by a broker, then in almost all cases the name of such Beneficial Securityholder will not appear on the share, warrant or option registers of Vista. Such Vista Securities will most likely be registered in the name of the broker or an agent of the broker. In Canada, the vast majority of such securities will be registered in the name of "CDS & Co.", the registration name of The Canadian Depository for Securities Limited, and in the United States, the vast majority will be registered in the name of "Cede & Co.", the registration name of the Depository Trust Company, which entities act as nominees for many brokerage firms. Vista Securities held by brokers, agents, trustees or other intermediaries can only be voted by those brokers, agents, trustees or other intermediaries in accordance with instructions received from Beneficial Securityholders. As a result, Beneficial Securityholders should carefully review the voting instructions provided with this Circular and ensure they communicate how they would like their securities voted in accordance with those instructions.

        Beneficial Securityholders who have not objected to their intermediary disclosing certain ownership information about themselves to Vista are referred to as "NOBOs". Those Beneficial Securityholders who have objected to their intermediary disclosing ownership information about themselves to Vista are referred to as "OBOs". In accordance with the requirements of National Instrument 54-101 of the Canadian Securities Administrators, Vista has elected to send the Notice of Special Meeting, this Circular, the forms of proxy and the Letter of Transmittal (collectively, the "Meeting Materials") directly to the NOBO Beneficial Securityholders, and indirectly through intermediaries to the OBOs. The intermediaries (or their service companies) are responsible for forwarding the Meeting Materials to each OBO, unless the OBO has waived the right to receive them.

        Intermediaries will frequently use service companies to forward the Meeting Materials to the OBOs. Generally, an OBO who has not waived the right to receive Meeting Materials will either:

  (a)
  be given a form of proxy which has already been signed by the intermediary (typically by a facsimile, stamped signature), which is restricted as to the number of shares beneficially owned by the OBO and must be completed, but not signed, by the OBO and deposited with Computershare Investor Services Inc.; or

  (b)
  more typically, be given a voting instruction form ("VIF") which is not signed by the intermediary, and which, when properly completed and signed by the OBO and returned to the intermediary or its service company, will constitute voting instructions which the intermediary must follow.

        The Meeting Materials are being sent to both Registered Securityholders and Beneficial Securityholders. If you are a Beneficial Securityholder, and the intermediary has sent these materials to you, your name and address and information about your holdings of securities have been obtained in accordance with applicable securities regulatory requirements.

        The Meeting Materials sent to NOBO Beneficial Securityholders who have not waived the right to receive meeting materials are accompanied by a VIF, instead of a form of proxy. By returning the VIF in accordance with the instructions noted on it, a NOBO Beneficial Securityholder is able to instruct the voting of the Vista Securities owned by it.

        VIFs should be completed and returned in accordance with the specific instructions noted on the VIF. The purpose of this procedure is to permit Beneficial Securityholders to direct the voting of the Vista Securities which they beneficially own. Should a Beneficial Securityholder who receives a VIF wish to attend the Meeting or have someone else attend on his or her behalf, the Beneficial Securityholder may request a legal proxy as set forth in the VIF, which will grant the Beneficial Securityholder, or his or her nominee, the right to attend and vote at the Meeting.

        Please return your voting instructions as specified in the VIF. Beneficial Securityholders should carefully follow the instructions set out in the VIF, including those regarding when and where the VIF is to be delivered.

        Although Beneficial Securityholders may not be recognized directly at the Meeting for the purpose of voting Vista Securities registered in the name of their broker, agent, trustee or other intermediary, a Beneficial Securityholder may attend the Meeting as a proxyholder for a securityholder and vote Vista Securities in that capacity. Beneficial Securityholders who wish to attend the Meeting and indirectly vote their Vista Securities as proxyholder for the Registered Shareholder should contact their broker, agent, trustee or other intermediary well in advance of the Meeting to determine the steps necessary to permit them to indirectly vote their Vista Securities as a proxyholder.

Securities Entitled to Vote

        The Vista Board has fixed the close of business on October     •    , 2006 as the record date for the purpose of determining the Vista Securityholders entitled to receive notice of and to vote at the Meeting. Every Registered Securityholder of record at the close of business on the Record Date who personally attends the Meeting will be entitled to vote at the Meeting or any adjournment thereof, except to the extent that:

  (a)
  such Securityholder has transferred the ownership of any of his or her Vista Securities after the Record Date; and

  (b)
  the transferee of those Vista Securities produces properly endorsed certificates, or otherwise establishes that he or she owns the Vista Securities, and demands, not later than 10 days before the Meeting, that his or her name be included in the applicable list of Vista Securityholders entitled to vote at the Meeting, in which case the transferee is entitled to vote those Vista Securities at the Meeting.

        As of October     •    , 2006, there were outstanding (a) [27,758,358] Vista Shares, (b) Vista Options to acquire an aggregate of [946,500] Vista Shares and (c) Vista Warrants entitling the holders to acquire an aggregate of [1,598,695] Vista Shares, all of which are entitled to vote at the Meeting. Each registered Vista Shareholder on the Record Date is entitled to attend the Meeting in person or by proxy, and shall have one vote for each Vista Share of which the registered Vista Shareholder is the registered holder on the Record Date.

Each registered holder of Vista Options on the Record Date is entitled to attend the Meeting in person or by proxy, and shall have one vote for each Vista Share such holder would have received on a valid exercise of the Vista Options held by it on the Record Date. Each registered holder of Vista Warrants on the Record Date is entitled to attend the Meeting in person or by proxy, and shall have one vote for each Vista Share such holder would have received on a valid exercise of the Vista Warrants held by it on the Record Date.

Ownership of Vista Shares

Ownership by Management

        The following table sets forth certain information regarding beneficial ownership of Vista Shares, as of October     •    , 2006, by (i) each of Vista's executive officers and directors and (ii) Vista's executive officers and directors, as a group.

Name and Address(1)	Vista Shares Beneficially Owned		Percentage of Class(2)
JOHN M. CLARK Director	45,000	(3)	*
W. DURAND EPPLER Director	55,000	(3)	*
C. THOMAS OGRYZLO Director	75,000	(3)	*
ROBERT A. QUARTERMAIN Director	177,465	(4)	*
MICHAEL B. RICHINGS President, Chief Executive Officer and Director	250,000	(3)	*
GREGORY G. MARLIER Chief Financial Officer	65,000	(3)	*
FREDRICK H. EARNEST Senior Vice President, Project Development	51,500	(5)	*
HOWARD M. HARLAN Vice President, Business Development	60,000	(3)	*
All executive officers and directors as a group (8 persons)	778,965		2.8%

*
Represents less than 1% of the outstanding Vista Shares.

(1)
The address of each of the persons listed is c/o Vista Gold Corp., 7961 Shaffer Parkway, Suite 5, Littleton, Colorado 80127.

(2)
In accordance with Rule 13d-3(d)(1) under the U.S. Exchange Act the applicable percentage of ownership for each person is based on [27,758,358] Vista Shares outstanding as of October     •    , 2006, plus any securities held by such person exercisable for or convertible into Vista Shares within 60 days after the date of this Circular.

(3)
Represents Vista Shares which may be acquired upon the exercise of immediately exercisable options.

(4)
Includes 97,465 Vista Shares which may be acquired upon the exercise of immediately exercisable warrants, 85,000 Vista Shares which may be acquired upon the exercise of immediately exercisable options and 5,000 Vista Shares.

(5)
Includes 1,500 Vista Shares and 50,000 Vista Shares which may be acquired upon the exercise of immediately exercisable Vista Options.

Ownership by Principal Shareholders

        To the knowledge of the directors and officers of Vista, as of October     •    , 2006, no person or company beneficially owns, directly or indirectly, more than 5% of the issued and outstanding Vista Shares.

        Vista has no charter or by-law provisions that would delay, defer or prevent a change in control of Vista.

Quorum

        Under By-Law No. 1 of Vista, the quorum for the transaction of business at the Meeting is two Vista Shareholders present in person or by proxy.

        Abstentions will be counted as present for purposes of determining the presence of a quorum for purposes of matters to be acted upon at the Meeting, but will not be counted as votes cast. Broker non-votes (shares held by a broker or nominee as to which the broker or nominee does not have the authority to vote on a particular matter) will not be counted as present for purposes of determining the presence of a quorum for purposes of matters to be acted upon at the Meeting and will not be voted. Accordingly, once quorum is achieved neither abstentions nor broker non-votes will have any effect on the outcome of the votes on the matters to be acted upon at the Meeting.

THE ARRANGEMENT

        Management of Vista believes that the current market price of its securities does not adequately reflect the underlying value of its properties. By transferring its Nevada properties into Allied Nevada and acquiring the Nevada-based mineral assets of the Pescios to create a single, Nevada-focused gold company, management of Vista believes that Vista Shareholders will be more likely to realize the value of those underlying assets over time. In addition, management of Vista believes that the combined Nevada properties of Vista and the Pescios would represent one of the largest exploration packages ever assembled in Nevada, with approximately 190,000 acres of prospective patented and unpatented mining claims.

        Allied Nevada's business plan will be to use the best available management and geologic talent to expand existing discoveries. Initially, Allied Nevada will place priority and emphasis on the evaluation of the deeper, higher-grade potential at the Hycroft mine and the generation of drill-ready targets for substantial exploration programs. Development of the existing Hycroft mine reserves may be deferred until the drill program and evaluation of the potentially larger resource are completed.

Background to the Arrangement

        The provisions of the Arrangement Agreement are the result of arm's length negotiations conducted among representatives of Vista, Allied Nevada and the Pescios, and their respective legal and financial advisors. The following is a summary of the background to the execution of the Arrangement Agreement and all related agreements.

        At the time Vista acquired the assets of F.W. Lewis Inc., management and subsequently the Vista Board considered various strategies to take advantage of the valuation premium received by companies with Nevada mineral properties realized when compared to companies without or with predominately non-Nevada assets. On or about March 8, 2006, Michael Richings, the President and Chief Executive Officer of Vista, had a meeting with Carl Pescio to discuss the possibility of a transaction between Vista and the Pescios. These discussions were informal in nature and no proposals for a transaction were made. As a result of the meeting, Mr. Richings proposed a possible transaction structure. This was followed by a number of verbal and written discussions. It was determined that there was an interest by the parties in pursuing a possible transaction. On March 15, 2006, the Vista Board was updated on the progress of the ongoing discussions with the Pescios.

        In connection with a potential transaction, on March 23, 2006 Vista and Mr. Pescio entered into the Confidentiality Agreement. Shortly thereafter, Vista provided due diligence materials to the Pescios and Vista commenced its due diligence review of the Pescios and the Nevada-based properties held by the Pescios.

        During the period March 23 through May 3, 2006, Mr. Richings and Mr. Pescio had a number of discussions concerning whether a transaction was possible between Vista and the Pescios. On April 21, 2006, Mr. Richings updated the Vista Board on the ongoing discussions and provided details of a proposed transaction with the

Pescios. Mr. Richings subsequently met several times thereafter with Mr. Pescio and these meetings led to the execution of a non-binding letter of intent by Vista and Mr. Pescio on May 3, 2006, setting out the preliminary terms of a potential transaction.

        On May 5, 2006, Vista engaged Quest Capital to provide advice to Vista on the potential transaction outlined in the non-binding letter of intent. At a meeting of the Vista Board held on May 8, 2006, the Vista Board reviewed the non-binding letter of intent and discussed the terms of the potential transaction. Management of Vista provided the Vista Board with an update regarding the ongoing discussions with the Pescios and the Vista Board appointed the Special Committee of independent directors comprised of Messrs. John M. Clark, W. Durand Eppler and C. Thomas Ogryzlo. The Special Committee was established to consider the potential transaction, to consider and advise the Vista Board as to whether the potential transaction was in the best interests of Vista and Vista Securityholders and to make recommendations to the Vista Board relating to the Vista Board's recommendation to Vista Securityholders with respect to the Arrangement. Mr. Eppler has acted as Chairman of the Special Committee since its formation.

        On May 23, 2006, Sprott was retained to act as Vista's financial advisor to provide advice and assistance to the Special Committee and to deliver a fairness opinion.

        The due diligence review, along with periodic discussions between Vista and the Pescios and their respective advisors continued, ultimately resulted in the negotiation and execution of a binding letter of intent among Vista and the Pescios on July 6, 2006. On July 31, 2006, the Vista Board met and management provided an update on the proposed transaction.

        Between July 6 and August 15, 2006, representatives of Vista and the Pescios continued to meet and discuss the terms of the proposed transaction. On July 6, 2006, an amendment to the binding letter of intent was signed and subsequently a further amendment was signed on August 20, 2006. Between August 20, 2006 and September 22, 2006, representatives of each of Vista and the Pescios and each party's legal counsel negotiated the terms of the proposed arrangement and merger agreement, including, among other things, the scope, nature and language for representations and warranties to be made by each party and the conditions to closing.

        On September 15, 2006, Sprott reviewed with the Special Committee its financial analysis with respect to the Arrangement and the work conducted by it in connection with the Arrangement. On September 15, 2006, Sprott delivered to the Special Committee an oral opinion which was later confirmed by delivery of its written opinion dated September 22, 2006, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in its opinion, the Arrangement was fair, from a financial point of view, to the Vista Shareholders.

        On September 22, 2006, the Special Committee met to consider the terms of a proposed arrangement and merger agreement among Vista, each of the Pescios and Allied Nevada which provided for the transfer of Vista's Nevada properties into Allied Nevada and the transfer of the Pescios' Nevada-based mineral assets to Allied Nevada. After considering the Fairness Opinion, the advice provided by its legal and financial advisors, and the other factors summarized in this Circular, the Special Committee unanimously determined that the Arrangement is fair to the Vista Securityholders and in the best interests of Vista and the Vista Securityholders, and recommended that the Vista Board recommend that Vista Securityholders vote in favour of the Arrangement. After the Special Committee meeting concluded, the Vista Board met and unanimously approved the execution and delivery of the Arrangement Agreement. The Arrangement Agreement was executed on September 22, 2006.

Fairness Opinion

        On May 23, 2006, Sprott was retained to act as Vista's exclusive financial advisor to provide advice and assistance to the Special Committee and, in connection with the Arrangement, to deliver an opinion as to the fairness of the Arrangement, from a financial point of view, to the Vista Shareholders. Vista has agreed to pay Sprott a fee for its services upon the delivery of the Fairness Opinion. The fees payable to Sprott on delivery of the Fairness Opinion are not contingent upon the conclusion or opinions reached by Sprott in the Fairness Opinion. In addition, Vista has agreed to reimburse Sprott for reasonable out-of-pocket expenses and to indemnify Sprott against certain liabilities and expenses arising out of Sprott's engagement. None of Sprott or any of its affiliates is, or has been in the past two years, an insider, associate or affiliate of Vista, Allied Nevada or any of the Pescios or any of their respective associates or affiliates.

        Sprott is a licensed and registered investment dealer that provides investment research and corporate finance advice and services, and engages in securities trading and investment banking activities. Sprott is experienced in advising with regard to mergers, acquisitions, divestitures, valuations, fairness opinions and other capital market matters.

        On September 15, 2006, Sprott provided an oral opinion to the Special Committee, which was later confirmed by the delivery of its Fairness Opinion dated September 22, 2006, that, based upon and subject to the various matters described or referred to in the Fairness Opinion, as of September 22, 2006, the Arrangement is fair, from a financial point of view, to the Vista Shareholders. Vista Shareholders are urged to, and should, read the full text of the Fairness Opinion, which is attached as Appendix "E" to this Circular, for a complete description of the factors considered, the assumptions made and the limitations on the review undertaken by Sprott in rendering the Fairness Opinion. The summary of the Fairness Opinion contained herein is qualified in its entirety by reference to the full text of the Fairness Opinion. Sprott has consented to the inclusion in this Circular of the Fairness Opinion, and the information included herein related to Sprott and the Fairness Opinion. The Fairness Opinion addresses only the fairness of the consideration offered to the Vista Shareholders under the Arrangement from a financial point of view and does not constitute a recommendation to any Vista Securityholder as to how to vote at the Meeting.

        In connection with the Fairness Opinion, Sprott reviewed and relied upon, among other things, the binding letter of intent dated July 6, 2006 between Vista and the Pescios, as amended, all public filings submitted by Vista to securities commissions or similar regulatory authorities in Canada which are available on SEDAR, and in the U.S. which are available on EDGAR, publicly available information relating to the business, operations, financial performance and stock trading history of Vista and other selected reporting issuers considered by Sprott to be relevant, Vista press releases, certain internal financial and operating data and financial forecasts internally prepared by Vista, secondary market trading prices and valuation multiples for certain publicly-traded companies, the financial terms, to the extent they are publicly available, of certain transactions of a nature comparable to the Arrangement, other industry and financial market information, meetings and discussions with certain of Vista's management and members of the Vista Board with respect to the Arrangement, past and current business operations and financial condition and expected future Vista prospects and other matters believed necessary or appropriate by Sprott, technical reports compliant with National Instrument 43-101 regarding the Pescio Nevada Assets, contracts between publicly traded exploration companies and the Pescios, financial forecasts provided by the Pescios, and publicly released information on the Pescio Nevada Assets. In preparing the Fairness Opinion, Sprott assumed and relied, without assuming any responsibility for independent verification, upon the completeness, accuracy and fair presentation of all of the financial and other information obtained by it from publicly available sources and from Vista and its directors and officers and assumed and relied that any financial forecasts provided by Vista or the Pescios were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Vista.

        In arriving at its opinion, Sprott examined several techniques and used a blended approach. Sprott based its Fairness Opinion upon a number of quantitative and qualitative factors including, but not limited to: the trading metrics of selected publicly traded, comparable companies in Canada and the U.S. historical price ranges for the Vista Shares; the technical reports filed on SEDAR by Vista, and technical reports provided by the Pescios regarding the technical aspects of the Pescio Nevada Assets; the form of consideration that Vista Shareholders are expected to receive from Allied Nevada in the Arrangement; qualitative and quantitative assessments regarding the present value of Vista's expected future operating results including an assessment of the expected values to be realized by Vista Shareholders as well as an assessment of the sensitivity of the variables considered to the general results determined by Sprott's analysis; acquisitions recently completed and pending in the industry and comparative valuation metrics; and the likelihood and probability of Vista finding a higher or better offer in the context of Vista's current and expected situation while also considering the current and expected market for the equity capital of organizations in the mining industry. Sprott has not completed any formal independent valuation or appraisal of any specific assets or liabilities of Vista or the Pescios.

        The Fairness Opinion is limited to the fairness of the Arrangement, from a financial point of view, to the Vista Shareholders. Sprott has expressed no opinion as to the fairness of the Arrangement relative to the consideration offered under any proposed alternative transaction. The Fairness Opinion does not express an opinion as to the price at which Allied Nevada securities will trade after completion of the Arrangement.

Rationale for the Arrangement

        In reaching its conclusion and making its recommendation, the Special Committee considered a range of factors, including the following reasons and considerations:

  (a)
  after substantial time spent seeking strategic alternatives and negotiating the terms of the Arrangement Agreement, the Arrangement had emerged as the strategic alternative that provided the highest Vista Shareholder value with acceptable risk;

  (b)
  Sprott's Fairness Opinion that, based upon and subject to the various matters described or referred to in the opinion, as of September 22, 2006, the Arrangement is fair, from a financial point of view, to the Vista Shareholders;

  (c)
  Vista's management's report on the business plan of Vista, the results of seeking strategic alternatives for Vista, and the alternatives to the Arrangement available to Vista and the Vista Board's assessment that none such alternatives were reasonably likely to present superior opportunities for Vista, or reasonably likely to create greater value for Vista Shareholders;

  (d)
  the creation of two separate public companies dedicated to the pursuit of their respective businesses, which provides Vista Securityholders with additional investment choices and enhanced flexibility; and

  (e)
  the proposed Arrangement:

  (i)
  is subject to regulatory and court approval; and

  (ii)
  is subject to approval of the Arrangement by greater than 66 2/3% of the votes cast at the Meeting by Vista Securityholders, voting together as a single class.

        The Special Committee also considered potential risks relating to the Arrangement, including the following:

  (a)
  the risks and costs to Vista if the Arrangement is not completed, including the adverse effects on Vista's ability to execute another transaction;

  (b)
  the Arrangement is dependent upon receipt of regulatory, court and securityholder approvals, and the satisfaction of certain conditions, and its completion is subject to uncertainty. In response to this uncertainty, Vista's strategic partners may delay or defer decisions concerning Vista's mineral properties. Any delay or deferral of such decisions could have a material adverse effect on Vista, regardless of whether the Arrangement is ultimately completed;

  (c)
  the restrictions on the conduct of Vista's business prior to completion of the Arrangement, which may delay or prevent Vista from exploiting business opportunities that may arise pending completion of the Arrangement;

  (d)
  the interests of management in the Arrangement, which may differ from those of Vista Securityholders in certain respects; and

  (e)
  other risks discussed more fully under "Risk Factors".

        The foregoing discussion of the information and factors considered by the Special Committee is not intended to be exhaustive, but includes the material factors considered by the Special Committee. In view of the variety of factors considered in connection with evaluation of the Arrangement, the Special Committee did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching their recommendation. In addition, individual members of the Special Committee may have given differing weights to different factors.

Approval and Recommendation of the Vista Board

        The Vista Board, after taking into consideration, among other things, the recommendation of the Special Committee and the Fairness Opinion, has unanimously concluded that:

  (a)
  the proposed Arrangement is fair to Vista Securityholders;

  (b)
  the proposed Arrangement Agreement is in the best interests of Vista and the Vista Securityholders; and

  (c)
  the Board of Directors will recommend that Vista Securityholders vote to approve the proposed Arrangement,

and has authorized submission of the Arrangement to the Vista Securityholders and to the Court for approval. The Vista Board unanimously recommends that the Vista Securityholders vote for the Arrangement.

Required Securityholder Approvals

        In order to implement the Arrangement, the Arrangement Resolution (a copy of which is attached to this Circular as Appendix "A") must be approved by at least 66 2/3% of the votes cast at the Meeting by the holders of Vista Shares, Vista Options and Vista Warrants voting together as a single class, as well as by at least a simple majority of the votes cast by holders of Vista Shares.

Required Court Approval

        On October     •    , 2006, Vista obtained the Interim Order providing for the calling and holding of the Meeting and other procedural matters. The Interim Order is attached as Appendix "C" to this Circular.

        The Act provides that an arrangement requires Court approval. Subject to the terms of the Arrangement Agreement and, if the Arrangement Resolution is approved at the Meeting by Vista Securityholders in the manner required by the Interim Order, Vista will make application to the Court for the Final Order at the Law Courts, 2134 Second Avenue, Whitehorse, Yukon Territory on November     •    , 2006 at    •    (local time in Whitehorse) or as soon thereafter as counsel may be heard. The Notice of Motion for the Final Order accompanies this Circular. Any Vista Securityholder (including persons who acquire Vista Shares as part of the Vista Financing — see "Information Relating to Vista — Prior Sales — Vista Financing"), or other interested party with leave of the Court, who wishes to participate or be represented at the hearing may do so, subject to filing with the Court and serving on Vista, an appearance and a response, in the form prescribed by the Rules of Court of the Court, with the Court and deliver a copy of the filed appearance and a response, together with a copy of all material on which such person intends to rely at the application for the Final Order, including an outline of such person's proposed submissions, to Macdonald & Company at Suite 200, 204 Lambert Street, Whitehorse, Yukon Territory, Y1A 3T2 on or before    •    (local time in Whitehorse) on November     •    , 2006 or such later date as the Court may determine.

        The Court will be advised prior to the hearing of the application for the Interim Order and the Final Order that the Court's determination that the Arrangement is fair and reasonable will form the basis for an exemption from the registration requirements of the U.S. Securities Act with respect to the securities of Vista and Allied Nevada to be issued pursuant to the Arrangement.

Transaction Mechanics

        The following description of the Arrangement is qualified in its entirety by reference to the full text of the Plan of Arrangement, which is attached as Appendix "B" to this Circular. The Arrangement will become effective on the Effective Date which is anticipated to be on or about November     •    , 2006, subject to receipt of all necessary approvals and satisfaction or waiver of all closing conditions.

        Pursuant to the Arrangement (a) Vista will transfer all of the issued and outstanding shares of Vista U.S. and $25 million in cash to Allied Nevada in return for a number of Allied Nevada Shares equal to 27,500,000 less the number of Option Shares (as defined in the Plan of Arrangement), and (b) the Pescios will transfer all of their interest in the Pescio Nevada Assets to Allied Nevada Holdings, a wholly owned subsidiary of Allied Nevada, in return for 12,000,000 Allied Nevada Shares and $15 million in cash from Allied Nevada. The "Option Shares" that will reduce the number of Allied Nevada Shares received by Vista are intended to represent the number of Allied Nevada Shares issuable upon the exercise of Allied Nevada Options issued pursuant to the Plan of Arrangement to holders of Vista Options. The Plan of Arrangement sets out a formula for determining the number of Option Shares which is based, in part, on the volume weighted average trading price of the Vista Shares for the five trading days ending two trading days prior to the Effective Date.

        Of the Allied Nevada Shares received by Vista pursuant to the Arrangement, Vista intends to retain certain of the shares to facilitate the payment of any taxes payable by Vista in respect of the Arrangement and to distribute, subject to applicable witholding taxes, the balance of the shares to holders of Vista Shares as described below. Accordingly, upon completion of the Arrangement, the issued and outstanding Allied Nevada Shares will be held by Vista and/or Vista Shareholders (including holders of Vista Shares acquired through the Vista Financing) and by the Pescios.

Treatment of Vista Shares

        Upon completion of the Arrangement without any further act or formality, each Vista Share (other than Vista Shares held by Vista Shareholders who have validly exercised Dissent Rights as contemplated in Article 3 of the Plan of Arrangement) shall be and shall be deemed to be exchanged and, subject to Article 3 of the Plan of Arrangement, the holder thereof shall receive, from Vista, subject to applicable witholding taxes, in respect of every Vista Share so exchanged, (a) one Vista New Share (which has the same rights and restrictions as a Vista Share), and (b) a pro rata portion of (i) the number of Allied Nevada Shares received by Vista as part of the Arrangement less (ii) the number of Allied Nevada Shares retained by Vista to facilitate the payment of any taxes payable by Vista in respect of the Arrangement.

        The exact number of Allied Nevada Shares: (i) issuable to Vista under the Arrangement; and (ii) to be retained by Vista to facilitate payment of taxes payable by Vista as a result of the Arrangement will not be determined until immediately prior to the Effective Date. The press release issued by Vista in connection with the completion of the Arrangement will disclose these amounts as well as the number of Allied Nevada Shares which will, thereafter, be distributed, subject to applicable witholding taxes, to Vista Shareholders as part of the Arrangement.

        As an example, if the fair market value of the Vista Shares two days prior to the Effective Date was $10.00 and the fair market value of the Allied Nevada Shares on the Effective Date was estimated by Vista to be $5.00, the following would result:

  (a)
  the total number of Allied Nevada Shares issuable by Allied Nevada to Vista would be [26,869,000] (27,500,000 less [631,000] Option Shares); and

  (b)
  the total number of Allied Nevada Shares retained by Vista to facilitate payment of taxes payable by Vista would be 1,000,000.

        Accordingly, a total of [25,869,000] Allied Nevada Shares would be available for distribution, subject to applicable withholding taxes, to Vista Shareholders.

        It should be noted that the foregoing is simply a sample calculation based on the assumptions described above and on the assumption that Cdn$1.00 equals U.S.$0.90 on the Effective Date and that [946,500] Vista Options are outstanding on the Effective Date. To the extent that the actual variables (including the fair market value of Vista Shares and the fair market value of Allied Nevada Shares) turn out to be different from the assumed amounts described above, the actual number of Allied Nevada Shares available for distribution to Vista Shareholders could be materially different than the sample described above.

        No fractional shares will be issued by Vista or Allied Nevada. In lieu of a fractional Allied Nevada Share, a holder who would otherwise receive a fraction of such shares will receive a cash payment from Vista equal to the product of (A) such fractional interest multiplied by (B) $5.00.

        Registered holders of Vista Shares may exchange their certificates representing Vista Shares for certificates representing the Vista New Shares and the Allied Nevada Shares to which they are entitled under the Arrangement by properly completing and returning the Letter of Transmittal that is enclosed with this Circular in accordance with the instructions contained therein, together with all other documents required thereby. In addition, as part of the Arrangement the preferred shares of Vista, of which none are issued and outstanding, will be deleted (see "Deposit and Transmittal").

Treatment of Vista Options

        On October     •    , 2006, there were [946,500] Vista Options outstanding which, when vested, would be exercisable to acquire a total of [946,500] Vista Shares at prices between $[1.96] and $[9.73], with various expiry dates until September 21, 2011. Pursuant to the Arrangement, Vista Options, to the extent that they have not expired or been exercised prior to the Effective Date, shall be exchanged for Vista New Options and Allied Nevada Options, having, in total, the same In-the-Money Amount immediately after the exchange as the In-the-Money Amount of the Vista Options immediately before the exchange. At the time of the exchange the Allied Nevada Options will equal approximately one-third of the value of the Vista Options immediately prior to the exchange and the Vista New Options will equal approximately two-thirds of the value of the Vista Options immediately before the exchange. All Vista New Options issued by Vista on such exchange will be issued under the Vista Stock Option Plan. All options of Allied Nevada issued on such exchange will be issued under the Allied Nevada Special Stock Option Plan.

Treatment of Vista Warrants

        On October     •    , 2006, there were outstanding Vista Warrants exercisable to acquire a total of [1,598,695]  Vista Shares at prices between $[1.50] and $[6.00] per share, with various expiry dates until February 2, 2008. Each Vista Warrant, to the extent that it has not expired or been exercised prior to the Meeting shall be adjusted in accordance with their terms as described below.

        There are currently three classes of Vista Warrants issued and outstanding:

  •
  warrants exercisable to acquire Vista Shares at a price of $1.50 per share at any time until March 18, 2007 (the "$1.50 Warrants");

  •
  warrants exercisable to acquire Vista Shares at a price of $4.10 per share at any time until September 23, 2007 (the "$4.10 Warrants"); and

  •
  warrants exercisable to acquire Vista Shares at a price of $6.00 per share at any time until February 2, 2008 (the "$6.00 Warrants").

        On the Effective Date, the holders of each class of Warrants will, upon exercise thereof, be entitled to receive Vista New Shares in lieu of Vista Shares. In addition, to reflect the changes to Vista's business associated with completing the Arrangement and in accordance with the terms applicable to each class of Vista Warrants:

  (a)
  the exercise price of the $1.50 Warrants will be reduced to reflect the fact that a portion of Vista's total assets are being transferred to Allied Nevada pursuant to the Arrangement. The exact amount of this reduction cannot be calculated until the Effective Date, but the new exercise price will be determined in accordance with the following formula:

    A = $1.50 × B/C

    Where:

    A
    is the new exercise price per share for the $1.50 Warrants

    B
    is the difference obtained when (i) the fair market value of the Allied Nevada Shares distributed to Vista Shareholders under the Arrangement, as determined by the Vista Board on the Effective Date, is subtracted from (ii) the product obtained when the number of Vista Shares outstanding on the Effective Date is multiplied by the Current Market Price of the Vista Shares on such date.

    C
    is equal to the total number of Vista Shares outstanding on the Effective Date immediately prior to the completion of the Arrangement, multiplied by the Current Market Price for the Vista Shares on that date.

    For purposes of these calculations, the "Current Market Price" for the Vista Shares will be the weighted average trading price of the Vista Shares on any stock exchange in Canada or the United States on which the Vista Shares are listed and posted for trading as may be selected for that purpose by the Vista Board, during the ten most recent trading days ending on a date not earlier than the fifth trading day before the Effective Date; and

  (b)
  the number of Vista New Shares which may acquired upon the exercise of each $4.10 Warrant and $6.00 Warrant will be adjusted in accordance with the following formula:

    A = (B + C) × D / (B + C) × D - E

    Where:

    A
    is the adjusted number of Vista New Shares which may be acquired upon exercise of each $4.10 Warrant or $6.00 Warrant

    B
    is the number of outstanding Vista Shares immediately prior to the Effective Time

    C
    is the total number of Vista Shares that could be acquired upon exercise of the $4.10 Warrants or $6.00 Warrants, as the case may be, immediately prior to the Effective Time

    D
    is the Current Market Price of the Vista Shares on the Effective Date

    E
    is the fair market value of the Allied Nevada Shares distributed to Vista Shareholders under the Arrangement, as determined by the Vista Board on the Effective Date.

THE ARRANGEMENT AGREEMENT

        The following paragraphs summarize, among other things, the material terms of the Arrangement Agreement. Vista filed a copy of the Arrangement Agreement on SEDAR on September     •    , 2006 and on the SEC's EDGAR database as Exhibit 10.1 to Vista's Current Report on Form 8-K filed on September 26, 2006. Vista Securityholders may obtain a copy of the full text of the Arrangement Agreement by downloading a copy from www.sedar.com or www.sec.gov/edgar.shtml. Vista Securityholders are urged to read the Arrangement Agreement in its entirety for a more complete description of the Arrangement and the following summary is qualified in its entirety by reference to the Arrangement Agreement.

Vista Reorganization

        Prior to the Effective Time, Vista has agreed to use commercially reasonable efforts to: (i) ensure that all the Vista Nevada Assets are held by Vista U.S., or subsidiaries wholly-owned by Vista U.S., and that all assets that are not Vista Nevada Assets have been transferred out of such entities; and (ii) complete the Vista Financing. (See "Information Relating to Vista — Prior Sales — Vista Financing").

Effective Date of the Arrangement

        After obtaining the Final Order and subject to the satisfaction or waiver of the other conditions set forth in the Arrangement Agreement, including receipt of all Appropriate Regulatory Approvals (see "The Arrangement — Conditions to Closing"), the Arrangement will become effective on the Effective Date at the Effective Time.

Representations and Warranties

        The Arrangement Agreement contains various representations and warranties of Vista relating to, among other things: (i) its corporate status, (ii) its ownership interest in Vista U.S. and Allied Nevada Holdings, (iii) the due authorization, execution and delivery of the Arrangement Agreement, (iv) there being no violations or breach of Vista's constating documents or any applicable law or material agreement (subject to obtaining third party consents), and no imposition of any material Encumbrance upon any of the Vista Nevada Assets, (v) required consents, (vi) title to Vista Nevada Assets, (vii) the description of Vista Nevada Assets (real property and mineral interest, agreements and other contracts and permissions, and all licenses, permits authorities and permissions), (viii) material contracts, (ix) defaults under material agreements, licenses and other contracts, (x) litigation, (xi) environmental matters, (xii) compliance with Laws, (xiii) disclosure in this Circular being in compliance with applicable Law, (xiv) full disclosure of material information, (xv) U.S. tax matters, (xvi) the SEC registration of Vista Shares, (xvii) that Vista is not an investment company, (xviii) the "off-balance sheet" arrangements, (xix) the U.S. Hart-Scott Rodino Antitrust Improvements Act of 1976, (xx) loans to Vista U.S. to facilitate the organization of Allied Nevada's business, and (xxi) compliance with the U.S. Sarbanes-Oxley Act of 2002.

        The Arrangement Agreement also contains various representations and warranties of each of the Pescios relating to, among other things: (i) their power and capacity, (ii) there being no violations or breach of any applicable Law or material agreement (subject to obtaining third party consents), and no imposition of any material Encumbrance upon any of the Pescio Nevada Assets, (iii) required consents, (iv) title to Pescio Nevada Assets, (v) the description of Pescio Nevada Assets (real property and mineral interests, agreements and other contracts, and licenses, permits, authorities and permissions), (vi) material contracts, (vii) defaults under material agreements, licenses and other contracts and permissions, (viii) litigation (ix) environmental matters, (x) compliance with Laws, (xi) disclosure in this Circular relating to the Pescios and the Pescio Nevada Assets being in compliance with applicable law, (xii) full disclosure of material information, (xiii) the U.S. Hart-Scott Rodino Antitrust Improvements Act of 1976, (xiv) accredited investor status, (xv) investment suitability, (xvi) access to information, (xvii) opportunity to ask questions, (xviii) absence of advertising, (xix) investment intent, and (xx) resale restrictions.

        The Arrangement Agreement also contains various representations and warranties of Allied Nevada relating to, among other things: (i) corporate status, (ii) due authorization, execution and delivery of the Arrangement Agreement, (iii) no violations or breach of Allied Nevada's constating documents or any applicable law or material agreement, (iv) no material assets or liabilities, (v) authorized and issued capital, and (vi) U.S. tax matters.

Covenants of Vista

Carry on Business in the Ordinary Course

        In the Arrangement Agreement Vista and Vista U.S. agreed, among other things, that during the Pre-Effective Date Period that they will, with certain exceptions:

  (i)
  ensure that the business of Vista U.S. and its Subsidiaries is carried on in the ordinary and regular course in substantially the same manner as heretofore conducted and, to the extent consistent with such business, use all reasonable efforts to preserve intact its present business organization and keep available the services of its present officers and employees and others having business dealings with it to the end that its goodwill and business is maintained;

  (ii)
  not permit Vista U.S. or its Subsidiaries to engage in any transactions which are out of the ordinary, including any material acquisitions or dispositions of assets;

  (iii)
  not permit any amendment to the articles or bylaws of Vista U.S. or any amendment to the constating documents of any of Vista U.S.'s Subsidiaries;

  (iv)
  except in the usual, ordinary and regular course of business and consistent with past practice or as required by applicable Law, not permit Vista U.S. or any of its Subsidiaries to enter into or modify (or agree to enter into or modify) in any material respect any contract, agreement, commitment or arrangement which is material to Vista U.S. on a consolidated basis;

  (v)
  not permit Vista U.S. or its Subsidiaries to incur or commit to material capital expenditures or other material commitments, except in accordance with its current annual budget or as disclosed in the Vista Disclosure Letter; and

  (vi)
  promptly advise the Pescios orally and, if then requested, in writing:

  A.
  of any event occurring subsequent to the date of the Arrangement Agreement that would or could reasonably be expected to render any representation or warranty of Vista contained in the Arrangement Agreement (except any such representation or warranty which speaks as of a date prior to the occurrence of such event), if made on or as of the date of such event or the Effective Date, untrue or inaccurate in any material respect;

  B.
  of any Material Adverse Change in respect of Vista U.S.; and

  C.
  of any material breach by Vista of any covenant or agreement contained in the Arrangement Agreement.

Other Covenants of Vista

        Vista and Vista U.S. have agreed that they will do all things required or desirable to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by the Arrangement Agreement, including to, among other things:

  (i)
  apply for and use all reasonable efforts to obtain the Appropriate Regulatory Approvals relating to Vista or Vista U.S.;

  (ii)
  apply for and use all reasonable efforts to obtain the Interim Order and the Final Order;

  (iii)
  carry out the terms of the Interim Order and the Final Order applicable to it and use reasonable efforts to comply promptly with all requirements which applicable Law may impose on Vista with respect to the transactions contemplated by the Arrangement;

  (iv)
  defend all lawsuits or other legal, regulatory or other proceedings to which it is a party challenging or affecting the Arrangement Agreement or the consummation of the transactions contemplated thereby;

  (v)
  use its reasonable efforts to have lifted or rescinded any injunction or restraining order or other order relating to Vista or its Subsidiaries or the Vista Shares which may adversely affect the ability of the parties to consummate the transactions contemplated by the Arrangement Agreement;

  (vi)
  effect all necessary registrations, filings and submissions of information required by Governmental Entities from Vista or Vista U.S.; and

  (vii)
  use its reasonable efforts to obtain all necessary waivers, consents and approvals required to be obtained by Vista or a Subsidiary of Vista from other parties to existing Vista Contracts including the Vista Required Consents.

        In addition, Vista agreed to use commercially reasonable efforts to complete the Vista Financing, thereby raising not less than $25 million on terms satisfactory to Vista, acting reasonably.

        Vista agreed that neither Vista nor any affiliate of Vista (including, without limitation, Vista U.S.) will take any action that (without regard to any action taken or agreed to be taken by either of the Pescios) would prevent the Formation Transaction from qualifying as a single integrated transaction within the meaning of Section 351 of the U.S. Tax Code. In addition, Vista confirmed that it is not aware of any steps currently intended to be taken by any of its shareholders which, or which taken into account together with the anticipated transfer of 3,000,000 Allied Nevada Shares by the Pescios, would prevent the Formation Transaction from qualifying as a single integrated transaction within the meaning of Section 351 of the U.S. Tax Code.

Covenants of the Pescios

Carry on Business in the Ordinary Course

        In the Arrangement Agreement the Pescios agreed, among other things, that during the Pre-Effective Date Period they will, with certain exceptions:

  (i)
  use all reasonable efforts to ensure that the Pescio Nevada Assets are held and dealt with in the ordinary and regular course without causing a Material Adverse Effect and in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use all reasonable efforts to keep available the services of anyone having business dealings with them in respect of such assets in the aggregate to the end that any material goodwill is maintained;

  (ii)
  not dispose of, in whole or in part, any of the Pescio Nevada Assets;

  (iii)
  except in the usual, ordinary and regular course of business and consistent with past practice or as required by applicable Law, not enter into or modify (or agree to enter into or modify) in any material respect any contract, agreement, commitment or arrangement which relates to any of the Pescio Nevada Assets;

  (iv)
  promptly advise Vista orally and, if then requested, in writing:

  A.
  of any event occurring subsequent to the date of the Arrangement Agreement that would or could reasonably be expected to render any representation or warranty of any member of the Pescios contained in the Arrangement Agreement (except any such representation or warranty which speaks as of a date prior to the occurrence of such event), if made on or as of the date of such event or the Effective Date, untrue or inaccurate in any material respect;

  B.
  of any Material Adverse Change in respect of the Pescio Nevada Assets; and

  C.
  of any material breach by any member of the Pescios of any covenant or agreement contained in the Arrangement Agreement.

Other Covenants of the Pescios

        Each of the Pescios have agreed that they will do all things required or desirable to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by the Arrangement Agreement, including to, among other things:

  (i)
  apply for and use all reasonable efforts to obtain the Appropriate Regulatory Approvals in each case relating to either of the Pescios;

  (ii)
  use their reasonable efforts to defend all lawsuits or other legal, regulatory or other proceedings to which it is a party challenging or affecting the Arrangement Agreement or the consummation of the transactions contemplated thereby;

  (iii)
  use their reasonable efforts to have lifted or rescinded any injunction or restraining order or other order relating to either of the Pescios which may have a material adverse affect on the ability of the parties to consummate the transactions contemplated by the Arrangement Agreement;

  (iv)
  effect all necessary registrations, filings and submissions of information required by Governmental Entities from either of the Pescios; and

  (v)
  use its reasonable efforts:

  A.
  to obtain all necessary waivers, consents and approvals required to be obtained by the Pescios from other parties to existing Pescio Contracts including the Pescio Required Consents; and

  B.
  to the extent any such Pescio Contracts contains rights of first refusal or similar provisions relating to any Pescio Nevada Assets, to provide any required notices in respect thereof or obtain a waiver of such rights from the holder thereof such that, in either case, such assets may be transferred to Allied Nevada at the Effective Time without violating such rights of first refusal or similar rights.

Covenants of Allied Nevada

        In the Arrangement Agreement Allied Nevada agreed, among other things, that during the Pre-Effective Date Period it will, with certain exceptions:

  (i)
  not acquire or dispose of any material assets or incur any liabilities;

  (ii)
  except in connection with the transactions contemplated hereby, enter into or modify (or agree to enter into or modify) in any material respect any contract, agreement, commitment or arrangement;

  (iii)
  promptly advise Vista and the Pescios orally and, if then requested, in writing:

  A.
  of any event occurring subsequent to the date of the Arrangement Agreement that would or could reasonably be expected to render any representation or warranty of Allied Nevada contained in the Arrangement Agreement (except any such representation or warranty which speaks as of a date prior to the occurrence of such event), if made on or as of the date of such event or the Effective Date, untrue or inaccurate in any material respect; and

    B.
    of any material breach by Allied Nevada of any covenant or agreement contained in this Agreement.

        Allied Nevada has agreed that it will do all things required or desirable to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by the Arrangement Agreement, including to, among other things:

  (i)
  defend all lawsuits or other legal, regulatory or other proceedings to which it is a party challenging or affecting the Arrangement Agreement or the consummation of the transactions contemplated thereby;

  (ii)
  use its reasonable efforts to have lifted or rescinded any injunction or restraining order or other order relating to Allied Nevada which may adversely affect the ability of the parties to consummate the transactions contemplated in the Arrangement Agreement; and

  (iii)
  effect all necessary registrations, filings and submissions of information required by Governmental Entities from Allied Nevada.

        Allied Nevada agreed that neither Allied Nevada nor any affiliate of Allied Nevada shall take any action that (without regard to any action taken or agreed to be taken by either of the Pescios) would prevent the Formation Transaction from qualifying as a single integrated transaction within the meaning of Section 351 of the U.S. Tax Code.

Post Closing Covenants of the Pescios and Allied Nevada

        In the Arrangement Agreement Allied Nevada agreed to use commercially reasonable efforts, as soon as possible following the Effective Time, to file a registration statement on Form S-1 with the SEC registering 35% of the Allied Nevada Shares issued to the Pescios as part of the Arrangement for resale and Allied Nevada agreed to use its best efforts to cause the registration statement to become effective and to keep the registration statement effective and available for use by the Pescios, subject to the following restrictions (which each of the Pescios agrees to comply with):

  (i)
  each of the Pescios agreed to not sell any Allied Nevada Shares, until the earlier of (A) the date on which the registration statement becomes effective, and (B) the date which is six months after the Effective Date, and any such sale will only be done in compliance with all applicable securities laws;

  (ii)
  during the period ending 12 months after the Effective Date, the Pescios will not sell pursuant to the registration statement, in aggregate, more than 20% of the total number of Allied Nevada Shares acquired by the Pescios (as a group) as a result of the Arrangement;

  (iii)
  each of the Pescios agreed to use his or her commercially reasonable efforts to cause any disposition of Allied Nevada Shares by any of them to be effected in a manner that does not cause a significant negative impact on the trading price of the Allied Nevada Shares;

  (iv)
  during the period ending 12 months after the Effective Date, the Pescios agreed to refrain from selling pursuant to the registration statement Allied Nevada Shares representing, in aggregate, more than 0.67% of the issued and outstanding Allied Nevada Shares, in any calendar month; and

  (v)
  the Pescios agreed to comply with the policies of Allied Nevada related to the trading of Allied Nevada Shares by directors, officers and other insiders of Allied Nevada for a period ending 12 months after the Effective Date (or for such longer period as such policies may apply to such parties as insiders of Allied Nevada).

        In addition, the Pescios and Allied Nevada agreed that in the event that the Pescios, at or before the Effective Time, provide a direction to Allied Nevada to deliver any of the Allied Nevada Shares issuable to the Pescios hereunder to Robert Lipsett and Greg Hryhorchuk or transfer any of such shares to Robert Lipsett or Greg

Hryhorchuk at the Effective Time, Vista, the Pescios, and Allied Nevada will cooperate to effect such transaction provided that prior to the issuance each such transferee makes certain representations to Allied Nevada with respect to (i) "accredited investor" status, (ii) access to information, (iii) opportunity to ask questions, (iv) absence of advertising, (v) investment intent, and (vi) transfer restrictions, and agrees that such transferee:

  (i)
  will not sell any Allied Nevada Shares, until the earlier of (A) the date on which the registration statement becomes effective, and (B) the date which is six months after the Effective Date, and any such sale will only be done in compliance with all applicable securities laws;

  (ii)
  during the period ending 12 months after the Effective Date, will not sell pursuant to the registration statement, in aggregate, more than 20% of the total number of Allied Nevada Shares acquired by such transferee from the Pescios as contemplated above;

  (iii)
  such transferee will use his commercially reasonable efforts to cause any disposition of Allied Nevada Shares by such transferee to be effected in a manner that does not cause a significant negative impact on the trading price of the shares of Allied Nevada Shares;

  (iv)
  during the period ending 12 months after the Effective Date, such transferee will not in any calendar month sell pursuant to the registration statement Allied Nevada Shares representing, in aggregate, more than 0.17% of the issued and outstanding shares of Allied Nevada Shares; and

  (v)
  such transferee will comply with the policies of Allied Nevada related to the trading of shares by directors, officers and other insiders of Allied Nevada for a period ending 12 months after the Effective Date (or for such longer period as such policies may apply to such transferee as an insider of Allied Nevada).

Vista, the Pescios and Allied Nevada also acknowledged and consented to the transfer by the Pescios of a total of 3 million Allied Nevada Shares immediately after the Effective Time to Robert Lipsett and Greg Hryorchuk.

        In addition, Allied Nevada agreed to use commercially reasonable efforts to complete an equity financing of no less than $15 million as soon as practical after the Effective Date. The Pescios acknowledged that actual completion of any such financing will be subject to the board of directors of Allied Nevada determining, at the time of such financing, that such financing is in the best interests of Allied Nevada considering all appropriate factors including, without limitation, prevailing market conditions at that time.

Conditions to Closing

Mutual Conditions Precedent

        The Arrangement Agreement provides that the respective obligations of each party to complete the Arrangement are subject to the fulfillment, or mutual waiver in writing by each of Vista and the Pescios, of each of the following conditions:

  (a)
  the Interim Order shall have been obtained in form and terms satisfactory to each of Vista and the Pescios acting reasonably and shall not have been set aside or modified in a manner unacceptable to either of such parties, acting reasonably, on appeal or otherwise;

  (b)
  at the Meeting, the Arrangement Resolution shall have been approved by the Vista Securityholders in accordance with the requirements of the Act and the Interim Order;

  (c)
  the Final Order shall have been obtained in form and terms satisfactory to each of Vista and the Pescios acting reasonably and shall not have been set aside or modified in a manner unacceptable to either of such parties, acting reasonably, on appeal or otherwise;

  (d)
  on or before the Effective Date, the Vista New Shares and the Allied Nevada Shares to be issued pursuant to the transactions contemplated hereby shall have been conditionally approved for listing on the TSX, subject only to the filing of customary required documents and, immediately prior to the Effective Time, such shares shall be listed and posted for trading on the TSX;

  (e)
  there shall not be in force any order or decree restraining or enjoining the consummation of the transactions contemplated by the Arrangement Agreement and there shall be no proceeding, of a judicial or administrative nature or otherwise, brought by a Governmental Entity, in progress or threatened, that relates to or results from the transactions contemplated by the Arrangement Agreement that would, if successful, potentially result in an order or ruling that would preclude completion of the transactions contemplated by the Arrangement Agreement in accordance with the terms hereof or would otherwise be inconsistent with the Appropriate Regulatory Approvals which have been obtained;

  (f)
  all required consents, waivers, permits, orders and approvals of any Governmental Entity (including the Appropriate Regulatory Approvals) shall have been received on terms satisfactory to Vista and the Pescios, acting reasonably;

  (g)
  there shall not be pending or threatened any suit, action or proceeding by any Governmental Entity or other Person seeking to prohibit or restrict the completion of the transactions contemplated hereby or seeking to obtain from any party hereto damages which could be material to such party in connection with the completion of such transactions;

  (h)
  the Arrangement Agreement shall not have been terminated in accordance with its terms or otherwise; and

  (i)
  on or before the Effective Date, Vista and each of the Pescios shall deliver to Allied Nevada a properly executed statement or statements in a form reasonably acceptable to Allied Nevada for purposes of satisfying Allied Nevada's obligations under United States Treasury Regulation Sections 1.1445-2 and 1.897-2 if applicable or such amount of cash as shall satisfy Allied Nevada's withholding obligations in respect to such party on account of the transactions contemplated hereby under United States Internal Revenue Code of 1986 Sections 1441 and 1445.

Conditions Precedent for the Benefit of Vista

        The Arrangement Agreement provides that the obligation of Vista to complete the transactions contemplated by the Arrangement Agreement is subject to the satisfaction or waiver, where permissible, of the following additional conditions:

  (a)
  all covenants of the Pescios under the Arrangement Agreement to be performed on or before the Effective Date shall have been duly performed by the Pescios in all material respects;

  (b)
  all representations and warranties of the Pescios under the Arrangement Agreement qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects as of the Effective Date as if made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct in all material respects as of such earlier date, or except as affected by transactions contemplated or permitted by the Arrangement Agreement), except where the failure of such representations and warranties in the aggregate to be true and correct would not be reasonably expected to have a Material Adverse Effect on the Pescio Nevada Assets in the hands of Allied Nevada, as determined by Vista acting reasonably, and Vista shall have received a certificate of each of the Pescios confirming the same as at the Effective Date;

  (c)
  all consents, waivers, and approvals (including, without limitation, the Pescio Required Consents) required to be obtained by the Pescios from other parties in connection with, or required to permit the consummation of, the Arrangement and the other transactions contemplated thereby shall have been obtained or received on terms acceptable to Vista, acting reasonably. For greater certainty, to the extent that any Pescio Contract contains rights of first refusal or similar provisions relating to any Pescio Nevada Asset, the Pescios shall have provided any required notices in respect thereof and such notice period shall have expired or shall have obtained a waiver of such rights from the holder thereof such that, in either case, such assets may be transferred to Allied Nevada at the Effective Time without, in the reasonable opinion of Vista, violating such rights of first refusal or similar rights;

  (d)
  during the Pre-Effective Date Period, there shall not have occurred a Material Adverse Change in respect of the Pescio Nevada Assets;

  (e)
  Vista shall have completed an equity financing to raise not less than $25 million, on terms satisfactory to Vista, acting reasonably (see "Information Relating to Vista — Prior Sales — Vista Financing");

  (f)
  there shall not have been exercised, pursuant to the Plan of Arrangement, Dissent Rights with respect to more than 5% of the outstanding Vista Shares; and

  (g)
  Carl Pescio shall have entered into a non-competition agreement with Vista and Allied Nevada on terms satisfactory to all parties, acting reasonably.

        Vista may not rely on the failure to satisfy any of the above conditions precedent as a basis for non-compliance by Vista with its obligations under the Arrangement Agreement if the condition precedent would have been satisfied but for a material default by Vista in complying with its obligations under the Arrangement Agreement.

Conditions Precedent for the Benefit of the Pescios

        The Arrangement Agreement provides that the obligation of the Pescios to complete the transactions contemplated by the Arrangement Agreement is subject to the satisfaction or waiver, where permissible, of the following additional conditions:

  (a)
  all covenants of Vista and Vista U.S. under the Arrangement Agreement to be performed on or before the Effective Date shall have been duly performed by them in all material respects;

  (b)
  all representations and warranties of Vista and Vista U.S. under the Arrangement Agreement qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects as of the Effective Date as if made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct in all material respects as of such earlier date, or except as affected by transactions contemplated or permitted by the Arrangement Agreement), except where the failure of such representations and warranties in the aggregate to be true and correct would not be reasonably expected to have a Material Adverse Effect on the Vista Nevada Assets in the hands of Allied Nevada, as determined by the Pescios acting reasonably, and the Pescios shall have received a certificate of an officer of Vista and Vista U.S. confirming the same as at the Effective Date;

  (c)
  all consents, waivers, and approvals (including without limitation the Vista Required Consents) required to be obtained by Vista or Vista U.S. from other parties in connection with, or required to permit the consummation of, the Arrangement and the other transactions contemplated thereby shall have been obtained or received on terms acceptable to the Pescios, acting reasonably;

  (d)
  during the Pre-Effective Date Period, there shall not have occurred a Material Adverse Change in respect of Vista U.S.; and

  (e)
  Vista shall have completed an equity financing to raise not less than $25 million.

        The Pescios may not rely on the failure to satisfy any of the conditions precedent set forth above as a basis for non-compliance by the Pescios with their obligations under the Arrangement Agreement if the condition precedent would have been satisfied but for a material default by either of the Pescios in complying with his or her obligations under the Arrangement Agreement.

Satisfaction of Conditions

        The conditions precedent set out in the Arrangement Agreement will be conclusively deemed to have been satisfied, waived or released when, with the agreement of the Pescios and Vista, a copy of the Final Order and the Articles of Arrangement are filed with and accepted under the Act, the Registrar has issued a Certificate of

Amendment (by Arrangement) giving effect to the Arrangement and the other transactions contemplated by the Arrangement Agreement are completed.

Amendment and Waiver

        The Arrangement Agreement may, at any time and from time to time before and after the Meeting but not later than the Effective Date, be amended by mutual written agreement of the parties to the Arrangement Agreement and any such amendment may, without limitation:

  (a)
  change the time for performance of any of the obligations or acts of the parties;

  (b)
  waive any inaccuracies or modify any representations contained in the Arrangement Agreement or in any document delivered pursuant to the Arrangement Agreement;

  (c)
  waive any compliance with or modify any of the covenants in the Arrangement Agreement and waive or modify performance of any of the obligations of the parties; and

  (d)
  waive compliance with or modify any conditions precedent contained in the Arrangement Agreement;

provided that no such amendment materially adversely affects the consideration to be received by a Vista Securityholder without approval by the Vista Securityholders, given in the same manner as required for the approval of the Arrangement or as may be ordered by the Court.

Termination

        Vista or the Pescios may terminate the Arrangement Agreement if any condition in the respective party's favour has not been satisfied at or prior to the Termination Date other than as a result of a material default by the terminating party subject in some cases (as described above under "Conditions to Closing — Notice and Cure Provisions") to a cure period. In addition, the Arrangement Agreement may be terminated, in each case, prior to the Termination Date:

  (i)
  by the mutual agreement of the parties to the Arrangement Agreement;

  (ii)
  by either Vista or the Pescios, if there shall be passed any Law that makes consummation of the transactions contemplated by the Arrangement Agreement illegal or otherwise prohibited; and

  (iii)
  by Vista or the Pescios if the approval of the Vista Securityholders shall not have been obtained by reason of the failure to obtain the required vote on the Arrangement Resolution at the Meeting.

        If the Effective Date does not occur on or prior to the Termination Date, then the Arrangement Agreement shall automatically terminate.

        If the Arrangement Agreement is terminated in accordance with the foregoing, no party will have any further liability to perform its obligations under the Arrangement Agreement except as specifically contemplated by the Arrangement Agreement.

Interests of Certain Persons in the Arrangement

        In considering the recommendation of the Vista Board with respect to the Arrangement, Vista Securityholders should be aware that certain directors, senior officers and other persons may have certain interests in connection with the Arrangement, including those referred to below under "Interest of Certain Persons in Material Transactions and the Arrangement", that may present them with actual or potential conflicts of interest in connection with the Arrangement. The Vista Board is aware of these interests and has considered them along with other matters described under "The Arrangement — Approval and Recommendation of the Vista Board".

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

        In the opinion of Borden Ladner Gervais LLP, counsel to Vista, the following is, as of the date of this Circular, a summary of the principal Canadian federal income tax considerations under the Tax Act of the Arrangement generally applicable to a Vista Securityholder who, for purposes of the Tax Act and at all relevant times, holds the Vista Shares and Vista Warrants (as applicable) as capital property and deals at arm's length and is not affiliated with Vista, (a "Securityholder" for the purposes of this section only). Generally, Vista Shares and Vista Warrants will be considered to be capital property to a Securityholder provided that the Securityholder does not hold such securities in the course of carrying on a business of buying and selling securities and has not acquired them in one or more transactions considered to be an adventure in the nature of trade.

        This summary is not applicable to a Securityholder that is a "financial institution" (as defined in the Tax Act for purposes of the mark-to-market rules), a "specified financial institution" or a Securityholder an interest in which is a "tax shelter investment" (all as defined in the Tax Act). Such Securityholders should consult their own tax advisors.

        For purposes of the Tax Act, unless otherwise indicated below, all amounts relating to the acquisition, holding or disposing of shares or other property including interest, dividends, adjusted cost base and proceeds of disposition, must be converted into Canadian dollars based on the United States-Canadian dollar exchange rate applicable to the effective date of the related acquisition, disposition or recognition of income.

        This summary is based upon the provisions of the Tax Act in force on the date of this Circular and counsel's understanding of the current published administrative policies and assessing practices of the Canada Revenue Agency (the "CRA"). This summary takes into account all specific proposals to amend the Tax Act which have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date of this Circular (the "Tax Proposals") and assumes that all Tax Proposals will be enacted in the form proposed. However, no assurances can be given that the Tax Proposals will be implemented in their current form or at all. Except for the Tax Proposals, this summary does not otherwise take into account or anticipate any changes in law or administrative policies or assessing practices, whether by legislative, governmental or judicial decision or action and does not take into account any provincial, territorial or foreign tax legislation or considerations which may differ significantly from those discussed herein.

        This summary is of a general nature only and it is not exhaustive of all possible Canadian federal income tax considerations applicable to Securityholders pursuant to the Arrangement. No advance tax ruling has been applied for or obtained from the CRA to confirm the tax consequences of the transactions described herein. Moreover, the income or other tax consequences of the Arrangement will vary depending on the Securityholder's particular circumstances. Accordingly, this summary is of a general nature only and is not, and is not intended to be legal or tax advice to any Securityholder. Securityholders should consult their own tax advisors for advice with respect to the tax consequences of the Arrangement based on their particular circumstances.

Securityholders Resident in Canada

        The following summary applies to a Securityholder who, at all relevant times, for purposes of the Tax Act is or is deemed to be resident in Canada (a "Canadian Resident Securityholder"). Certain Canadian Resident Securityholders whose Vista Shares might not otherwise qualify as capital property may make an irrevocable election in accordance with subsection 39(4) of the Tax Act to have their Vista Shares and every "Canadian security" (as defined in the Tax Act) owned by such Canadian Resident Securityholder in the taxation year in which the election is made, and in all subsequent taxation years deemed to be capital property.

Canadian Resident Shareholders

        The following portion of this summary applies to Canadian Resident Securityholders holding Vista Shares ("Canadian Resident Shareholders")

Exchange of Vista Shares for Vista New Shares and Allied Nevada Shares

Capital Gains or Capital Losses

        A Canadian Resident Shareholder (other than a dissenting Canadian Resident Shareholder) will exchange Vista Shares for Vista New Shares, Vista Debt and may receive cash in lieu of fractional shares pursuant to the Arrangement. The Vista Debt will subsequently be repaid with Allied Nevada Shares pursuant to the Arrangement. A Canadian Resident Shareholder who receives Vista New Shares, Allied Nevada Shares and any cash in lieu of fractional shares will be deemed to have disposed of such shareholder's Vista Shares for proceeds of disposition equal to the greater of the Canadian Resident Shareholder's adjusted cost base of such Canadian Resident Shareholder's Vista Shares and the aggregate of the fair market value of the Allied Nevada Shares that are received by such Canadian Resident Shareholder plus the amount of any cash received in lieu of fractional shares. Vista will advise Securityholders of the amount that it believes to be the fair market value of the Allied Nevada Shares on the Effective Date by posting this information on its website shortly after the Effective Date. However, this amount will not be binding on the CRA and counsel expresses no opinion in respect of such amount. As discussed in further detail below, if a Canadian Resident Shareholder is deemed to receive a dividend as a consequence of the Arrangement, the Canadian Resident Shareholder's proceeds of disposition would be reduced by the amount of the deemed dividend. A Canadian Resident Shareholder will realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition for the Vista Shares, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the holder of such Vista Shares immediately before the exchange. See "Taxation of Capital Gains and Capital Losses" below.

        There will be no income taxes payable by the Canadian Resident Shareholder as a consequence of the repayment of the Vista Debt because the principal amount of the Vista Debt will be equal to the fair market value of the Allied Nevada Shares transferred to such shareholder on the repayment of the Vista Debt.

        A Canadian Resident Shareholder's adjusted cost base of the Vista New Shares received pursuant to the Arrangement will be deemed to be the adjusted cost base of the Vista Shares (computed based on the United States-Canadian dollar exchange rates in effect at the time of acquisition) exchanged by such Canadian Resident Shareholder less the fair market value of the Allied Nevada Shares received by the Canadian Resident Shareholder pursuant to the Arrangement and less the amount of any cash received in lieu of fractional shares by the Canadian Resident Shareholder pursuant to the Arrangement. Where a Canadian Resident Shareholder's adjusted cost base of its Vista Shares is less than the fair market value of the Allied Nevada Shares received pursuant to the Arrangement and the amount of any cash received in lieu of the fractional shares, the adjusted cost base of the Vista New Shares received by the Canadian Resident Shareholder will be nil.

        A Canadian Resident Shareholder's adjusted cost base of Allied Nevada Shares received pursuant to the Arrangement will be equal to the fair market value of the Allied Nevada Shares on the Effective Date.

Deemed Dividend

        If the fair market value of the Allied Nevada Shares and the amount of any cash in lieu of fractional shares received by a Canadian Resident Shareholder exceeds the paid-up capital of the Vista Shares exchanged pursuant to the Arrangement, a Canadian Resident Shareholder will be deemed to receive a dividend equal to the amount of such excess. At June 30, 2006, management of Vista believes that the paid-up capital of each Vista Share was CDN$5.13; however, this amount will change prior to the Effective Date as Vista issues additional Vista Shares (including in respect of the Vista Financing). A determination of whether a Canadian Resident Shareholder will be deemed to receive a dividend and the amount of any such dividend cannot be made at this time because it will be dependent on the fair market value, on the Effective Date, of the Allied Nevada Shares distributed by Vista pursuant to the Arrangement and the paid-up capital of the Vista Shares on the Effective Date. Subsequent to the Effective Date, Vista will advise Securityholders as to whether a deemed dividend arose and the amount of any such deemed dividend by posting this information on its website. To ensure that non-resident withholding tax is not withheld from any dividends deemed to be received by Canadian Resident Shareholders, Canadian Resident Shareholders must provide the information requested in the Letter of Transmittal confirming that the beneficial owner of the Vista Shares is or is deemed to be a resident of Canada for purposes of the Tax Act. Where a Canadian Resident Shareholder's Vista Shares are not registered in the

Canadian Resident Shareholder's name, the Canadian Resident Shareholder may want to re-register the Vista Shares in such shareholder's name to ensure that the Canadian Resident Shareholder can provide the information required by the Letter of Transmittal to establish that the Canadian Resident Shareholder is a resident of Canada for purposes of the Tax Act. If tax is withheld from a Canadian Resident Shareholder who has failed to provide the necessary information to establish Canadian residency, such shareholder should be able to request a refund of such taxes upon filing such shareholder's Canadian federal income tax return for the particular year in which the taxes have been withheld.

        If a dividend is deemed to be received by a Canadian Resident Shareholder as a consequence of the Arrangement, the proceeds of disposition received by the Canadian Resident Shareholder for the shareholder's Vista Shares will be reduced by an amount equal to the deemed dividend. See "Capital Gains or Capital Losses" above and "Taxation of Capital Gains and Capital Losses" below.

        A dividend that is deemed to be received by an individual Canadian Resident Shareholder on the disposition of Vista Shares pursuant to the Arrangement will be included in computing the individual's income and will be subject to the gross-up and dividend tax credit rules applicable to dividends from taxable Canadian corporations. On June 29, 2006, the Minister of Finance released Tax Proposals (the "June 29, 2006 Tax Proposals") which are intended to enhance the dividend gross-up and tax credit mechanism applicable to certain "eligible dividends" payable after 2005. Under the June 29, 2006 Tax Proposals, a dividend will be eligible for the enhanced gross-up and dividend tax credit if the dividend recipient receives a written notice from the paying corporation designating the dividend as an "eligible dividend". Assuming the June 29, 2006 Tax Proposals are enacted in the form proposed, Vista will designate any deemed dividend to be an "eligible dividend" to the maximum extent possible. However, there may be limitations on the ability of Vista to designate dividends, including deemed dividends, as "eligible dividends". If Vista is unable to designate the deemed dividend as an "eligible dividend", the gross up and dividend tax credit will be based on the rules that existed before June 29, 2006.

        A dividend that is deemed to be received by a corporate Canadian Resident Shareholder on the disposition of Vista Shares pursuant to the Arrangement will, subject to the application of subsection 55(2), be included in computing the corporation's income and will generally be deductible in computing the corporation's taxable income.

        Subsection 55(2) of the Tax Act provides that where a corporate Canadian Resident Shareholder would otherwise be deemed to receive a dividend, in certain circumstances the deemed dividend may be deemed not to be received as a dividend and instead may be treated as proceeds of disposition of the Common Shares, for the purpose of computing the Resident Shareholder's capital gain on the disposition of such shares. Resident Shareholders that are corporations should consult their own tax advisors in this regard.

        A Canadian Resident Shareholder that is a "private corporation" or a "subject corporation" (as such terms are defined in the Tax Act) may be liable under Part IV of the Tax Act to pay a refundable tax of 33 1/3% of dividends received (or deemed to be received) on the Vista Shares to the extent that such dividends are deductible in computing the holder's taxable income.

Taxation of Capital Gains and Capital Losses

        Canadian Resident Shareholders will be required to include one-half of the amount of any capital gain (a "taxable capital gain") realized on the exchange of Vista Shares pursuant to the Arrangement in income, and will be required to deduct one-half of the amount of any resulting capital loss (an "allowable capital loss") against taxable capital gains realized in the year of disposition. Allowable capital losses not deducted in the taxation year in which they are realized may be carried back up to three taxation years or forward indefinitely and deducted against taxable capital gains realized in such years, to the extent and under the circumstances specified in the Tax Act.

        If the Canadian Resident Shareholder is a corporation, the amount of any capital loss arising from a disposition of Vista Shares may be reduced by the amount of dividends previously received or deemed to have been received by it on such shares to the extent and under circumstances prescribed by the Tax Act. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns such Vista

Shares or where a trust or partnership of which a corporation is a beneficiary or a member is a member of a partnership or a beneficiary of a trust that owns such Vista Shares. Canadian Resident Shareholders to whom these rules may be relevant should consult their own tax advisors.

        A Canadian Resident Shareholder that is throughout the relevant taxation year a "Canadian — controlled private corporation" (as defined in the Tax Act) may be liable to pay an additional refundable tax of 6 2/3% on its "aggregate investment income" for the year, which will include an amount in respect of taxable capital gains.

        Capital gains realized by an individual or trust, other than certain specified trusts, may give rise to alternative minimum tax under the Tax Act.

Holding and Disposing of Vista New Shares

Dispositions

        A disposition or deemed disposition of Vista New Shares by a Canadian Resident Shareholder will generally result in a capital gain (or capital loss) to the extent that the proceeds of disposition, net of any reasonable costs of disposition exceed (or are exceeded by) the adjusted cost base to the Canadian Resident Shareholder of such Vista New Shares immediately before the disposition. The tax treatment of capital gains and capital losses is discussed above under "Canadian Resident Shareholders — Exchange of Vista Shares for Vista New Shares and Allied Nevada Shares".

        If a Canadian Resident Shareholder acquires Vista New Shares after the Effective Date at a time when the Shareholder owns other Vista New Shares, the cost of the newly acquired Vista New Shares will be averaged with the adjusted cost base of any other Vista New Shares held by the Canadian Resident Shareholder at that time for the purpose of determining thereafter the adjusted cost base of each Vista New Share held by such Canadian Resident Shareholder.

Dividends

        Dividends received or deemed to be received by a Canadian Resident Shareholder on the Vista New Shares will be required to be included in computing the Canadian Resident Shareholder's income for the purposes of the Tax Act.

        Dividends or deemed dividends received by a Canadian Resident Shareholder who is an individual will be subject to the gross-up and dividend tax credit rules generally applicable to taxable dividends received by a Canadian resident individual from taxable Canadian corporations. Pursuant to the June 29, 2006 Tax Proposals, if Vista designates dividends on the Vista New Shares as "eligible dividends", the enhanced gross-up and dividend tax credit mechanism will be applicable in respect of such dividends. However, there may be limitations on the ability of Vista to designate dividends as "eligible dividends" and there can be no assurance that the June 29, 2006 Tax Proposals will be enacted into law in the form proposed or at all.

        A Canadian Resident Shareholder that is a corporation generally will be entitled to deduct the amount of such dividends in computing its taxable income. A Canadian Resident Shareholder that is a "private corporation" or a "subject corporation" (as such terms are defined in the Tax Act) may be liable under Part IV of the Tax Act to pay a refundable tax of 33 1/3% of dividends received (or deemed to be received) on the Vista New Shares to the extent that such dividends are deductible in computing the holder's taxable income.

Holding and Disposing of Allied Nevada Shares

Dispositions

        A disposition or deemed disposition of Allied Nevada Shares by a Canadian Resident Shareholder will generally result in a capital gain (or capital loss) to the extent that the proceeds of disposition, net of any reasonable costs of disposition exceed (or are exceeded by) the adjusted cost base to the Canadian Resident Shareholder of such Allied Nevada Shares immediately before the disposition. The tax treatment of capital gains and capital losses is discussed above under "Canadian Resident Shareholders — Exchange of Vista Shares for Vista New Shares and Allied Nevada Shares".

        If a Canadian Resident Shareholder acquires Allied Nevada Shares after the Effective Date at a time when the shareholder owns other Allied Nevada Shares, the cost of the newly acquired Allied Nevada Shares will be averaged with the adjusted cost base of any other Allied Nevada Shares held by the Canadian Resident Shareholder at that time for the purpose of determining thereafter the adjusted cost base of each Allied Nevada Share held by such Canadian Resident Shareholder.

        If foreign taxes apply in respect of any capital gain realized on a disposition of the Allied Nevada Shares, the amount of such tax generally will be eligible for a foreign tax credit subject to the detailed rules and limitations under the Tax Act.

Dividends

        Because Allied Nevada will not be a taxable Canadian corporation, the tax treatment of any dividends (including deemed dividends) in respect of the Allied Nevada Shares will differ in some material respects from the tax treatment of dividends in respect of the Vista Shares and Vista New Shares discussed above.

        Dividends received or deemed to be received by a Canadian Resident Shareholder on the Allied Nevada Shares will be required to be included in computing the Canadian Resident Shareholder's income for the purposes of the Tax Act. Dividends or deemed dividends received by a Canadian Resident Shareholder who is an individual will not be subject to the gross-up and dividend tax credit rules generally applicable to taxable dividends received by a Canadian resident individual from taxable Canadian corporations.

        A Canadian Resident Shareholder that is a corporation generally will not be entitled to deduct the amount of such dividends in computing its taxable income. A Canadian Resident Shareholder that is a Canadian-controlled private corporation (as defined in the Tax Act) may be liable to pay an additional refundable tax of 6 2/3% on the dividends or deemed dividends.

        The amount of dividends or deemed dividends received on the Allied Nevada Shares will include non-resident withholding tax, if any, imposed in respect of the dividends. To the extent that withholding tax is imposed in respect of dividends or deemed dividends on the Allied Nevada Shares, the amount of such tax generally will be eligible for a foreign tax credit or deduction subject to the detailed rules and limitations under the Tax Act.

Foreign Investment Entity Legislation

        On July 18, 2005, the Minister of Finance (Canada) released revised Tax Proposals addressing the taxation of certain investments in non-resident entities called "foreign investment entities" applicable for taxation years commencing after 2002. As the Tax Proposals are currently drafted, generally, where a Canadian Resident Shareholder holds a "participating interest" (that is not an "exempt interest") in an entity that constitutes a "foreign investment entity" at the entity's taxation year-end, the Canadian Resident Shareholder generally will be required to take into account in computing income for such Canadian Resident Shareholder's taxation year that includes such year-end (i) an amount determined as a prescribed percentage of the Canadian Resident Shareholder's "designated cost" of such interest at the end of each month ending in the Canadian Resident Shareholder's taxation year at which time the interest is held by such shareholder; (ii) in certain limited circumstances, any gains and losses accrued on such interest for the year; or (iii) in certain limited circumstances, a Canadian Resident Shareholder's proportionate share of the foreign investment entity's income (or loss) for the year calculated using Canadian tax rules. For purposes of these Tax Proposals, the Allied Nevada Shares will constitute a "participating interest".

        The determination of whether Allied Nevada is a foreign investment entity must be made on an annual basis at each of its taxation year-ends in which a Canadian Resident Shareholder holds Allied Nevada Shares. The determination of whether Allied Nevada Shares constitute an "exempt interest" is made on an on-going basis. No assurances can be given that Allied Nevada will not be a foreign investment entity at the end of its December 31, 2006 taxation year or at the end of any of its subsequent taxation years or that Allied Nevada Shares will be an "exempt interest" at all relevant times. Canadian Resident Shareholders acquiring Allied Nevada Shares pursuant to the Arrangement should consult their own tax advisors concerning these July 18, 2005 Tax Proposals.

Foreign Reporting

        A Canadian Resident Shareholder that is a "specified Canadian entity" for a taxation year or a fiscal period and whose total cost amount of "specified foreign property", including Allied Nevada Shares, at any time in the year or fiscal period exceeds CDN$100,000 (as such terms are defined in the Tax Act) will be required to file an information return for the year or period disclosing prescribed information. Subject to certain exceptions, a Canadian Resident Shareholder in the year will generally be a "specified Canadian entity". Canadian Resident Shareholders should consult their own tax advisors to determine whether such shareholders must comply with these rules.

Qualified Investments

        A condition of the Arrangement is that the Allied Nevada Shares be listed on the TSX before the Effective Time. Because the Allied Nevada Shares will be listed on a prescribed stock exchange (which currently includes the TSX) prior to the Effective Time, Allied Nevada Shares will be qualified investments for trusts governed by registered retirement savings plans, registered education savings plans, registered retirement income funds and deferred profit sharing plans (collectively, "Registered Plans"), subject to the specific provisions of any particular plan.

        Provided that Vista is a "public corporation" as defined in the Tax Act, the Vista New Shares will be qualified investments for Registered Plans, subject to the specific provisions of any particular plan.

Dissenting Canadian Resident Shareholders

        A dissenting Canadian Resident Shareholder who receives a payment from Vista equal to the fair market value of such Canadian Resident Shareholder's Vista Shares as a result of the exercise of such Canadian Resident Shareholder's dissent rights will be deemed to have received a taxable dividend equal to the amount by which the payment (other than an amount in respect of interest, if any, awarded by a court) exceeds the paid-up capital of such shares, except to the extent that, in the case of a corporation, such deemed dividend is included in the proceeds of disposition of the Vista Shares pursuant to subsection 55(2) of the Tax Act.

        A dividend deemed to be received by a Canadian Resident Shareholder who dissents from the Arrangement will be included in computing such dissenting Canadian Resident Shareholder's income for purposes of the Tax Act. The gross-up and dividend tax credit rules normally applicable to taxable dividends paid by taxable Canadian corporations will apply to deemed dividends received by individuals. Pursuant to the June 29, 2006 Tax Proposals, if Vista designates the deemed dividend as an "eligible dividend", the enhanced gross-up and dividend tax credit mechanism will be applicable in respect of such dividend. However, there may be limitations on the ability of Vista to designate dividends as "eligible dividends" and there can be no assurance that the June 29, 2006 Tax Proposals will be enacted into law in the form proposed or at all.

        Subject to the potential application of subsection 55(2) of the Tax Act, deemed dividends received by a corporation will normally be deductible in computing taxable income. Certain corporations may be liable to pay a 33 1/3% refundable tax under Part IV of the Tax Act on such deemed dividends.

        Subsection 55(2) of the Tax Act provides that where a corporate Shareholder is deemed to receive a dividend under the circumstances described above, all or part of such deemed dividend may be treated as proceeds of disposition of the Vista Shares and not as a dividend, for the purposes of computing a dissenting

Shareholder's capital gain on the disposition of such shares. Dissenting Canadian Resident Shareholders that are corporations should consult their own tax advisors with respect to the potential application of these provisions.

        A dissenting Canadian Resident Shareholder will also be considered to have disposed of such Canadian Resident Shareholder's Vista Shares for proceeds of disposition equal to the amount paid to such dissenting Canadian Resident Shareholder less an amount in respect of interest, if any, awarded by a court and the amount of any deemed dividend not included in the proceeds of disposition of Vista Shares pursuant to subsection 55(2) of the Tax Act, thereby giving rise to a capital gain or capital loss to the dissenting Canadian Resident Shareholder calculated in accordance with the provisions of the Tax Act. The general tax treatment of capital gains and losses is discussed above under "Canadian Resident Shareholders — Exchange of Vista Shares for Vista New Shares and Allied Nevada Shares".

        Any interest awarded to a dissenting Canadian Resident Shareholder by a court will be included in the dissenting Canadian Resident Shareholder's income for purposes of the Tax Act.

Canadian Resident Warrantholders

        The following portion of this summary applies to Canadian Resident Securityholders holding Vista Warrants ("Canadian Resident Warrantholders"). The Vista Warrants' current contractual agreements include provisions that adjust the terms of the Vista Warrants upon Vista completing certain transactions such as the Arrangement. The adjustment of the terms of the Vista Warrants pursuant to the existing agreements in respect of the Vista Warrants should not result in a disposition by a Canadian Resident Warrantholder of the Vista Warrants. Therefore, a Canadian Resident Warrantholder should not realize a gain or loss as a consequence of the Arrangement.

        Provided that Vista is a "public corporation" for the purposes of the Tax Act, the Vista Warrants to acquire New Vista Shares will be qualified investments for trusts governed by the Registered Plans, subject to the specific provisions of any particular plan.

Canadian Resident Optionholders

        The following portion of this summary applies to Canadian Resident Securityholders holding Vista Options who acquired Vista Options by virtue of their employment with Vista (or corporations that do not deal at arm's length with Vista for purposes of the Tax Act) ("Canadian Resident Optionholders").

        A Canadian Resident Optionholder will be deemed to exchange his or her Vista Options for Vista New Options and Allied Nevada Options. Provided that the aggregate In-the Money Amount of the Vista New Options and the Allied Nevada Options of the Canadian Resident Optionholder immediately after the Option Exchange does not exceed the In-the-Money Amount of the Canadian Resident Optionholder's Vista Options immediately before the Option Exchange, the Canadian Resident Optionholder will not realize income or gain in respect of the Option Exchange.

Securityholders Not Resident in Canada

        The following portion of the summary applies to a Securityholder who, for purposes of the Tax Act and any applicable income tax treaty or convention, has not been and will not be resident or deemed to be resident in Canada at any time while such Securityholder has held Vista Securities (a "Non-Resident Securityholder") and, except as specifically discussed below, to whom such Vista Securities are not "taxable Canadian property" (as defined in the Tax Act). In addition, this portion of the summary does not apply to a non-resident of Canada that is an insurer carrying on business in Canada and elsewhere.

        The term "U.S. Securityholder", for the purposes of this summary means a Non-Resident Shareholder who, for purposes of the Canada-United States Income Tax Convention (1980) (the "Canada-U.S. Tax Treaty"), is at all relevant times a resident of the United States and does not use or hold and is not deemed to use or hold the Vista Securities in connection with carrying on a business in Canada through a permanent establishment or fixed base in Canada. It is the present published policy of the CRA that most entities (including most limited liability companies) that are treated as being fiscally transparent for United States federal income tax purposes will not qualify as residents of the United States under the provisions of the Canada-U.S. Tax Treaty and are therefore not entitled to any benefits under the Canada-U.S. Tax Treaty. Non-Resident Securityholders are urged to consult with their own tax advisors to determine their entitlement to benefits under the Canada-U.S. Tax Treaty based on their particular circumstances.

        Generally, Vista Shares will not be taxable Canadian property at a particular time provided that such shares are listed on a prescribed stock exchange (which exchanges currently include the TSX and the AMEX), the Non-Resident Securityholder does not use or hold, and is not deemed to use or hold, the Vista Shares in connection with carrying on a business in Canada and the Non-Resident Securityholder, persons with whom such Non-Resident Securityholder does not deal at arm's length, or the Non-Resident Securityholder together with such persons, has not owned 25% or more of the issued shares of any class or series of the capital stock of Vista at any time within the 60 months preceding the particular time. Generally, Vista Warrants will not be taxable Canadian property to a Non-Resident Securityholder provided that the Non-Resident Securityholder does not and has not owned Vista Shares which are or were taxable Canadian property to the Non-Resident Securityholder.

        A Non-Resident Securityholder whose Vista Shares are taxable Canadian property should consult their own tax advisors.

Non-Resident Shareholders

        The following portion of this summary applies to Non-Resident Securityholders holding Vista Shares ("Non-Resident Shareholders").

Exchange of Vista Shares for Vista New Shares and Allied Nevada Shares

        If the fair market value of the Allied Nevada Shares and the amount of any cash in lieu of fractional shares received by a Non-Resident Shareholder (other than a dissenting Non-Resident Shareholder) exceeds the paid-up capital of the Vista Shares exchanged pursuant to the Arrangement, the Non-Resident Shareholder will be deemed to receive a dividend equal to the amount of such excess. At June 30, 2006, management of Vista believes that the paid-up capital of each Vista Share was CDN$5.13; however, this amount will change prior to the Effective Date as Vista issues additional Vista Shares (including in respect of the Vista Financing). A determination of whether a Non-Resident Shareholder will be deemed to be receive a dividend and the amount of any such dividend cannot be made at this time because it will be dependent on the fair market value, on the Effective Date, of the Allied Nevada Shares distributed by Vista pursuant to the Arrangement and the paid-up capital of the Vista Shares on the Effective Date.

        A deemed dividend arising as a result of the disposition of Vista Shares pursuant to the Arrangement will be subject to Canadian withholding tax at the rate of 25% of the deemed dividend. This rate may be reduced under an applicable tax treaty or convention between Canada and the country in which the Non-Resident Shareholder resides. In the case of a beneficial owner of dividends who is a U.S. Securityholder, the rate of Canadian withholding tax generally will be reduced to 15% of the gross amount of such dividends. In addition, under the Canada-U.S. Tax Treaty, dividends paid or credited or deemed to be paid or credited to certain U.S. Securityholders that are U.S. tax-exempt organizations generally will not be subject to Canadian withholding tax.

        If Vista determines that a deemed dividend may arise as a consequence of the Arrangement, it will withhold Allied Nevada Shares otherwise owing to Non-Resident Shareholders and will sell these Allied Nevada Shares, on behalf of the Non-Resident Shareholders, until sufficient net cash proceeds are realized to satisfy Vista's withholding tax obligations. Any Allied Nevada Shares that are withheld and are not sold to realize sufficient net proceeds to fund Vista's withholding tax obligations (if any) will be distributed to the Non-Resident Shareholders. For Non-Resident Shareholders to benefit from the provisions of a Tax Treaty, the Non-Resident Shareholder must provide the information requested in the Letter of Transmittal relating to the application of an applicable tax treaty in respect of the beneficial owner of the Vista Shares. Where a Non-Resident

Shareholder's Vista Shares are not registered in the Non-Resident Shareholder's name, the Non-Resident may want to re-register the Vista Shares in such shareholder's name to ensure that the information requested in the Letter of Transmittal can be provided and the provisions of an applicable tax treaty will be applied in determining the amount of non-resident withholding tax applicable in respect of any deemed dividend.

        If Vista Shares are or are deemed to be taxable Canadian property to a particular Non-Resident Shareholder, such Non-Resident Shareholder will realize a capital gain (or a capital loss) on the exchange of Vista Shares pursuant to the Arrangement and such capital gain (or capital loss) will generally be computed in the manner described above under "Shareholders Resident in Canada — Exchange of Vista Shares for Vista New Shares and Allied Nevada Shares". Any such capital gain may be exempt from tax under the Tax Act under the terms of an income tax treaty or convention between Canada and the country in which the Non-Resident Shareholder resides. Under the Canada-U.S. Tax Treaty, a U.S. shareholder would generally not be subject to Canadian income tax in respect of a capital gain arising on the Vista Shares unless the value of the Vista Shares at the time of the disposition is derived principally from "real property (including rights to explore for or to exploit mineral deposits) situated in Canada" within the meaning of the Canada-U.S. Tax Treaty.

        There will be no income taxes payable by the Non-Resident Shareholder as a consequence of the repayment of the Vista Debt because the Vista Debt will not be taxable Canadian property.

Holding and Disposing of Vista New Shares

Dispositions

        A Non-Resident Shareholder will not be subject to tax under the Tax Act in respect of any capital gain realized by such Non-Resident Shareholder on a disposition of Vista New Shares acquired pursuant to the Arrangement, unless the Vista New Shares constitute "taxable Canadian property" (as defined in the Tax Act) and the Non-Resident Shareholder is not entitled to relief under an applicable income tax treaty. See the discussion above regarding the description of taxable Canadian property and the possible application of the Canada-U.S. Tax Treaty.

Dividends

        Dividends on Vista New Shares paid or credited to a Non-Resident Shareholder will be subject to Canadian withholding tax at the rate of 25% of the gross amount of the dividends. This rate may be reduced under an applicable tax treaty or convention between Canada and the country in which the Non-Resident Shareholder resides. In the case of a beneficial owner of dividends who is a U.S. Securityholder, the rate of Canadian withholding tax generally will be reduced to 15% of the gross amount of such dividends. In addition, under the Canada-U.S. Tax Treaty, dividends paid or credited or deemed to be paid or credited to certain U.S. Securityholders that are U.S. tax-exempt organizations generally will not be subject to Canadian withholding tax.

Holding and Disposing of Allied Nevada Shares

Dispositions

        A Non-Resident Shareholder will not be subject to tax under the Tax Act in respect of any capital gain realized by such Non-Resident Shareholder on a disposition of Allied Nevada Shares acquired pursuant to the Arrangement (including a disposition on behalf of the Non-Resident Shareholder to fund withholding taxes as described above), unless the Allied Nevada Shares constitute "taxable Canadian property" (as defined in the Tax Act) and the Non-Resident Shareholder is not entitled to relief under an applicable income tax treaty. Allied Nevada will not be a corporation resident in Canada, therefore, in general, the Allied Nevada Shares will not constitute taxable Canadian property unless greater than 50% of the fair market value of the Allied Nevada Shares and of Allied Nevada's assets is derived from certain Canadian assets.

Dividends

        Because Allied Nevada is not a corporation resident in Canada, dividends paid or credited to a Non-Resident Shareholder will not be subject to Canadian withholding tax.

Dissenting Non-Resident Shareholders

        A Non-Resident Shareholder who exercises its Dissent Rights and receives a payment from Vista for its Vista Shares as a result of the exercise of such shareholder's Dissent Rights will be deemed to have received a taxable dividend equal to the amount by which the payment (other than an amount, if any, in respect of interest awarded by a court) exceeds the paid-up capital of such shares. A dissenting Non-Resident Shareholder will also be considered to have disposed of its Vista Shares for proceeds of disposition equal to the amount paid to such dissenting Non-Resident Shareholder less an amount in respect of interest, if any, awarded by the Court and the amount of any deemed dividend, except that no capital gain or loss will be realized on the disposition of such shareholder's Vista Shares for purposes of the Tax Act provided such Vista Shares are not "taxable Canadian property" to such shareholder at the time of disposition. Dissenting Non-Resident Shareholders will be subject to withholding tax under the Tax Act in respect of deemed dividends and interest arising from the disposition of such shareholder's Vista Shares. The applicable withholding tax rate is 25% in respect of such amounts. This rate may be reduced under an applicable tax treaty or convention between Canada and the country in which the Non-Resident Shareholder resides. In the case of a beneficial owner of dividends or interest who is a U.S. Securityholder, the rate of Canadian withholding tax generally will be reduced to 15% of the gross amount of such dividends and 10% of the amount of such interest. In addition, under the Canada-U.S. Tax Treaty, interest and dividends paid or credited or deemed to be paid or credited to certain U.S. Securityholders that are U.S. tax-exempt organizations generally will not be subject to Canadian withholding tax.

Non-Resident Warrantholders

        The following portion of this summary applies to Non-Resident Securityholders holding Vista Warrants ("Non-Resident Warrantholders"). A Non-Resident Warrantholder whose Vista Warrants are not considered taxable Canadian property will not be subject to Canadian income tax under the Arrangement.

Non-Resident Optionholders

        The following portion of this summary applies to Non-Resident Securityholders holding Vista Options who acquired Vista Options by virtue of their employment with Vista (or corporations that do not deal at arm's length with Vista for purposes of the Tax Act) where such employment was exercised exclusively outside of Canada and at all relevant times the employee was not, and was not deemed to be a resident of Canada ("Non-Resident Optionholders"). A Non-Resident Optionholder whose Vista Options are not considered taxable Canadian property will not be subject to Canadian income tax under the Arrangement. Generally, Vista Options will not be taxable Canadian property provided that the Non-Resident Optionholder does not and has not owned Vista Shares which are or were taxable Canadian property (as defined in the Tax Act and described above) to the Non-Resident Optionholder.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        NOTICE PURSUANT TO IRS CIRCULAR 230: NOTHING CONTAINED IN THIS SUMMARY CONCERNING ANY U.S. FEDERAL TAX ISSUE IS INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED, BY A U.S. HOLDER (AS DEFINED BELOW), FOR THE PURPOSE OF AVOIDING U.S. FEDERAL TAX PENALTIES UNDER THE CODE (AS DEFINED BELOW). THIS SUMMARY WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED BY THIS CIRCULAR. EACH U.S. HOLDER SHOULD SEEK U.S. FEDERAL TAX ADVICE, BASED ON SUCH U.S. HOLDER'S PARTICULAR CIRCUMSTANCES, FROM AN INDEPENDENT TAX ADVISOR.

        The following discussion of certain of the anticipated material U.S. federal income tax considerations arising from and relating to the Distribution (as defined below) is for general information only, and does not purport to be a complete analysis or listing of all U.S. federal income tax consequences that may apply to a Holder of Vista Shares.

  Authorities

        This summary is based upon the U.S. Internal Revenue Code of 1986, as amended (the "Code"); Treasury Regulations, proposed, temporary and final, issued under the Code; and judicial and administrative interpretations of the Code and Treasury Regulations, in each case as in effect and available as of the date of this Circular. The Code, Treasury Regulations and judicial and administrative interpretations thereof, however, may change at any time, and any change could be retroactive to the date of this Circular. The Code, Treasury Regulations and judicial and administrative interpretations thereof are also subject to various interpretations, and the U.S. Internal Revenue Service (the "IRS") or the U.S. courts could later disagree with the explanations or conclusions contained in this summary.

  U.S. Holder

        For purposes of this summary, a "U.S. Holder" is a beneficial owner of Vista Shares that, for U.S. federal income tax purposes, is: a citizen or resident of the U.S., including some former citizens or residents of the U.S.; a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or any state thereof, including the District of Columbia; an estate if its income is subject to U.S. federal income taxation regardless of its source; or a trust if it has validly elected to be treated as a U.S. person for U.S. federal income tax purposes or if a U.S. court can exercise primary supervision over its administration, and one or more U.S. persons have the authority to control all of its substantial decisions. If a partnership, or other entity taxed as a partnership for U.S. federal income tax purposes, holds the Vista Shares, the U.S. federal income tax treatment of a partner in the partnership will depend on the status of the partner and the activities of the partnership. Partnerships that hold the Vista Shares, and partners in such partnerships, are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of holding the Vista Shares.

  Non-U.S. Holders

        A "non-U.S. Holder" is a beneficial owner of Vista Shares other than a U.S. Holder. This summary does not address the U.S. federal income tax consequences of the Distribution to non-U.S. Holders of Vista Shares, and such non-U.S. Holders are accordingly urged to consult their own tax advisors regarding the potential U.S. federal income tax consequences to them of the Distribution, and the potential application of any tax treaties. See "Certain United States Federal Income Tax Consequences of the Ownership and Disposition of Allied Nevada Shares for Persons Other than U.S. Holders".

Certain U.S. Federal Income Tax Considerations for U.S. Holders

        VISTA IS LIKELY TO BE A PASSIVE FOREIGN INVESTMENT COMPANY ("PFIC"). BECAUSE IT IS IMPORTANT FOR U.S. HOLDERS OF VISTA SHARES WHO HAVE NOT PREVIOUSLY FULLY

CONSIDERED THE PFIC TREATMENT OF THEIR VISTA SHARES TO REVIEW THE U.S. FEDERAL TAX STATUS OF THEIR VISTA SHARES AND BECAUSE THE PFIC RULES ARE COMPLEX, U.S. HOLDERS OF VISTA SHARES ARE STRONGLY URGED TO OBTAIN ADVICE FROM AN INDEPENDENT TAX ADVISOR AS PROMPTLY AS POSSIBLE AS TO THE PFIC ISSUES WITH RESPECT TO THEIR VISTA SHARES. ACTION MAY BE REQUIRED WITH RESPECT TO A 2005 RETURN FOR SOME SHAREHOLDERS. SEE "PASSIVE FOREIGN INVESTMENT COMPANY RULES" BELOW.

Scope of This Disclosure

  Transactions Addressed

        The following discussion is a summary of the anticipated material U.S. federal income tax consequences arising from and relating to the Distribution (as defined below) that are generally applicable to U.S. Holders of Vista Shares.

        The following discussion of the anticipated material U.S. federal income tax considerations arising from and relating to the Distribution is for general information only, and does not purport to be a complete analysis or listing of all U.S. federal income tax consequences that may apply to a U.S. Holder of Vista Shares. The tax rules applicable to U.S. Holders of Vista Shares are extremely complex, and it is unlikely that U.S. Holders of Vista Shares will be able to make an informed decision with respect to the matters discussed in this section without the assistance of a tax advisor. U.S. Holders of Vista Shares are strongly urged to consult their own tax advisors to determine the particular tax consequences to them of the Distribution, including the application and effect of U.S. federal, state, local, and other tax laws.

  Assumptions Regarding Vista

        This summary is based upon certain understandings and assumptions with respect to the business, assets and shareholders of Vista, including that Vista is not, has not at any time been and will not be immediately prior to the Distribution a "controlled foreign corporation" as defined in Section 957(a) of the Code. In the event that one or more of such understandings or assumptions proves to be inaccurate, the following summary may not apply and material adverse U.S. federal income tax consequences may result to U.S. Holders.

  Transactions Not Addressed

        This summary does not address the U.S. federal income tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the Distribution or the Distribution (whether or not any such transactions are undertaken in connection with the Distribution), including, without limitation, the following:

  •
  any exercise of any warrant or other right to acquire the Vista Shares;

  •
  any conversion into Vista Shares of any Vista notes, debentures or other debt instruments; and

  •
  any transaction in which Vista Shares or Allied Nevada Shares are acquired other than the Distribution.

  Persons Not Addressed

        The U.S. federal income tax consequences to the following persons (including persons who are U.S. Holders) are not addressed in this summary, and the following persons are accordingly urged to consult with their own tax advisors regarding the U.S. federal income tax consequences to them of the Distribution:

  •
  Vista and Allied Nevada;

  •
  persons that may be subject to special U.S. federal income tax treatment such as financial institutions, real estate investment trusts, tax-exempt organizations, qualified retirement plans, individual retirement accounts, regulated investment companies, insurance companies, dealers in securities or currencies, or traders in securities that elect to apply a mark-to-market accounting method (except as a result of an election under the PFIC rules discussed below);

  •
  persons that acquired Vista Shares pursuant to an exercise of employee stock options or rights or otherwise as compensation for services;

  •
  persons that hold any Vista notes, debentures or other debt instruments;

  •
  persons having a functional currency for U.S. federal income tax purposes other than the U.S. dollar;

  •
  persons that hold Vista Shares as part of a position in a straddle or as part of a hedging or conversion transaction;

  •
  persons subject to the alternative minimum tax; and

  •
  persons who own their Vista Shares other than as a capital asset as defined in the Code.

  Treaty Application to Certain Persons

        U.S. Holders who do not maintain a substantial presence, permanent home or habitual abode in the U.S. or whose personal and economic relations are not closer to the U.S. than to any other country (other than Canada) may be unable to benefit from the provisions of the Convention Between the United States of America and Canada with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended (the "Canada-U.S. Tax Convention"). These U.S. Holders, U.S. Holders who may also be citizens or residents of Canada and any other U.S. Holders whose status is subject to determination by Competent Authorities under the Canada-U.S. Tax Convention should consult their own tax advisors concerning the availability of benefits under the Canada-U.S. Tax Convention.

  State and Local Taxes, Foreign Jurisdictions Not Addressed

        This summary does not address U.S. state or local tax consequences, or the tax consequences in jurisdictions other than the U.S., of the Distribution.

  Particular Circumstance of any Particular U.S. Holder Not Addressed

        This summary does not take into account the particular facts and circumstances, with respect to U.S. federal income tax issues, of any particular U.S. Holder. Each U.S. Holder should consult their own tax advisor regarding the U.S. federal income tax consequences of the Distribution to them in light of their particular circumstances.

Distribution of Allied Nevada Shares

  Classification of the Transaction for U.S. Tax Purposes

        This summary assumes that the series of transactions undertaken pursuant to the Arrangement involving (i) the formation and capitalization of Allied Nevada, (ii) the recapitalization of Vista wherein common shareholders of Vista will receive new common sharesof Vista in exchange for their old common shares of Vista and (iii) the distribution of Allied Nevada Shares to Vista Shareholders (collectively, the "Distribution") will be treated, under the step transaction doctrine or otherwise, for U.S. federal income tax purposes, as if Vista transferred certain assets subject to liabilities to Allied Nevada, in exchange for the Allied Nevada Shares, and then distributed the Allied Nevada Shares to the holders of Vista Shares. There can be no assurance that the IRS will not challenge this U.S. federal income tax treatment of the Arrangement or that, if challenged, a U.S. court would not agree with the IRS. Each U.S. Holder should consult its own tax advisor regarding the proper treatment of the Arrangement for U.S. federal income tax purposes.

  Consequences of the Distribution

        Subject to the PFIC rules discussed below, U.S. Holders receiving the Allied Nevada Shares under the Distribution will be required to include in gross income as a dividend for U.S. federal income tax purposes the sum of the fair market value of Allied Nevada Shares and cash received by them to the extent that Vista has current or accumulated earnings and profits, without reduction for any Canadian income tax withheld from such distributions. The amount, if any, of the U.S. dividend component of the Distribution will depend on the number of Allied Nevada Shares distributed, the value of the Allied Nevada Shares as of the Effective Date, the financial results of Vista's activities for the current year and other factors. Preliminary estimates suggest that there is unlikely to be any U.S. dividend component to the Distribution if the value of each Allied Nevada Shares is $5.00 or less at the Effective Date and Vista's activities for the current financial year do not result in additional earnings and profits for the current year. Vista will furnish information with respect to the fair market value of the Allied Nevada Shares distributed and the U.S. dividend component of the Distribution on a per Vista Share basis on its website after the Effective Date. There can be no assurance that the information provided by Vista will be accepted by the Internal Revenue Service as correct. Any such Canadian tax withheld may be credited, subject to certain limitations, against the U.S. Holder's federal income tax liability or, alternatively, may be deducted in computing the U.S. Holder's federal taxable income by those who itemize deductions. Any such dividend is not expected to qualify for the reduced U.S. federal income tax rates applicable to "qualified dividend income" in the case of a U.S. Holder that is an individual, estate, or trust and that satisfies certain holding period requirements. To the extent that the gross fair market value of such Allied Nevada Shares and cash exceeds current and accumulated earnings and profits of Vista, such excess will be treated first as a return of capital up to the U.S. Holder's adjusted tax basis in Vista Shares, and thereafter as gain from the sale or exchange of Vista Shares. Preferential tax rates for long-term capital gains are applicable to a U.S. Holder, which is an individual, estate or trust. There are currently no preferential tax rates for long-term capital gains for a U.S. Holder, which is a corporation. Deductions for capital losses are subject to significant limitations, and no loss is allowable on account of the Distribution.

Sales to Discharge Canadian and Other Taxes

        If any portion of the Distribution is treated as a dividend for Canadian tax purposes, it is possible that U.S. Holders will be liable for Canadian income taxes which will be withheld at the source. Since no portion of the Distribution is cash except cash paid in lieu of fractional shares, it may be necessary to sell some portion of a U.S. Holder's Allied Nevada Shares to pay such withheld taxes. Such sales will result in the recognition of either short term or ordinary gain or loss for U.S. federal income tax purposes if such shares result in a net amount realized which is greater or lesser than the value for purposes of the Distribution of the Allied Nevada Shares sold. The amount of the Distribution included in income by a U.S. Holder will not be reduced for U.S. federal income tax purposes by the amount withheld. However, the amount withheld may be deductible as a tax or eligible to be claimed as a foreign tax credit subject to the limitations on deductions and credits for foreign income taxes.

U.S. Tax Attributes of Vista Shares and Allied Shares after the Distribution

        Subject to the PFIC rules discussed below, a U.S. Holder's basis for its Vista Shares will be the same as its basis before the distribution reduced by the amount that its share of the Distribution was treated as return of capital, and its holding period(s) for its Vista Shares will be based on the original date(s) of acquisition of such shares. Dividend consequences and tax consequences of dispositions of Vista Shares will depend on the PFIC status of Vista and the PFIC election status of the U.S. Holder with respect to its Vista Shares. See "Passive Foreign Investment Company Rules" discussed below.

        A U.S. Holder's basis for its Allied Nevada Shares will be the fair market value of such shares received in the Distribution, and its holding period for the Allied Nevada Shares received in the Distribution will commence on the date of the distribution. Dividend consequences and tax consequences of dispositions of Allied Nevada Shares are expected to be similar to the rules generally applicable to dividends and dispositions of shares of U.S. domestic corporations whose shares are publicly held. Accordingly, dividends and, if the holding period and capital assets status requirements are met, sales are likely to qualify for preferential rates.

Passive Foreign Investment Company Rules

  General

        Vista believes that it was classified as a PFIC under section 1297 of the Code for its most recent taxable year ended on or prior to the date of the Distribution, was a PFIC in earlier taxable years and will be a PFIC for its current taxable year and is likely to continue be a PFIC in subsequent taxable years until it has significant operating income. A non-U.S. corporation generally is classified as a PFIC for U.S. federal income tax purposes in any taxable year if, either (a) at least 75% of its gross income is "passive" income (the "income test"), or (b) on average at least 50% of the gross value of its assets is attributable to assets that produce passive income or are held for the production of passive income (the "asset test"). For purposes of the income test and the asset test, if a non-U.S. corporation owns directly or indirectly at least 25% (by value) of the stock of another corporation, the non-U.S. corporation will be treated as if it held its proportionate share of the assets of the latter corporation and received directly its proportionate share of the income of that latter corporation. Passive income generally includes dividends, interest, royalties and rents (other than rents and royalties derived in the active conduct of a trade or business and not derived from a related person).

        For any taxable year in which Vista is a PFIC, U.S. Holders will be subject to U.S. federal income tax in respect of Vista Shares in accordance with the special rules applicable to investments in PFICs. Under the PFIC rules, the U.S. federal income tax consequences of the ownership of Vista Shares will be governed by the so-called "non-qualified fund" regime, unless either (a) a U.S. Holder elects to treat Vista as a "qualifying electing fund" ("QEF"), and Vista annually supplies its U.S. Holders with the information necessary for compliance with the QEF election, or (b) Vista Shares constitute "marketable stock", within the meaning of section 1296 of the Code, and the U.S. Holder elects to mark Vista Shares to market as of the end of each taxable year.

        U.S. HOLDERS ARE STRONGLY ADVISED TO CONSULT THEIR OWN TAX ADVISORS ABOUT THE POSSIBLE CHARACTERIZATION OF THE CORPORATION AS A PFIC AS WELL AS THE ADVISABILITY OF MAKING A QEF ELECTION OR A MARK-TO-MARKET ELECTION.

  Non-Qualifying Fund

        In general, if a QEF election or a mark-to-market election is not made by a U.S. Holder, any gain on a sale or other disposition of Vista Shares by such a U.S. Holder would be treated as ordinary income and would be subject to special tax rules. Under these special tax rules, (a) the amount of any such gain would be allocated ratably over the U.S. Holder's holding period for Vista Shares, (b) the amount of ordinary income allocated to years prior to the year of sale or other disposition would be subject to tax at the highest statutory rate applicable to such U.S. Holder for each such year (determined without regard to other income, losses or deductions of the U.S. Holder for such years), and (c) the tax for such prior years would be subject to an interest charge, computed at the rate applicable to underpayments of tax. Under proposed U.S. Treasury regulations, a "disposition" may include, under certain circumstances, transfers at death, gifts, pledges of shares and other transactions with respect to which gain is not ordinarily recognized. In addition, the adjustment ordinarily made to the tax basis of stock owned by a decedent may not be available with respect to Vista Shares. Rules similar to those applicable to dispositions will generally apply to distributions in respect of Vista Shares that exceed 125% of the average amount of distributions in respect of such Vista Shares during the preceding three years, or, if shorter, during the preceding years in the U.S. Holder's holding period ("excess distributions"). Normal dividend rules as described above under "Consequences of the Distribution" apply to distributions which are not "excess distributions" except preferential rates normally applicable to dividends do not apply to PFICs. It must be noted that since Vista has never made any distributions prior to the Distribution. As a result the entire Distribution will be an "excess distribution".

        Each U.S. Holder would be required to annually file IRS Form 8621 (Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund) with such U.S. Holder's timely filed U.S. federal income tax return (or with the U.S. Internal Revenue Service Center, P.O. Box 21086, Philadelphia, Pennsylvania 19114, if the U.S. Holder is not required to file a return).

  QEF Election

        If a U.S. Holder makes a valid and timely-filed QEF election in connection with a purchase of Vista Shares, and provided that Vista annually supplies the information necessary to comply with such election, then the electing U.S. Holder will be required each taxable year to recognize, as ordinary income, a pro rata share of Vista's earnings, and to recognize, as capital gain, a pro rata share of Vista's net capital gain, in each case without regard to whether distributions are received with respect to Vista Shares for such year. The QEF election, once made, applies to all subsequent taxable years of the U.S. Holder in which it holds Vista Shares until Vista ceases to be a PFIC. If Vista is again a PFIC in any taxable year following a year in which Vista was not treated as a PFIC, the original QEF election continues to be effective. For any taxable year in which Vista is a PFIC and does not have any net income, a U.S. Holder would not have any deduction as a result of the QEF election. Vista will provide the information necessary for complying with the QEF Election. Amounts included in a U.S. Holder's taxable income under the QEF regime would increase such U.S. Holder's tax basis in Vista Shares, and subsequent distributions by Vista would not be taxable to the U.S. Holder, and instead would reduce the U.S. Holder's tax basis in Vista Shares to the extent that the U.S. Holder could demonstrate that the distributions were attributable to previously-taxed income. Distributions not attributable to previously taxed income are taxed as described above under "Consequences of the Distribution" except preferential rates normally applicable to dividends do not apply to PFICs. A U.S. Holder generally would recognize capital gain or loss upon a disposition of Vista Shares that were subject to a QEF election at all times during such U.S. Holder's holding period. Special rules would apply if a U.S. Holder makes a QEF election later than the first taxable year in which Vista Shares are owned (which could result in the U.S. Holder remaining subject to the non-qualifying fund regime described above).

  Mark-to-Market Election

        If a U.S. Holder makes a valid and timely-filed mark-to-market election, and provided that Vista Shares constitute "marketable stock" within the meaning of section 1296 of the Code, then in any year in which Vista is a PFIC the U.S. Holder annually would be required to report any unrealized gain with respect to its Vista Shares as an item of ordinary income, and would be permitted to deduct any unrealized loss, as an ordinary loss, to the extent of previous inclusions of ordinary income. Any gain subsequently realized by such electing U.S. Holder upon a disposition of Vista Shares also would be treated as ordinary income, rather than capital gain, but such U.S. Holder would not be subject to an interest charge on the resulting tax liability as under the non-qualifying fund regime. A U.S. Holder who makes a mark-to-market election would still be taxed on actual distributions from Vista when received as described above under "Consequences of the Distribution" except preferential rates normally applicable to dividends do not apply to PFICs.

        For purposes of the mark-to-market election, marketable stock generally includes stock that is regularly traded on certain established Vista Shares markets within the United States, including the American Stock Exchange, or on any exchange or other market that the IRS determines has trading, listing, financial disclosure, and other rules adequate to carry out the purposes of the mark-to-market election. The Toronto Stock Exchange may qualify as such an exchange. Each U.S. Holder should consult its own advisor as to whether the mark-to-market election is available with respect to Vista Shares. Special rules would apply to a U.S. Holder that held Vista Shares prior to the first taxable year for which the mark-to-market election was effective, which could result in an interest charge for such first taxable year, as under the non-qualifying fund regime described above.

        A U.S. Holder choosing to make a mark-to-market election must make the election on Form 8621 for the taxable year of election and must annually file Form 8621 with such U.S. Holder's timely filed U.S. federal income tax return or with the IRS. Once made, a mark-to-market election would be effective for all subsequent taxable years of such U.S. Holder unless revoked with the consent of the Secretary of the Treasury or unless Vista Shares cease to be marketable.

  Making of PFIC Elections

        The impact of the PFIC rules on a U.S. Holder as a result of the Distribution will depend on whether the U.S. Holder has made a timely and effective election to treat Vista as a qualified electing fund under

Section 1295 of the Code for the tax year that is the first year in the U.S. Holder's holding period of Vista Shares during which Vista qualifies as a PFIC (a "QEF Election"). A U.S. Holder of a PFIC who made such a QEF Election may hereinafter be referred to as an "Electing Shareholder" and a U.S. Holder of a PFIC who did not make a QEF Election may hereinafter be referred to as a "Non-Electing Shareholder." The impact of the PFIC rules on a U.S. Holder as a result of the Distribution may also depend on whether the U.S. Holder has made a mark-to-market election under Section 1296 of the Code.

        If a U.S. Holder has not made a timely and effective QEF Election with respect to the first year in the U.S. Holder's holding period in which Vista is a PFIC, such U.S. Holder may qualify as an Electing Shareholder by filing on a timely basis filed U.S. income tax return (including extensions), a QEF Election and a "deemed sale election" to recognize under the rules of Section 1291 of the Code, any gain that he would otherwise recognize if the U.S. Holder sold his stock on the "qualification date". The qualification date is the first day of Vista's tax year in which Vista qualified as a "qualified electing fund" with respect to such U.S. Holder. The deemed sale election can only be made if such U.S. Holder held Vista Shares on the qualification date. By timely making such QEF Election and deemed sale elections, the U.S. Holder will be deemed to have made a timely QEF Election.

        In addition to the above rules, under very limited circumstances, a U.S. Holder may make a retroactive QEF Election if such U.S. Holder failed to file the QEF Election documents in a timely manner.

        U.S. HOLDERS OF VISTA SHARES WHO HAVE NOT MADE A TIMELY QEF ELECTION OR MARK-TO-MARKET ELECTION MAY BE ELIGIBLE TO MAKE RETROACTIVE ELECTIONS OR OBTAIN ADMINISTRATIVE RELIEF AND ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE AVAILABILITY OF SUCH ELECTIONS OR RELIEF IN THEIR CIRCUMSTANCES.

  Summary of Impact of PFIC Rules on Treatment of the Distribution for U.S. Holders

        All U.S. Holders of Vista Shares will be in one of four groups:

(1)
Non-Electing Shareholder

        The entire Distribution will be taxable as ordinary income at the highest rates subject to allocation of such income to prior years and the imposition of interest on tax applicable to prior years.

(2)
Electing Shareholders who have made a timely QEF Election

        The entire Distribution will be treated as a reduction of basis to the extent thereof and capital gain to the extent it exceeds such basis. A share of the gain recognized by Vista on account of the Distribution will be includible in the shareholder's income and be a basis adjustment.

(3)
Electing Shareholders who have made a timely Mark-to-Market Election

        The entire Distribution will be treated as a dividend to the extent of current and accumulated earnings and profits, then reduce basis to the extent thereof and then result in gain to extent of any remaining value. The reduced basis will be reflected in the amount of income required to be reported in the next mark-to-market.

(4)
Shareholders who have not yet made timely elections, but are able to take, or have taken, remedial action

        The tax consequences of the Distribution will depend on the individual circumstances of the shareholders in this group. For some shareholders the tax consequences may be the same as those of the preceding three groups or some combination thereof (in the event of a failure to make a timely election for the first year in which the Vista Shares were shares of a PFIC owned by the shareholder). Shareholders are urged to contact their tax advisors immediately. U.S. Holders of Vista Shares who acquired their Vista Shares in 2005 may be able to make a QEF Election on a 2005 tax return filed before its extended due date.

        EVERY U.S. HOLDER OF VISTA SHARES SHOULD PROMPTLY REVIEW ITS RECORDS OR CONSULT WITH ITS TAX ADVISOR TO DETERMINE THE PFIC STATUS OF ITS VISTA SHARES AND DETERMINE WHAT ACTION, IF ANY, IS TO BE TAKEN.

  Status of Proposed Regulations

        The Proposed Treasury Regulations state that they are to be effective for transactions occurring on or after April 1, 1992. If the Proposed Treasury Regulations are adopted in their current form, the tax consequences to a U.S. Holder of Vista Shares should be as set forth in the preceding paragraphs. However, because the Proposed Treasury Regulations have not yet been adopted in final form, they are not currently effective and there is no assurance they will be finally adopted in the form and with the effective date proposed. Nevertheless, the IRS has announced that, in the absence of final Treasury Regulations, taxpayers may apply reasonable interpretations of Code provisions applicable to PFICs and that it considers the rules set forth in the proposed regulations to be reasonable interpretations of those Code provisions.

        The PFIC rules are complex and subject to interpretation. The implementation of certain aspects of the PFIC rules requires the issuance of Treasury Regulations, which in many instances have not been promulgated and which may be promulgated, and which may have retroactive effect. There can be no assurance that any of these proposals will be enacted or promulgated, and if so, the form they will take or the effect that they may have on this discussion. Accordingly, and due to the complexity of the PFIC rules, U.S. Holders are strongly urged to consult their own tax advisors concerning the impact of these rules on their investment in Vista Shares, the Distribution, including, without limitation, whether a QEF Election, "deemed sale" election and "mark-to-market" election may be used to reduce the significant adverse U.S. federal income tax consequences of the PFIC rules.

Dissenting U.S. Holders

        Subject to the PFIC rules discussed above, a U.S. Holder who exercises the right to dissent from the Arrangement will recognize gain or loss on the exchange of such holder's Vista Shares for cash in an amount equal to the difference between (i) the amount of cash received (other than amounts, if any, which are or are deemed to be interest for U.S. federal income tax purposes, which amounts will be taxed as ordinary income) and (ii) such holder's adjusted tax basis in its Vista Shares. Subject to the PFIC rules discussed above, such gain or loss generally will be capital gain or loss if such shares were held as capital assets at the time of the Arrangement and will be long-term capital gain or loss if the U.S. Holder's holding period for such shares is more than one year at such time.

        Preferential tax rates for long-term capital gains are applicable to a U.S. Holder which is an individual, estate or trust. There are currently no preferential tax rates for long-term capital gains for a U.S. Holder which is a corporation.

Warrantholders

        The foregoing discussion does not apply to holders of Vista Warrants. Holders of Vista Warrants are not receiving any cash or other property in the Distribution. Instead the terms of Vista Warrants are being adjusted in accordance with terms of their respective issuance indentures. Such an adjustment should not amount to an exchange which results in the realization of income for U.S. federal income tax purposes for holders of Vista Warrants who would be U.S. Holders with respect to Vista Shares. If the adjustments were to be characterized as an exchange, it could be fairly characterized as a recapitalization which is a reorganization described in Section 368(a)(1)(E) of the Code in which no gain is recognized since Vista Securities are being exchanged for Vista Securities. Warrants are considered to be securities with a zero principal amount under the reorganization provisions. As a consequence, holders of Vista Warrants will recognize no gain for U.S. federal income tax purposes as a result of the adjustment of terms and will have the same adjusted basis for Vista Warrants after the Distribution as they had before the Distribution. If the adjustment is not an exchange, there is no reportable event for U.S. tax purposes. If the adjustment is characterized as an exchange it should be reported to the same extent as any other exchange in which no gain is recognized. Holders of Warrants should consult their independent tax advisers as to appropriate treatment.

Optionholders

        The foregoing discussion does not apply to holders of Vista Options. The Arrangement will not result in current U.S. income tax liability for holders of Vista Options who will become U.S. Holders upon exercise since the issuance or modification of an option granted to an employee or other grantee in connection with services does not result in current income for U.S. federal income tax purposes under the Regulations under Code Section 421. However, the grant of an option to purchase stock for a price which is less than the value of the stock at date of grant may have materially adverse consequences at date of exercise under Code Section 409A. Under current Regulations the modification of an existing option to reflect a corporate transaction such as the Arrangement will not be treated as new grant if two tests are met. The first is the spread test which is met if the difference between the price at which the underlying stock may be purchased ("strike price") and the value of the underlying stock which the optionholder may purchase ("stock value") is unchanged. The second is the ratio test which is met if the ratio of the strike price to the stock value is unchanged. The question of whether these tests have been met in the Arrangement will depend on whether the values of Vista Shares and Allied Nevada Shares used to modify the existing options will satisfy applicable requirements. While Vista intends to take steps to use reasonable valuation methods, there can be no assurance that the applicable tests will be met. Since this is a complex subject, and the valuation rules are evolving and being refined, Vista Optionholders should consult their independent tax advisors.

No Ruling or Legal Opinion

        No opinion of legal counsel and no ruling from the IRS concerning the U.S. federal income tax consequences of the Distribution have been obtained and none will be requested. This summary is not binding on the IRS and the IRS is not precluded from taking a different position or positions. U.S. Holders should be aware that some of the U.S. federal income tax consequences of the Distribution are governed by provisions of the Code as to which there are no final Treasury Regulations and little or no judicial or administrative guidance.

Backup Withholding Tax and Information Reporting Requirements

        Payments to certain U.S. Holders of dividends made on, or the proceeds of the sale or other disposition of, the Vista Shares may be subject to information reporting and U.S. federal backup withholding tax at the rate of 28% (subject to periodic adjustment) if the U.S. Holder fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable U.S. information reporting or certification requirements. Any amount withheld from a payment to a U.S Holder under the backup withholding rules is allowable as a credit against the U.S. Holder's U.S. federal income tax, provided that the required information is furnished to the IRS. Since no portion of the Distribution is cash, it may be necessary to sell some portion of a U.S. Holder's Allied Nevada Shares to pay such withheld taxes. Such sales will result in the recognition of either short term or ordinary gain or loss for U.S. federal income tax purposes if they result in a net amount realized which is greater or lesser than the value for purposes of the Distribution of the Allied Nevada Shares sold. The amount of the Distribution included in income by a U.S. Holder will not be reduced for U.S. federal income tax purposes by the amount withheld.

Certain United States Federal Income Tax Consequences of the Ownership and Disposition of Allied Nevada Shares for Persons Other Than U.S. Holders

Scope of This Disclosure

  Transactions Addressed

        The following discussion is a summary of the anticipated material U.S. federal income tax consequences arising from and relating to the ownership and disposition of Allied Nevada Shares acquired as a result of the Distribution (as defined in this Circular) that are generally applicable to Non-U.S. Holders of Vista Shares.

        The following discussion of the anticipated material U.S. federal income tax considerations arising from and relating to the disposition of Allied Nevada Shares acquired as a result of the Distribution is for general information only, and does not purport to be a complete analysis or listing of all U.S. federal income tax consequences that may apply to a Non-U.S. Holder of Vista Shares. Non-U.S. Holders of Vista Shares are strongly urged to consult their own tax advisors to determine the particular tax consequences to them of the disposition of Allied Nevada Shares acquired as a result of the Distribution and any other U.S tax matters that may be relevant in regard to their Allied Nevada Shares, including the application and effect of U.S. federal, state, local, and other tax laws.

  Persons Not Addressed

        The U.S. federal income tax consequences to the following persons (including persons who are Non-U.S. Holders) are not addressed in this summary, and the following persons are accordingly urged to consult with their own tax advisors regarding the U.S. federal income tax consequences to them of a disposition of Allied Nevada Shares: (a) Vista and Allied Nevada, (b) persons who acquired Allied Nevada Shares other than in the Distribution, (c) persons who are subject to special U.S. federal income tax treatment such as financial institutions, real estate investment trusts, tax-exempt organizations, qualified retirement plans, individual retirement accounts, regulated investment companies, insurance companies, dealers in securities or currencies, or traders in securities that elect to apply a mark-to-market accounting method, (d) persons who acquired Allied Nevada Shares pursuant to an exercise of employee stock options or rights or otherwise as compensation for services, (e) persons who hold Allied Nevada Shares as part of a position in a straddle or as part of a hedging or conversion transaction and (f) persons who own their Allied Nevada Shares other than as a capital asset as defined in the Code.

U.S. Tax Consequences to Non-U.S. Holders of Disposition of Allied Nevada Shares Generally

        The U.S. does not tax non-resident aliens on their U.S. capital gains from stock unless they are in the U.S. for more than 183 days in the tax year in which the gain is realized and recognized or the gains are effectively connected with a U.S. trade or business. If the non-resident alien is within the U.S. for more than 183 days in the tax year in which the gain is realized and recognized and the gains are not effectively connected with a U.S. trade or business, the gains are subject to withholding at a 30% or lower treaty rate. If the gains are effectively connected with a U.S. trade or business, they are taxed at graduated individual or corporate rates.

U.S. Real Property Holding Corporation Status of Allied Nevada

        Vista has been advised that Allied Nevada is likely to be a United States Real Property Holding Corporation ("USRPHC") as defined in Section 897(c)(2) of the Code. A USRPHC is treated as a U.S. real property interest ("USRPI") and gain or loss from the disposition of a USRPI is generally treated as gain which is effectively connected with a U.S. trade or business. However, Section 897(c)(3) of the Code provides that shares of a class of stock that is regularly traded on an established securities market shall be treated as a USRPI only in the case of a person who holds (or held within 5 years previously) more than 5% of such class of stock. Attribution rules apply in determining whether the 5% threshold has been passed, but it appears likely that the Allied Nevada Shares distributed to Vista Shareholders will be regularly traded on an established securities market immediately after the Distribution and that few, if any, Non-U.S. Holders will own as much as 5% of the Allied Nevada shareholders as a result of the Distribution of Allied Nevada Shares in respect to Vista Shares. Consequently, it is unlikely that the Allied Nevada Shares will be treated as a USRPI in the hands of a Non-U.S. Holder as a result of the Distribution unless additional Allied Nevada Shares are acquired by the Non-U.S. Holder or some event occurs which would cause Allied Nevada Shares to cease to be regularly traded on an established securities market.

U.S. Tax Consequences to Non-U.S. Holders of Allied Nevada Shares of Dividends and Other Distributions

        Distributions by Allied Nevada to its shareholders with respect to stock are treated first as dividends to the extent that Allied Nevada has current or accumulated earnings and profits, then by the shareholder as return of capital to the extent of the shareholder's adjusted basis for its Allied Nevada Shares and thereafter as gain from sale or exchange of the shareholder's Allied Nevada Shares (See "U.S. Tax Consequences to Non-U.S. Holders of Disposition of Allied Nevada Shares Generally" and "U.S. Real Property Holding Corporation Status of Allied Nevada"). The dividend component of any such distribution is treated as United States source gross income for Non-U.S. Holders of Allied Nevada Shares, and they will be subject to withholding under Section 1441 of the Code with respect to so much of the distribution as is treated as a dividend. The withholding rate is generally 30%, but may be reduced pursuant to a treaty. The Canada/U.S. Tax Treaty currently provides for a withholding rate of 15% on dividends generally. In the unlikely event the Allied Nevada Shares are a USRPI (See "U.S. Real Property Holding Corporation Status of Allied Nevada"), a 10% withholding tax may be imposed on the gain component of any such distribution. Non-U.S. Holders may be required to provide specific documentation to claim a treaty exemption or other relief or to avoid withholding with respect to the entire distribution.

U.S. Estate and Gift Tax Consequences of Transfers of Allied Nevada Shares

        Shares of stock of a company incorporated in the United Sates such as Allied Nevada are considered U.S. situs property for U.S. estate tax purposes and will be subject to U.S. estate tax if they are owned by an individual Non-U.S. Holder at the death of the Non-U.S. Holder. The U.S. has estate tax treaties with many countries, including Canada, which may effect the situs, and the U.S. taxability of the Allied Nevada Shares, for U.S. estate tax purposes. It should be noted that the U.S.-Canada estate tax treaty provides that shares of stock of a company have a situs where the company is incorporated and does not alter the statutory result. However, since estate and gift tax rules are extremely complex and results may vary depending on how the shares are owned, the origin of ownership, the mode of ownership and other interests of the decedent as well as other circumstances, each Non-U.S Holder of Allied Nevada Shares should consult an independent tax advisor with respect to U.S, estate and gift tax consequences applicable to ownership of Allied Nevada Shares in his or her circumstances. U.S. estate tax is imposed using a progressive rate schedule with the highest marginal rate currently being 46%. Although the effect of the tax may be largely mitigated or eliminated by double taxation credit relief in the decedent's home country, many taxpayers do not find this relief satisfactory and seek to avoid the tax by holding their shares in U.S. corporations through non-U.S. corporations which will not result in U.S. estate tax on the beneficial shareholder's death.

        SINCE THE U.S. ESTATE TAX CONSEQUENCES ARISING FROM THE DEATH OF AN ALLIED NEVADA SHAREHOLDER MAY BE SEVERE EACH NON-U.S. HOLDER SHOULD ADDRESS THIS AS PART OF THE SHAREHOLDER'S ESTATE PLAN AND OBTAIN THE ADVICE OF A COMPETENT INDEPENDENT TAX ADVISOR.

        Non-U.S. Holders of Allied Nevada Shares who are individuals are generally not subject to the federal gift tax on transfers of intangible personal property such as the Allied Nevada Shares.

        THIS SUMMARY IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, LEGAL, BUSINESS OR TAX ADVICE TO ANY PARTICULAR SECURITYHOLDER. EACH NON-U.S. HOLDER SHOULD SEEK U.S. FEDERAL TAX ADVICE, BASED ON SUCH NON-U.S. HOLDER'S PARTICULAR CIRCUMSTANCES, FROM AN INDEPENDENT TAX ADVISOR.

CERTAIN SECURITIES MATTERS

Canadian Securities Matters

        The securities of Vista and Allied Nevada issued to Vista Securityholders pursuant to the Arrangement will be issued in reliance on statutory exemptions from the prospectus and registration requirements of applicable securities laws in certain Canadian jurisdictions. The Vista New Shares and Allied Nevada Shares issued to Vista Securityholders pursuant to the Arrangement will generally not be subject to restrictions on transfer in any of these jurisdictions provided that: (i) the resale of such securities is made through a registered dealer or in reliance on an exemption from such requirements, (ii) no unusual effort is made to prepare the market or to create a demand for the securities and no extraordinary commission or consideration is paid in respect of the trade, (iii) the resale is not made by a "control person" as defined by applicable Securities Legislation, (iv) if the seller is an insider or officer of Vista or Allied Nevada, the seller has no reasonable grounds to believe Vista or Allied Nevada, as the case may be, is in default of Securities Legislation, and (v) there are no cease trade orders or other orders prohibiting trading of the securities.

        Ontario Securities Commission Rule 61-501 and the equivalent Regulation Q-27 in Québec (the "Related Party Rules") govern, among other things, business combinations and related party transactions. However, these Related Party Rules do not apply to the proposed Arrangement since the Vista Securityholders will be treated identically on a per security basis and no related party of Vista or Allied Nevada is entitled, directly or indirectly, to receive any advantage or a collateral benefit (as defined in the Related Party Rules) of any form as a consequence of the Arrangement.

        The completion of the Arrangement is subject to receipt of all necessary regulatory approvals, including certain approvals of the Exchanges. See "The Arrangement Agreement — Conditions to Closing".

Stock Exchange Listings

        The issued and outstanding Vista Shares are listed and posted for trading on the Exchanges under the trading symbol "VGZ". Applications will be made to list both the Vista New Shares (under the trading symbol "VGZ") and the Allied Nevada Shares (under the trading symbol "ANV") on the TSX prior to the Effective Time of the Arrangement. The listing of the Allied Nevada Shares and the Vista New Shares on the TSX will be subject to, among other things, meeting the minimum listing requirements and obtaining the TSX's approval. Prior to the Effective Date, application will be made to list the Vista New Shares and the Allied Nevada Shares on the AMEX. It is expected that the listing of such shares on the AMEX will occur as soon as possible after the Effective Date. The Vista Shares will be delisted from the Exchanges following the Effective Date. The closing price of the Vista Shares on July 7, 2006, the last trading day prior to the public announcement of the Arrangement, was CDN$10.45 per Vista Share on the TSX and $9.39 per Vista Share on the AMEX, and on the Record Date was CDN$    •    per Vista Share on the TSX and $    •    per Vista Share on the AMEX. The average closing price of the Vista Shares on the TSX during the 30 trading days ending on October     •    , 2006 was approximately CDN$    •    per Vista Share on the TSX and $    •     per Vista Share on the AMEX.

U.S. Securities Matters

        The following discussion is only a general overview of certain requirements of United States securities laws applicable to the issuance and resale of securities of Vista and Allied Nevada received by Vista Securityholders upon completion of the Arrangement. All holders of such securities of Vista and Allied Nevada are urged to consult with counsel to ensure that the resale of their securities complies with applicable Securities Legislation.

Issuance of Securities by Vista and Allied Nevada Pursuant to the Arrangement

        The issuance of securities by Vista and Allied Nevada to Vista Securityholders pursuant to the Arrangement will not be registered under the U.S. Securities Act or the securities laws of any state of the United States and will be effected in reliance upon the exemption from registration under the U.S. Securities Act provided by Section 3(a)(10) thereof. Section 3(a)(10) of the U.S. Securities Act exempts from registration a security that is issued in exchange for outstanding securities where the terms and conditions of such issuance and exchange are approved, after a hearing upon the fairness of such terms and conditions at which all persons to whom it is proposed to issue securities in such exchange have the right to appear, by a court or by a governmental authority expressly authorized by law to grant such approval. The Court is authorized to conduct a hearing at which the fairness of the terms and conditions of the Arrangement will be considered. Accordingly, the Final Order of the Court will, if granted, constitute a basis for the exemption from the registration requirements of the U.S. Securities Act with respect to the issuance of the securities of Vista and Allied Nevada to Vista Securityholders pursuant to the Arrangement.

U.S. Resale Restrictions

        The following discussion is only a general overview of certain requirements of U.S. securities laws applicable to the securities issuable pursuant to the Arrangement. All holders of such securities are urged to consult with counsel to ensure that the resale of their securities complies with applicable securities legislation.

        Securities of Vista and Allied Nevada received by a holder who will be an "affiliate" of Vista or Allied Nevada after the Arrangement or is an "affiliate" of Vista or Allied Nevada prior to the Arrangement will be subject to certain restrictions on resale imposed by the U.S. Securities Act. As defined in Rule 144 under the U.S. Securities Act, an "affiliate" of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with the issuer, and generally includes executive officers and directors of the issuer as well as principal shareholders of the issuer.

        Persons who are not affiliates of Vista or Allied Nevada prior to the Arrangement and who are not affiliates of Vista and Allied Nevada after the Arrangement may resell the securities of Vista and Allied Nevada that they receive in connection with the Arrangement in the United States without restriction or registration under the U.S. Securities Act. Persons who are affiliates of Vista or Allied Nevada prior to the Arrangement may not sell the securities of Vista and Allied Nevada that they receive in connection with the Arrangement in the absence of registration under the U.S. Securities Act, unless an exemption or exclusion from registration is available, such as the exemptions contained in Rule 145(d) or the exclusion provided by Regulation S under the U.S. Securities Act, discussed below.

        In general, under Rule 145(d), persons who are affiliates of Vista or Allied Nevada prior to the Arrangement will be entitled to sell in the United States, during any three-month period, a portion of Vista New Shares and Allied Nevada Shares that they receive in connection with the Arrangement, provided that the number of such shares sold does not exceed the greater of one percent of the then outstanding securities of such class or, if such securities are listed on a United States securities exchange or traded on the Nasdaq Stock Market, the average weekly trading volume of such securities during the four-week period preceding the date of sale, subject to specified restrictions on manner of sale, aggregation rules and the availability of current public information about Vista and Allied Nevada. Persons who are affiliates of Vista or Allied Nevada prior to the Arrangement but who are not affiliates of Vista or Allied Nevada after the Arrangement and who hold their Vista New Shares and Allied Nevada Shares received in connection with the Arrangement for a period of one year after the Arrangement, may sell such shares in the United States without regard to the volume and manner of sale restrictions set forth in the preceding sentence, provided that current public information about Vista and Allied Nevada is available. Persons who are affiliates of Vista or Allied Nevada prior to the Arrangement and who hold their Vista New Shares and Allied Nevada Shares received in connection with the Arrangement for a period of two years after the Arrangement may sell such shares in the United States, without any of the above restrictions, provided that they have not been affiliates of Vista or Allied Nevada during the three-month period preceding the resale. Persons who are affiliates of Vista or Allied Nevada prior to the Arrangement and who are affiliates of Vista or Allied Nevada after the Arrangement will continue to be subject to the resale restrictions described in the first sentence of this paragraph for so long as they continue to be affiliates of Vista or Allied Nevada.

Resales of Securities Pursuant to Regulation S

        In general, under Regulation S, persons who are affiliates of Vista or Allied Nevada prior to the Arrangement and who are not affiliates of Vista or Allied Nevada after the Arrangement or who are affiliates of Vista or Allied Nevada solely by virtue of their status as an officer or director of Vista or Allied Nevada may sell their Vista New Shares and Allied Nevada Shares outside the United States in an "offshore transaction", which would include a sale through the TSX, provided the offer of the securities is not made to a person in the United States and neither the seller nor any person acting on the seller's behalf knows the transaction has been prearranged with a buyer in the United States. In addition, neither the seller nor any person acting on its behalf may engage in "directed selling efforts". In the case of a sale of Vista New Shares and Allied Nevada Shares by an officer or director who is an affiliate of Vista or Allied Nevada solely by virtue of holding such position, there would be an additional requirement that no selling commission, fee or other remuneration is paid in connection with such sale other than a usual and customary broker's commission. For purposes of Regulation S, "directed selling efforts" means "any activity undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for any of the securities being offered" in the sale transaction. Certain additional and significant restrictions are applicable to a holder of Vista New Shares and Allied Nevada Shares who is an affiliate of Vista or Allied Nevada after the Arrangement other than by virtue of his or her status as an officer or director of Vista or Allied Nevada.

Shares Underlying Options

        Section 3(a)(10) of the U.S. Securities Act does not exempt the issuance of securities issued upon the exercise or conversion of securities previously issued pursuant to Section 3(a)(10). As of the date hereof, Allied Nevada Shares issuable upon exercise of options to be issued by Allied Nevada pursuant to the Arrangement have not been registered under the U.S. Securities Act or any applicable state securities laws of the United States. Therefore, options to acquire Allied Nevada Shares may not be exercised by any person unless such Allied Nevada Shares issuable upon the exercise thereof have been registered under the U.S. Securities Act and the securities laws of all applicable states of the United States or exemptions from such registration requirements are available.

        Allied Nevada plans to file a Registration Statement on Form S-8 to register under the U.S. Securities Act the Allied Nevada Shares issuable upon the exercise of Allied Nevada Options. The Vista New Shares to be issued upon the exercise of Vista New Options are deemed registered under the U.S. Securities Act pursuant to Registration Statements on Forms S-8 (File Nos. 333-105621 and 333-134767) previously filed with the SEC.

INFORMATION RELATING TO VISTA

Name, Address and Incorporation

        Vista was originally incorporated on November 28, 1983, under the name "Granges Exploration Ltd.". In November 1983, Granges Exploration Ltd. acquired all the mining interests of Granges AB in Canada. On June 28, 1985, Granges Exploration Ltd. and Pecos Resources Ltd. amalgamated under the name "Granges Exploration Ltd." and on June 9, 1989, Granges Exploration Ltd. changed its name to "Granges Inc.". On May 1, 1995, Granges Inc. and Hycroft Resources & Development Corporation were amalgamated under the name "Granges Inc.". Effective November 1, 1996, Granges Inc. and Da Capo Resources Ltd. amalgamated under the name "Vista Gold Corp.". Effective December 17, 1997, Vista was continued from British Columbia to the Yukon Territory, Canada under the Business Corporations Act (Yukon Territory).

        On May 8, 2002 Vista amended its articles of continuance to consolidate every twenty common shares then issued and outstanding into one new common share.

        Vista was extra-provincially registered in British Columbia on February 4, 1998, in Ontario on April 29, 1997 and in Manitoba on October 17, 2005.

        The current addresses, and telephone and facsimile numbers of the offices of Vista are:

Executive Office	Registered and Records Office
Suite 5 - 7961 Shaffer Parkway Littleton, Colorado, USA 80127 Telephone: (720) 981-1185 Facsimile: (720) 981-1186	200 - 204 Lambert Street Whitehorse, Yukon Territory, Canada Y1A 3T2 Telephone: (867) 667-7600 Facsimile: (867) 667-7885

Intercorporate Relationships

        The name, place of incorporation, continuance or organization, and percent of voting securities owned or controlled by Vista as of December 31, 2005, for each subsidiary of Vista is set out below.

(1)
Mineral Ridge Resources Inc. is in the process of being dissolved.

Documents Incorporated by Reference

        Information has been incorporated by reference in this Circular from documents filed with securities commissions or similar authorities in Canada and, as noted below, in the United States. Copies of the documents incorporated herein by reference may be obtained by Vista Securityholders without charge, on request to the Secretary of Vista at 1200 Waterfront Centre, 200 Burrard Street, Vancouver, British Columbia, Canada, V7X 1T2 (telephone (604) 640-4102) and are also available electronically on SEDAR at www.sedar.com and, as to documents noted in parentheses next to documents 1-14 below, on the SEC's EDGAR database at www.sec.gov/edgar.shtml. Financial information respecting Vista is provided in Vista's financial statements and management's discussion and analysis.

        The following documents of Vista, filed with securities commissions or similar authorities in Canada, are specifically incorporated by reference into and form an integral part of this Circular, as are those documents noted in parentheses next to documents 1-14 below, filed with the SEC:

  1.
  Vista Financial Statements, together with the auditors' report thereon (Vista Form 10-K);

  2.
  management's discussion and analysis of financial position and results of operations of Vista for the years ended December 31, 2005 and 2004 (Vista Form 10-K);

  3.
  unaudited comparative financial statements and the notes thereto for the six-month period ended June 30, 2006 (Vista's Quarterly Report on Form 10-Q for the quarter ended June 30, 2006);

  4.
  management's discussion and analysis of financial position and results of operations of Vista for the six-month period ended June 30, 2006 (Vista's Quarterly Report on Form 10-Q for the quarter ended June 30, 2006);

  5.
  Vista's Annual Report on Form 10-K dated March 31, 2006 for the year ended December 31, 2005, as amended by Amendment No. 1 thereto (Vista Form 10-K);

  6.
  Vista's information circular dated March 21, 2006 (Vista's Definitive Proxy Statement on Schedule 14A filed with the SEC dated March 21, 2006);

  7.
  material change report dated January 29, 2006 regarding a non-brokered private placement (Vista's Current Report on Form 8-K filed on January 23, 2006);

  8.
  material change report dated January 31, 2006 regarding the results of the updated feasibility study in respect of the Hycroft Mine and Paredones Amarillos Gold Project (Vista's Current Report on Form 8-K filed on February 1, 2006);

  9.
  material change report dated February 3, 2006 regarding the closing of a $3,280,904 private placement (Vista's Current Report on Form 8-K filed on February 6, 2006);

  10.
  material change report dated March 6, 2006 regarding the acquisition of the Mt. Todd mine (Vista's Current Report on Form 8-K filed on March 6, 2006);

  11.
  material change report dated June 29, 2006 regarding the announced resource estimate for the Mt. Todd mine (Vista's Current Report on Form 8-K filed on June 27, 2006);

  12.
  material change report dated July 13, 2006, announcing the execution of a binding letter of intent in respect of the proposed acquisition of the Nevada mineral properties of the Pescios and the proposed spin-off of our Nevada properties (Vista's Current Report on Form 8-K filed on July 12, 2006 as amended by Amendment No. 1 thereto filed on August 16, 2006 and Amendment No. 2 thereto filed on August 25, 2006);

  13.
  material change report dated August 16, 2006 announcing that Vista intends to file a shelf registration with the SEC relating to the proposed offering of up to 4 million Vista Shares (Vista's Amendment No. 1 to Current Report on Form 8-K filed on August 16, 2006);

  14.
  material change report dated September     •    , 2006 announcing the entering into of the Arrangement Agreement (Vista's Current Report on Form 8-K filed on September 26, 2006);

  15.
  technical report titled "Report NI 43-101 Technical Report on the Mt. Todd Gold Project, Northern Territory, Australia" dated June 26, 2006;

  16.
  technical report titled "Technical Report, Paredones Amarillos Project, Baja Sur, Mexico" dated September 23, 2005;

  17.
  technical report titled "Mineral Resource Estimate for the Awak Mas Deposit Sulawesi, Indonesia" dated December 1, 2004;

  18.
  technical report titled "Yellow Pine Project, Idaho, USA, Technical Report" dated November 17, 2003;

  19.
  technical report titled "Technical Report, Long Valley Project, Mono Country, California USA" dated February 20, 2003;

  20.
  technical report titled "Technical Report for the Guadalupe de Los Reyes Gold-Silver Project, State of Sinaloa, Western Mexico" dated July 17, 2003;

  21.
  technical report titled "Resource Estimate for the Paredones Amarillos Property, Baja California Sur, Mexico" dated August 20, 2002;

  22.
  technical report titled "Amayapampa Project Update Scoping Study" dated September 21, 2006;

  23.
  technical report titled "Updated Technical Report — Vista Gold Corp., Hycroft Mine, Winnemucca, Nevada, USA" dated August 14, 2006;

  24.
  technical report titled "Updated Technical Report, Wildcat Project, Pershing County, Nevada USA" dated August 14, 2006;

  25.
  technical report titled "Maverick Springs, Nevada, USA" dated July 30, 2006;

  26.
  technical report titled "Mountain View, Nevada, USA" dated July 31, 2006;

  27.
  technical report titled "Updated Technical Report, Hasbrouck Project, Esmeralda County, Nevada USA" dated August 14, 2006;

  28.
  technical report titled "Updated Technical Report, Three Hills Project, Esmeralda County, Nevada USA" dated August 14, 2006;

  29.
  technical report titled "Summary Report on the Beowawe Gold Property, Eureka and Lander Counties, Nevada for Allied Nevada Gold Corp. and Vista Gold Corp." dated August 15, 2006;

  30.
  technical report titled "Technical Report on the Cobb Creek, McCall Area Elko County, Nevada" dated September 18, 2006;

  31.
  technical report titled "Summary Report on the Dixie Flats Project, Elko Nevada for Staccato Gold Resources Ltd., Allied Nevada Gold Corp. and Vista Gold Corp." dated August 15, 2006;

  32.
  technical report titled "Technical Report on the Dome Property, Izzenhood Mining District, Lander County, Nevada, USA" dated September 11, 2006;

  33.
  technical report titled "Technical Report on the Wild Horse Property, Ivanhoe District, Elko County, Nevada, USA" dated September 12, 2006;

  34.
  technical report titled "Technical Report For the Eden Exploration Property in Pershing and Humboldt Counties, Nevada, USA, For Vista Gold Corp. and Allied Nevada Gold Corp." dated September 22, 2006;

  35.
  technical report titled "Technical Report For The North Carlin Exploration Property in Elko County, Nevada, USA, For Vista Gold Corp. and Allied Nevada Gold Corp." dated September 22, 2006;

  36.
  technical report titled "Technical Report For the North Mill Creek, Elder Creek and NAD Exploration Properties in Lander County, Nevada, USA, For Vista Gold Corp. and Allied Nevada Gold Corp." dated September 22, 2006;

  37.
  technical report titled "Evaluation of The Gold Resource On the Pony Creek Property, Larrabee Mining District, Elko County, Nevada For Vista Gold Corp. and Allied Nevada Gold Corp." dated September 22, 2006;

  38.
  technical report titled "Technical Report on the Rock Creek-South Silver Cloud Gold-Silver Property, Carlin Mining District, Elko County, Nevada, USA" dated August 18, 2006;

  39.
  technical report titled "Technical Report on the Santa Renia Gold-Silver Property, Carlin Mining District, Elko County, Nevada, USA" dated August 1, 2006;

  40.
  technical report titled "Technical Report For the Switch and Six Mile Exploration Properties in Elko County, Nevada, USA, For Vista Gold Corp. and Allied Nevada Gold Corp." dated September 22, 2006;

  41.
  technical report titled "Technical Report For the Toy Exploration Property in Lander County, Nevada, USA, For Vista Gold Corp. and Allied Nevada Gold Corp." dated September 22, 2006;

  42.
  technical report titled "Technical Report For the Tusk Exploration Property in Lander County, Nevada, USA, For Vista Gold Corp. and Allied Nevada Gold Corp." dated September 22, 2006; and

  43.
  technical report titled "Technical Report on the Woodruff-Tonka Gold-Silver Property, Carlin Trend, Rain Mining District, Elko County, Nevada, USA" dated August 20, 2006.

        Any material change reports (excluding confidential reports), comparative interim financial statements and comparative annual financial statements, together with the auditors' reports thereon, business acquisition reports and information circulars filed by Vista with the securities commissions or similar authorities in the Provinces and the Yukon Territory of Canada subsequent to the date of this Circular and prior to the Meeting shall be deemed to be incorporated by reference in this Circular.

        Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Circular to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Circular.

General Development of the Business of Vista

        Vista is currently engaged in the evaluation, acquisition, exploration and advancement of gold exploration and potential development projects. Vista's approach to acquisitions of gold projects has generally been to seek projects within political jurisdictions with well established mining, land ownership and tax laws, which have adequate drilling and geological data to support the completion of a third-party review of the geological data and to complete an estimate of the mineralized material. In addition, Vista looks for opportunities to improve the value of its gold projects through exploration drilling and/or the introduction of technological innovations. Vista expects that emphasis on gold project acquisition and improvement will continue in the future.

        Currently Vista's holdings include the Maverick Springs, Mountain View, Hasbrouck, Three Hills and Wildcat projects and the Hycroft mine, all located in Nevada; the Long Valley project in California; the Yellow Pine project in Idaho; the Paredones Amarillos and Guadalupe de los Reyes projects in Mexico; the Amayapampa project in Bolivia; the Awak Mas project in Indonesia; the 53 properties in Nevada and Colorado that were purchased in December 2005 through Vista's subsidiary Victory Gold Inc. (formerly described as the F.W. Lewis, Inc. properties), and the Mt. Todd gold mine in the Northern Territory, Australia, the purchase of which Vista completed in June 2006. Vista also owns five exploration properties in Canada and approximately

25% of the shares of Zamora Gold Corp., a company exploring for gold in Ecuador. In July 2006, Vista agreed to sell three of these Canadian exploration properties to Hatton Capital Corp.

        Vista does not produce gold in commercial quantities and does not currently generate operating earnings. Through fiscal 2005 and fiscal 2006 to date, funding to acquire gold properties, explore and to operate Vista has been acquired through private placements of equity units consisting of Vista Shares and warrants to purchase Vista Shares. Vista expects to continue to raise capital through the exercise of warrants and through additional equity financings.

Private Placement Financing

        In February 2006, Vista announced the closing of a non-brokered private placement financing. Vista raised gross proceeds of $3,280,904 from the sale of 649,684 units priced at $5.05 per unit. Each unit consists of one Vista Share and one warrant. Each warrant will entitle the holder to acquire one Vista Share at an exercise price of $6.00 for a period of two years from the date of issue.

Acquisition of Mt. Todd Gold Mine, Northern Territory, Australia

        As previously reported, effective March 1, 2006, Vista and its subsidiary Vista Gold Australia Pty Ltd. entered into agreements with Ferrier Hodgson, the Deed Administrators for Pegasus Gold Australia Pty Ltd., the government of the Northern Territory of Australia and the Jawoyn Association Aboriginal Corporation ("JAAC") and other parties named therein, subject to regulatory approvals, to purchase the Mt. Todd gold mine (also known as the Yimuyn Manjerr gold mine) in the Northern Territory, Australia. Under these agreements, Vista is guarantor of the obligations of its subsidiary Vista Gold Australia Pty Ltd. ("Vista Australia" and with Vista, referred to as "Vista Gold" in summaries of agreement terms herein).

        As part of the agreements, Vista Gold has agreed to pay Pegasus approximately $743,000 and receive a transfer of the mineral leases and certain mine assets; and pay the Northern Territory's costs of management and operation of the Mt. Todd site up to a maximum of approximately $278,625 during the first year of the term (initial term is five years, subject extensions), and assume site management and pay management and operation costs in following years. Additionally, Vista is to issue Vista Shares with a value of CDN. $1.0 million (amounting to 177,053 Vista Shares) as consideration for the JAAC entering into the agreement and for rent for the use of the surface overlying the mineral leases until a decision is reached to begin production. Other agreement terms provide that Vista Gold will undertake a technical and economic review of the mine and possibly form one or more joint ventures with the JAAC. The transactions contemplated under the agreements were completed and effective in June 2006. The amounts set forth above were transferred to escrow accounts and have since been released.

Description of Vista's Business

        The business of Vista is described in detail in the Vista Form 10-K, which information has been incorporated by reference in this Circular. See "— Documents Incorporated by Reference".

Directors and Officers

        The following table sets out the names of the current directors and executive officers of Vista, their respective municipalities of residence, positions with Vista, principal occupations within the five preceding years, periods during which each director has served as a director and the number of Vista Shares and percentage of issued Vista Shares beneficially owned, directly or indirectly, or subject to control or direction by that person.

        The term of each of the current directors of Vista will expire at the close of Vista's next annual general meeting, or until his successor is duly elected or appointed, unless his office is earlier vacated. The Vista Board will not change as part of the Arrangement. The Vista Board has an Audit Committee, a Compensation

Committee and a Corporate Governance Committee. In addition, as further discussed in this Circular, the Vista Board has a Special Committee.

Name, Residence and Position	Principal Occupation, Business or Employment(1)	Director of Vista Since	Number of Vista Shares Held(2)		Percentage of Issued Capital

JOHN M. CLARK(3)(4)(5)(6) Toronto, Ontario, Canada Director	Chartered Accountant; President of Investment and Technical Management Corp., from February 1999 to present. Also, director of Impact Energy Inc., trustee of Thunder Energy Trust, director of Thunder Energy Inc., director of Marketvision Direct, Inc., director of Alberta Clipper Energy Inc. and CFO and a director of Polaris Geothermal Inc.	May 18, 2001	45,000	(7)	*
W. DURAND EPPLER(3)(4)(5)(6) Denver, Colorado, USA Director	Businessman; Chief Executive Officer and Director of Coal International PLC; President of New World Advisors from August 2004 to present; formerly with Newmont Mining Corporation 1995 to 2004 as Vice President of Newmont Capital, Ltd., President of Newmont Indonesia, Vice President of Corporate Development and Vice President of Corporate Planning of Newmont Mining Corporation. Also, director of Augusta Resource Corporation. It is anticipated that Mr. Eppler will be a member of the Allied Nevada Board.	October 13, 2004	55,000	(7)	*
C. THOMAS OGRYZLO(3)(4)(5)(6) San Jose, Costa Rica Director	Businessman; President, Chief Executive Officer and Director of Polaris Geothermal Inc. from 2003 to present; President and Chief Executive Officer of Canatec Development Corporation, a resource management company, from January 2000 to 2003; President and Chief Executive Officer of Black Hawk Mining Inc. and its subsidiary Triton Mining Corporation, both gold mining companies, from July 1997 to January 2000. Director of Tiomin Resources Inc., Baja Mining Corp. and Birim Goldfields Inc.	March 8, 1996	75,000	(7)	*
ROBERT A. QUARTERMAIN Vancouver, British Columbia, Canada Director	Geologist; President and Chief Executive Officer of Silver Standard Resources Inc., a silver resource company, from January 1985 to present; Director of Radiant Resources Inc., Minco Silver Corporation, Canplats Resources Corporation and IAMGold Corporation and Triumph Gold Corp.	April 26, 2002	177,465	(8)	*
MICHAEL B. RICHINGS Port Ludlow, Washington, USA Director, President and Chief Executive Officer	Currently, the President and Chief Executive Officer of the Corporation and formerly, President and Chief Executive Officer of the Corporation from June 1995 to September 2000. Also, director of Zaruma Resources Inc., Triumph Gold Corp. and Allied Nevada.	May 1, 1995	250,000	(7)	*
GREGORY G. MARLIER Denver, Colorado, USA Chief Financial Officer	Chief Financial Officer of Vista Gold Corp. from June 1, 2004 to present; Chief Financial Officer of Pacific Western Technologies, Ltd. from 2000 to 2004.	N/A	65,000	(7)	*

FREDRICK H. EARNEST Parker, Colorado, USA Senior Vice President, Project Development	Senior Vice President, Project Development of Vista from September 22, 2006 to present; President of Pacific Rim Salvador, S.A. de C.V. from June 2004 to September 2006 and General Manager and Legal Representative of Compania Minera Dayton from April 1998 to June 2004.	N/A	51,500	(9)	*
HOWARD M. HARLAN Denver, Colorado, USA Vice, President Business Development	Vice President, Business Development of Vista from November 9, 2004 to present; Manager of Corporate Administration of Vista Gold Corp. from September 2003 to November 2004; Land Manager of LaFarge West Inc. from February 2002 to September 2003; Consultant from March 2001 to February 2002; Business Analyst of Luzenac America Inc. from June 2000 to March 2001.	N/A	60,000	(7)	*

*
Represents less than 1% of the outstanding Vista Shares.

(1)
Includes occupations for the five preceding years.

(2)
In accordance with Rule 13d-3(d)(1) under the U.S. Exchange Act, the applicable ownership total for each person is based on the number of Vista Shares held by such person as of the date of this Circular, plus any securities held by such person exercisable for or convertible into Vista Shares within 60 days after the date of this Circular.

(3)
Member of Compensation Committee.

(4)
Member of Audit Committee.

(5)
Member of Corporate Governance Committee.

(6)
Member of the Special Committee.

(7)
Represents Vista Shares which may be acquired upon the exercise of immediately exercisable options.

(8)
Includes 97,465 Vista Shares which may be acquired upon the exercise of immediately exercisable Vista Warrants and 70,000 Vista Shares which may be acquired upon the exercise of immediately exercisable Vista Options.

(9)
Includes 1,500 Vista Shares and 50,000 Vista Shares which may be acquired upon the exercise of immediately exercisable Vista Options.

        The information as to the residence, principal occupation and number of Vista Shares owned by the nominees listed in the above table is not within the knowledge of the management of Vista, and has been furnished by the individual appointees as of October     •    , 2006.

        There are no family relationships among any of the above directors of Vista. No directors of Vista are also directors of issuers with a class of securities registered under Section 12 of the U.S. Exchange (or which otherwise are required to file periodic reports under the U.S. Exchange) except for Robert Quartermain, who is a director of Silver Standard Resources Inc., Canplats Resources Corporation and IAMGold Corp.

        None of the above directors has entered into any arrangement or understanding with any other person pursuant to which he was, or is to be, elected as a director of Vista or a nominee of any other person, except that Mr. Quartermain was initially appointed to the Vista Board as a nominee of the holders of Vista's convertible debentures issued as part of the private placement transaction that was completed in February and March, 2002. This nomination related only to Mr. Quartermain's initial appointment as a director. There is no subsequent arrangement or understanding pursuant to which Mr. Quartermain was, or is to be, elected as a director of Vista. The largest single holder of debentures, all of which have since been converted to equity pursuant to their terms, was Exploration Capital Partners 2000 Limited Partnership, whose General Partner, Resource Capital Investment Corp., is 90.1% owned by a trust of which A. Richards Rule is co-trustee. As of January 2006, Mr. Rule was an indirect beneficial owner of approximately 5% of the Vista Shares and currently beneficially owns less than 5% of the Vista Shares.

Management Contracts

        There are no management functions of Vista which are to any substantial degree performed by persons other than the directors, senior officers or managers of Vista. Vista has entered into employment agreements with each of Michael B. Richings, President and Chief Executive Officer, and Gregory G. Marlier, Chief Financial Officer.

Dividends

        Vista has never paid dividends. While any future dividends will be determined by the Vista Board after consideration of Vista's earnings, financial condition and other relevant factors, it is currently expected that available cash resources will be utilized in connection with the ongoing acquisition, exploration and evaluation programs of Vista.

Capital Structure

General Description of Capital Structure

        Vista's authorized share capital structure consists of:

    (a)
    an unlimited number of common shares, no par value per share; and

    (b)
    an unlimited number of preferred shares, no par value per share.

        The holders of Vista Shares have the following rights, privileges, restrictions and conditions:

    (a)
    right to notice of, to attend and to vote at meetings of Vista Shareholders and each Vista Share has the right to one vote per Vista Share;

    (b)
    right to receive dividends as and when declared on the Vista Shares, out of legally available funds, subject to the satisfaction of rights of holders of preferred shares of Vista; and

    (c)
    right to receive the remaining property and assets of Vista in the event of liquidation, dissolution or winding-up of Vista subject to the satisfaction of rights of holders of preferred shares of Vista.

        The holders of preferred shares in the capital of Vista have the following rights, privileges, restrictions and conditions:

    (a)
    may be issued in one or more series;

    (b)
    the Vista Board may alter the articles of Vista to fix the number of preferred shares and determine the designation of each series of preferred shares to create, define and attach special rights and restrictions to each series of preferred shares, subject to the special rights and restrictions attached to all preferred shares of Vista and to the Act;

    (c)
    right to receive preferential dividends over the Vista Shares; and

    (d)
    right to receive the property and assets of Vista in the event of liquidation, dissolution or winding-up of Vista up to the amount paid up on such shares, in preference to the holders of Vista Shares.

Vista Stock Option Plan

        Vista has established the Vista Stock Option Plan which provides for grants to directors, officers, employees and consultants of Vista, or its subsidiaries, of options to purchase Vista Shares. Subject to applicable stock exchange requirements, the maximum number of Vista Shares which may be issued, reserved, set aside and made available for issue under the Vista Stock Option Plan is a variable number equal to 10% of the total number of Vista Shares issued and outstanding as of the date of the grant on a non-diluted basis. The maximum number of Vista Shares that may be reserved for issuance to any individual under the Vista Stock Option Plan is that number of Vista Shares that is equivalent to 5% of the Vista Shares issued and outstanding from time to time. Under the Vista Stock Option Plan, options may be exercised by the payment in cash of the option exercise price to Vista. All options are subject to the terms and conditions of an option agreement entered into by Vista and each participant at the time an option is granted.

        The Vista Stock Option Plan is administered by the Vista Board which has full and final discretion to determine (i) the total number of optioned shares to be made available under the Vista Stock Option Plan, (ii) the directors, officers, employees and consultants of Vista who are eligible to receive stock options under the Vista Stock Option Plan ("Optionees"), (iii) the time when and the price at which stock options will be granted, (iv) the time when and the price at which stock options may be exercised, and (v) the conditions and restrictions on the exercise of options. Pursuant to the terms of the Vista Stock Option Plan, the exercise price must not be less than the closing price of the Vista Shares on either the AMEX or the TSX, at the Vista Board's discretion, on the day preceding the date of grant. Options become exercisable only after they vest in accordance with the respective stock option agreement and must expire no later than ten years from the date of grant.

        If an Optionee ceases to be an officer or employee of Vista, or its subsidiaries, as a result of termination for cause, all unexercised options will immediately terminate. If an Optionee ceases to be a director, officer or employee of Vista, or its subsidiaries, or ceases to be a consultant to Vista, for any reason other than termination for cause, the Optionee shall have the right to exercise his or her options at any time up to but not after the earlier of 30 days from the date of ceasing to be a director, officer, employee or consultant, or the expiry date. In the event of death of an Optionee, the legal representatives of such Optionee have the right to exercise the options at any time up to but not after the earlier of 90 days from the date of death, or the expiry date.

        Options granted under the Vista Stock Option Plan are non-transferable and non-assignable other than on the death of a Participant. An Optionee has no rights whatsoever as a Shareholder in respect of unexercised options.

Vista Options and Warrants

        The following table sets out details of the Vista Options outstanding as of October     •    , 2006.

Holders	No. of Vista Shares	Exercise Price	Market Price at Date of Grant	Expiry Dates
Officers of Vista:	25,000	$4.18	$4.18	09/29/2008
	10,000	$3.74	$3.74	05/07/2009
	150,000	$4.19	$4.19	11/08/2009
	60,000	$3.43	$3.43	08/08/2009
	30,000	$4.40	$4.40	12/18/2008
	7,143	CDN $4.70	CDN $4.70	11/10/2007
	85,000	CDN $4.37	CDN $4.37	07/08/2007
	2,857	CDN $4.70	CDN $4.70	02/05/2007
	30,000	$9.73	$9.73	07/30/2011
	100,000	$9.29	$9.29	09/21/2011

Directors of Vista	50,000	$4.19	$4.19	11/08/2009
(who are not also Officers):	5,000	CDN $3.00	CDN $3.00	05/18/2011
	100,000	CDN $4.37	CDN $4.37	07/08/2007
	70,000	CDN $5.87	CDN $5.87	12/18/2008
	2,500	CDN $4.70	CDN $4.70	11/12/2006
	15,000	$9.73	$9.73	07/30/2011
	45,000	CDN $11.01	CDN $11.01	07/30/2011
Employees of Vista:	10,000	$3.05	$3.05	05/08/2010
	60,000	$4.29	$4.29	11/06/2010
	5,000	$5.05	$5.05	03/05/2011
	20,000	$9.73	$9.73	07/30/2011
Consultants of Vista:	34,000	$4.19	$4.19	11/08/2009
	20,000	$4.76	$4.76	03/08/2007
	10,000	$9.73	$9.73	07/30/2011

Total Options:	946,500

        In addition to Vista Options, the following Vista Warrants (each exercisable to purchase one Vista Share) are outstanding as of October     •    , 2006.

Number of Warrants	Exercise Price	Expiry Dates
323,130	$1.50	March 18, 2007
625,881	$4.10	September 23, 2007
649,684	$6.00	February 2, 2008

Prior Sales

        Since January 1, 2006, Vista has issued securities for services, for acquisitions of properties and by way of private placement equity financings. On February 2, 2006, Vista completed a private placement financing in which it sold and issued a total of 649,684 units at a price of $5.05 per unit for aggregate gross proceeds of $3,280,904. Each unit consisted of one Vista Share and one Vista Warrant entitling the holder to acquire an additional Vista Share at an exercise price of $6.00 for a period of two years from the date of issue.

        On May 5, 2006, Vista entered into a letter agreement with Quest Capital Corp. pursuant to which Vista agreed to issue 10,000 Vista Shares as partial consideration for the provision of advisory services by Quest Capital Corp. On June 29, 2006 Vista issued 177,053 Vista Shares to the JAAC as consideration for JAAC entering into the agreement for Vista to acquire the Mt. Todd gold mine and for rent for the use of the surface overlying the mineral leases until a decision is reached to begin production.

        Since January 1, 2006, Vista Options and Vista Warrants were exercised as follows:

Stock Options	Exercise Price
92,000	$4.19
5,000	$4.18
5,000	$5.05
1,250	CDN $4.70
103,375	CDN $4.37
20,000	$4.40
10,000	$4.76
10,000	CDN $5.19

Warrants	Exercise Price
1,274,966	$1.50
751,000	$4.28
196,000	$3.92
1,953,956	$4.75
1,759,812	$4.10

Vista Financing

        On August 29, 2006, Vista filed with the SEC a shelf registration statement which, when effective, will permit Vista to offer and sell up to 4,000,000 Vista Shares for anticipated gross proceeds of between $25 and $32 million. On September 11, 2006, Vista filed with Canadian securities regulatory authorities a preliminary short form base shelf prospectus which will permit Vista to offer for sale, from time to time, Vista Shares having an aggregate offering price of up to $32 million during the 25-month period that the short form base shelf prospectus, including any amendments thereto, remains valid. Vista expects to generate, in the aggregate, gross proceeds of between $25 and $32 million in connection with this financing. Pursuant to the terms of the Arrangement, Vista must raise no less than $25 million through the Vista Financing, as a condition of closing the Arrangement. Vista expects the Vista Financing to close after the Record Date but prior to the Effective Time. Consequently, persons who acquire Vista Shares as part of the Vista Financing will not have the right to vote at the Meeting but will, as a Vista Securityholder, have the right to participate or be represented at the hearing to consider the application for the Final Order. Vista intends to provide notice of this hearing to all persons who acquire Vista Shares as part of the Vista Financing. See "The Arrangement — Required Court Approved". In any event, persons who acquire Vista Shares pursuant to the Vista Financing will, if all conditions of closing with respect to the Arrangement are satisfied, participate in the Arrangement as Vista Shareholders at the Effective Time.

Price Range of Vista Shares

        The Vista Shares are listed on the American Stock Exchange and the Toronto Stock Exchange under the symbol VGZ. The following table sets out the reported high and low sale prices on the American Stock Exchange and on the Toronto Stock Exchange for the periods indicated as reported by the exchanges.

		American Stock Exchange (U.S.$)		The Toronto Stock Exchange (CDN$)
		High	Low	High	Low
2006	October 1- •	•	•	•	•
	September	•	•	•	•
	August	13.51	9.84	14.85	10.82
	July	10.90	8.25	12.50	9.56
	June	9.45	7.10	10.50	7.92
	May	9.99	6.99	11.17	7.60
	April	9.15	5.82	10.40	6.60
	March	5.80	4.52	6.95	5.05
	February	5.55	4.34	6.36	5.05
	January	5.65	4.78	6.36	5.52

        On October     •    , 2006, the last reported sale price of the Vista Shares on the AMEX was $    •    and on the TSX was CDN $    •    . As at October     •    , 2006, there were    •     Vista Shares issued and outstanding, and we had    •     registered Vista Shareholders of record.

Auditors, Transfer Agent and Registrar

        The auditors of Vista are PricewaterhouseCoopers LLP, Chartered Accountants. The transfer agent and registrar for the Vista Shares and the Vista New Shares is Computershare Investor Services Inc. at its principal offices in Vancouver, British Columbia and Toronto, Ontario.

INFORMATION RELATING TO VISTA FOLLOWING THE ARRANGEMENT

        The following description relating to Vista assumes the closing of the Arrangement and the transactions contemplated therein.

Name, Address and Incorporation

        Information relating to the name, address and incorporation of Vista will not change as a result of the Arrangement. See "Information Relating to Vista — Name, Address and Incorporation".

Intercorporate Relationships

        The name, place of incorporation, continuance or organization, and percent of voting securities that will be owned or controlled by Vista after the Effective Date for each subsidiary of Vista is set out below.

        Pursuant to the Plan of Arrangement, at the Effective Time, the existing Articles of Vista will be amended to alter the capital of Vista as follows:

    (i)
    the existing Vista Shares will be redesignated as "Class A Common Shares" and subsequently deleted;

    (ii)
    the Vista New Shares will be created; and

    (iii)
    the existing preferred shares will be deleted.

        The holders of Vista New Shares will have the following rights, privileges, restrictions and conditions:

    (a)
    right to notice of, to attend and to vote at meetings of the holders of Vista New Shares and the right to one vote per Vista New Share held;

    (b)
    right to receive dividends as and when declared on the Vista New Shares, out of legally available funds, subject to the satisfaction of rights of holders of a class of shares hereafter created and expressed to rank in priority to the Vista New Shares; and

    (c)
    right to receive the remaining property and assets of Vista in the event of liquidation, dissolution or winding-up of Vista subject to the satisfaction of rights of holders a class of shares hereafter created and expressed to rank in priority to the Vista New Shares.

Description of Vista's Business

        Vista is currently engaged in the evaluation, acquisition, exploration and advancement of gold exploration and potential development projects. Vista's approach to the acquisition of gold projects has generally been to seek projects within political jurisdictions with well established mining, land ownership and tax laws, which have adequate drilling and geological data to support the completion of a third-party review of the geological data and to complete an estimate of the mineralized material. In addition, Vista looks for opportunities to improve the value of Vista's gold projects through exploration drilling and/or the introduction of technological innovations. Vista expects that emphasis on gold project acquisition and improvement will continue in the future.

        Following the Arrangement, Vista's holdings will include the Long Valley project in California; the Yellow Pine project in Idaho; the Paredones Amarillos and Guadalupe de los Reyes projects in Mexico; the Amayapampa project in Bolivia; the Awak Mas project in Indonesia; and the Mt. Todd gold mine in Northern Territory, Australia. Additional information about these projects is available in "— Properties". Vista also owns five exploration projects in Canada and approximately 25% of the shares of Zamora Gold Corp., a company exploring for gold in Ecuador. In July 2006, Vista agreed to sell three of these Canadian exploration properties to Hatton Capital Corp.

        Vista does not produce gold in commercial quantities and does not currently generate operating earnings. Through fiscal 2005 and fiscal 2006 to date, funding to acquire gold properties, explore and to operate Vista has been acquired through private placements of equity units consisting of Vista Shares and Vista Warrants. Vista expects to continue to raise capital through the exercise of Vista Warrants and through additional equity financings.

Employees

        Vista will have six full-time employees, all of whom are employed at its executive office in Littleton, Colorado. Vista uses consultants with specific skills to assist with various aspects of its project evaluation, due diligence, acquisition initiatives, corporate governance and property management.

Government Regulation

        Mining operations and exploration activities are subject to various national, state, provincial and local laws and regulations in the United States, Bolivia, Mexico, Indonesia, Canada, Australia and other jurisdictions, which govern prospecting, development, mining, production, exports, taxes, labor standards, occupational health, waste disposal, protection of the environment, mine safety, hazardous substances and other matters. Vista has obtained or has pending applications for those licenses, permits or other authorizations currently required to conduct its exploration and other programs. Management of Vista believes that Vista is in compliance in all material respects with applicable mining, health, safety and environmental statutes and the regulations passed thereunder in the United States, Bolivia, Mexico, Indonesia, Canada, Australia and the other jurisdictions in which it operates. There are no current orders or directions relating to Vista with respect to the foregoing laws and regulations.

Property Interests and Mining Claims — United States

        In the United States, most of Vista's exploration activities are conducted in the states of California and Idaho. Mineral interests may be owned in these states by (a) the United States, (b) the state itself, or (c) private parties. Where prospective mineral properties are owned by private parties, or by the state, some type of property acquisition agreement is necessary in order for Vista to explore or develop such property. Generally, these agreements take the form of long term mineral leases under which Vista acquires the right to explore and develop the property in exchange for periodic cash payments during the exploration and development phase and a royalty, usually expressed as a percentage of gross production or net profits derived from the leased properties if and when mines on the properties are brought into production. Other forms of acquisition agreements are exploration agreements coupled with options to purchase and joint venture agreements. Where prospective mineral properties are held by the United States, mineral rights may be acquired through the location of unpatented mineral claims upon unappropriated federal land. If the statutory requirements for the location of a mining claim are met, the locator obtains a valid possessory right to develop and produce minerals from the claim. The right can be freely transferred and, provided that the locator is able to prove the discovery of locatable minerals on the claims, is protected against appropriation by the government without just compensation.

        Mining claims are subject to the same risk of defective title that is common to all real property interests. Additionally, mining claims are self-initiated and self-maintained and therefore, possess some unique vulnerabilities not associated with other types of property interests. It is impossible to ascertain the validity of unpatented mining claims solely from an examination of the public real estate records and, therefore, it can be difficult or impossible to confirm that all of the requisite steps have been followed for location and maintenance of a claim. If the validity of a patented mining claim is challenged by the U.S. Bureau of Land Management ("BLM") or the U.S. Forest Service on the grounds that mineralization has not been demonstrated, the claimant has the burden of proving the present economic feasibility of mining minerals located thereon. Such a challenge might be raised when a patent application is submitted or when the government seeks to include the land in an area to be dedicated to another use.

Environmental Regulation

        Vista gold projects are subject to various federal, state and local laws and regulations governing protection of the environment. These laws are continually changing and, in general, are becoming more restrictive. Vista's policy is to conduct business in a way that safeguards public health and the environment. Management of Vista believes that Vista's operations are conducted in material compliance with applicable laws and regulations.

        Changes to current local, state or federal laws and regulations in the jurisdictions where Vista operates could require additional capital expenditures and increased operating and/or reclamation costs. Although management of Vista is unable to predict what additional legislation, if any, might be proposed or enacted, additional regulatory requirements could impact the economics of Vista's projects.

        During 2005, there were no material environmental incidents or non-compliance with any applicable environmental regulations. Management of Vista estimates that Vista will not incur material capital expenditures for environmental control facilities during the current fiscal year.

Reclamation

        Vista generally is required to mitigate long-term environmental impacts by stabilizing, contouring, resloping and revegetating various portions of a site after mining and mineral processing operations are completed. These reclamation efforts are conducted in accordance with detailed plans, which must be reviewed and approved by the appropriate regulatory agencies.

Competition

        Vista competes with other mining companies in connection with the acquisition of gold properties. There is often competition for the limited number of gold acquisition opportunities available, and some of this competition is with companies having substantially greater financial resources than Vista. As a result, Vista may have difficulty acquiring attractive gold projects at reasonable prices.

        Management of Vista believes no single company has sufficient market power to affect the price or supply of gold in the world market.

Description of Properties

        Detailed information is contained herein with respect to the Mt. Todd mine and the Paredones Amarillos, Awak Mas, Yellow Pine, Long Valley, Guadalupe de los Reyes and Amayapampa projects. Vista holds the Mt. Todd mine through its indirect wholly-owned subsidiary, Vista Gold Australia Pty Ltd.; the Paredones Amarillos and Guadalupe de los Reyes projects through its wholly-owned subsidiary, Minera Paredones Amarillos S.A. de C.V.; Awak Mas project through its indirect wholly-owned subsidiary, PT Masmindo Dwi; the Yellow Pine project through its indirect wholly-owned subsidiary, Idaho Gold Resources LLC.; the Long Valley project through its indirect wholly-owned subsidiary, Vista Gold U.S. Inc.; and the Amayapampa project through its indirect wholly-owned subsidiary, Minera Nueva Vista S.A. Estimates of reserves and mineralization herein are subject to the effect of changes in metal prices, and to the risks inherent in mining and processing operations.

Mt. Todd

        Effective March 1, 2006, Vista Gold Corp. and its subsidiary Vista Gold Australia Pty Ltd. entered into agreements with Ferrier Hodgson, the Deed Administrators for Pegasus Gold Australia Pty Ltd. ("Pegasus"), the government of the Northern Territory of Australia and the JAAC and other parties named therein, subject to regulatory approvals, to purchase a 100% interest in the Mt. Todd gold mine (also known as the Yimuyn Manjerr gold mine) in the Northern Territory, Australia. Under these agreements, Vista Gold Corp. is guarantor of the obligations of its subsidiary Vista Australia (with Vista referred to as "Vista Gold" in summaries of agreement terms herein).

        As part of the agreements, Vista Gold agreed to pay Pegasus, AU$1.0 million ($739,600) and receive a transfer of the mineral leases and certain mine assets; and pay the Northern Territory's costs of management and operation of the Mt. Todd site up to a maximum of approximately AU$375,000 (approximately $277,500) during the first year of the term (initial term is five years, subject to extensions), and assume site management and pay management and operation costs in following years. Additionally, Vista Gold Corp. was to issue common shares with a value of CDN$1.0 million (amounting to 177,053 common shares) to the JAAC as consideration for the JAAC entering into the agreement and for rent for the use of the surface overlying the mineral leases until a decision is reached to begin production. Other agreement terms provide that Vista Gold will undertake a technical and economic review of the mine and possibly form one or more joint ventures with the JAAC. In June 2006, the transactions contemplated under the agreements were completed and effective, with funds held in escrow released to the ultimate vendors and the common shares issued to the JAAC.

Gold Resource Estimate for Mt. Todd Gold Mine

        On June 26, 2006, Vista Gold announced that a mineral resource analysis for the Batman deposit at the Mt. Todd gold mine was completed on June 26, 2006, by Gustavson Associates of Boulder, Colorado, in accordance with Canadian National Instrument 43-101 standards under the direction of Mr. John Rozelle, an independent Qualified Person, utilizing standard industry software and resource estimation methodology. The resource analysis report includes the results of 91,225 assay intervals from 730 drill holes (225 core, 435 reserve circulation and 70 rotary drill holes) done by BHP Resources Pty Ltd., Zapopan NL and Pegasus with assaying by Australia Assay Laboratories in Pine Creek and Alice Springs, Classic Comlabs in Darwin and Pegasus' onsite lab. Pegasus mined part of the Batman deposit from 1993 to 1997, and a joint venture comprising Multiplex Resources Pty Ltd. and General Gold Resources Ltd. mined the deposit from 1999 to 2000.

        The Mt. Todd gold mine is situated within the southeastern portion of the Early Proterozoic Pine Creek Geosyncline. The Batman deposit geology consists of a sequence of hornfelsed interbedded greywackes and shales with minor thin beds of felsic tuff. Bedding consistently strikes at 325°, dipping 40° to 60° to the southwest. Northerly trended sheeted quartz sulfide veins and joints striking at 0° to 20° and dipping 60° to the east are the major location for mineralization in the Batman deposit. The veins are 0.04 to 4 inches in thickness with an average thickness of around 0.4 inches and occur in sheets with up to six veins per horizontal foot. These sheeted veins are the main source of gold mineralization in the Batman deposit. In general, the Batman deposit is 4,800 to 5,100 feet in length by 1,200 to 1,500 feet in true width and 1,500 to 1,800 feet in known down-dip extension (the deposit is open along strike and at depth).

        The deposit has a drill hole spacing that varies from 80 feet by 80 feet to 260-330 feet by 260-330 feet and generally averages 160 feet by 160 feet. All assaying was fire assay on 50-gram charges. It is the opinion of Gustavson Associates that quality control and quality assurance methods employed by the various companies working at Mt. Todd were standard at the time of the work, and the work including quality control and quality assurance methods has been audited several times by independent consultants.

        Based on the resource analysis report, the gold resources for the Batman deposit, reported at a cutoff grade of 0.015 ounces of gold per ton (0.5 grams per tonne) are shown in the table below.

	Tons (000's)	Tonnes (000's)	Gold (opt)	Gold (g/t)
Measured(1)	20,306	18,421	0.028	0.97
Indicated(1)	41,840	37,957	0.028	0.97
Inferred(2)	55,174	50,053	0.027	0.93

(1)
Cautionary Note to U.S. Investors concerning estimates of Measured Resources and Indicated Resources: This table uses the terms "measured resources" and "indicated resources". We advise U.S. investors that while these terms are recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize them. U.S. investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves.

(2)
Cautionary Note to U.S. Investors concerning estimates of Inferred Resources: This table uses the term "inferred resources". We advise U.S. investors that while this term is recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize it. "Inferred resources" have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of a feasibility study or prefeasibility studies, except in rare cases. U.S. investors are cautioned not to assume that any part or all of an inferred resource exists or is economically or legally minable.

Paredones Amarillos

        Paredones Amarillos is located 40 miles southeast of the city of La Paz, in the Mexican state of Baja California Sur. The project area covers over 13,784 acres.

        Vista acquired 100% of the project on August 29, 2002, from Viceroy Resource Corporation ("Viceroy"). To acquire the project, Vista paid cash of CDN$1.0 million and issued 303,030 equity units to Viceroy, and on August 29, 2003, Vista paid Viceroy the remaining CDN$0.5 million due pursuant to the acquisition contract.

        The Paredones Amarillos project has been a significant exploration target since the 1980s. In 1997, Echo Bay Mines Ltd. ("EBM") completed a final feasibility study for an open pit mine on the project. As a result of the subsequent decline in gold prices, start-up was postponed. EBM holds a 2% net profits interest on certain concessions of the project, subject to a cap of $2 million. Additionally, Minera Tepmin, S.A. de C.V., holds a 1% net smelter returns royalty on two concessions.

        The project holds environmental authorizations for the purpose of the following: project development including access road, power line, telephone communications, and infrastructure to supply water; construction and operation of a tailings dam; disposal of tailings; construction of a mill; and installation of three pumping stations.

Geology

        General geology consists of diorite roof pendants intruded by a granodiorite batholith with local low and high-angle fault zones. A north-east striking, south-east dipping low-angle fault zone is the main host of gold mineralization at Paredones Amarillos. Movement along this structure has been characterized as reverse, resulting from compression. Secondary, high-angle faulting is thought to control the higher-grade mineralization at the project.

        The known gold mineralized material occupies an inverted U-shaped block with an approximate strike length of 3,600 feet east-west, a width of approximately 1,000 feet north- south, and a thickness of approximately 100 feet. The apex of the "U" is near the center of the proposed pit with the legs forming the east and west pit lobes.

Preliminary Feasibility Study

        In September 2005, Vista announced the results of a preliminary feasibility study for the Paredones Amarillos project. A feasibility study was previously completed by EBM in 1997, and the new study was issued on September 23, 2005, by Mine Development Associates ("MDA") of Reno, Nevada, an independent consulting firm, in accordance with Canadian National Instrument 43-101 guidelines, under the supervision of Mr. Neil Prenn, P. Eng., a Qualified Person independent of Vista. The new study was based in part on the EBM 1997 study. MDA was assisted in the effort by Resource Development Incorporated ("RDI") of Wheat Ridge, Colorado, in metallurgical testing and process redesign, and by WLR Consulting ("WLR") of Lakewood, Colorado, in mine design.

        Proven and probable mineral reserves were determined within a proposed open pit mine, which was designed employing a Lerchs-Grossmann optimization technique based on U.S. $400 per ounce gold price. The results are summarized in the following table:

	Paredones Amarillos Mineral Reserve Estimate(1) (0.011 opt gold internal cutoff grade) (0.38 grams per tonne)
	Tons (millions)	Tonnes (millions)	Gold Grade (opt)	g/t	Contained Gold Ounces	Waste Tons (millions)	Waste Tonnes (millions)	Strip Ratio (Waste:Ore)
Proven	12.896	11.699	0.032	1.11	419,000
Probable	41.058	37.247	0.028	0.97	1,158,000
Totals	53.954	48.946	0.029	1.00	1,577,000	187,715	170,292	3.48

(1)
Cautionary Note to U.S. Investors concerning estimates of Proven and Probable Reserves: The estimates of mineral reserves shown in this table have been prepared in accordance with Canadian National Instrument 43-101. The definitions of proven and probable reserves used in NI 43-101 differ from the definitions in SEC Industry Guide 7. Accordingly, the disclosure of mineral reserves herein may not be comparable to information from U.S. companies subject to the SEC's reporting and disclosure requirements.

        Based on guidelines provided by the SEC, as Vista has obtained a preliminary feasibility study but not a bankable feasibility study with respect to the above, Vista is reporting no reserves under U.S. SEC standards.

        The resource model used to estimate the mineral reserves was reported by Vista in a press release dated August 29, 2002, based on an independent technical report prepared by Snowden Mining Industry Consultants of Vancouver, British Columbia, in compliance with Canadian National Instrument 43-101. According to the report, dated August 20, 2002, the gold resources above 0.015 ounces of gold per ton (0.5 grams per tonne) are shown in the following table.

	Tons (000's)	Tonnes (000's)	Gold (opt)	Gold (g/t)
Measured(1)	12,674	11,498	0.034	1.17
Indicated(1)	48,689	44,170	0.030	1.02
Inferred(2)	6,057	5,495	0.023	0.79

(1)
Cautionary Note to U.S. Investors concerning estimates of Measured Resources and Indicated Resources: This table uses the terms "measured resources" and "indicated resources". We advise U.S. investors that while these terms are recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize them. U.S. investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves.

(2)
Cautionary Note to U.S. Investors concerning estimates of Inferred Resources: This table uses the term "inferred resources". We advise U.S. investors that while this term is recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize it. "Inferred resources" have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of a feasibility study or prefeasibility studies, except in rare cases. U.S. investors are cautioned not to assume that any part or all of an inferred resource exists or is economically or legally minable.

        In late 2004 and in 2005, Vista conducted geologic mapping, soil and rock geochemistry and an induced polarization geophysical survey across the Tocopilla target 2.4 miles north of and on trend with the known Paredones Amarillos gold deposit. The results of the program outlined wide zones of weakly anomalous gold mineralization. Vista partially tested the target area with seven core drill holes in 2005, two of which intersected weak gold mineralization indicating the Paredones Amarillos mineralization extends into this area, but the discovery of economic gold mineralization is uncertain and more testing is warranted.

Awak Mas

        On May 27, 2005, Vista completed its acquisition of the Awak Mas gold deposit in Sulawesi, Indonesia, for a purchase price of $1.5 million. The acquisition of the Awak Mas Project involved the purchase, through the Vista's wholly-owned subsidiary Vista Gold (Barbados) Corp. ("Vista Barbados"), of all of the outstanding shares of Salu Siwa Pty Ltd., an Australian company ("Salu Siwa") from the two owners of Salu Siwa: Weston Investments Pty Ltd., an Australian company ("Weston") and Organic Resource Technology Limited, an Australian company ("ORT"). Weston and ORT respectively owned 66% and 34% of the outstanding Salu Siwa shares. Salu Siwa in turn owns 99% of the outstanding shares of PT Masmindo Dwi, an Indonesian company ("PT Masmindo"), which is the direct holder of the Awak Mas Project. The remaining 1% of the outstanding PT Masmindo shares is held by ORT. Transfer of this remaining 1% to Vista Barbados is subject to any approvals, consents or other statutory requirements of the Indonesian authorities that will be required to effect the completion of such share purchase. This Project is held by Vista through a contract of work with the Indonesian government.

Geology

        The Awak Mas property is situated on the southern side of the Central Sulawesi Metamorphic Belt within a 30-mile long, north-northeast trending fault bounded block of basement metamorphic rocks and younger sediments. The property covers approximately 221,530 acres. The western margin of this block is represented by an easterly dipping thrust, whereas the eastern margin is defined by a major basement structure. Imbricate faulting has complicated the internal morphology of the block. The property is dominated by the late Cretaceous Latimojong Formation, consisting of phyllites, slates, basic to intermediate volcanics, limestone and schist representing a platform and/or fore arc trough flysch sequence. The Latimojong Formation overlies basement metamorphic rocks dominated by phyllites and slates. Both sequences have been intruded by late-stage plugs and stocks of diorite, monzonite and syenite. To the east of the metamorphic block, basic intermediate intrusives, pyroclastics and volcanogenic sediments comprising the Mesozoic Lamasi Ophiolite Complex appear to have been obducted into a position effectively overlying the younger flyschoid sequence and basement metamorphics during continental accretion.

        Gold mineralization is distinctly mesothermal in character, atypical of the more ubiquitous low temperature or epithermal precious metal mineralization within many island arc environments in Indonesia. Gold is associated with sulphur-poor, sodic-rich fluids introduced at a relatively late stage in the tectonic history. Albite-pyrite-silica-carbonate alteration, which accompanies gold deposition, clearly overprints the ductile fabric associated with deformation and metamorphism in the older basement lithologies.

        The majority of gold mineralization on the property, including the Awak Mas deposit, is predominantly hosted within the flysch sequence, which typically dips at between 15° and 50°, generally towards the north. The majority of gold mineralization is associated with abundant quartz veining and silica — albite-pyrite alteration; however, the association of gold and quartz is not ubiquitous, with some vein zones appearing to be locally barren of mineralization.

        Two main styles of mineralization are present. The first represents broad shallow dipping zones of sheeted and stockwork quartz veining and associated alteration that conform to the shear fabric, especially within the dark, graphitic mudstones. The other style consists of steeper dipping zones of quartz veining and breccias associated with high angle faults cutting both the flyschoid cover sequence and basement metamorphics.

        Late-stage, north-northeast trending normal faults locally disrupt or offset mineralization. A surface layer of consolidated scree and colluvium averaging 1.8 to 2.4 feet (maximum 9 feet) in thickness veneers the deposit. The base of weak oxidation within the mineralized sequence typically is within 12 feet of surface.

        In October 2004, RSG Global Pty Ltd of West Perth, Australia, an independent consultant, prepared a resource estimate for Vista based on the results of 85,030 assay intervals from 814 core and reverse circulation drill holes done by Battle Mountain Gold Company, Lone Star Exploration NL and Masmindo Mining Corporation Limited from 1991 through 1997 with assaying by Inchcape Testing Services. The results of the study showed the known Awak Mas deposit, at a cutoff grade of 0.015 ounces gold per ton (0.5 grams per tonne), contains the gold resources shown in the following table. Management of Vista believes the potential to expand the mineralized material is good, based on Vista's analysis of preliminary exploration results of previous operators.

	Tons (000's)	Tonnes (000's)	Gold (opt)	Gold (g/t)
Measured(1)	16,865	15,300	0.035	1.19
Indicated(1)	35,825	32,500	0.030	1.03
Inferred(2)	8,250	7,500	0.032	1.08

(1)
Cautionary Note to U.S. Investors concerning estimates of Measured Resources and Indicated Resources: This table uses the terms "measured resources" and "indicated resources". We advise U.S. investors that while these terms are recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize them. U.S. investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves.

(2)
Cautionary Note to U.S. Investors concerning estimates of Inferred Resources: This table uses the term "inferred resources". We advise U.S. investors that while this term is recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize it. "Inferred resources" have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of a feasibility study or prefeasibility studies, except in rare cases. U.S. investors are cautioned not to assume that any part or all of an inferred resource exists or is economically or legally minable.

        A final feasibility study was completed by independent consultants in 1997 for Lone Star supporting a mining scenario of 3 million metric tons per year of ore. Independent valuations of the project were completed in 2000 and 2003 as well. Over $43 million has been spent on the project by previous operators.

        Vista initiated a 6,600-foot core drilling program on May 31, 2006. The approximately 12 to 13 holes that are planned will average 660 feet each, and the holes are sited to confirm mineralization between existing but more widely spaced holes. Successful confirmation of mineralization will allow Vista to upgrade the classification of its mineral resources.

        Avocet Mining PLC ("Avocet") of London had an exclusive option to enter into a joint venture on the property between March 16, 2006, and July 16, 2006. Avocet agreed to fund up to $100,000 of actual drill contractor and associated costs incurred during the option period in return for the option. Avocet has decided to abandon its option.

Yellow Pine

        The Yellow Pine gold project, consisting of 17 patented mining claims and covering about 304 acres, is located in central Idaho, 60 miles east of McCall in Valley County.

        On November 7, 2003, Vista, through Idaho Gold Resources LLC ("Idaho Gold"), an indirect, wholly-owned subsidiary of Vista, entered into an Option to Purchase Agreement with Bradley Mining Company for a nine year option to purchase 100% of Yellow Pine for $1,000,000. Idaho Gold made an option payment of $100,000 upon execution of the agreement. The agreement calls for Idaho Gold to make nine more yearly payments of $100,000 on or before each anniversary date of the agreement, for a total option payment price of $1,000,000, and annual payments of $100,000 each were made in 2004 and 2005. If Idaho Gold exercises its option to purchase the project, all option payments shall be applied as a credit against the purchase price of $1,000,000, Idaho Gold has the right to terminate the agreement at any time without penalty. Eleven of the claims are subject to an underlying 5% net smelter returns royalty.

Geology

        The Yellow Pine Mining District is located within the Cretaceous age Idaho Batholith, near its eastern border and adjacent to the Meadow Creek fault zone. The gold deposits of the Yellow Pine district are hosted primarily in the quartz monzonites of the Idaho batholith and within the major shear and fault zones that transect the district. Ore deposits also occur in the metasediments of a large roof pendant within the granitic rocks. Historic mining of the Yellow Pine and the Homestake open pits on the Yellow Pine property has depleted the oxide gold mineralization, but significant sulfide gold mineralization remains unmined.

        Gold and antimony occur principally in veinlets, stockworks, fissure-fillings, and massive lenses. Gold appears to be associated with pyrite and arsenopyrite whereas silver is associated with antimony. The primary gold mineralization occurs within a zone of stockwork sulfide veinlets also containing stibnite, pyrite and arsenopyrite. The principal antimony mineral is stibnite. Tungsten occurs in the mineral scheelite. Deposits are characterized by argillic and sericitic alteration with some silicification.

        The Meadow Creek fault and its subsidiary structures trend north and northeast across the district and are a major controlling factor on the regional mineralization. The Yellow Pine mine, the largest mineralized area, is located in the Meadow Creek fault hanging wall, where the fault strike changes from northerly to northeasterly and a zone of stockwork sulfide veining occurs. The mineralized zone is about 2,000 feet long by 700 feet wide with a vertical extent of up to about 1,000 feet. It is cone shaped with the narrower, bottom area of the cone indicating possible continuity of the mineralization at depth both down dip along the hanging wall of the Meadow Creek fault and to the northwest.

        The Homestake area appears as a continuation to the northeast of the Yellow Pine zone. The two zones have some similarities as well as differences. The Homestake sulfide zone is also directly associated with the Meadow Creek fault. It appears however to have a somewhat different structural style from the Yellow Pine area. The mineralized zone is about 1,500 feet long by 600 feet wide and up to 350 feet vertically. It has an overall tabular shape with a true width of about 100 to 200 feet. Drill hole information indicates that the mineralization at Homestake is encountered in both the hanging wall of the Meadow Creek fault zone as well as the footwall. Gold grades tend to be quite a bit lower than at the Yellow Pine area. The Yellow Pine and Homestake sulfide zones may be interconnected.

        Pincock, Allen & Holt, of Denver, Colorado, completed a third-party technical study for Vista on November 17, 2003. An assay database for 538 drill holes totalling 120,922 feet of drilling was used to estimate gold resources in the Yellow Pine and Homestake sulfide zones using a cutoff grade of 0.025 ounces of gold per ton (0.9 grams per tonne). Gold resource estimates are shown below.

	Tons (000's)	Tonnes (000's)	Gold (opt)	Gold (g/t)
Measured(1)	16,332	14,816	0.070	2.40
Indicated(1)	17,503	15,878	0.061	2.09
Inferred(2)	16,047	14,558	0.051	1.75

(1)
Cautionary Note to U.S. Investors concerning estimates of Measured Resources and Indicated Resources: This table uses the terms "measured resources" and "indicated resources". We advise U.S. investors that while these terms are recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize them. U.S. investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves.

(2)
Cautionary Note to U.S. Investors concerning estimates of Inferred Resources: This table uses the term "inferred resources". We advise U.S. investors that while this term is recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize it. "Inferred resources" have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of a feasibility study or prefeasibility studies, except in rare cases. U.S. investors are cautioned not to assume that any part or all of an inferred resource exists or is economically or legally minable.

Long Valley

        The Long Valley gold project is located in the Inyo National Forest, about 7 miles east of the town of Mammoth Lakes, in Mono County, California. The property consists of 95 contiguous, unpatented mining claims that cover an area of approximately 1,800 acres.

        Vista has an option to acquire 100% of the Long Valley project from Standard Industrial Minerals, Inc. ("Standard"). Under the terms of the option agreement, Vista would pay Standard $750,000 over five years, with annual payments to be due as follows: $100,000 due on each of January 15, 2003, 2004, and 2005; $200,000 due on January 15, 2006, and $250,000 due on January 15, 2007. Vista has made the payments for 2003 through

2006. Vista retains the right to terminate the agreement at any time, and has no work commitments on the project.

        During the period of 1994 through 1997, Royal Gold, Inc. ("Royal") drilled 615 reverse circulation and 10 core holes at the Long Valley property. During this time, Royal also completed metallurgical investigations, preliminary engineering studies, including resource estimations, and initiated baseline-type environmental studies of the biological, water and archaeological resources of the area. Vista has acquired all related data from Royal in exchange for a 1% net smelter returns royalty to Royal. The database contains 896 drill holes, totalling 268,275 feet. The majority of holes were drilled using reverse circulation methods. Gold was primarily analyzed by fire assay, with grade determinations by atomic absorption.

Geology

        The Long Valley project claims are contained entirely within the early Pleistocene-age Long Valley Caldera, which has been dated at about 760,000 years old. The caldera is an elongated east-west oval depression measuring some 10 miles by 20 miles and is related to eruption of the Bishop Tuff, which is covered by younger rocks within the caldera.

        The Long Valley gold mineralization is located near the center of the caldera and is underlain by lithologic units related to the caldera formation and its subsequent resurgence. Associated with resurgent doming is a sequence of interbedded volcaniclastic sedimentary rocks which were deposited in a lacustrine setting within the caldera. These rocks consist of sediment (siltstones through conglomerates) and debris-flow deposits, with local deposits of intercalated silica sinter and rhyolite flows and dikes. All of these lithologies have been altered and/or mineralized to variable degrees. Intruding the generally flat-lying lake sediments are several rhyolite domes that have been dated from 200,000 to 300,000 years in age.

        The north-south trending Hilton Creek fault zone appears to define the eastern limit of the resurgent dome within the central part of the Long Valley Caldera and extends outside the caldera to the south. Offset along this fault appears to be variable and suggests that fault activity along this zone may be episodic in nature.

        Gold and silver mineralization at Long Valley appears to fall under the general classification of an epithermal, low sulfidation-type deposit. Several areas, termed the North, Central, South, Southeast and Hilton Creek zones, on the Long Valley property are mineralized with low grades of gold and silver. The mineralized zones are generally north-south trending, up to 8,000 feet in length with widths ranging from 500 feet to 1,500 feet. The tabular bodies are generally flat-lying or have a shallow easterly dip. Mineralization is typically from 50 to 200 feet thick and, in the South and Southeast zones, is exposed at or very near the surface. The top of the Hilton Creek zone is covered by 20 to 50 feet of alluvium. The majority of the mineralization discovered to date is located in the Hilton Creek zone.

        Gold and silver mineralization is quite continuous throughout the zones and is well defined above a cut-off grade of 0.010 gold ounces per ton. Within the continuous zones of low-grade gold mineralization (above 0.010 gold ounces per ton) are numerous zones of higher grade mineralization above 0.050 gold ounces per ton, particularly in the Hilton Creek zone, which may relate to zones of enhanced structural preparation. Mineralized zones typically correlate with zones of more intense clay alteration or argillization and/or silicification.

        Based on a third-party technical study completed February 20, 2003, by MDA of Reno, Nevada, the Long Valley project reported gold resources at a cut-off grade of 0.010 ounces of gold per ton (0.34 grams gold tonne). The gold resources are shown in the following table.

	Tons (000's)	Tonnes (000's)	Gold (opt)	Gold (g/t)
Indicated(1)	68,276	61,939	0.018	0.62
Inferred(2)	32,914	29,859	0.017	0.58

(1)
Cautionary Note to U.S. Investors concerning estimates of Indicated Resources: This table uses the term "indicated resources". We advise U.S. investors that while this term is recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize it. U.S. investors are cautioned not to assume that any part or all of mineral deposits in this category will ever be converted into reserves.

(2)
Cautionary Note to U.S. Investors concerning estimates of Inferred Resources: This table uses the term "inferred resources". We advise U.S. investors that while this term is recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize it. "Inferred resources" have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of a feasibility study or prefeasibility studies, except in rare cases. U.S. investors are cautioned not to assume that any part or all of an inferred resource exists or is economically or legally minable.

Guadalupe de los Reyes

        Guadalupe de los Reyes is located in the western foothills of the Sierra Madre Occidental mountain range, approximately 68 miles by air (124 miles by road) north of the coastal city of Mazatlán, and 19 miles by road southeast of the town of Cosalá in Sinaloa State, Mexico. The mineral concessions include two titled concessions for exploitation and three titled concessions for exploration, all covering about 1,475 acres.

        On August 1, 2003, Vista executed an agreement to acquire a 100% interest in the Guadalupe de los Reyes gold project and a data package associated with the project and general area, for aggregate consideration of $1.4 million and a 2% net smelter returns royalty. During a due diligence period leading up to the signing of the purchase agreement, Vista made payments to the owner, Sr. Enrique Gaitan Maumejean, totalling $100,000, and upon exercising its option to complete the purchase, paid an additional $200,000. On August 4, 2004, Vista issued 138,428 Vista Shares to Sr. Gaitan in satisfaction of the scheduled payment of $500,000, which could be made in cash or Vista Shares at Vista's discretion. An additional $500,000 in cash will be paid by way of $100,000 payments on each of the second through sixth anniversaries of the signing of the formal agreement, with the outstanding balance becoming due upon commencement of commercial production. A payment of $100,000 was made in 2005. A 2% net smelter returns royalty will be paid to the previous owner and may be acquired by Vista at any time for $1.0 million. Vista retains the right to terminate the agreement at any time.

Geology

        Guadalupe de los Reyes occurs in a late Cretaceous — to Tertiary-age volcanic sequence of rocks. Gold and silver mineralization has been found along a series of northwesterly and west-northwesterly trending structural zones. Mineralization in these zones is typical of low sulfidation epithermal systems. Eight main target areas have been identified along three major structural zones. Several of these targets have bulk tonnage potential which may be amenable to open-pit mining, including the El Zapote, San Miguel, Guadalupe Mine, Tahonitas, and Noche Buena zones. The El Zapote target occurs in the Mariposa-El Zapote-Tahonitas structural zone on the western side of the project area and has been mapped for a distance of two miles. The El Zapote deposit is one of three deposits found along this structural zone, with the inactive underground Mariposa Mine 0.6 miles to the northwest and the Tahonitas prospect 0.3 miles to the southeast. The Guadalupe zone occurs as the northwest extension of the mineralized structures that were developed by underground mining along approximately 3,280 feet of the veins and to some 1,300 feet deep. The Guadalupe zone is found in the northeast portion of the area and has produced the majority of precious metals within the district. The San Miguel and Noche Buena zones are enclosed by the same northwestern trending structure in between the El Zapote-Mariposa and the Guadalupe structures.

        A third-party technical study was performed for Vista and reported on July 17, 2003, by Pincock, Allen & Holt, of Denver, Colorado, using assay data from 381 reverse circulation drill holes totalling 118,633 feet. The drilling was performed by Northern Crown Mines Limited from 1993 to 1997. Based on this study, gold resources above a cutoff grade of 0.015 ounces of gold per ton (0.5 grams per tonne) are shown in the following table.

	Tons (000's)	Tonnes (000's)	Gold (opt)	Gold (g/t)
Indicated(1)	6,996	6,347	0.040	1.36
Inferred(2)	4,233	3,840	0.059	2.01

(1)
Cautionary Note to U.S. Investors concerning estimates of Indicated Resources: This table uses the term "indicated resources". We advise U.S. investors that while this term is recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize it. U.S. investors are cautioned not to assume that any part or all of mineral deposits in this category will ever be converted into reserves.

(2)
Cautionary Note to U.S. Investors concerning estimates of Inferred Resources: This table uses the term "inferred resources". We advise U.S. investors that while this term is recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize it. "Inferred resources" have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of a feasibility study or prefeasibility studies, except in rare cases. U.S. investors are cautioned not to assume that any part or all of an inferred resource exists or is economically or legally minable.

Amayapampa

        The Amayapampa project is located 186 miles southeast of La Paz in the Chayanta Municipality, Bustillos Province, Department of Potosi, in southwestern Bolivia. Access is via 167 miles of paved road from La Paz to Machacamarca near Oruro, followed by 62 miles of gravel road to Lagunillas, then nine miles of dirt road to Amayapampa. The Amayapampa property is situated within the moderately rugged Eastern Cordilleran region of Bolivia with elevations at the property varying from 12,300 to 13,450 feet above sea level. Amayapampa consists of 24 mining concessions covering 1,989 acres plus an additional 16,803 acres in regional exploration and exploitation concessions. The project is currently on care and maintenance.

        On December 11, 2003, Vista reached an agreement, as amended during 2004 and 2005, to sell the Amayapampa project to Luzon Minerals Ltd. ("Luzon") of Vancouver, British Columbia, Canada. In January 2005, Vista announced that Luzon had informed Vista that it wished to exercise its option to purchase the Amayapampa project. The terms of the agreement with Luzon were amended in January, July and November of 2005. A summary of the amendments is contained in the Vista Form 10-K under the heading "Business — Significant Developments in 2005 — Amendments to Agreement to Sell Amayapampa".

Geology

        The Amayapampa deposit underlies a north-northwest trending ridge approximately 0.3 miles east of the town of Amayapampa. The deposit is defined by about 48 diamond drill holes; 96 reverse-circulation drill holes; and 315 underground channel samples totalling 17,585 feet from more than 200 accessible cross-cuts in 43 different levels and sub-levels extending over a vertical distance of 682 feet. The deposit is approximately 1,970 feet in strike length, 98 to 230 feet in width and has an overall dip of the mineralized envelope of 80 to 90 degrees west. The depth extent of continuous mineralization is in excess of 656 feet to about the 12,795-foot elevation, although some mineralization is present below this depth. Gold occurs free and associated with sulfides in a structural zone in which quartz veins were emplaced then sheared prior to introduction of sulfides and gold mineralizing solutions.

        The host rocks are composed of Ordovician black shales, sandstones, and siltstones, which were weakly metamorphosed to argillites, quartzites, and siltites, respectively. The Amayapampa project is located along the east flank of a north-south trending regional anticline near the top of the Ordovician sequence. Bedding dips are steep at 60 to 80 degrees west, with the east limb of the anticline being overturned and thus, also dipping steeply west.

        The mineralized envelope is best described as a structural zone, in which quartz veins were emplaced along a preferential fracture direction.

        Most faults, shears and fractures are north-northeast to north-northwest trending and steeply dipping, both east and west, at 60 to 90 degrees. Quartz veins predominantly dip east. Locally, within the zone of mineralization, flat, thrust-like faults are present, which have offset quartz veins to a minor extent. These flat faults, commonly west-dipping at 40 to 45 degrees, cannot generally be mapped outside of the main structural zone that hosts the gold mineralization. A west dipping, 45-degree fault projects into the pit on the northeast side of the deposit and was intersected by two vertical, geotechnical core holes. The base of mineralization may also be slightly offset by a similar west-dipping, 45-degree fault.

        Oxidation effects are pervasive from the surface to depths of 66 to 98 feet, with only partial oxidization below those depths. Hydrothermal alteration effects evident in fresh rock are minor, and occur as coarse sericite

(muscovite) in thin (0.08 to 0.20 inch) selvages along some quartz veins. In addition, chlorite is present in and adjacent to some quartz veins, but this presence may be a product of low-grade metamorphism. Alteration effects are minimal overall, except for surface oxidization.

        Mineralization is composed of quartz veins and sulfides and both constitute a visual guide to ore. Quartz veins are a locus for gold mineralization. Quartz veins are typically a few centimeters to two feet in width and commonly occur as sub-parallel vein sets. The strike extent can be 164 to 246 feet or more for any one vein or vein set, but the dip extent is not as well established and probably ranges up to 66 to 98 feet. Multiple vein sets are present in the overall mineralized envelope and veins commonly pinch and swell along strike and down dip.

        Sulfide mineralization, hosted by multiple fractures is composed of predominantly pyrite within and adjacent to quartz veins. The total sulfide concentration for the overall mineralized zone is estimated at 3% to 5%. Petrographic examination of the sulfide mineralization shows pyrite to dominate at over 95% of the total sulfides; arsenopyrite is also present, as are minor amounts of chalcopyrite, galena, sphalerite, stibnite and tetrahedrite. Gold is present as free gold in association with pyrite, on fractures within pyrite and attached to the surface of pyrite and is often visible as discrete grains on fractures in quartz and argillite. Gold grains exhibit a large size-range, with much of the gold being relatively coarse at 40 to 180 microns. All gold grains display irregular shapes with large surface areas. No gold was noted to be encapsulated in either quartz or sulfide. The content of gold grains was verified as over 97% gold by scanning-electron-microprobe analysis.

        District-scale exploration potential exists for defining styles of gold mineralization similar to Amayapampa, which could be developed as satellite ore bodies. In addition, at least 15 drill holes beneath the planned Amayapampa pit suggest the presence of four higher-grade shoots.

        In September 2005, GR Technical Services Ltd of Calgary, Alberta, Canada, and Giroux Consultants Limited, of Vancouver, British Columbia, Canada, independent consultants, prepared a scoping study for Luzon Minerals Ltd. on the Amayapampa project that included an estimate of mineral resources prepared under the direction of G.H., Giroux, P.Eng, a qualified person, in compliance with Canadian National Instrument 43-101. The study was updated for Vista in September 2006 to include information on amendments to the purchase option agreement between Luzon and Vista subsequent to September 2005, and information on the current political situation in Bolivia. The economic analysis done as part of the scoping study includes gold prices and costs reflective of 2005.

        The mineral resource data base contains 10,264 assay intervals from 45 core, 96 reverse circulation drill holes, and underground channel samples done by Da Capo Resource Ltd. and Vista from 1994 through 1997 with assaying by the Bondar Clegg laboratory in Oruro, Bolivia. The results of the study showed the known Amayapampa deposit, at a cutoff grade of 0.012 ounces gold per ton (0.4 grams per tonne), contains the gold resources shown in the following table.

	Tons (000's)	Tonnes (000's)	Gold (opt)	Gold (g/t)
Measured(1)	5,677	5,150	0.047	1.60
Indicated(1)	10,020	9,030	0.040	1.37
Inferred(2)	2,161	1,960	0.027	0.94

(1)
Cautionary Note to U.S. Investors concerning estimates of Measured Resources and Indicated Resources: This table uses the terms "measured resources" and "indicated resources". We advise U.S. investors that while these terms are recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize them. U.S. investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves.

(2)
Cautionary Note to U.S. Investors concerning estimates of Inferred Resources: This table uses the term "inferred resources". We advise U.S. investors that while this term is recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize it. "Inferred resources" have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of a feasibility study or prefeasibility studies, except in rare cases. U.S. investors are cautioned not to assume that any part or all of an inferred resource exists or is economically or legally minable.

INFORMATION RELATING TO ALLIED NEVADA FOLLOWING THE ARRANGEMENT

        Pursuant to the Arrangement (a) Vista will transfer all of the issued and outstanding shares of Vista U.S. and $25 million in cash to Allied Nevada in return for a number of Allied Nevada Shares equal to 27,500,000 less the number of Option Shares (as defined in the Plan of Arrangement), and (b) the Pescios will transfer all of their interest in the Pescio Nevada Assets to Allied Nevada Holdings, a wholly owned subsidiary of Allied Nevada, in return for 12,000,000 Allied Nevada Shares and $15 million in cash from Allied Nevada. Of the Allied Nevada Shares received by Vista pursuant to the Arrangement, Vista intends to retain certain of the shares to facilitate the payment of any taxes payable by Vista in respect of the Arrangement and to distribute, subject to applicable withholding taxes, the balance of the shares to holders of Vista Shares as described below. Accordingly, upon completion of the Arrangement, the issued and outstanding Allied Nevada Shares will be held by Vista and/or Vista Shareholders (including holders of Vista Shares acquired through the Vista Financing) and by the Pescios. For further information, see "The Arrangement — Transaction Mechanics".

        The following description relating to Allied Nevada assumes the closing of the Arrangement and the transactions contemplated therein.

Name, Address and Incorporation

        Allied Nevada was incorporated on September 14, 2006 under the name "Allied Nevada Gold Corp." under the laws of the State of Delaware.

        The current addresses and telephone and facsimile numbers of the offices of Allied Nevada are:

Executive Office	Registered Office	Records Office
c/o Vista Gold Corp.	c/o National Registered Agents, Inc.	c/o Burns & Levinson LLP
Suite 5 - 7961 Shaffer Parkway	160 Greentree Drive, Suite 101	125 Summer Street
Littleton, Colorado	Dover, Delaware	Boston, MA 02110
USA 80127	USA	USA
Telephone: (720) 981-1185		Telephone: (617) 345-3000
Facsimile: (720) 981-1186		Facsimile: (617) 345-3299

Intercorporate Relationships

        The name, place of incorporation, continuance or organization, and percentage of voting securities owned or controlled by Allied Nevada, after giving effect to the Arrangement, will be as set out below.

(1)
Mineral ridge Resources Inc. is in the process of being dissolved.

Directors and Officers

        The following table sets out the names of the current and anticipated directors and executive officers of Allied Nevada following the Arrangement, their respective municipalities of residence, current and anticipated positions with Allied Nevada, principal occupations within the five preceding years, periods during which each director has served as a director and the number of Allied Nevada Shares and percentage of issued Allied Nevada Shares it is anticipated that they will beneficially owned, directly or indirectly, or subject to control or direction by that person after the Effective Date.

        The term of each of the directors of Allied Nevada will expire at the close of Allied Nevada's first annual general meeting, or until his successor is duly elected or appointed, unless his office is earlier vacated. The Allied Nevada Board will be appointed prior to the Arrangement.

Name, Residence, Position	Principal Occupation, Business or Employment(1)	Director of Allied Nevada Since	Number of Allied Nevada Shares Held(2)	Percentage of Issued Capital

ROBERT BUCHAN Toronto, Ontario Canada Director
	Businessman; Executive Chairman and director of Quest Capital Corp.; director of Rockwater Capital Corporation, bcMetals Corporation, Katanga Mining Limited, Endeavour Mining Capital Corp., and Pacific Rim Mining Corp.; and formerly with Kinross Gold Corporation from 1993 to 2005.	Expected to be elected prior to the Effective Date	Nil	N/A

SCOTT CALDWELL Oakville, Ontario Canada Director, President, Chief Executive Officer and Chief Financial Officer
	President, Chief Executive Officer and Chief Financial Officer of Allied Nevada; from September 2006, consultant to Vista; formerly with Kinross Gold Corporation as Executive Vice President and Chief Operating Officer from 2003 to 2006; formerly with Newmont Mining Corporation, Echo Bay Mines Ltd. as Vice President of Operations; and Minera Collahuasi as Vice President of Operations.	September 22, 2006	Nil	N/A
W. DURAND EPPLER Denver, Colorado USA Director	Businessman; Chief Executive Officer and director of Coal International PLC. President of New World Advisors from August 2004 to present; formerly with Newmont Mining Corporation from 1995 to 2004 as Vice President of Newmont Capital, Ltd., President of Newmont Indonesia, Vice President of Corporate Development and Vice President of Corporate Planning of Newmont Mining Corporation. Also, director of Augusta Resource Corporation and Vista.	Expected to be elected prior to the Effective Date	(3)	*
TERRY M. PALMER Denver, Colorado USA Director
	Accountant: Director of Apex Silver Mines Limited, Director of Energy West Incorporated, and formerly with Ernst & Young as a Partner and Certified Public Accountant 1979-2002, Marrs, Sevier & Company LLC and 2003-2006.	September 22, 2006	Nil	N/A
CARL PESCIO(4) Elko, Nevada USA Director	Self-employed mining prospector and director of Tornado Gold International Corp.	Expected to be appointed prior to the Effective Date	12,000,000	31%
MICHAEL B. RICHINGS Port Ludlow, Washington USA Director	Currently, the President and Chief Executive Officer of Vista; and formerly, President and Chief Executive Officer of Vista from June 1995 to September 2000. Also, director of Zaruma Resources Inc., Triumph Gold Corp. and Vista.	September 22, 2006	(3)	*

*
Represents less than 1% of the outstanding Allied Nevada Shares.

(1)
Includes occupations for the five preceding years.

(2)
In accordance with Rule 13d-3(d)(1) under the U.S. Exchange Act, the applicable ownership total for each person is based on the number of Allied Nevada Shares held by such person as of the date of this Circular, plus any securities held by such person exercisable for or convertible into Allied Nevada Shares within 60 days after the date of this Circular.

(3)
Mr. Eppler and Mr. Richings hold Vista Options that entitle the holder to acquire 65,000 and 255,000 Vista Shares, respectively. As part of the Arrangement, the Vista Options held by Mr. Eppler and Mr. Richings will, to the extent that they have not expired or been exercised prior to the Effective Date, be exchanged for Vista New Options and Allied Nevada Options. See "The Arrangement — Transaction Mechanics".

(4)
As a condition to completion of the Arrangement, Mr. Pescio is required to enter into a non-competition agreement with Vista and Allied Nevada on terms satisfactory to all parties, acting reasonably. The terms of that agreement have not been determined.

        It is expected that the Allied Nevada Board will have the following committees: Audit Committee, Compensation Committee and Corporate Governance Committee. The Allied Nevada Board is in the process of determining its committee appointments.

        The information as to the residence, principal occupation and number of Allied Nevada Shares owned by the nominees listed in the above table is not within the knowledge of the management of Vista, and has been furnished by the individuals as of October     •    , 2006.

        There are no family relationships among any of the above directors of Allied Nevada. No directors of Allied Nevada are also directors of issuers with a class of securities registered under Section 12 of the U.S. Exchange Act (or which otherwise are required to file periodic reports under the U.S. Exchange Act) except for Robert Buchan, who is a director of Quest Capital.

        None of the above directors has entered into any arrangement or understanding with any other person pursuant to which he was, or is to be, elected as a director of Allied Nevada or a nominee of any other person, except that Vista's understanding with Mr. Pescio is that Mr. Pescio will nominate two persons for election to the Allied Nevada Board prior to the Effective Date. Mr. Pescio has not exercised this right.

        It is expected that Robert Lipsett may become a director of Allied Nevada after the Effective Date; however, no action has been taken to elect or appoint Mr. Lipsett and Mr. Lipsett has not accepted any such election or appointment. If elected, or appointed, Allied Nevada does not know when the effective date of such election or appointment would be.

General Description of the Business of Allied Nevada

        Allied Nevada will be engaged in the evaluation, acquisition, exploration and advancement of gold exploration and potential development projects in the state of Nevada. Allied Nevada's approach to acquisitions of gold projects is to seek projects which have adequate drilling and geological data to support the completion of a third-party review of the geological data and to complete an estimate of the mineralized material. In addition, management of Allied Nevada looks for opportunities to improve the value of its gold projects through exploration drilling and/or introducing technological innovations. Management of Allied Nevada expects that emphasis on gold project acquisition and improvement will continue in the future.

        At the Effective Date, Allied Nevada's holdings include the Beowawe, Cobb Creek, Dixie Flats, Dome, Elder Creek, Hasbrouck, Hycroft Mine, Maverick Springs, Mountain View, NAD, North Carlin, North Mill Creek, Pony Creek, Rock Creek, Santa Renia, Six Mile, South Silver Cloud, Switch, Three Hills, Tonka, Toy, Tusk, Wildcat, Wildhorse, and Woodruff properties, all in Nevada and the 53 F.W. Lewis, Inc. properties in Nevada.

        Allied Nevada does not produce gold in commercial quantities and does not currently generate operating earnings. Allied Nevada expects to raise capital through equity financings.

Employees

        As at the Effective Date, Allied Nevada will have approximately three full-time employees, of whom three will be employed at the Hycroft mine. Allied Nevada uses consultants with specific skills to assist with various aspects of its project evaluation, due diligence, acquisition initiatives, corporate governance and property management.

Dividends

        Allied Nevada has never paid dividends. While any future dividends will be determined by the Allied Nevada Board after consideration of Allied Nevada's earnings, financial condition and other relevant factors, it is currently expected that available cash resources will be utilized in connection with the ongoing acquisition, exploration and evaluation programs of Allied Nevada.

Capital Structure

General Description of Capital Structure

        The authorized share capital of Allied Nevada consists of the following share classes:

    (a)
    100,000,000 shares of common stock, $0.001 par value; and

    (b)
    10,000,000 shares of undesignated preferred stock, $0.001 par value.

        The holders of Allied Nevada Shares have the following rights, privileges, restrictions and conditions:

    (a)
    right to notice of, to attend and to vote at meetings of Allied Nevada Shareholders and each Allied Nevada Share has the right to one vote per Allied Nevada Share;

    (b)
    right to receive dividends as and when declared on the Allied Nevada Shares subject to the satisfaction of rights of holders of preferred shares of Allied Nevada; and

    (c)
    right to receive the remaining property and assets of Allied Nevada in the event of liquidation, dissolution or winding-up of Allied Nevada subject to the satisfaction of rights of holders of preferred shares of Vista.

        Pursuant to its Certificate of Incorporation, the Allied Nevada Board, without any vote or action by the holders of Allied Nevada Shares, may issue preferred stock from time to time in one or more series. The Allied Nevada Board is authorized to determine the number of shares and to fix the designations, powers, preferences, and the relative, participating, optional, or other rights of any series of preferred stock. Issuances of preferred stock would be subject to the applicable rules of AMEX, TSX, or other organizations on which Allied Nevada securities are then quoted or listed. Depending upon the terms of preferred stock established by the Allied Nevada Board, any or all series of preferred stock could have preference over the common stock with respect to dividends and other distributions and upon liquidation. If any shares of preferred stock are issued with voting powers, the voting power of the outstanding common stock would be diluted. No shares of preferred stock are presently outstanding, and Allied Nevada has no present intention to issue any shares of preferred stock.

Anti-Takeover Effects of Provisions of the Certificate of Incorporation, By-laws and Delaware General Corporation Law

        Allied Nevada's Certificate of Incorporation, By-laws, and the Delaware General Corporation Law ("DGCL") contain certain provisions, as set forth below, that could delay or make more difficult an acquisition of control of Allied Nevada not approved by the Allied Nevada Board, whether by means of a tender offer, open market purchases, a proxy contest, or otherwise. These provisions could have the effect of discouraging third parties from making proposals involving an acquisition or change of control of Allied Nevada even if such a proposal, if made, might be considered desirable by a majority of Allied Nevada Shareholders. These provisions may also have the effect of making it more difficult for third parties to cause the replacement of the current management or Allied Nevada Board without the concurrence of Allied Nevada's Board of Directors.

        No Cumulative Voting

        The DGCL provides that stockholders are denied the right to cumulate votes in the election of directors unless the corporation's certificate of incorporation provides otherwise. Allied Nevada's certificate of incorporation does not provide for cumulative voting.

        Advance Notice Requirements for Stockholder Proposals

        Allied Nevada's By-laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder of record on the record date for the meeting who is entitled to vote at the meeting and who has delivered timely written notice in proper form to Allied Nevada's Secretary of the stockholder's intention to bring such business before the meeting. These provisions could have the effect of delaying until the next stockholders' meeting stockholder actions that are favored by the holders of a majority of Allied Nevada's outstanding voting securities.

        Limitations on Liability and Indemnification of Officers and Directors

        The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors' fiduciary duties as directors. Allied Nevada's certificate of incorporation and By-laws include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as a director or officer of Allied Nevada, or for serving at the request of Allied Nevada as a director or officer or another position at another corporation or enterprise, as the case may be. Allied Nevada's certificate of incorporation and By-laws also provide that Allied Nevada must indemnify and advance reasonable expenses to its directors and officers, subject to its receipt of an undertaking from the indemnitee as may be required under the DGCL.

        The limitation of liability and indemnification provisions in Allied Nevada's certificate of incorporation may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit Allied Nevada and its stockholders.

        Authorized but Unissued Shares

        Allied Nevada's authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder approval. Allied Nevada may use additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of Allied Nevada by means of a proxy contest, tender offer, merger or otherwise.

        Delaware Statutory Provisions

        Under Section 203 of the DGCL, no Delaware corporation shall engage in a "business combination" with an "interested stockholder" for a period of three years following the date that the stockholder became an interested stockholder. "Business combination" includes a merger, consolidation, asset sale, or other transaction resulting in financial benefit to the interested stockholder. "Interested stockholder" is a person who, together with affiliates and associates, owns, or within three years, did own 15% or more of the corporation's voting stock. This prohibition does not apply if: (i) prior to the time that the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction resulting in the stockholder's becoming an interested stockholder, (ii) upon consummation of the transaction resulting in the stockholder's becoming an interested stockholder, the stockholder owns at least 85% of the outstanding voting stock of the corporation, excluding voting stock owned by directors who are also officers and certain employee stock plans, or (iii) at or subsequent to the time that the stockholder became an interested stockholder, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that the interested stockholder does not own. A Delaware corporation may elect not to be governed by these restrictions. Allied Nevada has not made such election.

Stock Option Plans

        Prior to the Effective Date, the Allied Nevada Board expects to adopt two stock option plans. The first plan will govern the Allied Nevada Options issuable as part of the Arrangement (the "Allied Nevada Special Stock Option Plan"). The second plan will govern options granted to directors, employees, officers and consultants of Allied Nevada (the "Allied Nevada Stock Option Plan"). A description of each of these plans is set out below.

Allied Nevada Special Stock Option Plan

        Allied Nevada will establish a stock option plan to govern the grant of Allied Nevada Options to directors, officers, employees and consultants of Vista, or its subsidiaries, as part of the Arrangement. Subject to applicable stock exchange requirements, the maximum number of Allied Nevada Shares which may be issued, reserved, set aside and made available for issue under the Allied Nevada Special Stock Option Plan will be such number issued, reserved and set aside at the Effective Time. If any Allied Nevada Options are terminated or expire, they are not available for re-issuance. Under the Allied Nevada Special Stock Option Plan, options may be exercised by the payment in cash of the option exercise price to Allied Nevada. All options will be subject to the terms and conditions of an option agreement entered into by Allied Nevada and each participant on the Effective Date or as soon as reasonably practicable thereafter.

        The Allied Nevada Special Stock Option Plan will be administered by the Allied Nevada Board, which will have full and final discretion to determine issues that may arise under such plan. Pursuant to the terms of the Allied Nevada Special Stock Option Plan, the exercise price for the options will be determined after the Effective Time, see "The Arrangement — Transaction Mechanics". Options become exercisable only after they vest in accordance with the respective option agreement and must expire no later than ten years from the date of grant.

        If an optionee ceases to be an officer or employee of Vista, or its subsidiaries, as a result of termination for cause, all unexercised options will immediately terminate. If an optionee ceases to be a director, officer or employee of Vista, or its subsidiaries, or ceases to be a consultant to Vista, for any reason other than termination for cause, the optionee shall have the right to exercise his or her options at any time up to but not after the earlier of 30 days from the date of ceasing to be a director, officer, employee or consultant, or the expiry date. In the event of death of an optionee, the legal representatives of such optionee will have the right to exercise the options at any time up to but not after the earlier of 90 days from the date of death, or the expiry date.

        Allied Nevada Options granted under the Allied Nevada Special Stock Option Plan are non-transferable and non-assignable other than on the death of a participant. An optionee has no rights whatsoever as an Allied Nevada Shareholder or a Vista Shareholder in respect of unexercised options.

Allied Nevada Stock Option Plan

        Prior to the Effective Date, the Allied Nevada Board will adopt the Allied Nevada Stock Option Plan which provides for grants to directors, officers, employees and consultants of Allied Nevada, or its subsidiaries, of options to purchase Allied Nevada Shares. The Allied Nevada Stock Option Plan and any options granted under such plan, will be subject to ratification by Allied Nevada Shareholders at Allied Nevada's first annual general meeting. These options may be either "incentive stock options" within the meaning of Section 422 of the Code, or stock options that are non-qualified for United States Federal income tax purposes. The total number of Allied Nevada Shares for which options may be granted pursuant to the Allied Nevada Stock Option Plan will be    •    , subject to applicable stock exchange requirements and to certain adjustments reflecting changes in Allied Nevada's capitalization. The maximum number of Allied Nevada Shares that may be reserved for issuance to any individual under the Allied Nevada Stock Option Plan is that number of Allied Nevada Shares that is equivalent to 5% of the Allied Nevada Shares issued and outstanding from time to time. Allied Nevada Shares with respect to which options are not exercised prior to termination of such option shall again be available to be granted under the Allied Nevada Stock Option Plan, to the fullest extent permitted by law. Under the Allied Nevada Stock Option Plan, unless otherwise permitted by the Allied Nevada Board, or a committee thereof, options may be exercised by the payment in cash of the option exercise price to Allied Nevada. All options granted under the Allied Nevada Stock Option Plan will be subject to the terms and conditions of an option agreement entered into by Allied Nevada and each participant at the time an option is granted.

        The Allied Nevada Stock Option Plan will be administered by the Compensation Committee of the Allied Nevada Board, which will have full and final discretion to determine, subject to applicable Laws, (i) the total number of optioned shares to be made available under the Allied Nevada Stock Option Plan, (ii) the directors, officers, employees and consultants of Allied Nevada or its Subsidiaries who are eligible to receive Allied Nevada New Options under the Allied Nevada Stock Option Plan ("Optionees"), (iii) the time when and the price at which such stock options will be granted, (iv) the time when and the price at which such stock options may be exercised, and (v) the conditions and restrictions on the exercise of such options.

        Pursuant to the terms of the Allied Nevada Stock Option Plan, the exercise price of any option must not be less than the closing price of the Allied Nevada Shares on either the AMEX or the TSX, at the Allied Nevada Board's discretion, on the day preceding the date of grant and the term of any such option may not exceed ten years from the date of grant; provided that as to grants of incentive stock options, with respect to any participant in the Allied Nevada Stock Option Plan who owns stock representing more than 10% of the voting rights attributable to the outstanding capital stock of Allied Nevada, the exercise price of any incentive stock option may not be less than 110% of the fair market value of such shares on the date of grant and the term of such option may not exceed five years from the date of grant. Incentive stock options may be granted under the Allied Nevada Stock Option Plan only to employees who are, at the time of grant, actual so-called "common law employees" of Allied Nevada and not a consultant, advisor, service provider or independent contractor. To the extent that the aggregate fair market value of the Allied Nevada Shares (determined at the time of grant) exceeds $100,000 on the amount of incentive stock options exercisable for the first time by an Optionee during any calendar year, any excess over that amount shall be considered "non-qualified options". Options will become exercisable only after they vest in accordance with the respective stock option agreement.

        If an Optionee ceases to be an officer or employee of Allied Nevada, or its subsidiaries, as a result of termination for cause, all unexercised options will immediately terminate. If an Optionee ceases to be a director, officer or employee of Allied Nevada, or its subsidiaries, or ceases to be a consultant to Allied Nevada, for any reason other than termination for cause, the Optionee shall have the right to exercise his or her options at any time up to but not after the earlier of 30 days from the date of ceasing to be a director, officer, employee or consultant, or the expiry date. In the event of death of an Optionee, the legal representatives of such Optionee have the right to exercise the options at any time up to but not after the earlier of 90 days from the date of death, or the expiry date.

        Options granted under the Allied Nevada Stock Option Plan will be non-transferable and non-assignable other than on the death of a participant. An Optionee will have no rights whatsoever as an Allied Nevada Shareholder in respect of unexercised options.

        It is expected that on the Effective Date no options have been granted under the Allied Nevada Stock Option Plan.

Allied Nevada Options

        Pursuant to the Plan of Arrangement, the number of Allied Nevada Options issuable under the Plan of Arrangement will be determined pursuant to the terms of the Plan of Arrangement, as calculated shortly after the Effective Date. It is anticipated that the number of Allied Nevada Options issuable pursuant to the Plan of Arrangement will be less than 5% of the issued and outstanding Allied Nevada Shares. The exercise price of the Allied Nevada Options will not be determinable until shortly after the Effective Date. See "The Arrangement — Transaction Mechanics — Treatment of Vista Options".

Prior Sales

        On September 22, 2006, Allied Nevada issued one Allied Nevada Share to Vista at a price of $10.00.

        Pursuant to the Arrangement (a) Vista will transfer all of the issued and outstanding shares of Vista U.S. and $25 million in cash to Allied Nevada in return for a number of Allied Nevada Shares equal to 27,500,000 less the number of Option Shares (as defined in the Plan of Arrangement), and (b) the Pescios will transfer all of their interest in the Pescio Nevada Assets to Allied Nevada Holdings, a wholly owned subsidiary of Allied Nevada, in return for 12,000,000 Allied Nevada Shares and $15 million in cash from Allied Nevada. Of the Allied Nevada Shares received by Vista pursuant to the Arrangement, Vista intends to retain certain of the shares to facilitate the payment of any taxes payable in respect of the Arrangement and to distribute the balance of the shares to holders of Vista Shares in exchange for their Vista Shares as described below. Accordingly, upon completion of the Arrangement, the issued and outstanding Allied Nevada Shares will be held by Vista and/or Vista Shareholders (including holders of Vista Shares acquired through the Vista Financing) and by the Pescios. For further information see, "The Arrangement — Transaction Mechanics".

Price Range of Allied Nevada Shares

        It is anticipated that the Allied Nevada Shares will listed on the AMEX and the TSX under the symbol "ANV". The Allied Nevada Shares have no trading history at this time. Allied Nevada will apply to list the Allied Nevada Shares distributed pursuant to the Arrangement on the Exchanges. Listing of the Allied Nevada Shares will be subject to Allied Nevada fulfilling all of the listing requirements of the Exchanges.

Auditors, Transfer Agent and Registrar

        The auditors of Allied Nevada will be    •    , Chartered Accountants. The transfer agent and registrar for the Allied Nevada Shares will be Computershare Investor Services, LLC at its principal offices in Denver, Colorado. Computershare Investor Services Inc. at its principal offices in Toronto and Vancouver will be the co-transfer agent and registrar for the Allied Nevada Shares.

Management's Discussion and Analysis of Financial Condition and Results of Operations

        The following discussion and analysis is made of the financial position and results for Subsidiaries of Vista that hold Nevada-based mining properties that are being transferred to Allied Nevada as part of the Arrangement. These financial statements have been prepared as if Allied Nevada had been a stand-alone company and should be read in conjunction with the consolidated financial statements and the related notes thereto included in Appendix "F" of the Circular. Such consolidated financial statements do not include any historical or pro forma financial information on the properties being acquired by Allied Nevada from the Pescios. Such acquisition is considered an asset purchase and not a purchase of a business, consequently, financial information relating to Allied Nevada is not incorporated into these statements. The Allied Nevada financial statements have been prepared in accordance with Canadian GAAP. Reference to Note 12 to the consolidated financial statements should be made for a discussion of measurement differences between Canadian GAAP and U.S. GAAP and their effect on the financial statements.

Overview

        Allied Nevada is engaged in the evaluation, acquisition, exploration and advancement of gold exploration and potential development projects with the aim of adding value to the projects. Allied Nevada looks for opportunities to improve the value of its gold projects through exploration drilling or the introduction of technological innovations.

        Allied Nevada's holdings include the Maverick Springs, Mountain View, Hasbrouck, Three Hills and Wildcat projects and the Hycroft mine, all in Nevada; and properties acquired in connection with the December 2005 acquisition of F.W. Lewis, Inc., which includes patented and unpatented mining claims on 50 properties in Nevada, as well as the Hycroft royalty (see "Appendix "F" — Notes to Financial Statements — Note 4").

Outlook

        Gold prices started 2005 at $426 per ounce and finished the year at $513 per ounce and since then, have reached a level of $613 at June 30, 2006 per ounce as quoted on the London Exchange. This rise of approximately 20% during 2005 and 19% during 2006 reflected factors such as rising oil prices, global instability, real and threatened terrorism activities, the war in Iraq, the decline in the value of the U.S. dollar and the rise and demand for investment and jewelry. Current prices are at a 25-year high and no assurance can be given that such prices will be sustained.

        At the end of the second quarter in 2006, Allied Nevada owned or controlled six properties containing mineralized material. Management of Allied Nevada believes that through exploration drilling and engineering studies, additional value can be added to most of the projects by advancing them closer to a production decision.

        Allied Nevada does not currently generate operating cash flows. Subject to sustained gold prices, Allied Nevada expects to generate revenues and cash flows in the future. Allied Nevada may generate revenues and cash flows from its portfolio of gold projects by several means, including but not limited to options or leases to third parties, joint venture arrangements with other gold producers, outright sales for cash and/or royalties, or project development and operation.

        With respect to Allied Nevada's current property holdings, aggregate expenditures for purchase installments, to maintain options and conduct exploration activities are currently anticipated being approximately $110,000 for the remainder of 2006 and $450,000 in 2007. At present, management of Allied Nevada anticipates raising funds to meet these long-term obligations through equity private placements, or joint venture efforts or sale of properties currently controlled. In subsequent years, management of Allied Nevada anticipates that Allied Nevada will need to raise additional capital to meet property purchase installment obligations and scheduled payments on those properties that it decides to retain under option. Further, additional capital would be necessary to acquire properties and conduct exploration drilling and re-engineering studies on current and newly acquired properties. However, there can be no assurance that Allied Nevada will be successful in efforts to raise additional capital.

The Separation of Allied Nevada from Vista

        On July 6, 2006, Vista announced that it had entered into a binding letter of intent, with the Pescios, pursuant to which Vista agreed to spin-off its existing Nevada properties into a new publicly-listed company that will, concurrently with the spin-off, acquire the Nevada mining properties of the Pescios. Under the Arrangement, Vista Shareholders will exchange their current common shares of Vista for common shares of Allied Nevada and new common shares of Vista.

Basis of presentation

        The consolidated financial statements of Allied Nevada were prepared in connection with the Arrangement. The consolidated financial statements reflect the consolidated historical results of operations, financial position and cash flows of the Subsidiaries of Vista that hold Nevada mineral properties, for all periods presented. The assets and liabilities have been reflected in these consolidated financial statements on a historical basis, prior to the Arrangement all of these assets and liabilities presented are 100% owned by Vista.

        Corporate overhead and general and administrative expenses have been allocated by Vista to Allied Nevada based on the ratio of the carrying amounts of mineral properties being transferred to Allied Nevada and management believes such allocations are reasonable. Also, all intercompany payables and receivables outstanding between Allied Nevada and Vista have been settled as part of Vista's net investment in Allied Nevada. The net of these intercompany receivables and payables was deemed to be part of Vista's net investment and has been included in the Consolidated Balance Sheets accordingly (see "Appendix "F" — Notes to Financial Statements — Note 13"). However, the associated expenses recorded by Allied Nevada may not be indicative of the actual expenses that would have been incurred had Allied Nevada been operating as a separate, stand-alone public company for the periods presented and do not reflect Allied Nevada's consolidated results of operations, financial position and cash flows had Allied Nevada been a stand-alone company during the periods presented.

        The consolidated financial statements of Allied Nevada and its Subsidiaries have been prepared in accordance with Canadian GAAP. For the purposes of these financial statements, these principles conform, in all material respects, with U.S. GAAP, except as described in "Appendix "F" — Notes to Financial Statements — Note 12".

Results from Operations

Summary

        Allied Nevada's consolidated net loss for the three-month period ended June 30, 2006, was $478,000 compared to a consolidated net loss of $711,000 for the same period in 2005. Allied Nevada's consolidated net loss for the six-month period ended June 30, 2006, was $1,061,000 compared to a consolidated net loss of $1,242,000 for the same period in 2005. The decreases in the consolidated losses of $233,000 and $181,000 from the respective prior periods are primarily the result of decreased corporate administration and investor relations costs of $140,000 and $55,000 from the respective prior periods, decreased stock based compensation expense of $25,000 and $43,000 from the respective prior periods and an increased interest income of $66,000 and $93,000 from the respective prior periods.

        Allied Nevada's 2005 consolidated net loss was $2,456,000 compared to the 2004 consolidated net loss of $2,127,000 for a net increase of $329,000. The increase of $329,000 in 2005 is primarily due to increased corporate administration and investor relations costs of $468,000 and mineral property write-down costs of $76,000. These cost increases are partially offset by increased interest income of $136,000.

        As compared to a consolidated net loss of $1,340,000 in 2003, the 2004 consolidated net loss increased by $787,000. The increase in 2004 is primarily the result of an increase in property evaluation and holdings costs of $520,000, an increase in stock compensation expense of $184,000 and an increase in corporate administration and investor relations costs of $140,000.

Gold production and revenue

        The Hycroft mine is on care and maintenance. Mining activities were suspended at Hycroft in 1998 and, as expected, gold production has ceased. Effective at the beginning of fiscal 2002, gold production was considered incidental to the activities at the Hycroft mine and reporting the associated sales proceeds as revenue was no longer warranted. Accordingly, gold revenues in the first six months of 2006, and for the years 2005, 2004 and 2003 were nil. Gold production costs, which were offset by proceeds received from gold sales of $0.3 million in 2003 are no longer recorded as production costs, but are accounted for as property evaluation and holding costs. Therefore there were no production costs recorded during the first six months of 2006 and for the years 2005, 2004 and 2003.

Property evaluation and holding costs

        Property evaluation and holding costs increased slightly to $344,000 during the three-month period ended June 30, 2006, approximately level with $339,000 for the same period in 2005. This slight increase was mostly due to increased holding costs at the Hycroft mine of approximately $57,000 and increased holding costs for the F.W. Lewis, Inc. properties of approximately $17,000. These increases were offset by a decrease in the allocation of general development costs from Vista of approximately $64,000.

        Property evaluation and holding costs increased to $700,000 during the six-month period ended June 30, 2006 as compared to $683,000 for the same period in 2005. This increase was mostly due to increased holding costs at the Hycroft mine of approximately $75,000 and an increase in holding costs for the F.W. Lewis, Inc. properties of approximately $35,000. These increases were offset by a decrease in the allocation of general development costs from Vista of approximately $90,000.

        Property evaluation and holding costs decreased approximately $44,000 from $1,412,000 in 2004 to $1,368,000 in 2005. This decrease is due to decreased holding costs at the Hycroft mine of approximately $144,000, which was offset by an increase in the allocation of general development costs from Vista of approximately $97,000.

        Property evaluation and holding costs increased approximately $520,000 from $892,000 in 2003 to $1,412,000 in 2004. The increase is due to increased holding costs at the Hycroft mine of approximately $484,000 and an increase in the allocation of general development costs from Vista of approximately $38,000.

Corporate administration and investor relations

        Corporate administration and investor relations costs decreased to $194,000 during the three-month period ended June 30, 2006, compared to $334,000 for the same period in 2005. Also, corporate administration and investor relations costs decreased to $439,000 during the six-month period ended June 30, 2006, compared to $494,000 for the same period in 2005. Both the three and six-month period decreases can be attributed to a decrease in the allocation of corporate administration and investor relations costs from Vista of approximately $136,000 and approximately $54,000 from the respective prior periods.

        Corporate administration and investor relations costs increased to $858,000 in 2005 compared to $390,000 in 2004, representing an increase of $468,000. The entire increase for the 2005 period can be attributed to an increase in the allocation of corporate administration and investor relations costs from Vista.

        Corporate administration and investor relations costs increased to $390,000 in 2004 compared to $250,000 in 2003, representing an increase of $140,000. The entire increase for the 2004 period can be attributed to an increase in the allocation of corporate administration and investor relations costs from Vista.

Depreciation and amortization

        Depreciation and amortization expense decreased slightly to $49,000 during the three-month period ended June 30, 2006, compared to $53,000 for the same period in 2005. Depreciation and amortization expense decreased slightly to $101,000 during the six-month period ended June 30, 2006, compared to $102,000 for the same period in 2005. The decrease of $4,000 for the three-month period was the result of assets at the Hycroft mine becoming fully depreciated during the 2006 period. The decrease of $1,000 for the six-month period was due in part to the same reason as the three-month period decrease, but was partially offset by an increase of $3,000 due to capital expenditures in December 2005 that first became subject to depreciation in January 2006.

        Depreciation, depletion and amortization were approximately level with $200,000 in each of 2005, 2004 and 2003. In each case, there was no significant change in the depreciation, depletion and amortization costs from the previous year.

Other income and expenses

Provisions for asset retirement obligation and mine closure costs

        During the three and six-month periods of both 2005 and 2006 there were no costs associated with mine closure costs or asset retirement obligation provisions.

        During 2005, there were no costs associated with mine closure costs or asset retirement obligation provisions. During 2004, the accrued mine closure costs increased by $14,000 for employee severance accruals. With consideration given to this increase, the accrued asset retirement obligation and mine closure costs at year-end 2004 was $4.16 as compared to $4.14 million in 2003.

        Effective January 1, 2003, the new accounting standard for asset retirement obligations, CICA 3110 was adopted. Historically, Vista regularly reviewed the fair value of retirement obligation estimates where any increase in the fair value of the estimate will be recorded in the period in which the increase is incurred. The application of this standard did not result in an increase in the retirement obligations during the year 2003.

Stock-based compensation

        Historically, all stock based compensation awards have been made by Vista. The stock-based compensation expense included on the consolidated statements of loss represents an allocation of the stock-based compensation expense incurred by Vista. Therefore, all increases and/or decreases between periods are due to the allocation of expense from Vista to Allied Nevada.

Gain on disposal of assets

        There was no gain on disposal of assets in either the three-month period ended June 30, 2006 or for the same period in 2005. There was no gain on disposal of assets in the six-month period ended June 30, 2006, as compared to a gain of $7,000 during the same period 2005 which was the result of the sale of equipment at the Hycroft mine.

        Net gains of $7,000 on disposal of assets were recorded in 2005 as compared to net gains of $8,000 in 2004, in both cases resulting from the sale of equipment at the Hycroft mine. No net gains or losses on asset sales in 2003 were realized.

Interest income

        During the three and six-month periods ended June 30, 2006, Allied Nevada realized $112,000 and $179,000 in interest income as compared to $46,000 and $86,000 for the same three and six-month periods in 2005. The respective increases of $66,000 and $93,000 are mostly due to increased interest earned on the Hycroft restricted cash account (see "Appendix "F" — Notes to Financial Statements — Note 3"). For the three-month period ended June 30, 2006, interest earned on the Hycroft restricted cash account increased to $55,350 compared to $37,186 for the same period in 2005. For the six-month period ended June 30, 2006, interest earned on the Hycroft restricted cash account increased to $109,512 compared to $67,378 for the same period in 2005. For both the three and six-month periods, the increased interest earned on the Hycroft restricted cash account was the result of higher interest rates for the 2006 periods as compared to the same periods in 2005. The remaining increase in interest income is due to the allocation of interest earned on corporate cash accounts from Vista to Allied Nevada.

        During 2005, Allied Nevada realized $178,000 in interest income as compared to $42,000 in 2004 and $6,000 in 2003. The increase of $136,000 in 2005 is primarily attributable to interest earned on the Hycroft restricted cash account of $136,610 in 2005 as compared to $33,354 in 2004 and nil in 2003. The remaining increases in interest income are due to the allocation of interest earned on corporate cash accounts from Vista to Allied Nevada.

Financial Position, Liquidity and Capital Resources

Cash used in operations

        Cash used in operations was $337,000 for the three-month period ended June 30, 2006, as compared to $261,000 for the same period in 2005. The decrease of $76,000 for the three-month period can be attributed to a reduction in the allocated expenses from Vista, which is offset by a decreased consolidated net loss.

        Cash used in operations was $614,000 for the six-month period ended June 30, 2006, as compared to $274,000 for the same period in 2005. The increase of $340,000 for the six-month period is primarily due to changes in working capital.

        Cash used in operating activities was $732,000 in 2005 compared to $843,000 in 2004. The decrease of $111,000 for the 2005 period is due to an increase in the allocated expenses from Vista. Cash used in operations was $843,000 in 2004 compared to $1,212,000 in 2003. The decrease of $369,000 is mostly due to an increase in accounts receivable.

Investing activities

        Net cash used for investing activities increased to $121,000 for the three-month period ended June 30, 2006, compared to $68,000 for the same period in 2005. The increase of $53,000 is primarily due to increased interest received on the Hycroft restricted cash account and increased expenditures on Allied Nevada's mineral properties. Net cash used for investing activities increased to $141,000 for the six-month period ended June 30, 2006, compared to $96,000 for the same period in 2005. The increase of $45,000 is primarily due to increased interest received on the Hycroft restricted cash account.

        Net cash used for investing activities in 2005 was $5,603,000 compared to $5,732,000 in 2004 and $2,258,000 in 2003. The decrease of $129,000 in 2005 can be attributed to a decrease of $3,141,000 in expenditures for the Hycroft restricted cash account that was established in 2004; a decrease of $1,641,000 primarily due to a premium payment of $1.7 million in 2004 for the Hycroft reclamation bond; and an increase of $5,325,000 for the acquisition of the F.W. Lewis, Inc. properties net of cash acquired. There were no comparable acquisitions in 2004.

        The increase of $3,474,000 in 2004 compared to 2003 is attributable to an increase of $1,610,000 primarily due to a premium payment of $1.7 million in 2004 for the Hycroft reclamation bond of which there were no comparable transactions in 2003; and an increase of $1,593,000 in expenditures for the Hycroft restricted cash account that was established in 2004.

Financing activities

        For all periods presented on the consolidated statements of cash flows, cash received from financing activities was the result of intercompany funding from Vista. Vista provided cash to Allied Nevada to pay for expenditures incurred by Allied Nevada. Any increases or decreases in cash provided were due to increases or decreases in Allied Nevada's yearly expenditures.

Liquidity and capital resources

        In conjunction with the Arrangement, Vista will invest $25 million in Allied Nevada in exchange for Allied Nevada Shares. Allied Nevada will use $15 million of this investment to purchase the Pescio Nevada Assets. The remaining $10 million, less costs and expenses or any amounts required to pay amounts owing to Vista, will be used to fund exploration and development projects and ongoing commitments. Allied Nevada is investigating the possibility of raising additional capital through private placements, however there can be no assurance that it will be able to raise additional capital in the future. Allied Nevada will continue to actively pursue alternatives to monetize Allied Nevada's assets and attract other investors.

        At both June 30, 2006 and December 31, 2005, the total assets were $17.8 million. At June 30, 2006 Allied Nevada had working capital of $67,000 compared to negative working capital of $6,000 at December 31, 2005, representing an increase of $73,000. The increase is primarily attributable to the increase in accounts receivable.

        At December 31, 2005, the total assets were $17.8 million as compared to $11.6 million and $6.6 million in for 2004 and 2003, respectively. At December 31, 2005 there was a negative working capital of $6,000 compared to working capital of $351,000 in 2004 and working capital of $793,000 in 2003.

Off-Balance sheet arrangements

        Allied Nevada has no off-balance sheet arrangements required to be disclosed in this information statement.

Contractual obligations

        With respect to contractual obligations, Allied Nevada has commitments relating to its leasehold obligations totalling $455,200 over three years (2006 — $100,000; 2007 — $177,600; 2008 — $177,600).

Summary of quarterly results and 4th quarter review
(U.S. dollars in thousands)

	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter
2005
Revenue	$—	$—	$—	$—
Net loss	$(666)	$(548)	$(711)	$(531)
2004
Revenue	$—	$—	$—	$—
Net loss	$(384)	$(543)	$(637)	$(563)

Transactions with related parties

        The Consolidated Statements of Loss include expense allocations for corporate overheads incurred by Vista. These allocations were made based on the ratio of the carrying amount of mineral properties being transferred to Allied Nevada and the total consolidated mineral properties prior to transfer. Also, all intercompany payables and receivables outstanding between Allied Nevada and Vista have been settled as part of Vista net investment in Allied Nevada. The net of these intercompany receivables and payables was deemed to be part of Vista's net investment and has been included in the Consolidated Balance Sheets accordingly.

Significant accounting policies and changes in accounting policies

Use of estimates

        The preparation of consolidated financial statements in accordance with Canadian GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the consolidated financial statements and the reported amount of revenues and expenses during the reporting period. Significant areas requiring the use of estimates include mine closure and reclamation obligations, useful lives for asset depreciation purposes, impairment of mineral properties and stock-based compensation. Actual results could differ from these estimates.

Mineral properties

        Mineral property acquisition costs and exploration costs are recorded at cost and are deferred until the viability of the property is determined. General overhead, administrative and holding costs to maintain a property on a care and maintenance basis are expensed in the period they are incurred. If a project would be put into production, capitalized costs would be depleted on the unit of production basis.

        Option payments and reimbursements received are treated as a recovery of mineral property costs. Option payments are at the discretion of the optionee and accordingly are accounted for on a cash basis or when receipt is reasonably assured.

        The net carrying value of each mineral property is regularly reviewed. Where information and conditions suggest impairment, estimated future cash flows are calculated using estimated future prices, proven and probable reserves, weighted probable outcomes and operating capital and reclamation costs on an undiscounted basis. If it is determined that the future cash flows are less than the carrying value, a write-down to the estimated fair value is made with a charge to loss for the period. Where estimates of future net cash flows are not available and where other conditions suggest impairment, management assesses if carrying values can be recovered.

Asset retirement obligation and closure costs

        The fair value of a liability for an asset retirement obligation is recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset.

New accounting pronouncements

Deferred Stripping Costs

        In October 2005, the CICA Emerging Issues Committee ("EIC") issued for comment a draft abstract, EIC D56 "Accounting for Deferred Stripping Costs in the Mining Industry". If adopted, this EIC would require stripping costs to be accounted for as variable production costs to be included in inventory unless the stripping activity can be shown to be a betterment of the mineral property, in which case the stripping costs would be capitalized. A betterment occurs when stripping activity increases future output of the mine by providing access to additional sources of reserves. Capitalized stripping costs would be amortized on a units-of-production basis over the proven and probable reserves to which they relate.

        As of December 31, 2005 there were no deferred stripping costs. Should EIC D56 be adopted, Allied Nevada will continue to defer stripping costs of major mine expansions which allow it to access mine reserves not previously included in the reserve base. In 2006, Allied Nevada does not expect to defer any costs associated with mine expansion.

Non-Monetary Transactions

        CICA Handbook Section 3831 "Non-Monetary Transactions" will be applicable to Allied Nevada commencing with the 2006 financial year. Reporting of Allied Nevada's results is not expected to be materially affected by this standard.

Financial Instruments

        In January 2005, the Canadian Institute of Chartered Accountants ("CICA") issued three new standards relating to financial instruments. These standards are applicable for fiscal years beginning on or after October 1, 2006. The Company is currently reviewing the impact of these new standards. These standards are as follows:

1.
Financial Instruments — Recognition and Measurement, Section 3855

  This standard prescribes when a financial asset, financial liability, or non-financial derivative is to be recognized on the balance sheet and whether fair value or cost-based measures are used. It also specifies how financial instrument gains and losses are to be presented.

2.
Hedges, Section 3865

  This standard is applicable when a company chooses to designate a hedging relationship for accounting purposes. It builds on the existing Accounting Guideline AcG-13 "Hedging Relationships," and Section 1650 "Foreign Currency Translation," by specifying how hedge accounting is applied and what disclosures are necessary when it is applied.

3.
Comprehensive Income, Section 1530

  This standard introduces new rules for the reporting and display of comprehensive income. Comprehensive income, which is currently reported under U.S. GAAP, is the change in shareholders' equity (net assets) of an enterprise during a reporting period from transactions and other events and circumstances from non-owner sources. It includes changes in equity during a period except those resulting from investments by owners and distributions to owners. These items include minimum pension liability adjustments, holding gains and losses on certain investments, gains and losses on certain derivative instruments and foreign currency gains and losses related to self-sustaining foreign operations (cumulative translation adjustment).

        Allied Nevada is in the process of assessing the impact of these new standards on its financial statements.

Property Interests and Mining Claims

        Allied Nevada's exploration activities are primarily conducted in the state of Nevada. Mineral interests may be owned in these states by (a) the United States, (b) the state itself, or (c) private parties. Where prospective mineral properties are owned by private parties, or by the state, some type of property acquisition agreement is necessary in order for Allied Nevada to explore or develop such property. Generally, these agreements take the form of long term mineral leases under which Allied Nevada acquires the right to explore and develop the property in exchange for periodic cash payments during the exploration and development phase and a royalty, usually expressed as a percentage of gross production or net profits derived from the leased properties if and when mines on the properties are brought into production. Other forms of acquisition agreements are exploration agreements coupled with options to purchase and joint venture agreements. Where prospective mineral properties are held by the United States, mineral rights may be acquired through the location of unpatented mineral claims upon unappropriated federal land. If the statutory requirements for the location of a mining claim are met, the locator obtains a valid possessory right to develop and produce minerals from the claim. The right can be freely transferred and, provided that the locator is able to prove the discovery of locatable minerals on the claims, is protected against appropriation by the government without just compensation. The claim locator also acquires the right to obtain a patent or fee title to his claim from the federal government upon compliance with certain additional procedures.

        Mining claims are subject to the same risk of defective title that is common to all real property interests. Additionally, mining claims are self-initiated and self-maintained and therefore, possess some unique vulnerabilities not associated with other types of property interests. It is impossible to ascertain the validity of unpatented mining claims solely from an examination of the public real estate records and, therefore, it can be difficult or impossible to confirm that all of the requisite steps have been followed for location and maintenance of a claim. If the validity of a patented mining claim is challenged by the BLM or the U.S. Forest Service on the grounds that mineralization has not been demonstrated, the claimant has the burden of proving the present economic feasibility of mining minerals located thereon. Such a challenge might be raised when a patent application is submitted or when the government seeks to include the land in an area to be dedicated to another use.

Reclamation

        Allied Nevada generally is required to mitigate long-term environmental impacts by stabilizing, contouring, resloping and revegetating various portions of a site after mining and mineral processing operations are completed. These reclamation efforts are conducted in accordance with detailed plans, which must be reviewed and approved by the appropriate regulatory agencies.

        Allied Nevada's principal reclamation liability is the Hycroft mine. A new bond was put in place by Vista on April 16, 2004, and payments aggregating $6.6 million were made during 2004 which will cover reclamation costs for the existing disturbance at the Hycroft mine.

Government Regulation

        Mining operations and exploration activities are subject to various national, state, provincial and local laws and regulations in the United States, which govern prospecting, development, mining, production, exports, taxes, labor standards, occupational health, waste disposal, protection of the environment, mine safety, hazardous substances and other matters. Allied Nevada has obtained or has pending applications for those licenses, permits or other authorizations currently required to conduct Allied Nevada's exploration and other programs. Management of Allied Nevada believes that Allied Nevada is in compliance in all material respects with applicable mining, health, safety and environmental statutes and the regulations passed thereunder in the Nevada and United States and in any other jurisdiction in which it operates. There are no current orders or directions relating to Allied Nevada with respect to the foregoing laws and regulations.

Environmental Regulation

        Allied Nevada's gold projects are subject to various federal and state laws and regulations governing protection of the environment. These laws are continually changing and, in general, are becoming more restrictive. It is Allied Nevada's policy to conduct business in a way that safeguards public health and the environment. Management of Allied Nevada believes that Allied Nevada's operations are conducted in material compliance with applicable laws and regulations.

        Changes to current state or federal laws and regulations in the jurisdictions where Allied Nevada operates could require additional capital expenditures and increased operating and/or reclamation costs. Although management of Allied Nevada is unable to predict what additional legislation, if any, might be proposed or enacted, additional regulatory requirements could impact the economics of Allied Nevada's projects.

        During 2005, there were no material environmental incidents or non-compliance with any applicable environmental regulations on the properties held by Allied Nevada. Management of Allied Nevada estimates that Allied Nevada will not incur material capital expenditures for environmental control facilities during the current fiscal year.

Competition

        Allied Nevada competes with other mining companies in connection with the acquisition of gold properties. There is competition for the limited number of gold acquisition opportunities, some of which is with companies having substantially greater financial resources than Allied Nevada. As a result, Allied Nevada may have difficulty acquiring attractive gold projects at reasonable prices.

        Management of Allied Nevada believes that no single company has sufficient market power to affect the price or supply of gold in the world market.

Description of Properties to be Acquired from Vista

        Allied Nevada acquired properties from Vista by acquiring all of the issued and outstanding shares of Vista Gold Holdings Inc. from Vista. Detailed information is contained herein with respect to the Hycroft mine and the Wildcat, Maverick Springs, Mountain View, Hasbrouck, Three Hills projects, and the properties held through F.W. Lewis, Inc. Allied Nevada holds the Hycroft mine through its indirect wholly-owned subsidiary, Hycroft Lewis Mine, Inc.; and the Maverick Springs, Mountain View, Hasbrouck, Three Hills and Wildcat projects through its indirect wholly-owned subsidiary, Vista Nevada Corp. In addition, the properties acquired through the acquisition of F.W. Lewis, Inc. by Vista, which was subsequently acquired by Allied Nevada, are held through Allied Nevada's indirect wholly-owned subsidiary, Victory Gold Inc. Estimates of reserves and mineralization herein are subject to the effect of changes in metal prices, and to the risks inherent in mining and processing operations.

Hycroft Mine

        The Hycroft mine and related facilities are located 54 miles west of Winnemucca, Nevada. The Lewis mine was acquired by Vista in early 1987 and the construction of the adjacent Crofoot mine project was completed in April 1988. Mining operations at the Hycroft mine were suspended in December 1998, and the site was placed on care and maintenance. Gold production, from continued leaching and rinsing of the heap leach pads, continued in 2000 and 2001. In 2002, 2003, 2004 and 2005, the amount of gold recovered was not material, as expected. The mine is currently on care and maintenance. From inception in 1987 until suspension of mining operations in December 1998, the Hycroft mine produced over 1 million ounces of gold.

        In January 2005, Vista announced that it had signed an agreement with Canyon Resources Corporation to grant Canyon a six-month option to purchase the Hycroft mine. In August 2005, Canyon elected not to exercise their option to purchase the Hycroft mine. As previously reported, during its option period Canyon completed 33 drill holes on the whole Hycroft property which confirmed average grades for the ore body. See "— Geology and Ore Reserves" and "— Updated Feasibility Study" below.

        On December 13, 2005, Vista purchased the leasehold interest in the Lewis property at Hycroft as part of the acquisition of F.W. Lewis, Inc. See "— F.W. Lewis, Inc. Properties".

Operating Statistics

        Operating statistics for the Hycroft mine for the period 2001 to 2005 were as follows:

	Years ended December 31
	2005	2004	2003	2002	2001
Ore and waste material mined (000's of tons)	Nil	Nil	Nil	Nil	Nil
Strip ratio	Nil	Nil	Nil	Nil	Nil
Ore processed (000's of tons)(1)	Nil	Nil	Nil	Nil	Nil
Ore grade (oz. gold/ton)	N/A	N/A	N/A	N/A	N/A
Ounces of gold produced	Nil	Nil	Nil	Nil	3,232
Cash operating costs ($/oz. of gold)(2)	N/A	N/A	N/A	N/A	$210

(1)
Ore processed means ore placed on pads but not necessarily leached during the year.

(2)
Cash operating costs are composed of all direct mining expenses including inventory changes, refining and transportation costs, less by-product silver credits.

Geology and Ore Reserves

        The Hycroft mine is located on the western flank of the Kamma Mountains. The deposit is hosted in a volcanic eruptive breccia and conglomerates associated with the Tertiary Kamma Mountain volcanics. The volcanics are mainly acidic to intermediate tuffs, flows and coarse volcaniclastic rocks. Fragments of these units dominate the clasts in the eruptive breccia. Volcanic rocks have been block- faulted by dominant north-trending structures, which have affected the distribution of alteration and mineralization. The Central Fault and East Fault control the distribution of mineralization and subsequent oxidation. A post-mineral range-front fault separates the orebody from the adjacent Pleistocene Lahontan Lake sediments in the Black Rock Desert. The geological events have created a physical setting ideally suited to the open-pit, heap-leach mining operation at the Hycroft mine. The heap leach method is widely used in the southwestern United States and allows the economical treatment of oxidized low-grade ore deposits in large volumes.

        The known gold mineralization within the Crofoot and Lewis properties extends for a distance of three miles in a north-south direction by 1.5 miles in an east-west direction. Mineralization extends to a depth of less than 330 feet in the outcropping to near-outcropping portion of the deposit on the northwest side to over 990 feet in the Brimstone deposit in the east. Not all the mineralization is oxidized and the depth of oxide ore varies considerably over the area of mineralization.

        The Crofoot and Lewis properties together comprise approximately 12,230 acres. The Crofoot property, originally held under two leases, is owned by Hycroft Resources & Development, Inc. subject to a 4% net profits interest retained by the former owners, and covers approximately 3,544 acres. The Lewis property, which virtually surrounds the Crofoot property, covers approximately 8,686 acres and was purchased by Vista as part of the acquisition of F.W. Lewis, Inc. in December 2005. The mine is accessible by road and has access to adequate supplies of water and power.

Updated Feasibility Study

        In January 2006, Vista announced results of an updated feasibility study for the possible restart of operations at the Hycroft Mine. The updated study was issued by MDA of Reno, Nevada, a consulting firm, in accordance with Canadian National Instrument 43-101 guidelines. The study and verification of the data employed in the study was undertaken under the supervision of Mr. Neil Prenn, P. Eng., a qualified person independent of Vista and Allied Nevada.

        The Hycroft resource estimate on which the feasibility study was based and which was used by MDA to calculate mineral reserves was prepared by Ore Reserves Engineering ("ORE") of Lakewood, Colorado, under the direction of Mr. Alan Noble, P. Eng., a qualified person independent of Vista. The results of the ORE resource estimate, at a cutoff grade of 0.005 ounces per ton cyanide-soluble gold (0.17 grams per tonne cyanide soluble gold), are shown in the following table.

	Tons (000's)	Tonnes (000's)	Gold (opt)	Gold (g/t)
Measured(1)	17,200	15,604	0.020	0.69
Indicated(1)	35,500	32,205	0.018	0.62
Inferred(2)	8,700	7,893	0.015	0.51

(1)
Cautionary Note to U.S. Investors concerning estimates of Measured Resources and Indicated Resources: This table uses the terms "measured resources" and "indicated resources". We advise U.S. investors that while these terms are recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize them. U.S. investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves.

(2)
Cautionary Note to U.S. Investors concerning estimates of Inferred Resources: This table uses the term "inferred resources". We advise U.S. investors that while this term is recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize it. "Inferred resources" have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of a feasibility study or prefeasibility studies, except in rare cases. U.S. investors are cautioned not to assume that any part or all of an inferred resource exists or is economically or legally minable.

        Proven and probable mineral reserves were determined within a design pit based on a $450 per ounce gold price employing a Lerchs-Grossman optimization. The results are summarized in the following table:

	Hycroft Mineral Reserve Estimate(1) (0.005 opt cyanide-soluble gold cutoff grade) (0.17 g/t cyanide soluble)
Reserve Category	Short Tons (millions)	Tonnes (millions)	Fire Assay Gold Grade (opt)	g/t	Contained Gold Ounces	Waste Tons (millions)	Waste Tonnes (millions)	Strip Ratio (Waste:Ore)
Proven	11.954	10.844	0.022	0.75	260,900
Probable	21.366	19.383	0.019	0.65	401,900
Totals	33.320	30.227	0.020	0.69	662,800	50,808	46,092	1.52

(1)
Cautionary Note to U.S. Investors concerning estimates of Proven and Probable Reserves: The estimates of mineral reserves shown in this table have been prepared in accordance with Canadian National Instrument 43-101. The definitions of proven and probable reserves used in NI 43-101 differ from the definitions in SEC Industry Guide 7. Accordingly, the disclosure of mineral reserves herein may not be comparable to information from U.S. companies subject to the SEC's reporting and disclosure requirements.

        Based on guidelines provided by the SEC, reserves would have to be calculated using a gold price of $400 per ounce. Proven and probable mineral reserves at a gold price of $400 per ounce contained in an optimized but not a designed pit are summarized in the following table:

	Hycroft Mineral Reserve Estimate (0.005 opt cyanide-soluble gold cutoff grade) (0.17 g/t cyanide soluble)
Gold Price $400 per ounce Reserve Category	Short Tons (millions)	Tonnes (millions)	Fire Assay Gold Grade (opt)	g/t	Contained Gold Ounces	Waste Tons (millions)	Waste Tonnes (millions)	Strip Ratio (Waste:Ore)
Proven	8.144	7.388	0.026	0.89	211,744
Probable	14.905	13.522	0.022	0.75	327,910
Totals	23.049	20.910	0.023	0.79	539,654	32,674	29,641	1.42

Exploration

        Management of Vista U.S. believe there is significant potential to extend the oxide mineralization to the south, along strike, at both the Central Fault and Brimstone deposits, but the greatest upside lies in the largely unexplored sulfide mineralization below the Brimstone deposit, as well as higher grade intercepts along the Central Fault.

        Current mineralized material at Brimstone is limited to the oxide cap of an apparently large but previously unexplored gold-bearing sulfide system. Two diamond drill holes, drilled in 1996 and earlier, intercepted mineralized sulfides averaging 0.023 ounces per ton gold and 0.5 ounces per ton silver over intervals exceeding 500 feet in thickness. In 1996, Vista also intercepted 30 feet of gold mineralization in drill hole 95-2728. This intercept assayed 0.155 ounces per ton gold at a true depth of 310 feet below surface. The hole terminated in this mineralization; the true width of the mineralization is not known.

Wildcat

        Wildcat is located about 35 miles northwest of Lovelock and 26 miles south of the Hycroft mine in Pershing County, Nevada. The project consists of 74 unpatented claims and 4 patented claims, comprising 1389.6 acres.

        During September and October 2003, Vista concluded due diligence reviews and executed formal purchase agreements to acquire the Wildcat project and the associated exploration data in three separate transactions. On September 23, 2003, Vista purchased 71 unpatented mining claims from Monex Exploration, a partnership, for $200,000 on signing and $300,000 on August 11, 2004. On commencement of commercial production, Allied Nevada will make a one-time production payment in the amount of $500,000. Thirteen of the claims are subject to an underlying 0.4% net smelter return royalty ("NSR"), and the remaining 58 claims are subject to an underlying 1% NSR.

        On October 12, 2003, Vista purchased a 100% interest in the Vernal unpatented mining claim from David C. Mough and Jody Ahlquist Mough for $50,000 on signing and $50,000 on October 1, 2004, for a total consideration of $100,000.

        On October 28, 2003, Vista purchased four patented mining claims and exploration data from Sagebrush Exploration, Inc. ("Sagebrush") for 50,000 Vista Shares issued and delivered to Sagebrush upon the closing of the transaction. The four patented claims are subject to an underlying net smelter returns royalty of 1% for gold production between 500,000 and 1,000,000 ounces, increasing to 2% on production in excess of 1,000,000 ounces.

Geology

        Wildcat lies in the Seven Troughs Range which is underlain by Triassic and Jurassic sedimentary rocks and has been intruded by Cretaceous granodiorite. Volcanic domes and plugs of rhyolite, quartz latite, trachyte, and andesite have been emplaced by Tertiary volcanism. Tertiary flows of pyroclastic debris, and vitrophyres of rhyolite, quartz latite, trachyte, and andesite composition blanket much of the area. The property contains structurally controlled epithermal gold and silver mineralization identified in four areas: Hero/Tag, Main, Northeast and Knob 32. The four areas have generally similar geology and mineralization with precious metals mineralization spatially associated with the contact between granodiorite and overlying tuff. Gold mineralization occurs with low-temperature silica, chalcedony and pyrite. The Main, Northeast, and Knob 32 deposits appear to be part of the Hero/Tag deposit, though structurally displaced.

        The principal low-grade zone that essentially encompassed all the mineralization is tabular and dips gently to the southeast. There appear to be two main styles of mineralization based on mapping, sampling, and statistics. There is a broad, low-grade zone surrounding higher-grade material. The principal host is the tuff in which the low-grade precious metal mineralization is represented by pervasive and intense silicification. The underlying granodiorite also contains a low-grade disseminated style of mineralization with higher grade silicified breccias occurring generally as stockwork within it. Generally, the granodiorite has higher grade and is not silicified. Any silicification is restricted to adjacent veins and veinlets, occasionally being discrete veins as were exploited historically, but also resulting in a large-tonnage stockwork. All of the tuff was altered by epithermal solutions; however, much of the granodiorite is unaltered. High-grade material includes multi-episodic chalcedonic silica veins and breccias.

        On November 11, 2003, MDA of Reno, Nevada completed a third-party technical study for Vista. Using data from one underground channel sample, 245 reverse circulation drill holes and 11 diamond drill holes totalling 95,466 feet, gold resources above a cut-off grade of 0.010 ounces of gold per ton (0.34 grams per tonne) are shown in the following table.

	Tons (000's)	Tonnes (000's)	Gold (opt)	Gold (g/t)
Indicated(1)	38,108	34,571	0.018	0.62
Inferred(2)	28,355	25,723	0.015	0.51

(1)
Cautionary Note to U.S. Investors concerning estimates of Indicated Resources: This table uses the term "indicated resources". We advise U.S. investors that while this term is recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize it. U.S. investors are cautioned not to assume that any part or all of mineral deposits in this category will ever be converted into reserves.

(2)
Cautionary Note to U.S. Investors concerning estimates of Inferred Resources: This table uses the term "inferred resources". We advise U.S. investors that while this term is recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize it. "Inferred resources" have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of a feasibility study or prefeasibility studies, except in rare cases. U.S. investors are cautioned not to assume that any part or all of an inferred resource exists or is economically or legally minable.

Maverick Springs

        The Maverick Springs project is located in northeast Nevada at the southeast end of the Carlin Trend belt of gold-silver mineralization, approximately half-way between Elko and Ely, Nevada. The property consists of 86 claims with a total area of approximately 3,900 acres.

        On October 7, 2002, Vista completed the acquisition of a 100% interest in the Maverick Springs gold and silver project from Newmont Mining Corporation ("Newmont") and the Mountain View gold project (described below) from Newmont's wholly-owned subsidiary Newmont Capital Limited ("Newmont Capital"). To acquire the interest in Maverick Springs, Vista paid cash of $250,000 and issued 141,243 equity units to Newmont, each unit comprised of one Vista Share and one two-year Vista Warrant. Newmont retained a 1.5% NSR, and on October 7, 2003, Vista issued to Newmont 122,923 Vista Shares and 122,923 Vista Warrants. In addition, pursuant to acquisition agreement terms Vista completed 34,060 feet of drilling as of October 7, 2004, and was required to complete an additional 15,940 feet of drilling before October 7, 2006, such drilling was completed in August 2006. Allied Nevada may terminate this agreement at any time. After October 7, 2006, Newmont has a one-time right to acquire a 51% interest in the Maverick Springs project, by paying to Allied Nevada twice the amount that Allied Nevada and, historically Vista, have spent on the project, including acquisition costs. In the event that Newmont exercises this right, Newmont will relinquish its 1.5% NSR. This one-time right expires 60 days after receipt of data on the property from Allied Nevada, which data must be delivered within 30 days of October 7, 2006.

        Maverick Springs is subject to a lease agreement, between Newmont and Artemis Exploration Company. The lease was entered into on October 1, 2001, and the key terms include: payment of advanced minimum royalties of $50,000 on October 1, 2003, (this has been paid) and advanced minimum royalties of $100,000 on October 1, 2004, (this has been paid), $100,000 on October 1, 2005 (this has been paid) and each year thereafter while the agreement is in effect; work commitments of 6,400 feet of exploration drilling, on or before October 1 in each of 2002 (extended by agreement to November 15, 2002), 2003 and 2004 (these commitments have been met), a preliminary economic evaluation to be conducted by October 1, 2004 which was extended to April 7,

2005 (this has been completed); and a net smelter returns royalty based on a sliding scale ranging from 2% to 6%, depending on gold and silver prices at the time of production.

        On June 9, 2003, Vista entered into an agreement granting Silver Standard Resources Inc. ("SSRI") an option to acquire its interest in the silver mineralized material hosted in the Maverick Springs project. Allied Nevada will retain its 100% interest in the gold mineralized material. The agreement with SSRI is subject to the terms of the Newmont purchase agreement. Under the agreement, SSRI was to pay $1.5 million over four years, of which $949,823 was paid to Vista in 2003, $428,481 in 2004 and $144,285 in 2005, completing the $1.5 million obligation. Since SSRI has satisfied the $1.5 million obligation, all costs incurred for Maverick Springs are now being shared by the two corporations as stated below. SSRI and Vista have formed a committee to jointly manage exploration of the Maverick Springs project. Allied Nevada is the operator and has a 45% vote on the committee, and SSRI has a 55% vote. Since SSRI has completed its $1.5 million in payments, future costs will be shared by SSRI and Allied Nevada on the same ratio as established for operation of the management committee: Allied Nevada 45% / SSRI 55%, subject to standard dilution provisions.

        In November 2002, Vista completed a 7-hole reverse circulation drill program totalling 7,020 feet on the Maverick Springs project. The program consisted of seven vertical reverse circulation holes, stepped out 500 feet to 2,200 feet from previously identified mineralization. All seven holes encountered flat-lying mineralization, predominantly oxidized to depths of up to 900 feet. The program outlined continuous mineralization in a 2,200-foot by 1,200-foot area, immediately adjacent to known gold-silver mineralization. With additional in-fill drilling, this newly outlined mineralization has the potential to significantly increase the mineralized material.

        In October 2003, Vista completed a 16-hole reverse circulation program totalling 14,015 feet and in October 2004, Vista completed a 13-hole reverse circulation program totalling 13,015 feet. Intercepts indicate the potential for bulk-mineable gold-silver mineralization.

        In August 2006, Vista completed a 18-hole reverse circulation drill program totalling approximately 16,000 feet. Results are pending.

Geology

        Maverick Springs can be classified as a Carlin-type or sediment/carbonate hosted disseminated silver-gold deposit. Sediment hosted deposits are common within northern Nevada, although the systems are usually gold dominated with relatively minor amounts of silver. Silver and gold mineralization at Maverick Springs has been interpreted as a roughly antiformal or arch-shaped zone with an axis that plunges shallowly to the south and seems to flatten to horizontal over the northern half of the deposit. The limbs of the arch dip shallowly to moderately at 10-30o to the east and west. Overall, the mineralized zone is elongate in the north-south direction with a length of over 6,000 feet, a width of up to 3,000 feet, and a thickness of commonly 100-300 feet.

        Mineralization consists of micron-sized silver and gold with related pyrite, stibnite and arsenic sulfides. It is usually associated with intense fracturing and brecciation, with or without accompanying whole-rock silicification or stockwork quartz.

        Alteration consists of pervasive decalcification, weak to intense silicification and weak alunitic argillization. Massive jasperoid is common in surface exposures and in drill core. Oxidation has affected all sulfides on surface and is pervasive to a depth of at least 400 feet, intermittent to 900 feet, and generally absent below 1,000 feet.

        Based on a third-party technical study completed on April 13, 2004, by Snowden Mining Industry Consultants of Vancouver, British Columbia, the Maverick Springs project contains at a cutoff grade of 1.0 silver ounce per ton equivalent (34 grams silver per tonne equivalent), contains the gold resources shown in the following table.

	Tons (000's)	Tonnes (000's)	Gold (opt)	Gold (g/t)
Indicated(1)	69,630	63,167	0.010	0.34
Inferred(2)	85,550	77,610	0.008	0.27

(1)
Cautionary Note to U.S. Investors concerning estimates of Indicated Resources: This table uses the term "indicated resources". We advise U.S. investors that while this term is recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize it. U.S. investors are cautioned not to assume that any part or all of mineral deposits in this category will ever be converted into reserves.

(2)
Cautionary Note to U.S. Investors concerning estimates of Inferred Resources: This table uses the term "inferred resources". We advise U.S. investors that while this term is recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize it. "Inferred resources" have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of a feasibility study or prefeasibility studies, except in rare cases. U.S. investors are cautioned not to assume that any part or all of an inferred resource exists or is economically or legally minable.

        On July 30, 2006, Snowden Mining Industry Consultants of Vancouver, British Columbia, issued a technical report describing the work done by it previously, and reporting drilling completed in 2004.

Mountain View

        The Mountain View property is located in northwest Nevada near the Blackrock Desert. The property is approximately 15 miles northwest of Gerlach, Nevada in Washoe County; it straddles the boundary between the Squaw Valley and Banjo topographic quadrangles. The property currently consists of 127 claims with a total area of approximately 2,360 acres.

        Vista's acquisition of the Mountain View property was completed along with that of the Maverick Springs property, as described above. To acquire the interest in the Mountain View property, Vista paid cash of $50,000 and issued 56,497 equity units, each unit comprised of one Vista Share and a two-year Vista Warrant, to Newmont Capital, and Newmont Capital retains a 1.5% NSR. In addition, Vista completed 8,055 feet of drilling before October 7, 2004, as required by the underlying agreement. Allied Nevada may terminate this agreement at any time. After October 7, 2006, Newmont Capital has a one-time right to acquire a 51% interest in the project, by paying to Allied Nevada twice the amount that Allied Nevada, and historically Vista, have spent on the project, including acquisition costs. In the event that Newmont Capital exercises this right, Newmont Capital will relinquish its 1.5% NSR. This one-time right expires 60 days after receipt of data on the property from Allied Nevada, which data must be delivered within 30 days of October 7, 2006.

        Newmont Capital's interest in the Mountain View property is subject to an underlying lease and two other royalty arrangements, the principal terms of which are: the underlying lease grants a 50% interest to Newmont in all claims, with a few exceptions where a 5% interest is granted; and the lessee may purchase the remaining interest in the claims for $250,000 at any time. The lessee is obligated to purchase the remaining 50% for $250,000 on achieving commercial production. Also, the lessee shall pay a 1% NSR during production, with advance minimum payments of $25,000 per year. Advanced royalties are deductible from the net smelter returns royalty and cease upon purchase of the remaining interest of the underlying lease. A 1% NSR also applies to certain other claims.

        Vista completed a five-hole reverse circulation program totalling 4,330 feet in November 2003. The results indicate the presence of a new zone of bulk mineralization approximately 200 feet east of the known core of mineralization. Vista completed a five-hole reverse circulation program totalling 4,070 feet in 2004, and the results indicate potential bulk-mineable gold mineralization and the down-dip extension of higher-grade gold mineralization.

Geology

        The dominant rock types in the area are Miocene volcanics and interbedded volcaniclastic sediments. Minor greenschist facies Permo-Triassic strata occur to the northeast and a large body of granodiorite makes up the bulk of the Granite Range to the east and south.

        The Miocene lithologies consist of mafic tuffs, rhyolite tuffs and flows, volcaniclastic sediments and basalts. These units are separated from the Granite Range to the east by a range front normal fault that dips steeply to the southwest. The gold mineralization is hosted by a unit known as the Severance rhyolite that is sandwiched between the range front fault to the northeast and older Tertiary tuffs, flows and volcaniclastic sediments to the southwest.

        Structure on the property is dominated by northwest and northeast trending faults. Major fault offsets occur along the range-front fault system and these are offset by the northeast trending structures. Recent alluvium is offset by the range front faults.

        Based on a third-party technical study completed December 17, 2002, by Snowden Mining Industry Consultants of Vancouver, British Columbia, the Mountain View project at a cut-off grade of 0.006 ounces of gold per ton (0.2 grams gold per tonne) contains the gold resources shown in the following table.

	Tons (000's)	Tonnes (000's)	Gold (opt)	Gold (g/t)
Indicated(1)	23,219	21,064	0.013	0.45
Inferred(2)	4,466	4,051	0.039	1.34

(1)
Cautionary Note to U.S. Investors concerning estimates of Indicated Resources: This table uses the term "indicated resources". We advise U.S. investors that while this term is recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize it. U.S. investors are cautioned not to assume that any part or all of mineral deposits in this category will ever be converted into reserves.

(2)
Cautionary Note to U.S. Investors concerning estimates of Inferred Resources: This table uses the term "inferred resources". We advise U.S. investors that while this term is recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize it. "Inferred resources" have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of a feasibility study or prefeasibility studies, except in rare cases. U.S. investors are cautioned not to assume that any part or all of an inferred resource exists or is economically or legally minable.

        On July 31, 2006, Snowden Mining Industry Consultants of Vancouver, British Columbia, issued a technical report describing the work done by it previously, and reporting drilling completed in 2003 and 2004.

Hasbrouck

        The Hasbrouck property is located in southwestern Nevada about 5 miles south-southwest of the town of Tonopah in Esmeralda County, Nevada, adjacent to U.S. Highway 95 and approximately half-way between Reno and Las Vegas. The property consists of 22 patented lode mining claims and 61 unpatented lode claims that cover an area of approximately 1,300 acres.

        On May 23, 2003, Vista executed a purchase agreement with Newmont Capital, which includes both the Hasbrouck property and the Three Hills property, which lies approximately 4.5 miles to the north-northwest. Terms of the purchase included a $50,000 cash payment on signing and $200,000 or, at Vista's discretion, the equivalent in Vista Shares one year after signing. In June and July 2004, Vista issued to Newmont Capital an aggregate 50,475 Vista Shares at a deemed per share price of $3.96. The value of the Vista Shares was based on the average AMEX closing price of the Vista Shares over the ten-trading-day period ending one day before the first anniversary of the agreement. Newmont Capital, at its option, will retain either: (a) a 2% NSR in each project together with the right to a $500,000 cash payment at the start of commercial production at either project and a further $500,000 cash payment if, after the start of commercial production, the gold price averages $400 per ounce or more for any three-month period; or (b) the right to acquire 51% of either or both projects. The latter right would be exercisable only after the later of four years or the time when Allied Nevada, and historically Vista, have incurred aggregate expenditures of $1.0 million to acquire, explore and hold the projects and would include Newmont Capital paying to Allied Nevada cash equalling 200% of the expenditures made by Allied Nevada, and historically Vista, on the related property. In this event, Newmont Capital would become operator of a joint venture with Allied Nevada, and both parties would fund the project through to a production decision. Allied Nevada's contribution to the joint venture during this period is capped at $5.0 million, $3.0 million of which Newmont Capital would finance for Allied Nevada and recover, with interest, exclusively from related project cash flows. Allied Nevada would also grant Newmont Capital a right of first offer with respect to subsequent sale of the projects by Allied Nevada. An additional 1.5% NSR on the Hasbrouck property is held by a private party.

Geology

        The property is located on Hasbrouck Mountain, which is thought to lie along the western edge of a caldera. The mountain is underlain by gently dipping ash-flow, air-fall and waterlain tuffs and volcaniclastic sediments of the Miocene Siebert Formation. Several occurrences of chalcedonic sinter deposits occur near the summit of the mountain. Gold and silver mineralization in the Hasbrouck deposit appears to have formed relatively close to the paleo-surface in an epithermal, hot spring environment. The mineralization is concentrated in the Siebert Formation, in units stratigraphically below the chalcedonic sinter deposits that are exposed near the top of Hasbrouck Mountain. Two zones of mineralization are presently defined. The "Main" zone includes the bulk of mineralization at Hasbrouck, while the small "South Adit" zone lies 700 to 1000 feet to the south of the "Main" zone.

        A third-party technical study was completed for Vista by MDA of Reno, Nevada on August 29, 2003. The Hasbrouck study was developed using data from 54,339 feet of drilling, principally comprised of 105 reverse circulation holes totalling 44,400 feet and 22 rotary drill holes totalling 8,980 feet. The drilling database was compiled from work performed by FMC Gold Co., Cordex Syndicate and Franco Nevada Inc. between 1974 and 1988. Based on this study, gold resources above a cut-off of 0.010 ounces of gold per ton (0.34 grams per tonne) is shown in the following table.

	Tons (000's)	Tonnes (000's)	Gold (opt)	Gold (g/t)
Indicated(1)	20,300	18,416	0.023	0.79
Inferred(2)	8,200	7,439	0.021	0.72

(1)
Cautionary Note to U.S. Investors concerning estimates of Indicated Resources: This table uses the term "indicated resources". We advise U.S. investors that while this term is recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize it. U.S. investors are cautioned not to assume that any part or all of mineral deposits in this category will ever be converted into reserves.

(2)
Cautionary Note to U.S. Investors concerning estimates of Inferred Resources: This table uses the term "inferred resources". We advise U.S. investors that while this term is recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize it. "Inferred resources" have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of a feasibility study or prefeasibility studies, except in rare cases. U.S. investors are cautioned not to assume that any part or all of an inferred resource exists or is economically or legally minable.

Three Hills

        Three Hills is located in southwestern Nevada about 1 mile west of the town of Tonopah in Esmeralda County, Nevada, and about 4.5 miles northwest of the Hasbrouck property described above. Three Hills consists of 15 unpatented lode claims totalling approximately 201 acres.

        On May 23, 2003, Vista executed a purchase agreement with Newmont Capital, which included both the Hasbrouck property and the Three Hills property. The terms of this agreement are detailed under the Hasbrouck description above.

Geology

        Three Hills is located in the Walker Lane structural domain of the Basin and Range physiographic province. It is in an area of structural disruption resulting from a series of orogenic events occurring in Paleozoic, Mesozoic and Cenozoic times. Basin and Range high-angle normal faults control the mineralization at Three Hills, where they cut the Siebert Formation. Gold mineralization occurs in a zone of pervasive silicification and in the Siebert Formation and the upper 10 to 30 feet of the Fraction Tuff. The contact between these two units contains consistently higher grades of gold and is more commonly argillized than silicified.

        MDA of Reno, Nevada, completed a third-party technical study for Vista on August 29, 2003. The Three Hills study included data from 62,874 feet of drilling, comprised of 183 reverse circulation holes totalling 54,657 feet, 45 air-track and rotary holes totalling 6,320 feet and 9 diamond drill holes totalling 1,897 feet. The drilling was completed by Echo Bay Mines Ltd., Eastfield Resources, Saga Exploration and Cordex Syndicate between 1974 and 1996. Based on this study, gold resources above a cut-off of 0.010 ounces of gold per ton (0.34 grams per tonne) are shown in the following table.

	Tons (000's)	Tonnes (000's)	Gold (opt)	Gold (g/t)
Indicated(1)	5,736	5,204	0.023	0.79

(1)
Cautionary Note to U.S. Investors concerning estimates of Indicated Resources: This table uses the term "indicated resources". We advise U.S. investors that while this term is recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize it. U.S. investors are cautioned not to assume that any part or all of mineral deposits in this category will ever be converted into reserves.

F.W. Lewis, Inc. Properties

        On December 13, 2005, Allied Nevada's subsidiary Victory Gold Inc. ("Victory Gold"), acquired all of the outstanding shares of F.W. Lewis, Inc. (now named Victory Exploration Inc., "Victory Exploration"), the assets of which include 55 mineral properties in Nevada and Colorado. The acquisition was made by exercise of a purchase option originally held by Century Gold LLC ("Century Gold") of Spring Creek, Nevada. Century Gold assigned the option to Victory Gold pursuant to an assignment and assumption agreement effective December 9, 2005. Under the terms of the assignment agreement, Vista paid Century Gold $150,000 in cash and also reimbursed Century Gold for the $250,000 it paid the owners of F.W. Lewis, Inc. toward the option exercise price of $5.1 million. In addition, Vista issued to Century Gold 250,000 Vista Shares valued at $1.218 million. To complete the exercise of this option, Vista paid the owners of F.W. Lewis, Inc., the remaining $4.85 million of the outstanding purchase price. Century Gold retained a 100% interest in two properties and a 50% interest in two other properties. The 53 properties retained by Victory Gold include a total of 9,280 acres of patented and 11,616 acres of unpatented mineral claims, the majority having gold, silver or copper discoveries or old mines located on the properties.

        Victory Exploration owns a production royalty interest in Lewis Mine at the Hycroft Mine. The production royalty (applying to approximately 70% of the reported reserves) is 5% NSR on gold and 7.5% NSR on other minerals, including silver. The production royalty on gold escalates on ore over 0.05 ounces per ton (opt) to a maximum of 10% NSR on ore grades over 0.14 opt. With the acquisition of Victory Exploration, Hycroft Lewis Mine, Inc., a wholly owned subsidiary of Vista U.S., is no longer subject to payment of this royalty to an outside party.

        Included in the package (100% retained by Victory Gold) is a property in the Battle Mountain, Nevada Mining District, adjacent to and on trend with Newmont's Phoenix-Fortitude property, although similar mineralization cannot be assured. This property is subject to pre-existing agreements with Madison Minerals Inc. (formerly Madison Enterprises Corp.) and Great American Minerals Exploration (Nevada) LLC.

These agreements involve payments of $3,000 per month minimum royalty payments to Victory Gold, minimum exploration commitments of $250,000 per year, and an option to purchase the property for $2.0 million payable by December 31, 2007, with a retained 5% gross royalty on gold and a 4% NSR on other metals, and with annual advance minimum royalty ("AMR") payments of $60,000 commencing on exercise of the purchase option. Madison and Great American also have an option to purchase the royalties from Victory Gold for $4.0 million in the first year following the date of exercise of the purchase option and escalating by $500,000 each year thereafter.

        Allied Nevada plans to review the geology and exploration potential and prioritize the properties during 2006 for possible venture opportunities.

Description of Properties to be Acquired from the Pescios

        Detailed information is contained herein with respect to the Beowawe Gold Property, the Cobb Creek Property, the Dixie Flats Project, the Dome Property, the Wild Horse Property, the Eden Property, the Elder Creek Property, the NAD Property, the North Carlin Property, the North Mill Creek Property, the Pony Creek Property, the Switch and Six Mile Properties, the Toy Property, the Tusk Property, the Rock Creek Property, the Santa Renia Gold-Silver Property, the Six Mile Property, the South Silver Cloud Property, the Tonka Gold-Silver Property, and the Woodruff Gold-Silver Property. Allied Nevada will hold the underlying royalty interest in these properties through its purchase of the Pescio Nevada Assets. Estimates of reserves and mineralization herein are subject to the effect of changes in metal prices, and to the risks inherent in mining and processing operations.

Beowawe Gold Property

        The property is located in north-central Nevada approximately 30 kilometers east of the town of Battle Mountain and 32 kilometers west of Carlin, Nevada. It currently consists of 100 non-contiguous mining lode claims (approximately 728 hectares) and fee land (approximately 32 hectares) in two basic blocks along an east west axis of approximately nine kilometres.

        The Pescios are parties to the agreement dated November 7, 2002, with Atna Resources Ltd. and Atna Resources, Inc. ("Atna") in accordance with which the Pescios granted to Atna the option to acquire 100% of the property subject to the obligation to pay a mineral production royalty equal to 3% NSR from the production of minerals from the property and to pay AMR payments of $75,000 on or before November 6, 2006, and $100,000 on or before November 6, 2007, and on or before November 6 of each subsequent year. Atna has entered into an agreement with Apollo Gold & Energy Inc. to earn up to a 70% interest in the property (subject to performance and satisfaction of certain conditions).

        From 1959-1985, there were as many as 50 geothermal test wells drilled for the Beowawe project. The area has been explored for precious metals since 1983 and this included drilling by Chevron, Bow Valley, North and WX. In 1999, Balaclava Mines Inc. acquired the area and drilled a five-hole program. In 2002, Atna optioned the Beowawe claims from Carl Pescio. In 2003, Atna acquired more claims at Beowawe. In 2004, Prospectors Consolidated optioned the claims from Atna. The property was returned to Atna in 2005 and in the same year, Atna optioned the project to Apolo Gold & Energy Inc. Included in the Pescio option to Atna is the requirement to complete 20,000 ft of drilling by November 6, 2005. Atna has extended the requirement to complete the drilling until November 6, 2006.

        As part of the Arrangement, Allied Nevada will acquire the Pescios' interest in the Beowawe Gold Property from the Pescios. The Pescios are the holders of a royalty on the claims, and are the beneficial or record owners of certain of the claims.

Geology

        The geologic target is a low-sulfidation, epithermal precious metals system associated with Miocene aged volcanic rocks (bimodal assemblage) in western and northern Nevada. The project is located at the intersection of the Northern Nevada Rift ("NNR") with a state-wide line of hot springs, geothermal wells and direct-use geothermal facilities. The claims cover part of the Malpais normal fault system with its intersection with the Dunphy Pass Fault Zone and intersection of these systems has created the controlling plumbing of the Beowawe Hot Spring system. Miocene volcanics along the fault system have been silicified and mineralized with gold and other gold indicator minerals (Hg, etc). The small Red Devil Mine lies on the property at the eastern end of the hotspring system and barite was exploited from the open cut Sansening Barite Mine adjacent to the eastern most claim block.

        The past mining activities may present a limited potential for environmental liability as a result of the existence of open shafts, adits and waste dumps at the Red Devil mine and the open pit and staging areas at the barite mine.

        The Beowawe Gold property geology includes Miocene aged basalts, andesitic basalts, and dacites that unconformably overlie and crosscut a basement of Ordovician clastic marine sedimentary rocks of the Valmy formation. District structural fabric is dominated by northeast and northwest high angled faults that act as conduits for the geothermal system that produced the mercury mineralization on the eastern edge of the property and focused the current activity that produced the sinter at the Geysers and supplies the thermal activity for the generation of electricity at the geothermal plant. Various exploration work to date has defined epithermal mineralization and alteration with coincidental trace element geochemical anomalies controlled by these steeply dipping structural conduits. This mineralizing event is thought to have emplaced the past mined mercury and barite in what is believed to be the upper-most levels of a low-sulphidation Au-Ag deposit. The Beowawe Gold property has a number of similarities to the nearby Mule Canyon deposit and the Ken Synder deposit (Midas District).

        The project is accessed from Battle Mountain by taking U.S. Interstate 80 east for 45 km to the junction with State Highway 306. Exploration and mining could be conducted year-round, due to the established roads and the projects proximity to the nearby towns. The property has sufficient surface rights for future exploration or mining operations including potential waste disposal areas, heap leach pads and potential possession plant sites.

        The climate is defined by hot summers and cold, windy winters. Precipitation is moderately light. The vegetation varies depending on elevation and moisture. Sagebrush and sparse grasses thrive on the valley floors while mountain mahogany, juniper and pinion trees grow on the lower slopes of the higher ranges to the south and west of the project ground.

        Allied Nevada has not conducted exploration on the Beowawe property. Previous operators have undertaken exploration programs. A geologic map published by Struhsacker (1980) shows northeast striking, high-angle faults cutting through the southern portion of the area as the major structural feature with a cross cutting northwest trending Dunphy Pass Fault Zone.

        Large chalcedonic quartz veins up to 5m across, dipping steeply to the south, outcrop on the property and are exposed for over one kilometre, subparallel with the range front. These veins form a strike-slip duplex displaying a left lateral sense of shear, and are cross-cut by multiple phases of later chalcedonic veins +/- carbonate. Pyrite rich breccias occur along and peripheral to the veins. This system is overprinted by a more recent gold-rich hydrothermal system, where fluids have traveled along the Malpais fault system. The veins occur within a graben, and the 'bonanza level' or boiling point is projected to be 150 to 300m below surface.

        Most of the drilling occurred between 1983 and 1996 when four companies drilled at least 39 relatively shallow mineral exploration drill holes in the area of the current claim blocks. All of the drill holes from this period were rotary, vertical and relatively shallow (the deepest known being 141.7 meters but typically in the 65 meters range). In 2004, Prospectors Consolidated drilled additional 3 holes (548.6 metres).

        In 2003, Atna contracted Zonge geosciences to carry out a dipole-dipole IP survey of 14 lines and the report indicates that the transition from the IP to resistivity anomaly at 150m to 225m below surface may reflect the bonanza or boiling point within the 409 set of large chalcedonic quartz veins, suggesting an excellent drill target.

        Rock geochemical samples were taken on the property in a spot sampling approach. During the recent examination of the Beowawe Gold Property, three rock samples were collected from various locations across the property. Each sample was placed into a uniquely numbered, sealed sample bag and delivered to the laboratory.

        Standard permits for issues related to drilling and other such surface disturbances may be required. The proximity to the geothermal production wells and known subsurface plumbing system may require additional permits and additional operating steps for drilling on the project with blowout prevention technology.

        No mineral resource utilizing acceptable Canadian Institute of Mining and Metallurgy standards has been calculated for the Beowawe property due to the early stage of exploration work on the property. In addition, no known metallurgical testing has been performed on any type of sampling medium from the Beowawe property.

        In June 2006, Apolo announced that they had applied for drill permits to complete a drill program on the property.

Cobb Creek Property

        The Cobb Creek Property-McCall Area is located in northern Elko County, Nevada, approximately 5 miles southwest of the town of Mountain City, Nevada. The property consists of 51 claims covering approximately 1,000 acres on the Humboldt National Forest. The property is accessible approximately 90 miles from Elko, following I-80 expressway to Nevada highway 225, north to Maggie Summit Road. At Maggie Summit Road, turn west off paved highway NV 225 to Bieroth Ranch Road, which is taken to the west for 5 miles on a gravel and dirt road to the property.

        BH Minerals Inc. ("BH") entered into a lease/purchase agreement dated as of December 24, 2003 for the Cobb Creek claims with claim owners, the Pescios and Don Jennings. Mr. Jennings' interest is 51% and the Pescios' is 49%. BH will make the following lease payments to the Pescios and Mr. Jennings:

  1.
  $45,000 no later than January 15, 2004;

  2.
  $40,000 first anniversary;

  3.
  $50,000 second anniversary;

  4.
  $75,000 third anniversary;

  5.
  $100,000 fourth anniversary;

  6.
  $125,000 fifth anniversary;

  7.
  $150,000 sixth anniversary and each anniversary thereafter.

        BH will complete at least 5,000 feet of drilling on the property in year one followed by a yearly commitment of 5,000 feet until completion of the bankable feasibility. BH shall have the option to pay the Pescios $10 per foot committed to and not drilled and to purchase 1% of the 3% production royalty for $1,500,000 prior to completion of the bankable feasibility study.

        In a letter dated December 23, 2003, Staccato Gold Resources Ltd. ("Staccato") agreed to acquire the property on a joint venture 50/50 basis with Bell Coast Capital Corporation ("Bell Coast"). Bell Coast will pay the first payment of $45,000 to acquire the property on behalf of the joint venture and Staccato will pay to Bell Coast $22,500 plus shares on completion of a financing scheduled to take place in January 2004.

        As part of the Arrangement, Allied Nevada will acquire the Pescios' interest in the Cobb Creek Property from the Pescios. The Pescios are the holders of a royalty on the claims, and the holders of a 49% beneficial or record ownership interest in certain of the claims.

        An approved Plan of Operations Permit and/or Letter of Intent Permit with the U.S. Forest Service, is necessary to conduct any work plan on the U.S. Forest Service Lands.

Geology

        The project area is situated in the Basin and Range province, characterized by north-northeast trending mountain ranges separated by alluvial filled valleys. The project area is specifically located in the Independence Mountains, which has its highest points at 10,438 feet (at McAfee) and 10,198 feet (at Jacks). The climate is characterized by winters with temperatures between 0 and 40 degrees Fahrenheit and summer temperatures between 35 and 85 degrees Fahrenheit.

        The stratigraphy at the Cobb Creek Property consists of the western facies, Ordovician Valmy Group comprised of the lowermost greenstones and argillite of the Snow Canyon formation equivalent to the Rodeo Creek formation in the Carlin district and Comus formation in the Getchell/Pinson/Chimney district. Underlying the Snow Canyon/Rodeo Creek formation are carbonates of the Van Duzer formation consistent with the carbonate units beneath the Valmy elsewhere in the Independence Range, Gold Acres, and the Carlin district. In these gold deposits the carbonate units are called the Popovich/Wenban, Hanson Creek and Roberts Mountain formation in the eastern facies, lower plate. Three periods of structural deformation at Cobb Creek include late Paleozoic age N40E and N70E asymmetrical fold axis, low angle shear features, and strong N70E striking shear fabric in the greenstones; Mesozoic age N60-70W structures; and late Cretaceous age, high angle N30E and N30W trending structures.

        The gold mineralization at Cobb Creek-McCall occurs within an altered andesite to basaltic rock unit cut by quartzcalcite gold bearing veins. The gold mineralization, from the past literature at Cobb Creek-McCall is thought to be formed from mesothermal gold solutions related to sheared, greenstone beds in the Valmy Formation. Conflicting evidence has resulted in differing opinions on the age of mineralization, whether the alteration and gold mineralization is related to Tertiary (30-40 Ma) as typical at Jerritt Canyon or the older, 110 to 80 Ma range. Gold mineralization is primarily associated with argillized greenstones with quartz-pyrite-arsenopyrite stockwork, veining, and breccias. The strong structural control on this gold mineralization is displayed by the association with low angle quartz-calcite mineralized zones near argillized fault zones and spatially associated with the intersections of N60-70W, N30E, and N30-35W structures. At McCall, the ore zones show distinctive resistivity highs with no associated aeromagnetic response. Geochemistry shows a strong correlation between gold and arsenic. However, on a broader scale the metal geochemistry for Au, Ag, As, Sb, Cu, and Mo does not appear to change between fresh and unaltered rock. Therefore, previous workers conclude that the high regional metal geochemistry is not related to mineralization but to regional alteration from a depositional phenomenon or a large convection system at depth.

        Based on a third party technical report completed on September 18, 2006, by Michael R. Pawlowski, a Consultant from Gilbert Arizona, the Cobb Creek Property contains, at a cutoff grade of 0.001 ounce per ton gold, the gold resources shown in the following table.

	Tons (000's)	Tonnes (000's)	Gold (opt)	Gold (g/t)
Inferred(1) Oxide Mineralization	1,360	1,233	0.040	1.17
Inferred(1) Sulfide Mineralization	2,378	2,157	0.050	1.46

(1)
Cautionary Note to U.S. Investors concerning estimates of Inferred Resources: This table uses the term "inferred resources". We advise U.S. investors that while this term is recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize it. "Inferred resources" have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of a feasibility study or prefeasibility studies, except in rare cases. U.S. investors are cautioned not to assume that any part or all of an inferred resource exists or is economically or legally minable.

        All geological data including 72 drill holes with 5-foot gold drill hole assays, trench sampling gold assays and surveys were used for the estimation of the inferred resource that was taken from historical data on the Cobb Creek-McCall exploration programs in the 1980's and 1990's of BHP/Utah and Orvana. All past geological data at the Staccato office in Elko, Nevada was reviewed and appears to be within past industry standards. Not enough sample verification of BHP/Utah and Orvana's drill hole assays has been completed to classify the resource as indicated but the author is satisfied that sufficient work has been completed by BHP/Utah and Orvana to classify the resource as inferred. The drill hole intercepts are thought to represent true widths, but can not be verified, due to the flatlying replacement nature of the gold mineralization and feeder structures in Carlin type gold deposits, similar to many other gold deposits in northeast Nevada. There are no proven ore reserves on the Cobb Creek-McCall Area.

        Most of the Cobb Creek area is covered by alluvium, which hinders exploration but allows potential opportunities for covered targets. Cobb Creek offers untested potential for deep underground, structurally controlled "Carlin-type" deposits. Targets for future exploration drilling in the Cobb Creek-McCall zone are in a series of major low-angle thrust faults and steep fault structures that has trapped gold mineralization in the favorable, receptive host rock in the upper plate Ordovician Valmy limestones/greenstones or more likely, the lower plate, Devonian-Mississippian Van Duzer limestone.

        A two-phase exploration program is recommended for the Cobb Creek project. The Phase One exploration program, estimated to cost $304,000, includes primarily deep drill holes at McCall to test for high-grade, Carlin-type feeder structure; step-out drilling at the McCall and Beaver zones; geologic data compilation and reconnaissance to identify and then claim stake additional targets; and preliminary metallurgical studies. The Phase Two exploration program, estimated to cost $358,000, includes primarily in-fill drilling at McCall followed by a preliminary scoping and permitting for drilling, environmental, and additional metallurgical studies to serve as a basis for future decisions.

Dixie Flats Project

        The Dixie Flats Project is a pediment play located in the southern Carlin Trend, Elko County, Nevada.

        The Dixie Flats Project was originally acquired from BHP International Minerals Inc. ("BHP") in September 1998, and currently consists of 5 3/4 sections (approximately 3680 acres) including 134 leased claims (Pescio lease), and 1280 acres of leased fee ground (E.L. Cord Foundation lease). The Dixie Flats Project is owned by Bell Coast and is now under option to Staccato who owns a 100% interest, subject to a 2% NSR held by the property vendor, Carl Pescio.

        As part of the Arrangement, Allied Nevada will acquire the Pescios' interest in the Dixie Flats Project from the Pescios. Allied Nevada will own certain of the Dixie Flats royalties while Staccato maintains its 100% interest in the property subject to the royalties. Staccato has an option to acquire 1% NSR for $1.5 million prior to the completion of a bankable feasibility study.

Geology

        The Piñon Range is underlain by a thick sequence of Paleozoic carbonate and clastic sedimentary rocks, consisted of Devonian eastern assemblage carbonate rocks, Mississippian to Permian overlap assemblage clastic and carbonate rocks, and tertiary sedimentary and volcanic rocks.

        Webb Formation is the basal unit of the overlap assemblage and unconformably overlies Devils Gate Limestone. Calcareous mudstones, siltstones, and sandstones in the lower part of the Webb are the dominant host for gold deposits in the southern Carlin Trend. The Webb Formation and overlying Chainman Shale and Diamond Peak Formation represent a coarsening-upward, mostly clastic sequence that records the filling of the foreland basin beginning with fine-grained mudstone, limestone, shale and siltstone and followed by coarse-grained sandstone and conglomerate.

        The Paleozoic rocks are intruded by Tertiary dikes and overlain by Tertiary sedimentary and volcanic rocks including the Elko Formation, Indian Well Formation, and an unnamed basalt unit.

        Rocks at the Evans Mine Property are a sequence of reactive Antler Sequence limestones and clastic rocks which were deposited unconformably on the upper plate of the Roberts Mountains allochthon. The Evans Mine section is stratigraphically lower than the Webb Formation, but a potential reactive host is in the Oxyoke Canyon Sandstone of the underlying Devonian Nevada Group. At the Evans Mine, a small barite prospect, mineralization occurs as strataformal replacement bodies in Devonian limestone and dolomite along a north-northeast trending fault. Anomalous gold and arsenic in jasperized limestone have been reported from local trenches and pits.

        The target at Dixie Flats is a Rain-style gold deposit hosted in Mississippian Webb Formation at its contact with the underlying Devonian Devils Gate Limestone. The Rain and Emigrant Springs deposits are typified by baritic jasperoid breccias in the Webb Formation along high-angle faults. Dixie Flats targets are blind and complicated by basin-and-range normal faulting. Paleozoic bedrock is at a prospective depth in the western portions of the project area as indicated by geophysics and previous drilling.

        CSAMT profiles clearly define the northeast-trending boundary of the deep Dixie Flats basin to the east. BHP completed gravity, CSAMT, ground magnetics, soil gas, and sagebrush biogeochemistry surveys over all the property. The CSAMT profiles reveal northeast-striking horst and graben structures in the shallower parts of the Dixie Flats basin. Numerous soil gas and sagebrush geochemical anomalies coincide with CSAMT linears.

        Cordex and BHP drilled 17 widely spaced reverse-circulation holes ranging from 440 to 960 feet in depth on the property in 1996-1997. Seven holes penetrated the Webb Formation target horizon. Significant gold grades were encountered in three holes, with the best intercept of 30 feet of 0.012 ounces per ton in Cordex hole DX-5 in Section 7. Bedrock is at a depth of 155 to 720+ feet in the drill holes, and Webb Formation is at a depth of 500+ feet. CSAMT, drilling, and sagebrush geochemistry indicate shallow targets in Sections 5 of the current land position.

        In the year 2000, High Desert Mineral Resources of Nevada, Inc. ("High Desert") completed approximately 22 square miles of geologic mapping on BLM, Tomera Stonehouse Ranch, and Bank of Chicago land to the west, east, and south of the Dixie Flats Project. Geologic mapping concentrated on delineating volcanic stratigraphy in the Indian Well Formation and structure in the southern part of the Dixie Flats claim block. The Indian Well Formation was broken into four main units and further subdivided during mapping. Thirty-nine samples of altered Indian Well Formation tuff and chalcedony-calcite veins were collected and analyzed for gold. The altered tuffs and veins appear to be barren of gold suggesting that the Indian Well Formation may be younger than any gold mineralizing events in the mapped area.

        The work to date has defined numerous drill targets on the ground based upon anomalies from multiple techniques. The regional mapping has assisted in suggesting the potential location of the Rain structure as it may cross onto the property.

        Previous drilling has demonstrated that there will be high water flow requiring extra compressors for reverse circulation drilling or extra lost-circulation controls for a diamond-drilling program. A two-phased work program is recommended to drill test the project. The recommended Phase I program is estimated to cost $275,000. A second phase of drilling would be conducted contingent upon favorable results of the first phase. The location of these Phase II holes would be identified as Phase I was being completed. Phase II as proposed, is estimated to cost $375,000.

        Elevations range from 5400 to 6300 feet. To access the property from Elko, Nevada, one can follow the Bullion Road, an improved dirt road, southwest for approximately 20 miles along the road. No utilities were observed on or near the property. All essential services such as fuel, food and lodging are available in Elko.

        The temperatures are cool to cold during the winter and are warm during the summer with cool nights. The vegetation varies depending on elevation and moisture. Sagebrush and sparse grasses thrive on the valley floors while mountain mahogany, juniper and pinion trees grow on the lower slopes of the ranges. Exploration and mining could be conducted year-round, due to the established road and its proximity to Elko. The property has sufficient area within the claim boundaries for future exploration or mining operations including potential tailings storage areas, potential waste disposal areas, heap leach pads areas and potential processing plant sites. Surface rights must be acquired but it is not expected to be a problem given there has not been a problem in obtaining the access in the past.

        The Dixie Flats project area was previously explored by Cordex Exploration ("Cordex") and BHP. Cordex leased the Pescio claims in November 1995 and the intervening Cord Foundation ground in March 1996. They completed six line-miles of CSAMT and drilled ten reverse circulation holes in 1996. The holes were drilled in Sections 5, 7, 8 and 18 and range in depth from 645 to 960 feet for a total of 8360 feet. The Webb Formation was oxidized and silicified in three of the holes, and gold mineralization was encountered in two holes (DX-5 and DX-6 in Section 7, T31N, R54E). The best gold intercept was 0.012 opt from 730 to 760 feet in DX-5. Gold mineralization is associated with brecciated, silicified, and oxidized alteration in the Webb Formation. The mineralization contains variable amounts of barite and pyrite. Cordex subsequently dropped the property late in 1996.

        BHP staked Section 30, T31N, R54E and Section 36, T31N, R53E south of the Cordex Holdings in 1996. They acquired the Pescio and Cord Foundation ground in 1997 and staked Sections 28 and 32, T32N, R54E to complete the maximum land package but these BHP staked claims have been relinquished and are no longer part of the land holdings.

        BHP completed gravity, CSAMT, ground magnetics, soil gas and sagebrush biogeochemical surveys over all the current land position in 1996-1997. The sagebrush survey revealed gold and trace element anomalies that correspond to north-, northeast-, and east-west-trending CSAMT linears.

        BHP drilled seven reverse-circulation holes in 1996 and 1997 in Sections 7, 30 and 32. The holes ranged from 440 to 950 feet in depth for a total of 5075 feet. Bedrock is at a depth of 155 to 720+ feet in the drill holes, and Webb Formation is at a depth of 500+ feet. CSAMT, drilling, and sagebrush geochemistry indicate shallow targets in Sections 5 of the current land position.

        High Desert completed approximately 22 square miles of geologic mapping in the year 2000 on BLM, Tomera Stonehouse Ranch, and Bank of Chicago land to the west, east and south of the Dixie Flats project. This is in addition to mapping that was completed in 1999 on Newmont and Maggie Creek Ranch land to the north and west of the Dixie Flats claim block. Geologic mapping in 2000 concentrated on delineating volcanic stratigraphy in the Indian Well Formation and structure in the southern part of the Dixie Flats Claim block. Indian Well Formation tuffs that could be traced for tens of miles along the eastern flank of the Piñon Range were also evaluated for their potential as a host for gold deposits.

        Thirty-nine samples of altered tuff, siltstone and limestone were collected and analyzed for gold. All samples were barren of gold. No physical work has been completed on the Dixie Flats claim blocks since 2000 due to budgetary constraints.

        The early project sampling was conducted using industry standard professional sampling techniques. There are extensive reports and data detailing the sampling methods and analyses procedures used by the previous lessee companies and is available for review and verification within the project files housed in Elko, Nevada. The sample preparations and analyses were conducted by large professional mining companies, who used professional assaying laboratories for their samples taken in the Dixie Flats Project area.

        No mineral resource utilizing acceptable Canadian Institute of Mining and Metallurgy standards has been calculated for Dixie Flats Project. Similarly, no metallurgical testing has been carried out on drill cuttings from the Dixie Flats Property or other types of sampling medium.

Dome Property

        The Dome Property comprises four non-contiguous claim blocks totalling 19 unpatented lode mining claims. The claims total approximately 380 acres and are located in the Sheep Creek Range, 20 miles north-northeast of Battle Mountain. The claims cover parts of Section 2 in Township 34 North, Range 46 East, and Sections 26 and 36 in Township 35 North, Range 46 East.

        The claims which comprise the Dome Property were originally staked by Richard R. Redfern ("Redfern") and the Pescios. The Dome Property and the Wild Horse Property were leased by Redfern and the Pescios to Senator Minerals Inc. ("Senator") under the mining lease dated effective January 4, 2004.

        The primary term of the mining lease is 20 years, terminable at any time by Senator upon delivery of notice. Senator may extend the term of the mining lease beyond the primary term by paying a lease payment of $60,000 per year on or before the anniversary date of the mining lease following expiration of the primary term. Under the mining lease, Senator paid the sum of $17,150 to the Pescios together with 20,000 shares of Senator's common stock. Under the mining lease, Senator paid the sum of $8,925 to Redfern together with 20,000 shares of Senator's common stock. Senator is obligated to pay lease payments on or before January 3 of each year during the term of the mining lease, in the amount of $35,000 on January 3, 2005, escalating to the sum of $60,000 on January 3, 2014, and each subsequent anniversary date during the primary term. Senator is obligated to pay a mineral production royalty equal to 3% NSR from the production of minerals from the Dome Property and the Wild Horse Property, subject to Senator's option to purchase one-third of the royalty (representing 1% of the NSR) by payment of the sum of $750,000 within five (5) years following the effective date of the mining lease or by payment of the sum of $2,000,000 at any time after five (5) years after the effective date of the mining lease. Senator also has the option to purchase an additional one-third of the royalty (representing 1% NSR) at any time by payment of the sum of $3,000,000.

        As part of the Arrangement, Allied Nevada will acquire the Pescios' interest in the Dome Property from the Pescios. The Pescios are the holders of a royalty on the claims, and are the beneficial or record owners of certain of the claims.

Geology

        The Dome Property is situated along the NNR, a Miocene age structural zone that hosts several current and past producing mines, and one major development project.

        The Dome Property is in flat, grass and sagebrush-covered desert, with elevations ranging between 5,180 feet in the northwestern corner of the property and 5,360 feet along the southern property border. The climate is favorable for year-round mining, with all supplies and services needed for a successful exploration program available in the area.

        Within the Great Basin province, exposed rock units range from late Pre-Cambrian meta-sediments to Pleistocene cinder cones.

        The majority of rock in the property area consists of Tertiary volcanic flows, domes, pyroclastic materials, and related reworked sediments that unconformably overlie a basement composed of Ordovician Valmy Formation sediments. To the southwest of the property, rocks of the Ordovician-age Valmy Formation are overlain by Silurian-age Elder Sandstone and Devonian-age Slaven Chert.

        Rhyolite float observed on the property is medium- to course-grained and very strongly silicified. Some float is porphyritic with sub-rounded quartz grains ranging from 2 mm to 10 mm. Minor fracturing is quartz-filled. Chalcedonic quartz float, possibly sinter, is locally vuggy, with botryoidal quartz growths showing weak to moderate hematite surface staining. Occasional float appears brecciated with irregular masses of cream-colored argillic alteration. Amygdaloidal basalt appears fresh, sharp-edged and generally unaltered.

        Access from Battle Mountain is by paved Highway 35 for 6 miles, 8 miles on Izzenhood Road (paved secondary and gravel), then 13 miles on unimproved "two track" dirt trails to the Dome Property.

        Since the late 1990s, much of the exploration focus in Nevada has been on so-called Midas-Style, deep, often bonanza grade, vein-hosted epithermal gold-silver mineralization.

        In the early to mid 1990s, Western States Minerals staked an area covering the Dome Property. Exploration carried out was likely minimal as there is no evidence of trenching or drilling on the property. In 2002, geochemical rock sampling by Redfern consisted of 2 samples that are both anomalous in mercury. Sample 153355 returned slightly elevated lead, gallium and sulfur values of 27.5 ppm, 20.55 ppm and 0.56% respectively. Sample 153356 returned an elevated barium value of 1,121 ppm.

        The Dome Property is at the grass-roots stage of the exploration process. Exploration has been limited to surface prospecting and limited geochemical sampling of altered bedrock. Previous work done indicates scattered argillic alteration, brecciation, silicification, anomalous mercury values, and weak gold values, possibly indicating the presence of a mineralizing system. The observed surface indications are similar to subtle features found above high-grade vein systems in the Ivanhoe and Midas districts and additional exploration is warranted.

        The Dome Property does not show any evidence of previous drilling.

        Recorded sampling of the Dome Property is limited to a few reconnaissance scale rock chip geochemical samples, which are marked by a metal tag bearing the sample number affixed to the sample site. Rock chip samples collected by Redfern were submitted to the Elko office of ALS Chemex for analysis by Standard Fire Assay with an atomic absorption spectrophotometry finish. No program has been initiated to systematically sample the Dome Property.

        The rock samples taken by Edward Harrington, a geologist, during the Property investigation in 2003 were sent to International Plasma Laboratory Ltd ("IPL"), Vancouver, BC and the samples were maintained in locked storage until delivered to IPL for analysis.

        The principal target on the Dome Property is a low-sulfidation epithermal gold-silver deposit, typically found primarily as quartz-adularia-calcite veins in volcanic rock. Veins are the typical "bonanza" type, carrying significant gold and silver. Gold grades in the percent range have been recorded for select samples from this class of deposit, which includes the Midas and Sleeper deposits.

        Permits and reclamation bonds will be required for all exploration or mining activities that disturb the surface.

        Other than a review of the assay certificates, land status checks, and the Dome Property examination, the information available for this property has not been verified.

Wild Horse Property

        The Wild Horse Property is located 60 miles north-northwest of Elko, on the western edge of the Tuscarora Mountains. The property comprises a contiguous block of 22 unpatented lode mining claims. The claims total approximately 440 acres and are located in the Cornucopia Mining District, Elko County, Nevada, USA. The claims clover parts of Sections 16, 20 and 21 in unsurveyed Township 42 North, Range 50 East.

        The Dome Property and Wild Horse Property claims were originally staked by Redfern and the Pescios and are now controlled by Senator. Redfern holds a 51% interest and the Pescios a 49% interest in the royalties in the Wild Horse Property.

        Senator controls the claims through a mining lease option relating to the Dome and Wild Horse properties for a description of the principle terms of the mining lease. See "— Dome Property".

        As part of the Arrangement, Allied Nevada will acquire the Pescios' interest in the Wild Horse Property from the Pescios. The Pescios are the holders of a royalty on the claims, and are the beneficial or record owners of certain of the claims.

        Permits and reclamation bonds are required for all exploration or mining activities that disturb the surface.

Geology

        Access to the property is by paved Highways 225 and 226 for 68 miles, 6 miles on SSR-11 graded dirt road, 12 miles along the IL Ranch graded dirt road then five miles on unimproved "two track" dirt trails to the property.

        The property is in moderately rugged grass- and sagebrush-covered desert. Elevations in the area range between 5,700 feet in the southwestern corner of the claim block and 6,449 feet on a hilltop in the claim block center. The topography does not impose any significant challenges for the construction of mining or milling facilities. Mining and exploration in the region takes place year-round with only occasional weather-related difficulties. Winters are cool to cold, with moderate snowfalls. Summer days are warm to hot, with cool nights. The area is fairly dry, with infrequent rains during the summer. Elko is the major local center providing almost any mining-related supplies or services. Mining can be conducted year-round in the area.

        The general stratigraphic framework of the property consists of Eocene- and Oligocene-age pyroclastic volcanic rocks, overlain by Oligocene- to younger Miocene-age hot-spring sinter. Locally, volcanic rocks may be interbedded with sedimentary rocks of tuffaceous nature. Eocene-age rocks occur east of hill 6449 and are separated from Oligocene-age rocks to the west by a north-south trending fault.

        The Wild Horse mineralizing system is likely bounded by the major north-south fault, interpreted to cut the eastern portion of the property, and the major Owyhee-Red Cow Creek fault corridor to the west indicated by the South Fork of the Owyhee River. The property is also reportedly cut by north-, north-northwest- and east-trending faults. The northeast-southwest orientation of the sinter cap on hill 6449 suggests a northeasterly trending fault system. At the two mines, five miles to the east of the property, mineralization is generally associated with faults that trend north-south, east-west and northeast-southwest. Northwest-trending faults tend to offset or truncate mineralized structures. Miocene-age rocks are not mineralized or altered.

        From 1984 through 1989, at least four mineral exploration companies (Superior Oil Company (Minerals Division), Placid Oil Company, Freeport, and Barrick Gold Exploration Inc.) carried out work programs on and around the current property, which included 179 soil samples, 360 rock samples, 7,360 feet of reverse circulation drilling, and 5 miles of IP geophysical surveys.

        In 2003, property owner Redfern conducted rock sampling. Samples were taken from banded chalcedony and quartz veining on the southwestern slope of hill 6449. Banding is interpreted to show multiple hydrothermal pulses of silica deposited in the fracture system.

        With respect to mineralization, brecciated fine- to medium-grained rhyolitic tuff contains angular fragments (<3 cm) of banded chalcedonic quartz. Calcedony fragments exhibit hematite staining on fracture surfaces and local vugs. Tuff fragments show low to moderate amounts of clay alteration with little or no hematization. In the area of hill 6449, tuffs have been moderately to well silicified. Hematization is generally weak to moderate but can be very strong locally. Pyrite is reportedly the only identified sulfide mineral on the property, and occurs in trace to minor amounts disseminated within the banded chalcedony veins, breccias and rarely in silicified tuffs. No disseminated or vein-hosted sulfide mineralization was observed during the 2003 property examination.

        The property is at an early stage in the exploration process. During a property examination in 2003, five rock samples were taken. Rock chip samples were taken as continuously as possible across the geological occurrence being sampled, while select samples consist of rock fragments chosen to best represent the geological occurrence being sampled.

        A magnetometer survey was carried out on the property in 1987, but survey results were not available. The Wild Horse Property has had at least 7,360 feet of reverse-circulation drilling.

        Recorded rock sampling of the property is limited to reconnaissance-scale rock chip geochemical samples.

        The Wild Horse Property is of sufficient merit to justify the following two-phase exploration program. Phase 1 work should comprise grid location, geological mapping, and geophysical surveys estimated to cost approximately $104,000. Phase 2 is contingent on identifying suitable targets through Phase 1 work and should diamond drilling of suitable targets. As drill holes are expected to reach vertical depths of up to 1,800 feet, it is estimated that a minimum of four holes, with a combined length of 7,200 feet, may be necessary. Phase 2 is estimated to cost approximately $575,000.

Eden Property

        The Eden Property is located 14 miles southwest of the town of Winnemucca, on the northwestern side of the East Range in the Western Nevada Rift, a set of structural features defined by aeromagnetics lineaments. The Eden Property consists of a total of 68 unpatented lode mining claims (RC claim group), of which 64 claims are located in Sections 4 and 8 in T34N, R36E in Pershing County and 4 claims in Section 26 T35N, R36E in Humboldt County. The property can be accessed by a frontage road along Interstate 80.

        The Eden Property was sold by the owners, the Pescios, to Mill City in accordance with a purchase agreement. Mill City optioned it to Minterra along with eight other properties in letter agreements dated September 6, 2004 in which approximately 12,200 acres of U.S. Federal land in north-central Nevada were optioned including the Elder Creek, NAD, North Carlin, North Mill Creek, Switch and Six Mile, Toy and Tusk properties. Minterra has the right to earn a 60% interest in the nine properties by incurring an aggregate of $5,000,000 of exploration and development expenditures on the properties over five years, completing a minimum of 100,000 feet of drilling, and making certain cash reimbursements and issuing shares of common stock to Mill City. Minterra may elect to earn a further 10% interest in any property by completing a bankable feasibility study on the property. The Pescios will continue to receive advance royalty cash payments credited against a 3% NSR, of which 1% can be purchased prior to the start of production for $1,000,000. In 2005, the Pescios agreed that their right to receive cash payments will cease if the Minterra option agreement is terminated and will remain suspended until the property is re-optioned.

        As part of the Arrangement, Allied Nevada will acquire the Pescios' interest in the Eden Property from the Pescios. The Pescios are the holders of a royalty on the claims, and hold contractual rights that may in certain circumstances require the record owner to transfer ownership of the claims to the Pescios.

        Prior to commencement of any surface disturbance, permits must be obtained from the BLM and a reclamation bond must be posted.

Geology

        Elevations on the property range from around 4,300 feet to over 5,600 feet. The topography generally consists of low to high rolling hills with locally steep topography. The property is generally covered by sagebrush and grass with a few juniper and pinyon pines. The temperatures are cool to cold during the winter, with occasional moderate snowfalls, and are warm during the summer with cool nights. The climate is favourable for year-round mining, and exploration may be done from May through November.

        Power for a mine/mill complex can be brought in from the various locations in the region. Water is generally not available on the surface, but can be obtained from BLM wells and other sources at various locations near the property. The claims carry with them the surface rights for mining and no local residents are present. Although the property is generally hilly, sufficient flat areas are present on or near the property area for potential processing plant sites, tailings storage areas, waste disposal areas and leach pads.

        The Eden Property is underlain by Triassic marine sediments of the Grass Valley Formation of the Auld Lang Syne Group. These sediments have been intensely folded, faulted and intruded by latite and andesite sills and dikes. Strong argillic alteration and silicified zones occur along major faults throughout the property extending up to 3,000 feet from the range front. This zone of silicified and strongly argillized rock contains strongly anomalous (>0.1 ppm) gold values.

        Nearly the entire Eden Property consists of the late Triassic Grass Valley Formation, a unit of shaley to massive siltstone and argillite with thin interbeds of sandstone and limestone. The formation is about 2,000 feet thick in the project area. Marker beds are not present and thrust faulting has confused the stratigraphic relationships. The Lower Grass Valley Formation consists of light grey to reddish brown siltstone beds 10 to 50 feet thick that have been metamorphosed to phyllitic, shaley siltstone and argillite. Light brown, fine- to coarse-grained feldspathic sandstone interbeds occur throughout the Lower Grass Valley section. Several beds are nearly coarse enough to be considered quartz pebble conglomerate. Other beds display cross-bedding and flute marks on their base. All sandstone beds have been metamorphosed to quartzite or silicified to some extent and most are cut by one to three centimeter-thick white quartz veins. The Upper Grass Valley Formation contains calcareous siltstone and about 30 percent limestone interbeds. Limestone beds are light gray, finely granular, average about 30 feet thick and are weakly to moderately recrystallized.

        The Late Triassic Grass valley Formation was strongly folded, thrust faulted and weakly metamorphosed during the Nevadan Orogeny in Cretaceous time. The Triassic sequence generally dips 55° to the northwest and the strata are separated into 3 northeast-trending blocks by northwest-dipping thrust faults representing two repetitions in the Triassic section. Several synclines and anticlines parallel this trend and beds are overturned locally. Several N45°W trending normal faults offset other structures and break the property into four or five fault blocks east of the range front. The N15°E trending range front fault scarp is the largest high-angle structure on the property, and is traceable for over 3 miles along strike. Exploration drilling indicates that the west side of the scarp has been down dropped over 400 feet.

        Geologic mapping, geochemical sampling, and drilling have been completed on the Eden property. Homestake Mining Co., Freeport, and Amax Exploration ("Amax") have all drilled on the property, and Decker Exploration apparently did no drilling. A total of 63 drill holes have been completed to date. None of the 63 holes drilled on the property have yet indicated a major economic gold deposit on the Eden Property, although significant intervals of low-grade gold were intersected in the drilling. The primary, range front-pediment target was tested and only barren gravels were encountered to depths of 450 feet, possibly indicating considerable displacement along the range front scarp. However, a target still exists beneath the gravel. None of the 20 holes drilled by Amax encountered any significant intercepts of potentially economic mineralization. The 18 Amax holes drilled along the range front and pediment indicate any gold target in this area would-be covered by 300 feet to 450 feet of alluvium. This drilling eliminated the range front area as a bulk-mineable, low-grade Amax target.

        Previous operators targeted the property for a bulk-mineable low-grade gold deposit. This does not preclude the possibility of the discovery of a Sleeper-type deposit on the Eden Property. Based on available information from the previous operators the following are the reasons for concluding exploration potential remains:

  •
  as best that can be determined, all previous holes drilled at the Eden Property are relatively shallow. At the time of the drilling programs, depths of greater than 400 feet in the alluvium were thought to be excessive.

  •
  the zone of banded quartz/calcite veins most prominent along the range front fault scarp remains the primary and most viable target at the Eden Property. The pediment probably covers similar veins that could be explored below depths of 400 feet.

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  the Eden Property is located on northeast-trending range front faults which cut across the Western Nevada Rift.

  •
  the country rock at the Eden Property is Triassic Auld Lang Syne Group.

        It is recommended that the primary focus of an exploration program at the property should be the structures occupied by banded quartz/calcite/manganese veins that are prominent along the range front. Additional claims should be staked in the NW corner of Section 4 along the range front to cover pediment on the north end of the property, and private property along the range front trend should be acquired. Exploration along the pediment/range front scarp could begin immediately in the southwestern claims. Another look at structural zones and breccias east of the pediment/range front scarp in the Triassic country rock, or in preserved volcanics, could generate viable targets.

Elder Creek Property

        The Elder Creek Property consists of 23 unpatented lode mining claims located about 11 kilometers southeast of the North Mill Creek property primarily in Section 13, T28N, R45E, and Sections 18 and 19, T28N, R46E, approximately 10-11 kilometers northwest of the Gold Acres mine and Pipeline deposit. The town of Battle Mountain lies 40 kilometers to the north-northwest of the property.

        The Elder Creek Property is subject to the Purchase Agreement — North Mill Creek/Elder Creek/NAD Property dated effective June 1, 2003, between the Pescios and Mill City Gold Corp. ("Mill City"), which provides for payments described below for the acquisition of the Elder Creek, North Mill Creek and NAD properties. Under the purchase agreement, Mill City agreed to pay to the Pescios the sum of $16,667 and agreed to issue 125,000 shares of the common stock of Mill City in consideration of the Pescios' agreement to sell the Elder Creek, North Mill Creek and the NAD properties. Mill City is obligated to pay certain payments to the Pescios, beginning with $30,000 on June 1, 2004, escalating to $200,000 on June 1, 2009, and each subsequent anniversary of the effective date of the purchase agreement. On commencement of commercial production, the minimum annual payments apply to the mineral production royalty payable to the Pescios. The purchase agreement obligates Mill City to pay to the Pescios an AMR equal to 4% NSR from the production of minerals from the Elder Creek, North Mill Creek and the NAD properties, subject to the option and right of Mill City to purchase a portion of the royalty representing 1% NSR for the sum of $1,000,000. If Mill City does not exercise the option to purchase the royalty before commencement of commercial production, Mill City's option expires and terminates. By amendment dated May 15, 2004, the foregoing minimum payments to the Pescios were reduced by one-half and Mill City was relieved of its obligation to complete 5,000 feet of exploratory drilling on or before June 1, 2006.

        The purchase agreement for the Elder Creek, North Mill Creek and the NAD properties is subject to the letter dated August 2, 2004 amending the purchase agreement. This amendment confirmed the reduction of the minimum payments by one-half and the release of Mill City from its initial exploratory drilling work commitment. This amendment also reduced the NSR payable to the Pescios under the purchase agreement from 4% to 3%.

        By amending agreement in 2005, among Mill City, Minterra, Britannia Gold Corp. and the Pescios, Mill City and the Pescios acknowledged and confirmed that if the option granted by Mill City to Minterra to acquire up to a 70% interest in the Elder Creek, North Mill Creek and the NAD properties terminated, the provisions of the amendment dated August 2, 2004, would apply to the purchase agreement and Mill City would be relieved of the obligation to make any minimum payments to the Pescios until such time as Mill City re-optioned the property to a third party.

        As part of the Arrangement, Allied Nevada will acquire the Pescios' interest in the Elder Creek Property from the Pescios. The Pescios are the holders of a royalty on the claims, and hold contractual rights that may in certain circumstances require the record owner to transfer ownership of the claims to the Pescios.

Geology

        The geology of the Elder Creek Property consists of Ordovician Valmy Formation quartzites, chert, meta-siltstone, sandstone and greenstones. Like most of the region, this assemblage was thrust over Devonian carbonates during the Mississippian Antler Orogeny. The sedimentary rocks were intruded by dacite-andesite dikes and sills, dated at around 38 Ma. The Cortez Trend developed before these intrusions and was certainly in place at the initiation of Basin and Range structures (22 Ma).

        The dominant feature of the Elder Creek property area is the Elder Creek deposit, one of many gold deposits along the northwest-oriented Cortez Trend. Gold mineralization is closely associated with northwest and northeast high-angle and bedding plane faults in upper plate rocks. Almost all faults display pre- syn- and post-mineralization movements. A thrust fault exposed in the open pit strikes N40oW and dips to the southwest along bedding. This thrust fault separates a large block of overlying unoxidized Valmy meta-siltstones, cherts, and small quartzite beds in the hanging wall, from gold-bearing quartzite in the footwall. A highly mineralized breccia zone 10 to 25 feet wide is formed by the thrust fault. Five perpendicular northeast-striking fault breccia zones in the quartzites also appear to be feeders for the main gold deposit. The Carbon fault, named for the abundant carbon along the structure, is the most dominant structural feature in the Elder Creek deposit. It transects the pit, striking northeast and dips steeply to the northwest. A prominent N65°W to N70°W dike-filled structure may be an important feeder zone.

        In the mined area, mineralization consists of native gold associated with drusy, quartz veinlets and limonite. Hematite, goethite and jarosite are present within these veins, which appear to be a later weathering product after pyrite. The gold mineralization also occurs in clay-altered intrusive dikes and sills. Barite is also present in the mine area and consists of clear crystals found only in vugs of euhedral quartz.

        Gravity and airborne magnetic data in the vicinity of the Elder Creek Property show the proximal relationship to a hidden intrusion, likely genetically related to the Gold Acres Intrusion, perhaps connected at depth. The Elder Creek Property falls along structures which offset and facet the lower plate stratigraphic section. This setting is apparent in the gravity data. The property lies within the McCoy Cove-Cortez Lineament, a structural zone that parallels the north edge of the Caetano volcanic field. The zone is typified by structural complexity, lower plate windows, intrusions and gold deposits.

        The near-surface gold mineralization at Elder Creek is a guide to and possibly indicative of a high-grade gold deposit in lower plate carbonate rocks. The lower plate assemblage at the Pipeline/South Pipeline deposits host several million ounces of gold, including high-grade gold along the feeder structures. The Elder Creek Property has potential for high-grade gold along exposed structures where they intersect lower plate rocks at depth. Drilling on the property has yet to test this target.

        Access is from Beowawe on State Highway 306 approximately 40 kilometers south down Crescent Valley, then approximately 16 kilometers west along gravel roads and jeep trails. Elevations range from 5,000 feet to over 7,200 feet. The topography can be locally severe and generally consists of low to high rolling hills. The property is generally covered by sagebrush and grass with a juniper and pinyon pines. The temperatures are cool to cold during the winter, with occasional moderate snowfalls, and are warm during the summer with cool nights. The climate is favourable for year-round mining and exploration may be done from May through November, after which road access is limited by snow during the winter and mud in the spring. Conditions can vary from year to year.

        Water is generally not available on the surface, but can be obtained from BLM wells and various locations near the properties. The claims carry with them the surface rights for mining. There are sufficient flat areas present on or near the property areas for potential processing plant sites, tailings storage areas, waste disposal areas and leach pads.

        The Elder Creek gold mineralized zone was discovered by Mapco in 1984. NERCO bought Mapco in 1985 and drilled the anomalous areas. In 1988, Alta Gold entered into a joint venture with NERCO to put Elder Creek into production and the mine had a daily average production of combined gold-bearing rock and waste of 12,000 tonnes.

        Drilling of a series of deep holes on the Elder Creek Property is recommended. Extensive soil and rock sampling, various geophysical surveys and drilling have been completed on the property, but the primary target — structures intersecting the lower plate rocks — has not been tested at all on the property. The Elder Creek Property exhibits major structures and Carlin-style geochemistry.

        Surface and drill hole sampling were conducted prior to the involvement of Minterra and it is assumed that the sampling methods employed were industry standards based on the professionalism exhibit by NERCO and Mapco. It is further assumed that the surface and drill samples of previous programs were prepared and secured to industry standards in light of the use of industry accepted assay laboratories.

        Prior to commencement of any surface disturbance, permits must be obtained from the appropriate office of the BLM which permits exploration activities such as trenching, drilling or construction of new roads.

        Minterra has not conducted any metallurgical or related tests on any material from the Elder Creek Property and there are no data available from previous operators pertaining to mineral processing or metallurgical testing.

NAD Property

        The NAD Property consists of ten NAD unpatented lode mining claims located in Sections 15 and 16, T27N, R46E, Lander County, Nevada. The property is 48 kilometers southeast of the town of Battle Mountain. The claims are within eight kilometers of the Gold Acres mine and Pipeline deposits, located to the northeast of the property, and within 16 kilometers of the Cortez mine and the Cortez Hills deposit, southeast of the property. The NAD claims cover a series of major northeast trending structures.

        The NAD Property was sold by the owner, the Pescios, to Mill City, who optioned it to Minterra along with eight other properties. For a description of the principal terms of the purchase agreement relating to the NAD Property, see "— Elder Creek Property".

        As part of the Arrangement, Allied Nevada will acquire the Pescios' interest in the NAD Property from the Pescios. The Pescios are the holders of a royalty on the claims, and hold contractual rights that may in certain circumstances require the record owner to transfer ownership of the claims to the Pescios.

Geology

        The NAD claim area is underlain by Paleozoic upper-plate siliciclastic rocks composed of quartzite, siltstone, chert, and black shale, which crop out along a low-lying northeast-trending ridge. The Paleozoic sediments are overlain by Tertiary gravels on the north and northwest, Tertiary welded tuff on the southwest, and Quaternary alluvium on the south and east. Altered dikes were intersected in the drilling and are seen on the surface. A gold anomaly in soil and rock exists in the area of exposed upper plate rocks, with the highest values appearing to be closely associated with the northwest striking faults. The chert and shale on the west side of the ridge are mapped as the Devonian Slaven Chert, and the quartzite holding up the east part of the ridge is mapped as Ordovician Valmy Formation. The Valmy Formation and Slaven Chert are mapped in thrust contact along a west-northwest trending fault placing the Valmy over the Slaven.

        Given the similarity of the Valmy and Slaven, the formational assignments are speculative in the absence of fossil dates. Field relations and drill logs indicate that the chert-shale-siltstone package and the quartzite are gradational through a thick zone of mixed chert-siltstone containing quartzite lenses. The chert-shale-quartzite sequence may be a normal Valmy assemblage and a thrust relationship with the Slaven is not necessary. The existence of a west-northwest trending structure separating dominantly chert-shale from dominantly quartzite is supported by alteration and geochemistry, but the fault may be a high-angle normal structure rather than a thrust fault.

        There are no lower plate carbonate rocks exposed within or adjacent to the property, but lower plate rocks are projected to underlie the area. The southwest edge of the Gold Acres Window lies 5 kilometers to the northeast and the west edge of the Cortez Window lies 11 kilometers to the east of the property. Depth to the lower plate in the NAD area is entirely speculative and is constrained only by N. A. Degerstrom's shallow drilling which remained in the upper plate to depths of 400 feet.

        Degerstrom owned the original NAD property and they drilled twenty-six holes mostly along the northeast trending ridge in the area of a strong geochemical anomaly. Newmont Exploration drilled seven holes, mostly north of the mineralized ridge, to a maximum of 1,000 feet. Placer Dome U.S. (Cortez Joint Venture) drilled five holes scattered around the Degerstrom property. Royal Gold drilled eight holes during 1996 and 1997. Gold Fields Exploration drilled a 3,000-foot hole in 2000 without hitting any significant mineralization or intersecting the lower plate sequence. No drilling has been conducted by Mill City or Minterra. Great Basin Geophysics was contracted to conduct a gravity survey along the NAD property area.

        A soil survey performed by Degerstrom over the property on a 200 foot by 200 foot grid covering the original claim block of 113 claims indicates that the topographic ridge of Paleozoic rock hosts low-grade mineralization in the sediments along with areas of significant high-grade gold enrichment. A separate weaker anomaly lies along the south flank of the ridge at its eastern end.

        Gravity and airborne magnetic data in the vicinity of the NAD Property show the proximal relationship of the property to an intrusion. The NAD Property lies directly across the Gold Acres Intrusion from the Pipeline deposit, and lies along structures which offset and facet the lower plate stratigraphic section. This setting is apparent in the gravity data. The NAD Property lies within the McCoy Cove-Cortez Lineament, a structural zone that parallels the north edge of the Caetano volcanic field.

        Access is approximately 40 kilometers south along State Highway 306 from Beowawe, then south-southwest along a well-maintained gravel road another 8 kilometers to a jeep trail to the property. Elevations range from 5,000 feet to over 7,200 feet. The topography can be locally severe and generally consists of low to high rolling hills. The properties are generally covered by sagebrush and grass with a juniper and pinyon pines. The temperatures are cool to cold during the winter, with occasional moderate snowfalls, and are warm during the summer with cool nights. The climate is favourable for year-round mining and exploration may be done from May through November, after which road access is limited by snow during the winter and mud in the spring. Conditions can vary from year to year.

        Water is generally not available on the surface, but can be obtained from BLM wells and various locations near the properties. The claims carry with them the surface rights for mining. There are sufficient flat areas present on or near the property areas for potential processing plant sties, tailings storage areas, waste disposal areas and leach pads.

        The exposed upper plate rocks at the NAD property have been tested without reaching lower plate carbonates. The northeast structural zone has only received limited shallow drilling, also without testing lower plate rocks. Therefore, potential remains at the NAD property to find high-grade gold mineralization within lower plate carbonate rocks, especially along and west of the northeast structural zone.

        Drilling of a series of deep holes is recommended. Extensive soil and rock sampling, various geophysical surveys and drilling have been completed on the NAD Property, but the primary target — structures intersecting the lower plate rocks — has not been tested.

        Surface and drill hole sampling were conducted prior to the involvement of Minterra and it is assumed that the sampling methods employed were industry standards based on the professionalism exhibited by Newmont Exploration, Placer Dome U.S., Royal Gold and Gold Fields Exploration. It is further assumed that the surface and drill samples of previous programs were prepared and secured to industry standards in light of the use of industry accepted assay laboratories.

        Prior to commencement of any surface disturbance, permits must be obtained from the appropriate office of the BLM which permits exploration activities such as trenching, drilling or construction of new roads. A reclamation bond must be posted prior to any surface disturbance on the property; however, no EIS is needed to conduct such work in the area in which the property is located.

        Minterra has not conducted any metallurgical or related tests on any material from the NAD Property and there are no data available from previous operators pertaining to mineral processing or metallurgical testing.

North Carlin Property

        The North Carlin Property lies in the southern portion of the main Carlin Trend, currently the largest and most productive group of gold deposits in North America. The property consists of 36 unpatented lode mining claims located in Section 2, T33N, R52E within the Carlin Trend, just 4 miles north of the town of Carlin in Elko County, Nevada. The claim area is entirely covered with Tertiary sediments of the Carlin Formation east of the Carlin Window, and the claims were located to cover the southeast projection of the Carlin Window.

        The North Carlin Property was sold by the owner, the Pescios to Mill City who optioned it to Minterra along with nine other properties, comprising approximately 12,200 acres of Federal land, in a letter agreement dated September 6, 2004. Minterra has the right to earn a 60% interest in the nine properties by incurring an aggregate of $5,000,000 of exploration and development expenditures on the properties over five years, completing a minimum of 100,000 feet of drilling, and making certain cash reimbursements and issuing shares of common stock to Mill City. Minterra may elect to earn a further 10% interest in any property by completing a bankable feasibility study on the property. The Pescios will continue to receive advance royalty cash payments credited against a 3% NSR, of which 1% can be purchased prior to the start of production for $1,000,000. In 2005, the Pescios agreed that their right to receive cash payments will cease if the Minterra option agreement is terminated and will remain suspended until the property is re-optioned.

        The nine properties under option to Minterra are held by Mill City as per letter agreements signed in 2003 (revised in 2004) with the claim locator, the Pescios. Under the agreement for the North Carlin property, Mill City has paid $16,667 and issued 125,000 common shares of Mill City to the Pescios in exchange for a 100% interest in the property. An amount of $1,667 was paid at the time of signing of the letter agreement and $5,000 and issuance of the common shares within 5 business days of the parties signing the agreement. An amount of $5,000 was paid within 45 days of the parties signing the agreement and $5,000 within 90 days of the parties signing the agreement. The Pescios were granted a NSR of 3%, and escalating property payments are to be made to the Pescios beginning within 60 days of the date a third party enters into an option agreement with Mill City. Minterra agrees to reimburse Mill City for all filing fees and/or holding costs for the property paid by August 30, 2004 for the 2004-2005 assessment year, and Minterra commits to pay all 2005-2006 BLM, County fees and holding costs for the property.

        Mill City and the Pescios have a two mile AOI for the North Carlin property that requires either party to notify the other if either party stakes claims or otherwise acquires any property around the original claim block. This newly acquired property may become part of the property agreement. Minterra and Mill City have subsequently agreed that any further claims that may be staked or acquired to expand the area of any of the projects shall be considered part of such project and shall be subject to the Minterra/Mill City agreement.

        As part of the Arrangement, Allied Nevada will acquire the Pescios' interest in the North Carlin Property from the Pescios. The Pescios are the holders of a royalty on the claims, and hold contractual rights that may in certain circumstances require the record owner to transfer ownership of the claims to the Pescios.

Geology

        The project area is covered by post mineralization, Tertiary Carlin Formation and minor volcanic rocks which conceal any alteration or mineralization. The North Carlin Property has never been explored due to the cover rocks and what has been perceived as an excessive depth to favorable host rocks. As part of its EIS to expand nearby mines, water monitoring holes were drilled by Newmont Exploration from 1992 to 1996. One line of water monitoring holes drilled south of the North Carlin Property show the depth through Tertiary cover to lower plate carbonate rocks varies from 1,000 feet to 1,665 feet. It is a reasonable assumption that depths to favorable host rocks on the North Carlin Property will be comparable.

        Altered Webb Formation outcrops approximately 3 miles northeast and south of the North Carlin Property.

        Major northwest-trending structures, as evidenced by the abrupt north-northwest deflection of the Humboldt River, are seen south of the North Carlin Property and are indicative of the likely structural fabric on the property. Regional gravity and airborne magnetic data for the area indicate that the North Carlin Property is favorably located midway between two large intrusive complexes. Landsat imagery indicates that a strong northeast-trending lineament and a north-south structure intersect in the claim block, likely indicative of a favorable structural setting in lower plate rocks beneath the gravel cover.

        The North Carlin Property lies in the southern portion of the main Carlin Trend, currently the largest and most productive group of gold deposits in North America. More than 40 separate deposits have been defined since disseminated gold mineralization in carbonate rocks was first discovered in November, 1961 by Newmont Exploration geologists in the Trench B discovery.

        The North Carlin Property is located in terrain typical of north-central Nevada Basin and Range high desert physiography. Elevations on the property are around 5,000 feet to over 5,200 feet. The topography generally consists of low rolling hills and the property is covered by sagebrush and grass. The climate is favorable for year-round mining and exploration may be done from May through November, after which road access is limited by snow during the winter and mud in the spring. Conditions can be highly variable from year to year (Abbott, 2003).

        A highly trained mining-industrial workforce is available throughout north-central Nevada. Power for a mine/mill complex can be brought in from the various locations in the region. Water is generally not available on the surface, but can be obtained from BLM wells and other sources at various locations near the property. The claims carry with them the surface rights for mining, and sufficient flat areas are present on or near the property area for potential processing plant sites, tailings storage areas, waste disposal areas and leach pads.

        There is no information concerning any prior exploration work available for the North Carlin Property. Minterra, Mill City or Mr. Pescio have not drilled any holes nor defined any gold resources on the property. As there are no historic or current gold resources for the North Carlin Property, there is no evidence of any mineral production from the property.

        No gold mineralization has been detected on the surface of the North Carlin Property. The property is covered in large part by recent gravels and the bedrock portions of the property have not been sampled.

        No assays are available from Newmont Exploration water wells drilled near the North Carlin Property. No drilling was conducted on the North Carlin Property itself and no sample information is available for the property.

        Prior to commencement of any surface disturbance, Minterra must obtain permits from the BLM office in Elko, Nevada which permit activities such as trenching, drilling, or construction of new roads. Minterra must also post a reclamation bond prior to performing any surface disturbance on the property; however, no EIS is needed to conduct such work in the district in which the property is located.

        Data are primarily from published sources. It is therefore concluded that all data pertaining to the North Carlin property area are accurate and reliable.

North Mill Creek Property

        The North Mill Creek Property is located in Section 24, T29N, R44E, Lander County, Nevada, approximately 29 kilometers south-southwest of the town of Battle Mountain. The six unpatented lode mining claims cover upper plate folded and faulted Valmy Formation siltstone, shale and quartzite.

        For a description of the principal terms of the purchase agreement relating to the North Mill Creek Property, see "Elder Creek Property".

        As part of the Arrangement, Allied Nevada will acquire the Pescios' interest in the North Mill Creek Property from the Pescios. The Pescios are the holders of a royalty on the claims, and hold contractual rights that may in certain circumstances require the record owner to transfer ownership of the claims to the Pescios.

Geology

        The North Mill Creek Property is located on the western edge of the Goat Ridge Window within an allochthonous stack of imbricate thrust slices of western siliceous facies sediments of the Ordovician Valmy Formation on the west flank of the Shoshone Range. The allochthonous Valmy sediments have been thrust eastward along the Roberts Mountains Thrust Fault, over autochthonous lower plate, eastern carbonate facies sediments. The lower plate assemblage is the preferential host rock for gold mineralization within the Cortez Trend. Favorable lower plate stratigraphy is exposed within the Goat Ridge Window which is located about 2,500 feet east of the North Mill Creek Property. The window of lower plate rocks is exposed because a series of major northwest-trending dextral dip-slip faults appear to have effectively upthrown the central structural block at a flexure point in the main structural zone. This phase of deformation is superimposed upon the lower plate rocks and has structurally interfingered both upper and lower plate assemblages. A series of at least four intrusive events has affected the area and previous drilling has intersected dikes and tremolite-epidote-quartz-calcite alteration.

        Soil and rock sampling results of the deformed Valmy siltstones, shales, quartzites and carbonates have indicated that a large area, 800 feet by 3,200 feet, has very anomalous concentrations of arsenic, antimony and mercury. This geochemical anomaly is also moderately anomalous in gold and is spatially associated with a series of northwest trending high-angle faults which are part of the Goat Ridge Window structural complex as well as a northwest-trending dip slope exposure of one of a series of stacked thrust faults.

        Access is south from Battle Mountain approximately 20 miles south on State Highway 305, then east along jeep trails for about 5 miles. Elevations range from 5,000 feet to over 7,200 feet. The topography can be locally severe and generally consists of low to high rolling hills. The property is generally covered by sagebrush and grass with juniper and pinyon pines. The climate is favourable for year-round mining and exploration may be done from May through November, after which road access is limited by snow during the winter and mud in the spring. Conditions can vary from year to year.

        Water is generally not available on the surface, but can be obtained from BLM wells and various locations near the properties. The claims carry with them the surface rights for mining. There are sufficient flat areas present on or near the property areas for potential processing plant sites, tailings storage areas, waste disposal areas and leach pads.

        Airborne magnetic data in the vicinity of the North Mill Creek Property show the property is situated directly on the Mt. Lewis Caldera's margin. The property lies within the McCoy-Cove-Cortez Lineament, a structural zone that parallels the north edge of the Caetano volcanic field. The zone is typified by structural complexity, lower plate windows, intrusions and gold deposits.

        Drilling to date on the North Mill Creek Property has failed to test lower plate rocks. Deep drilling has intersected bleached siltstone, possible hornfels, and abundant calcite veining at depth in upper plate rocks, which would be expected near decalcified ore zones in lower plate rocks. Work completed to date at North Mill Creek has demonstrated the potential for a structurally controlled high-grade gold deposit within the lower plate carbonate assemblage. Strong surface alteration and geochemistry indicate the intensity of the system; however, the target remains untested.

        Three adits were apparently the first exploration work in the North Mill Creek area. Additional early work consists of a series of five bulldozer cuts which expose a northwest trending, 20o to 40o southwesterly-dipping thrust cemented with quartz, calcite with limonite. NERCO located claims in 1998 and drilled three reverse circulation rotary ("RCR") holes. Cyprus Minerals, Inc. drilled three reverse circulation holes (435, 320 feet, and 485 feet) in 1995 to test these surface anomalies, and encountered strongly broken Valmy sediments with strongly anomalous arsenic, antimony and mercury values. Eastfield Resources drilled two RCR holes in 1996 and one in 1997. Barrick drilled a hole in September 1998 and did not intercept any anomalous gold. No drilling has been conducted by Mill City or Minterra.

        Drilling of a series of deep holes on the North Mill Creek Property is recommended. Extensive soil and rock sampling, various geophysical surveys and drilling have been completed on the property, but the primary target — structures intersecting the lower plate rocks — has not been tested at all on the property. The North

Mill Creek Property exhibits major structures and Carlin-style geochemistry along with anomalous gold in drilling at the North Mill Creek Property.

        Surface and drill hole sampling were conducted prior to the involvement of Minterra and it is assumed that the sampling methods employed were industry standards based on the professionalism exhibited by NERCO, Cyprus Minerals, Inc., Eastfield Resources and Barrick. It is further assumed that the surface and drill samples of previous programs were prepared and secured to industry standards in light of the use of industry accepted assay laboratories.

        Prior to commencement of any surface disturbance, permits must be obtained from the appropriate office of the BLM which permits exploration activities such as trenching, drilling or construction of new roads. A reclamation bond must be posted prior to any surface disturbance on the property; however, no EIS is needed to conduct such work in the area in which the property is located.

        Minterra has not conducted any metallurgical or related tests on any material from the North Mill Creek Property and there are no data available from previous operators pertaining to mineral processing or metallurgical testing.

Pony Creek Property

        The Pony Creek Property is located in the Larrabee mining district of Elko County, Nevada, in the southern half of the Carlin Trend, 28 miles southeast of the town of Carlin and 19 miles south of Newmont Gold Company's Rain Mine.

        Management of Vista has been advised by the Pescios that the Pony Creek Property consists of 584 unpatented lode mining claims (approximately 11,680 acres). The property is located across the crest of the southern part of the Pinyon Range at elevations ranging from 6,600 feet to about 8,000 feet. Access to the property from the west is by traveling the Indian Pony road off State Highway 278, or from the east via the Red Rock Ranch road off a junction with State highway 228.

        Pursuant to an agreement with the Pescios, Mill City owns a 100% interest in the property and pays the Pescios a NSR of 3%. Escalating annual property payments must be made to the Pescios and Mill City may purchase 1.0% of the 3.0% NSR for a total of $1 million. Mill City must also pay annual rentals to the BLM of $125 per claim on or before September 1 of each year and appropriate county filing fees to the Elko County Recorder on or before November 1 of each year.

        If the conditions stated in the option agreement signed July 27, 2004 between Grandview, Mill City and the Pescios are satisfied, then the NSR will be reduced to 2% and Grandview will be given the option to purchase 1% of the 2% NSR, up to the time of commencement of production from the property for $1.5 million.

        Pursuant to this option agreement with Mill City on July 27, 2004, Grandview Gold Inc. earned an option to purchase a 60% interest in the property and committed to spend a minimum of $3.5 million by July 31, 2007, complete a minimum of 30,000 feet of drilling and assume all BLM and County fees with respect to the property. By an amendment agreement dated December 17, 2004, the Pescios agreed that their right to receive cash payments will cease if the Grandview option agreement is terminated and will remain suspended until the property is re-optioned.

        Prior to commencement of any surface disturbance, permits must be obtained from the BLM which permits exploration activities and a reclamation bond must also be posted.

        Newmont Exploration Ltd. ("Newmont Exploration") conducted regional exploration programs in search of additional gold deposits along the Carlin trend. In 1980 a stream-sediment sampling program identified anomalous gold and arsenic associated with an altered rhyolite body at what is now the Pony Creek Property. Newmont located 100 claims in 1980 to cover the prospect and located 80 more claims in 1982 to cover additional ground. Newmont began drilling in 1981 and conducted drill programs through 1985. Newmont conducted additional drilling campaigns in 1987 and 1989 with limited success. An option was acquired by Westmont Mining, Inc. in 1990, and in April of 1993 Quest International Management Services, Inc. (formerly Ramrod Gold, Inc.) acquired Westmont. Quest then joint ventured the property with Uranerz U.S.A., Inc. in 1994. Uranerz drilled a total of 15 holes in 1994-1995 before terminating the JV in 1995. In 1997 Quest purchased Newmont's remaining interest in the property and signed a JV agreement with Barrick. Four holes were drilled by Barrick before they terminated the agreement in 1998. In 1999, Quest International Resources was acquired by Standard Mining Co. and it abandoned the Pony Creek property. Mr. Pescio acquired Pony Creek by staking claims in the fall of 1999. Homestake optioned the property shortly afterward. A year later, after drilling 5 reverse circulation drill holes, Homestake terminated their agreement with Mr. Pescio. Nevada Contact Inc. optioned the property from the Pescios in 2001 and drilled 8 holes before terminating the agreement in early 2003. In July 2003, Mill City optioned the property from the Pescios.

        As part of the Arrangement, Allied Nevada will acquire the Pescios' interest in the Pony Creek Property from the Pescios. The Pescios are the holders of a royalty on the claims, and hold contractual rights that may in certain circumstances require the record owner to transfer ownership of the claims to the Pescios.

Geology

        Most of the property is comprised of dry, sagebrush-and grass-covered hills with a few juniper and pinyon pines. The climate is favorable for year-round mining and exploration may be done from May through November. Topographic coverage consists of the Bailey Mtn. And Robinson Mtn., Nevada 7.5' quadrangles.

        Power for a modern mill can be brought in from the vicinity of Elko, but ranch power is available only a few miles away. Water is not available on the surface, but was encountered in most of the reverse circulation drill holes. Water may also be present in sufficient quantities in the nearby valleys to the east and west. The claims carry with them the surface rights for mining. Although the area is hilly, sufficient flat areas are present in the property area for potential processing plant sites, tailings storage areas, waste disposal areas and leach pads.

        The Pony Creek property lies along the axis of a regional Mesozoic anticline that parallels the crest of the Pinyon Range. The project area is within a zone of convergence of two major structural trends which are the boundaries of a north-south series of grabens and half grabens collectively referred to as the Pinyon Graben. A series of Tertiary felsic intrusives have been emplaced at various points along this structural zone.

        The lithologies of the region include the allochthonous, eugeoclinal, siliceous western assemblage, the autochthonous, miogeoclinal, eastern carbonate assemblage and the mixed overlap assemblage. The Late Devonian Early Mississippian Roberts Mountain Thrust and the post Pinyon Anticline, Mesozoic thrust faults have moved the western assemblage and a significant portion of the overlap series over the eastern facies. Other important stratigraphic units of the region are Mississippian through Pennsylvanian clastics of the overlap assemblage which overlie both autochthonous and allochthonous units of the Roberts Mountains Thrust. Younger Late Pennsylvanian to Early Permian clastics disconformably overlie the overlap assemblage.

        In the Pinyon Range, high-angle northeast and northwest trending faults and north trending faults, all with oblique displacement, and a younger set of east trending normal faults, are important elements in the structural framework of the region. A Tertiary-age wrench faulting event, characterized by strike-slip faulting and intrusion of felsic rocks into graben faults, probably contributed to the emplacement of gold deposits into the Pinyon Graben.

        Gold mineralization in the Bowl area is related to felsite breccias. The porphyritic phase consists of a series of rocks from feldspar porphyry to quartz porphyry and ranges in color from white to medium gray. The fragmental unit contains up to 5% of 1 to 2 mm diameter rounded and embayed quartz phenocrysts and feldspar phenocrysts in a white to light gray, fine-grained, ash-rich, clastic matrix. The dark colored felsite is very similar to the feldspar porphyry except that the aphanitic felsite is often nearly black. Porphyritic felsite appears to be interbedded with the fragmental felsite in gently dipping tabular masses up to 100 thick. In the Pot Holes area a lens of fragmental felsite approximately 60 feet thick intersects the low-angle fault that is at the base of the Robinson Thrust plate. The felsite breccias of the Bowl area may be fault breccia to explosion breccias. The breccia fragments are of variable lithology, reportedly including sediment fragments. The matrix, which is generally altered, consists of fragmental felsite and is termed a "sandy" rhyolite. The breccias are mineralized in the Bowl area and possibly are important hosts in other parts of the property.

        Alteration within the rhyolite intrusive includes classic quartz-sericite-pyrite (Qsp) associated with north and northeast trending shears. The shear zones are fragmental and brecciated and contain very fine-grained quartz, sericite and pyrite/goethite, both as disseminations and on fractures. Away from the shear zones the rhyolite gradually becomes fresher, grading outward from relict feldspar ghosts into porphyritic rhyolite. In the center of the intrusive along the east flank of Rhyolite Hill, as well as in some other areas, the intrusive has a granular texture and feldspars have been altered, leaving open clay-filled vugs. The sanded rhyolite consists of medium-grained rounded clasts of glassy rhyolite breccia occurring near the margins and at the base of the intrusive, and locally as narrow stockwork zones in the intrusive. The distribution and texture of the sanded rhyolite suggest that the unit formed in vitric chill margins and apparently was partially fluidized by subsequent hydrothermal activity.

        Sediments along the margins of the intrusive and immediately beneath the rhyolite have been silicified, decalcified and sulfidized and, in and around the mineralized cells, have been extensively oxidized (hypogene). Sediments also occur as xenoliths throughout the rhyolite and can be observed in outcrop and in subsurface. The margins of the xenoliths are usually partially absorbed and most contacts are gradational.

        A total of 175 drill holes have been completed on the Pony Creek property from 1981 through 2004. Total drill footage is 95,511 feet for an average of 546 feet per hole. Two of the holes were core holes and the rest were rotary reverse circulation drill holes. A total of 66 holes were angle holes, the other 109 holes were drilled at 90°.

        Based on a third-party technical report completed on August 31, 2006, by Richard H. Russell, a Consultant from Sandy Utah, the Pony Creek Property contains, at a cutoff grade of 20 feet @ 0.015 ounce per ton gold, the gold resources shown in the following table.

	Tons (000's)	Tonnes (000's)	Gold (opt)	Gold (g/t)
Indicated(1)	1,140	1.034	0.057	1.66
Inferred(2)	32,409	29,401	0.044	1.28

(1)
Cautionary Note to U.S. Investors concerning estimates of Indicated Resources: This table uses the term "indicated resources". We advise U.S. investors that while this term is recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize it. U.S. investors are cautioned not to assume that any part or all of mineral deposits in this category will ever be converted into reserves.

(2)
Cautionary Note to U.S. Investors concerning estimates of Inferred Resources: This table uses the term "inferred resources". We advise U.S. investors that while this term is recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize it. "Inferred resources" have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of a feasibility study or prefeasibility studies, except in rare cases. U.S. investors are cautioned not to assume that any part or all of an inferred resource exists or is economically or legally minable.

        The Pony Creek Property is of sufficient merit to justify additional drilling for sediment-hosted gold targets. A two phase exploration program totalling 20,000 feet of reverse circulation drilling is recommended and would cost an estimated total of $800,000.00. Phase 1 would involve detailed mapping to precisely site the drill holes, then 10,000 of rotary reverse circulation drilling would be completed at a total cost of $400,000.00. Depending on the success of the first phase, the second phase is recommended to follow-up on mineralization discovered during the first phase and to involve 10,000 feet of rotary reverse circulation drilling at a total cost of $400,000.

        Assuming that the two-phase drilling program is successful, commencement of development drilling is recommended. It is estimated that approximately 150 holes will be required to define a mineable resource of 1,000,000 ounces. Cost of the development drilling is estimated at $4.5 million.

Switch and Six Mile Properties

        The Switch and Six Mile properties are located in T36 and 37N, R46E in northern Elko County, approximately 55 miles northwest of the town of Elko and approximately 10 to 14 miles south of the mines at Midas. The Six Mile claim group consists of 14 claims in Sections 3 and 4, T36N, R46E. Access to the claim groups is south from Midas, which can be accessed via State Highway 789.

        The Six Mile Property and the Switch Property was sold by the owners, the Pescios to Mill City who optioned them to Minterra along with seven other properties, comprising approximately 12,200 acres of Federal land, in a letter agreement dated September 6, 2004. Minterra has the right to earn a 60% interest in the nine properties by incurring an aggregate of $5,000,000 of exploration and development expenditures on the properties over five years, completing a minimum of 100,000 feet of drilling, and making certain cash reimbursements and issuing shares of common stock to Mill City. Minterra may elect to earn a further 10% interest in any property by completing a bankable feasibility study on the property. The Pescios will continue to receive advance royalty cash payments credited against a 3% NSR, of which 1% can be purchased prior to the start of production for $1,000,000. In 2005, the Pescios agreed that their right to receive cash payments will cease if the Minterra option agreement is terminated and will remain suspended until the property is re-optioned.

        As part of the Arrangement, Allied Nevada will acquire the Pescios' interest in the Six Mile Property and the Switch Property from the Pescios. The Pescios are the holders of a royalty on the claims, and hold contractual rights that may in certain circumstances require the record owner to transfer ownership of the claims to the Pescios.

        Prior to commencement of any surface disturbance, permits must be obtained from the BLM and a reclamation bond must be posted.

        There is no information concerning any prior exploration work available for the Switch or Six Mile properties. Minterra, Mill City or Mr. Pescio have not drilled any holes nor defined any gold resources on either of the properties. As there are no historic or current gold resources for the Switch or Six Mile properties, there is no evidence of any mineral production from either of the properties. The author of the technical report is not aware of any systematic exploration that has been done on the Six Mile property. No gold mineralization has been detected on the surface of the claim groups. The property is covered in part by recent gravels and the bedrock portions of the property have not been sampled. No drilling has been done on the claim groups. No sample information is available for the property. Minterra has not conducted any metallurgical or related tests on any material from either the property. There are no resource estimates for the property.

Geology

        Elevations on the properties range from around 5,100 feet to over 6,100 feet. The topography generally consists of low to high rolling hills. The properties are generally covered by sagebrush and grass with a very few juniper bushes. The temperatures are cool to cold during the winter, with occasional moderate snowfalls, and are warm during the summer with cool nights. The area is fairly dry, with infrequent rains during the summer. The climate is favourable for year-round mining and exploration may be done from May through November.

        Power can be brought in from various locations in the region. Water is generally not available on the surface, but can be obtained from BLM wells and other sources near the property. The claims carry with them the surface rights for mining. There are sufficient flat areas for potential processing plant sites, tailings storage areas, waste disposal areas and leach pads.

        Both the Switch and Six Mile claim groups are covered by post-mineralization Tertiary volcanics that are an unknown thickness and obscure the prospective Paleozoic sequence. The gold target is Midas-Ivanhoe-type paleothermal hot springs structurally controlled high-grade gold mineralization, primarily in the volcanic sequence. Both properties exhibit silicification and argillization in the volcanics and volcanic sediments. The Switch claims show quartz veining and/or quartz-pyrite veining along structures.

        Both claim groups are located along northeast/southwest trending major structures. Structures such as these act as feeders and are the focus of high-grade gold mineralization in the Midas and Ivanhoe districts.

        The Six Mile claim group is covered by Quaternary and Tertiary gravels and, in part, by an apparently older unit of tuffaceous sedimentary rocks. Again, the thickness of this unit is unknown and can only be determined by drilling.

        Surface geology at the Switch property is dominated by rhyolite that may be equivalent to the Craig rhyolite, a sequence that covers the mineralized Hollister sequence. The thickness of this unit is unknown on the Switch property, but could be extremely variable due to a highly irregular pre-Tertiary surface, as is the case in the Ivanhoe district, and/or to structural offset. Drilling will be required to test the depth to potentially mineralized horizons.

        The target deposit type at both Switch and Six Mile is a Midas- and/or Ivanhoe-type of paleothermal high-grade gold deposit. The properties are within the NNR, a long north-northwest trending alignment of deep-seated faults, which acted as the conduit for Miocene volcanic rocks, and along which several gold-silver-

mercury deposits occur. The mineral deposits were formed as part of the rifting event, during or slightly after emplacement of the volcanic rocks. The gold deposits formed beneath synvolcanic hot springs which produced large areas of silicification and surface sinter terraces. Some of the sinters have been prospected and mined for mercury, especially in the Ivanhoe district and at the Silver Cloud mercury mine. The gold deposits found beneath the paleothermal hot springs are typically banded quartz-calciteadularia veins along the feeder structures and sometimes occur as replacement deposits or as disseminations into the volcanic rocks.

        It is recommended that additional available land in the vicinity of both the Switch and Six Mile properties be acquired to at least double the size of each claim block. It is also recommended that some sort of remote sensing geophysical method, such as CS-AMT, be used to better define structure on the properties and assist in the definition of drill targets for high-grade gold mineralization.

Toy Property

        The Toy property is located in east-central Lander County approximately 50 miles south of the town of Battle mountain, about 20 miles south of the Pipeline gold deposit and approximately 12 miles southwest of the Cortez Hills gold deposit. The town of Austin is about 40 miles south-southwest of the property. Access to the property is via well-maintained gravel road that runs down Grass Valley from Cortez. Approximately 12.5 miles south of the Cortez Hills area a jeep trail runs into the interior of the property.

        The Toy Property was optioned by Mill City to Minterra along with eight other properties, comprising approximately 12,200 acres of Federal land, in a letter agreement dated September 6, 2004. Minterra has the right to earn a 60% interest in the nine properties by incurring an aggregate of $5,000,000 of exploration and development expenditures on the properties over a period of five years, completing a minimum of 100,000 feet of drilling, and reimbursing Mill City approximately $203,000 for 2004-2005 claim holding fees and underlying advance royalty payments. Minterra will be responsible for future claim maintenance fees and underlying advance royalty payments. Minterra also issued Mill City 1,000,000 shares of its the capital stock. Minterra may elect to earn a further 10% interest in any property by completing a Bankable Feasibility Study on such property. Mill City can elect at any time after Minterra earns a 60% interest to convert to a 20% net profits interest.

        The Toy Property is held by Mill City as per letter agreements signed in 2003 (revised in 2004) with the claim locators, the Pescios. The agreement for the Toy Property states that in exchange for a 100% interest in the property, Mill City has paid and issued common shares of Mill City to the Pescios. The Pescios will continue to receive advance royalty cash payments credited against a 3% NSR, of which 1% can be purchased prior to the start of production for $1,000,000.

        In 2005, the Pescios agreed that their right to receive cash payments will cease if the Minterra option agreement is terminated and will remain suspended until the property is re-optioned.

        As part of the Arrangement, Allied Nevada will acquire the Pescios' interest in the Toy Property from the Pescios. The Pescios are the holders of a royalty on the claims, and hold contractual rights that may in certain circumstances require the record owner to transfer ownership of the claims to the Pescios.

        Prior to commencement of any surface disturbance, permits must be obtained from the BLM and a reclamation bond must be posted.

        There are no known samples or sample results from the property. Minterra has not conducted any metallurgical or related tests on any material from the property. There are no resource estimates for the property.

Geology

        Elevations on and around the property range from around 5,400 feet to over 7,500 feet. The claim group currently consists of a total of 391 claims. The topography can be locally severe, but generally consists of low to high rolling hills. The property is generally covered by sagebrush and grass as well as juniper bushes and pinyon pines. The temperatures are cool to cold during the winter, with occasional moderate snowfalls, and are warm during the summer with cool nights. The area is fairly dry, with infrequent rains during the summer. The climate is favourable for year-round mining and exploration may be done from May through November.

        Power can be brought in from various locations in the region. Water is generally not available on the surface, but can be obtained from BLM wells and other sources near the property. The claims carry with them the surface rights for mining. There are sufficient flat areas for potential processing plant sites, tailings storage areas, waste disposal areas and leach pads.

        The Toy Property is located in the Cortez Gold Trend (Central Battle Mountain/Eureka Trend), which contains several large sediment-hosted gold deposits. The claim group of 391 unpatented lode mining claims is centered on a major north-south structural zone that consists of distinctive topographic lineaments as seen in the Landsat image of the Toy Property area. The Toiyabe gold deposit, located less than 2 miles to the north, is along this structural zone, as are two windows in the upper plate rocks which expose lower plate rocks mapped as Devonian Nevada Group and the Devils Gate and Wenban Limestones. Published mapping shows a portion of one of the windows exposing lower plate rocks in the northeastern part of the Toy claim block. Not shown on the published mapping are a series of altered Tertiary mafic to felsic dikes that cut the Ordovician Valmy on the east side of the structural zone. Also not shown is a marbleized dolomitic limestone, likely lower plate and possibly Silurian in age, that crops out in two areas near the northeast-center of the property. The primary target is west of the east margin of the north-south structural zone that is prominent on the Landsat image. The structural zone runs north-northwest through the Toy Property and extends to the north and projects into the pediment south of the Pipeline deposit. Mineralization at both the Pipeline and South Pipeline deposits is localized along north- to northwest-trending high-angle faults.

        Alteration is present as silicification and argillization of Valmy Formation and argillization of the dikes. The extent of the alteration and its geochemical character are unknown at the present time. An unknown number of shallow drill holes tested unaltered upper plate rocks east of the structure, apparently without reaching the lower plate assemblage.

        The target concept for the Toy Property is disseminated gold mineralization hosted by lower plate rocks, the same setting as the Cortez area gold deposits. Gold mineralization is largely controlled by north-trending (northwest to northeast) high-angle structures, along which submicroscopic gold was emplaced in carbonate host rocks of the lower plate assemblage. The host rock contains anomalous amounts of arsenic, antimony and mercury, and these trace elements are usually associated with the gold mineralization. A window exposing Devonian lower plate carbonate rocks was mapped in the northeastern part of the Toy claim block.

        The Toy Property is a significant land package of 391 unpatented lode mining claims covering prospective rocks in a favorable structural zone. Since the early 1990's, continued exploration in the Cortez Trend has led to several major gold discoveries. The Toy property is located within the Cortez Trend a short distance from several major gold deposits and, as a result, has high potential for the discovery of a significant gold deposit in lower plate rocks.

        The Toy Property is an excellent gold prospect that requires drill target definition and testing. Sampling and mapping are recommended to establish patterns of trace element mineralization (As, Sb and Hg) that would possibly indicate the location and extent of primary gold mineralization, and better determine the structural fabric of the property. Geophysics, specifically 3D-IP, would be used in the alluvial covered area of the property define structural zones at depth. After target definition, an initial drilling program of 4,500 feet of reverse circulation drilling in six to eight holes would commence with the primary objective of testing lower plate rocks along the prominent north-south structures the transect property.

Tusk Property

        The Tusk Property is located in T31 and 32N, R44E, on the eastern side of the Battle Mountain Range and approximately five miles southwest of Battle Mountain. The property is within three miles of the copper/gold mines at Copper Basin on the east side of the Battle Mountain mining district. The property can be accessed from Battle Mountain by travelling a short distance south on State Highway 305, then east on gravel roads and jeep trails.

        The Tusk Property was sold by the owners, the Pescios to Mill City who optioned it to Minterra along with eight other properties, comprising approximately 12,200 acres of Federal land, in a letter agreement dated September 6, 2004. Minterra has the right to earn a 60% interest in the nine properties by incurring an aggregate of $5,000,000 of exploration and development expenditures on the properties over five years, completing a minimum of 100,000 feet of drilling, and making certain cash reimbursements and issuing shares of common stock to Mill City. Minterra may elect to earn a further 10% interest in any property by completing a bankable feasibility study on the property. The Pescios will continue to receive advance royalty cash payments credited against a 3% NSR, of which 1% can be purchased prior to the start of production for $1,000,000. In 2005 the Pescios agreed that their right to receive cash payments will cease if the Minterra option agreement is terminated and will remain suspended until the property is re-optioned.

        As part of the Arrangement, Allied Nevada will acquire the Pescios' interest in the Tusk Property from the Pescios. The Pescios are the holders of a royalty on the claims, and hold contractual rights that may in certain circumstances require the record owner to transfer ownership of the claims to the Pescios.

        Prior to commencement of any surface disturbance, permits must be obtained from the BLM and a reclamation bond must be posted.

        The number and location of any prior claims on this property area are unknown. There is no information concerning any prior exploration work available for the Tusk Property. Minterra, Mill City or the Pescios have not drilled any holes nor defined any gold resources on the property. An old drill hole, as evidenced by a pile of drill cuttings, is located in the northeast corner of the northern Tusk claim block. No information is available for that hole. Although at least one hole was drilled on the current claim block, the author of the technical report is not aware of any systematic exploration that has been done on the property. No metal mineralization has been detected on the surface of the property. The property is covered by pediment and the targets must be tested by drilling. There is no drilling information available for the property. No sample information is available from the property. There are no gold resources currently defined at the Tusk Property.

Geology

        Elevations on the property range from around 4,600 feet to over 5,000 feet. The topography generally consists of low rolling hills and the property is partially covered by sagebrush and grass. The temperatures are cool to cold during the winter, with occasional moderate snowfalls, and are warm during the summer with cool nights. The area is fairly dry, with infrequent rains during the summer. The climate is favourable for year-round mining and exploration may be done from May through November.

        Power can be brought in from various locations in the region. Water is generally not available on the surface, but can be obtained from BLM wells and other sources near the property. The claims carry with them the surface rights for mining. There are sufficient flat areas for potential processing plant sites, tailings storage areas, waste disposal areas and leach pads.

        The Tusk Property, located immediately southeast of the Copper Basin area, is covered by Quaternary gravels and the Caetano Tuff. Based on the proximity of the property to exposures of the Antler Sequence 4,000 feet west of the property, it is reasonable to assume the property is underlain by the Antler Sequence. This supposition is further supported by the fact that altered Havallah Sequence rocks outcrop on and adjacent to the Tusk Property in low hills near the range front. Other than the presence of the altered Havallah Sequence cherts and argillites, the geology of the Tusk Property is unknown at this time. No drill hole data are available, as drilling on the property is apparently restricted to one hole in the northeast corner of the northern claim block.

        The Tusk Property is at the southeast projection of mineralized structural zone. The Antler Sequence is an excellent ore host, especially where structurally prepared and near and/or in contact with Tertiary intrusives. The Tusk Property is in the correct structural regime in the Battle Mountain district, being at a structural intersection on the east limb of a major anticline, and appears to be within a reasonable distance of a buried intrusive, as indicated by geophysical evidence.

        The exploration model for the Tusk Property is the Marigold subdistrict, located approximately 25 miles northwest of Tusk on the northwest side of the Battle Mountain district. Gold mineralization in the Marigold area occurs in coarse- to fine-grained clastic rocks of the Antler Sequence, and in quartzite and argillite of the Ordovician Valmy Formation. Exploration drilling in the Marigold area discovered several buried ore zones covered by up to 300 feet of alluvium.

        It is recommended that drill target definition be completed as soon as possible. Since the Antler Sequence is largely covered by post-mineral volcanics and gravels, Phase I drill target definition may be assisted by remote sensing techniques. Certain geophysical techniques, such as 3D-IP, may define structural zones, and ground magnetics may be useful in detailing an intrusive and/or skarn development. It is also recommended that any additional available property around the Tusk claim group be acquired.

Rock Creek Property

        The Rock Creek Property consists of 62 unpatented lode mining claims, totalling approximately 11,040 acres, located 28 miles west northwest of Carlin, on the east flank of the Sheep Creek Range.

        The Rock Creek unpatented mining claims were located by the Pescios. The Pescios and Duncan Park Holdings Nevada Ltd., a Nevada corporation ("Duncan Park"), entered into a mining lease dated February 7, 2003, in accordance with which the Pescios leased the Rock Creek Property and South Silver Cloud Property unpatented mining claims to Duncan Park for a primary term of 20 years, subject to extensions after the primary term upon payment of an AMR in the amount of $150,000 on or before each anniversary date of the mining lease. Under the mining lease, Duncan Park paid to the Pescios an AMR in the amount of $20,000 and issued 50,000 shares of the common stock of Duncan Park. The mining lease provides for payment of AMR payments beginning with the sum of $30,000 on the first anniversary of the effective date of the mining lease and escalating to the sum of $150,000 on the sixth and subsequent anniversaries of the effective date of the mining lease. The mining lease obligates Duncan Park to pay the Pescios a production royalty equal to 3% NSR from the production of minerals from the Rock Creek Property and the South Silver Creek Property. The royalty percentage rate is adjustable based upon the price of gold and the average grade of ore mined from the properties. The royalty percentage rate increases by 0.1% NSR for each increase of $10 in the price per ounce of gold from the base of $320 to a maximum of $420 per ounce. The royalty percentage rate is also subject to adjustment by 0.1% of the NSR for each 0.05 ounce of gold per ton in the average grade above 0.5 ounces of gold per ton. Duncan Park has the option and right to purchase one-third of the royalty representing 1% NSR for the sum of $1,000,000. The royalty purchase option expires on commencement of production of minerals from the properties.

        The mining lease obligates Duncan Park to complete 4,000 feet of exploratory drilling on the Rock Creek Property and the South Silver Creek Property within three years after the effective date of the mining lease and 5,000 feet of exploratory drilling during each subsequent lease year.

        As part of the Arrangement, Allied Nevada will acquire the Pescios' interest in the Rock Creek Property from the Pescios. The Pescios are the holders of a royalty on the claims, and are the beneficial or record owners of certain of the claims.

Geology

        The Rock Creek Property is situated along the NNR, a Miocene-age structural zone which hosts Newmont Mining Corporation's Midas gold-silver mine. The property is partly covered by Quaternary gravels, but altered and veined volcanic rocks are exposed at Rock Creek. The property is broken by N- to NNW-trending, high-angle normal faults, associated with the NNR. Alteration and mineralization are controlled by these structures. The Rock Creek prospect has moderate-grade gold veining exposed at the surface. In the Rock Creek target area, Pliocene basalt flows are underlain by a 1,200+ foot thick sequence of Miocene andesites, dacites and rhyolites.

        The exploration target on the property is Midas-Style vein type gold-silver deposits. Other companies who worked in this area drilled at least 122 mostly shallow holes on the property. No holes have been drilled to intersect the vein systems at depths of ±1,000 feet.

        Access is by Interstate Highway 80 to Dunphy, and then north and west on maintained dirt roads for 35 miles to the property. The property is in hilly, sagebrush-covered desert and the climate is favorable for year-round mining. A trained mining-industrial workforce is available at Carlin and Elko. Elevations in the area are between 4,800 feet at the southern mouth of Rock Creek Canyon to 5,767 feet on a hilltop along the northern projection of the Rock Creek vein system.

        Barrick, Echo Bay and Freeport drill-tested at least two additional areas of alteration/veining, located 800 and 1,900 feet west of the main Rock Creek vein system. The Barrick hole was 1,200 feet deep, entirely in volcanic rocks, but never tested the main Rock Creek vein system, as it was drilled west of the main structure.

        Freeport Exploration Company explored the property and drilled at least 12 holes at Rock Creek. Kennecott conduced mapping, sampling, and drilled 15 holes at Rock Creek in 1987. Due to the wide spacing of drilling at the time, no firm estimate of gold-silver grades was given. Western States Minerals Corporation ("WSM") conducted exploration on the Rock Creek Property in the 1980's and 1990's. Echo Bay Exploration conducted exploration at Rock Creek in 1989 and 1990 (Echo Bay, 1990), drilling a total of 54 holes. Sante Fe Pacific Mining Corporation, in a joint venture with Cambior USA, drilled 3 holes NW of the main Rock Creek vein system. No material exploration work has been done on the Rock Creek Property after WSM in 1992, and prior to its acquisition by DPHC.

        A least 102 holes have been drilled into the Rock Creek target area. The types of drilling and sampling used are not known. These holes were drilled by large, professional mining companies who ostensibly used industry-standard practices in the taking and preparation of samples. These samples, similarly, were likely assayed in large, professionally accredited assay laboratories, according to industry standards. Verifiable assay certificates or documentation of sampling, bagging, security, and transportation practices used in the Rock Creek programs by the lessee companies are not available.

        The mapping, sampling, and drilling at the Rock Creek target has shown that a significant gold-silver vein system is exposed over a N-S length of 5,900 feet, in which drilling by several companies has defined a substantial body of low-grade gold-silver mineralization in the upper 200 feet of the system. The southern end of the Rock Creek system is cut off by a major Range-front fault. The vein systems may continue northward under cover, as suggested by the drilling by Western States Minerals Corporation. No determination of the depth of the vein systems has been made, as no holes have yet been drilled to vertical depths of 1,000+ feet below the sinters at Rock Creek. Several factors suggest that Rock Creek is a Silver Cloud — Midas-style gold-silver vein system, including: the type of host rocks, location within the NNR province, the high silver-to-gold ratios found in mineralized drill intercepts, and the high selenium and mercury values present.

        No mine production has been reported from the Rock Creek Property and no metallurgy has been completed on the Rock Creek Property.

        DPHC must get permits from the BLM office in Elko prior to conducting "significant" surface disturbance, such as trenching, drilling, or construction of new roads. No EIS is needed to conduct such work in this district.

Santa Renia Gold-Silver Property

        The Santa Renia Gold-Silver Property consists of 27 unpatented lode mining claims, totalling 487 acres, located 34 miles northwest of Carlin on the northwest margin of the Carlin Trend. Access is by the paved Newmont Road to the Carlin Mine, continuing through Barrick's Goldstrike property, and then by occasionally maintained dirt roads to the property.

        A Mining Lease Agreement, signed on February 13, 2003, between DPHC and the Pescios stipulated an AMR payment of $20,000 and 50,000 shares of DPHC common stock upon signing of the lease agreement. Future AMR payments were to be made as follows: $30,000 on the first anniversary of the lease; $40,000 on the second anniversary; $55,000 and 50,000 DPHC shares on the third anniversary; $75,000 on the fourth anniversary; $100,000 on the fifth anniversary; and $150,000 on the sixth and subsequent anniversaries thereafter. The aforesaid AMR payments are to be deducted from a 3% NSR retained by the Pescios on the Santa Renia Gold-Silver Property. DPHC may purchase 1% of the 3% NSR, up to the time of commencement of production from the property, for $1,000,000.

        As part of the Arrangement, Allied Nevada will acquire the Pescios' interest in the Santa Renia Gold-Silver Property from the Pescios. The Pescios are the holders of a royalty on the claims, and are the beneficial or record owners of certain of the claims.

        Prior to commencement of any "significant" surface disturbance, permits must be obtained from the BLM.

Geology

        The elevations range between 5,440 feet on the eastern valley floor, to 5,960 feet on the mountain in the southeastern corner of the property. The property is in high, sagebrush covered desert, and the climate favorable for year-round mining. The hilly nature of the topography and the small size of the property claim block would restrict the ability of a mine operator to place minesite facilities wherever desired. Most supplies are available at Elko, which has all the needed equipment, supplies and services for mining companies to carry out full sequence exploration and mining development on the property.

        Upper Plate Vinini Fm. basement rocks are exposed at the surface, immediately north and east of the property. This section of Vinini Fm. appears to be separated from Devonian Slaven Chert on the east by a major, N15W-trending fault which runs along Antelope Creek, just east of the property. A cap of Miocene-age rhyolitic flows and "shallow intrusive" rocks forms a hill to the south of the western part of the property and also covers the southeastern part of the property.

        The property lies in between the rhyolite hill and the Vinini outcrops, along the trend of an ENE-trending high-angle fault graben. These ENE-trending faults may have post-dated the NW-trending Carlin Trend fault/mineralizing systems, and be part of the Midas-age Hollister system, which has numerous E-W to ENE-trending gold-silver bearing vein structures. Mineralized ENE-trending fault structures also control gold-silver mineralization on the Rodeo Creek property, which lies just southeast of the property, across Antelope Creek. The Antelope Creek Fault was mapped along the trace of Antelope Creek, and this could represent the west boundary of the Bootstrap Limestone rift block, as discussed above. The structural intersection of the ENE-trending graben with the probable west-dipping Antelope Creek Fault lies immediately east of the Santa Renia Gold-Silver Property boundary, and has never been tested for gold-silver mineralization by drilling.

        Post-mineral, tuffaceous sediments of the Carlin Formation blanket the area surrounding the rhyolite cap hill, on all sides of the property.

        Asarco staked the Jammer Chair 1-19 lode claims, totalling 357 acres on September 12, 1996, but later dropped them without doing any work on them. Mr. Pescio re-staked these same claims in December, 1998, as the Santa Renia Gold-Silver Property, and added 8 new lode claims for a total of 487 acres. Aur Resources USA Inc. ("Aur") leased the claims from Mr. Pescio, and is the only company to have conducted any work on the property. They contracted with Pierson, deRidder, Johnson, Inc. to prepare aeromagnetic maps of the property area.

        There has been no drilling done on the Santa Renia Gold-Silver Property. No work has been done on the property after Aur and prior to its acquisition by DPHC.

        No rock or soil geochemical sampling was reported on the property. No samples were collected from the property because the target is buried and not likely to show any evidence on the surface.

        Aur compiled aeromagnetic and gravity maps of the northern Carlin Trend. There are two aeromagnetic highs, one in the northern part of the Carlin Trend, at the Hollister-Hatter mines, and the other aeromag high south of the Newmont Gold's Carlin and Pete Mines. In between these two spot highs, one smaller regional aeromag high is shown near a second Newmont Gold mine complex. These aeromag highs have been interpreted to represent large, subsurface igneous intrusive bodies. The Santa Renia Gold-Silver Property, lies on the east flank of the Hollister-Hatter aeromagnetic high.

        Aur contracted PRJ to interpret PRJ's proprietary North-Central Nevada aeromagnetic database for the property area. The PRJ survey was flown on 1/8 by 1/2 mile grid spacings, at a ground clearance of 500 feet. These PRJ data show that a strong, linear, NW-trending aeromagnetic high trends along the northeast corner of the property, cutting the northeast edge of the large Hollister-Hatter aeromagnetic high, which presumably is due to the presence of a large, magnetic granitic pluton of Jurassic age. The aeromag high follows, roughly, the trace of a NW-trending fault near the Rossi Barite mine. This may represent a major basement fault which was re-activated during the Carlin Trend tectonic- mineralizing event, about 39 million years ago.

        Gravity data from gravity surveys show gravity highs under the Goldstrike/Carlin mine complexes. It also shows an ENE-trending, slight gravity high under the Hollister — Hatter area, despite the existence of a volcanic-filled basin there in the Midas Trough. The data show the property area to lay in a NE-trending gravity low, which could represent a basinal area with no granitic pluton, an area with no magnetically anomalous basement rocks, or an area with basement present at a greater depth than the areas to the northwest and southeast. Aur management dropped the property before any further work could be done on the property.

        No drilling or metallurgy has been completed on the property. No reserves or resource estimates have been made on the property.

        The principal target types on the Santa Renia Gold-Silver Property are:

  (1)
  Carlin-Style gold-silver replacement orebodies in favorable host rocks, which most commonly include limestone and dolomitic carbonate sedimentary strata, which on the property are the Devonian Popovich Formation and the Rodeo Creek unit. These replacement orebodies may, however, be found in almost any type of rock, such as the Goldstrike monzonite-diorite, if the mineralizing system is sufficiently strong. Silver is variable in these gold-dominant systems with some mines having higher silver values. Useful trace metal pathfinders associated with Carlin-Style mineralization are arsenic, antimony, mercury and thallium.

  (2)
  Midas-Style epithermal vein-type, low-sulfidation, gold-silver mineralization found in and alongside high-angle faults which were opened up or re-activated during tectonic activity of mid-Miocene age. Older Eocene-age fault systems probably have been re-activated along the Carlin Trend and have served as hosts for Miocene vein systems. These vein systems are directly related to bimodal mafic-felsic volcanism, but the volcanic rocks may not always be exposed, such as perhaps occurs at Rodeo Creek. Midas-Style vein systems typically contain higher silver contents, in addition to gold, and other useful trace metal pathfinders may include selenium, copper, lead, mercury, arsenic, and perhaps tellurium.

        The triple structural intersection on the property where the ENE-trending graben meets the Antelope Creek Fault and the NW-trending fault/aeromagnetic high is the first-priority target for both Carlin-Style and Midas-Style gold-silver mineralization. This target area is ready for drilling, and no further preparatory exploration work need be conducted on it prior to drilling. No new road construction would be required to drill at this site.

South Silver Cloud Property

        The South Silver Cloud property consists of 122 unpatented lode mining claims, totalling approximately 2,440 acres, located 28 miles west northwest of Carlin, on the south flank of the Sheep Creek Range. Duncan Park entered into a mining lease with respect to the unpatented mining claims on the Rock Creek Property and the South Silver Creek Property. For a description of the principal terms of the mining lease, see "— Rock Creek Property".

        As part of the Arrangement, the Pescios' interest in the property will be acquired by Allied Nevada from the Pescios. The Pescios are the holders of a royalty on the claims, and are the beneficial or record owners of certain of the claims.

Geology

        The South Silver Cloud Property is situated along the NNR, a Miocene-age structural zone, which hosts several major gold mines. The property is partly covered by Quaternary gravels and is broken by N- to NNW-trending, high-angle normal faults, associated with the NNR. Alteration and mineralization are controlled by these structures.

        The South Silver Cloud prospect is located north, along strike, from Rock Creek, and south of Silver Cloud. South Silver Cloud has several silica sinters exposed at the surface, and rocks associated with the sinters show locally anomalous values of pathfinder elements usually associated with Midas-Style gold-silver deposits. To the north in the South Silver Cloud target area, mercury-enriched hot spring opalite, sinter, and "blow-out breccia" overlies the tuffites and domes of latitic to rhyolitic volcanic rock. Most opalite sinters in the target areas show very low gold values at the surface, with variably high mercury contents. The exploration target on the South Silver Cloud Property is Midas-Style vein type gold-silver deposits.

        Other companies who worked in this area drilled at least 122 mostly shallow holes on the South Silver Cloud Property. No holes have been drilled to intersect the vein systems at depths of below 1,000 feet.

        An unmaintained dirt road continues northward for 13 miles through the property to the Antelope Creek Road at the north end of the South Silver Cloud Property. The property also may be accessed from Battle Mountain, driving north on paved Highway 35 for 6 miles to the graded dirt Izzenhood and Rock Creek Ranch Roads for 14 miles, then turning east on the graded dirt Antelope Creek Road to the South Silver Cloud dirt road turnoff and the property. The flats at South Silver Cloud, where the sinter outcrops are exposed are at an elevation of about 5,000 to 5,200 feet. The mercury sinter mine workings at the Silver Cloud Mine are exposed at an elevation of about 5,400 feet.

        The property is in hilly, sagebrush-covered desert, and the climate is favorable for year-round mining. Exploration and mining may be conducted year-round, due to the established roads close to Battle Mountain, Dunphy, and Midas. Most supplies are available at Carlin and Elko, which have all the needed equipment, supplies and services for mining companies to carry out full sequence exploration and mining development projects. The flat or mesa-like nature of much of the topography would give a mine operator wide latitude in the siting/placement of minesite, tailings, or heap leach facilities.

        WSM conducted exploration on the Property in the 1980's and 1990's. Santa Fe Pacific Mining Corporation conducted exploration on the surface silica sinters in the South Silver Cloud Target area, beginning in 1986. They drilled eight rotary drill holes on the property in 1988. They subsequently formed a joint venture with Cambior USA and drilled 10 reverse-circulation holes into mercury-enriched opalite sinter bodies at South Silver Cloud in 1990-1991. Two other drill holes were found on the property ACP-1,(2), which were drilled prior to Santa Fe's work on the property. No material exploration work has been done on the property after WSM in 1992, and prior to its acquisition by DPHC.

        At least 20 holes have been drilled into the South Silver Cloud Target area. The types of drilling and sampling used are not exactly known, but Cambior drilled the last 6 holes (SC-16 to -21) using reverse-circulation techniques. The holes were drilled by large, professional mining companies who ostensibly used industry-standard practices in the taking and preparation of samples. These collected drill hole samples, similarly, likely were assayed in large, professionally accredited assay laboratories, according to industry standards.

        The drilling did not define any areas of economic gold-silver mineralization in the South Silver Cloud Target area. It did detect the presence of local structures and areas of pyritization. Local anomalous values of mercury and arsenic also were found.

        The mapping, sampling, and drilling at the South Silver Cloud target on the property suggests that Gustin's (1991) interpretation that it is part of a volcanic hot spring field is correct. Past exploration found areas with anomalous pathfinder geochemistry in sinters and associated Miocene volcanic rocks, but no significant gold or silver values. Certain drill holes did encounter significantly thick intervals of gold-poor pyrite mineralization and argillic alteration. Previous lessees recognized no structural mineral feeder systems of significance, and the possible northward projection of the Rock Creek gold-silver vein systems into the South Silver Cloud target area was not investigated sufficiently. The obvious near-surface hot-spring type gold targets appear to have been studied and drilled properly, but the possible presence of deeper vein-type gold-silver targets has not been investigated.

        No metallurgy has been completed on the property.

        DPHC must get permits from the BLM office in Elko prior to conducting "significant" surface disturbance, such as trenching, drilling, or construction of new roads. No EIS is needed to conduct such work in this district.

Tonka Gold-Silver Property

        The Tonka Gold-Silver Property consists of 12 unpatented lode mining claims covering approximately 240 acres, located five miles south of Carlin on the north end of the Piñon Range. Tonka is reached by driving east on the Rain Mine Road for 0.4 mile to the unmaintained dirt Rye Patch Spring road, and continuing eastward on it for four miles to the property. The Tonka area is located seven miles northwest of Rain, along the trend of the principal Rain fault system.

        A Letter Agreement between Beaucache Gold Corp. ("Beaucache") and the Pescios stipulated an AMR payment of $20,000 and 140,000 shares of Beaucache common stock upon signing of the lease agreement. Future AMR payments were to be made as follows: $35,000 on the first anniversary of the lease; $50,000 on the second anniversary; $80,000 on the third anniversary; $100,000 on the fourth anniversary; $150,000 on the fifth anniversary; and $200,000 on the sixth and subsequent anniversaries thereafter. The aforesaid AMR payments are to be deducted from a 4% NSR retained by the Pescios on the Tonka Gold-Silver Property. Beaucache may purchase 2% of the 4% NSR for $4 million prior to completion of a bankable feasibility study.

        Beaucache was required to complete 5,000 feet of drilling on the property within the first three years after signing of the Letter Agreement, and 7,500 feet of drilling per year thereafter. Excessive footage drilled on the property in any year can be carried forward to the subsequent years. Beaucache may pay the Pescios $10 in lieu of each foot not drilled.

        As part of the Arrangement, Allied Nevada will acquire the Pescios' interest in the Tonka Gold-Silver Property from the Pescios. The Pescios are the holders of a royalty on the claims, and are the beneficial or record owners of certain of the claims.

Geology

        Elevations range between 5,000 to 5,800 feet. The claims are in hilly, sagebrush-covered desert and the climate is favorable for year-round mining. Sufficient private and BLM land is available in the Tonka area to site any type of mining facility. Most supplies are available at Carlin and Elko, which have all the needed equipment, supplies and services for mining companies to carry out full sequence exploration and mining development on the property. The Woodruff-Tonka area has not had reported water shortages, but no aquifer testing or environmental baseline studies have been conducted.

        A map of the location and geology of the Tonka target area shows a NE-trending band of Webb Formation, bounded on the west by Western Assemblage Vinini Fm., and cut by a series of NNW- to WNW-trending high-angle faults. Overlying the Webb to the east are blocks of Chainman Formation sandstones and siltstones and Diamond Peak Fm. conglomerates. An altered quartz latite dike was found in the southeastern corner of Section 32, which exhibited anomalous gold and pathfinder element geochem values. Webb Formation siltstones show silicification and baritization, pathfinders to ore at Rain, in several places in the Tonka claims area. Baritized outcrops are found, along the north-central edge of Section 32. Altered, silicified Webb outcrops are also found in the SW corner of Section 32.

        The first reported exploration operator at Tonka was Pez Gold, who staked the "Gutsy" claims over the target area and drilled one rotary hole in 1988 in Section 32, northwest of an altered quartz latite dike. An unknown operator drilled four holes in Sections 31 and 32, for which no data are available. Corona Gold explored the property "sometime between 1989 and 1993" and drilled 2 holes in the NW 1/4 of Section 32. Cyprus Amax leased the property, sampled it, and drilled three holes in 1995. White Knight Gold (U.S.) Inc. acquired the Tonka property in 1996, and drilled five holes at the end of their lease term in 1998, before dropping the property. Kinross Gold U.S.A. then took 100 more rock chip geochemical samples later in 1998. Nevada Pacific Gold examined the property in 1998-1999, and prepared a gravity data contour overlay on an aerial photograph of the area, which is in possession of Mr. Pescio. No work has been done on the property after Kinross and prior to its acquisition by DPHC.

        The various interested companies took a total of at least 270 rock chip samples and 415 soil geochemical samples from the Tonka property. Kinross took 100 additional rock chip samples in the area in 1998. The sampling of the surface outcrops of the Webb Formation rocks yielded generally low gold assay values, as well as low values of pathfinder trace elements.

        The property vendor obtained a map of Bouguer Gravity contours, superimposed on an aerial photograph of the Tonka target area, from Nevada Pacific Gold. The original source of these gravity data is not known, nor the methodology of taking the data or compiling it. These gravity contour data indicate a NNW-trending gravity "high" ridge in the NE corner of Section 32, T. 33N. R. 53 E., bordering the NE-trending zone of outcropping Webb Formation in the west-half of Section 32. The contour data for anomalous gold values in soils suggest the possibility that zones of anomalous gold mineralization may be present following the southwest flank of the gravity high, which may reflect NW-trending faults alongside an uplifted basement high.

        None of the Tonka drill holes for which the author of the technical report were able to obtain data reached the desired target horizon, the contact of the Webb Formation siltstones with the underlying Devil's Gate Limestone. Some of the holes were lost due to bad ground, but many others were just not sited in localities from which it was feasible to reach the target at reasonable drill depths. The author believes that Cyprus holes T-95-2 and T-95-3 may have almost reached the Devil's Gate target, having drilled at least 270 to 450 feet into the Webb Fm., which may be 600 to 750 feet thick in this area. These latter holes encountered black pyritic siltstones with local baritic horizons, interbedded with limestones. Barite is one indicator of proximity to gold mineralization at some mines in Nevada.

        No mining has been conducted on the property. No metallurgy has been completed on the property. No reserves or resource estimates have been made on the property.

        The principal target type on the property is Rain-Style gold-silver targets. Rain-Style gold-silver mineralization is typified by gold ores localized in silicified, baritized collapse breccias at the contact of the Mississippian Webb Formation siltstones with the underlying Devil's Gate Limestone, over a nearly continuous length of 3 miles. Variations on the main theme occur in prospects elsewhere in the Rain District. Some of the breccia bodies are in the Webb Formation and some are in Devil's Gate Limestone, such as the karst breccias found at the South Bullion deposit. Many deposits show gold mineralization in brecciated parts of both formations. Some workers believe that hydrothermal fluids which immediately preceded mineralization were responsible for the brecciation and extensive dolomitization of the uppermost part of the Devil's Gate Limestone at Rain. One Newmont cross section shows a sulfidation (pyrite?) halo throughout much of a vertically-fractured layer of Webb Fm. above ore, but it is believed that the Webb is a nearly impermeable unit, with almost knife-edge contacts between ore and overlying waste rock, which shows little evidence of pathfinder element contamination.

        Bodies of mineralized jasperoid, some quite large and continuous in lateral extent, are found in several of the deposits. The presence of jasperoid versus other types of silicification (chalcedonic to fine-grained crystalline) found in the deposits may be a function of depth at the time of deposition, with the Rain and Saddle deposits being deposited at greater depths than jasperoid-rich ones like Trout Creek.

        Useful trace metal pathfinders associated with Rain-Style gold mineralization are arsenic, silver, antimony, mercury, thallium, and molybdenum. Lower-grade Rain-style deposits may have 10:1 Ag:Au ratios, while higher-grade deposits have a less than 1:1 ratio, and mercury may be higher in Rain-style than Carlin-style deposits.

Woodruff Gold-Silver Property

        The Woodruff Gold-Silver Property consists of 18 unpatented lode mining claims covering approximately 360 acres, located 5 miles south of Carlin on the north end of the Piñon Range. Access to Woodruff is by paved Highway 305 south 1 from Carlin to the Rain Mine Road, and then south for 3.5 miles on the occasionally maintained Woodruff dirt road directly to the property.

        A Letter Agreement dated March 6, 2003 between Beaucache and the Pescios stipulated an AMR payment of $20,000 and 140,000 shares of Beaucache common stock upon signing of the lease agreement. Future AMR payments were to be made as follows: $35,000 on the first anniversary of the lease; $50,000 on the second anniversary; $80,000 on the third anniversary; $100,000 on the fourth anniversary; $150,000 on the fifth anniversary; and $200,000 on the sixth and subsequent anniversaries thereafter. The aforesaid AMR payments are to be deducted from a 4% NSR retained by the Pescios on the Woodruff Gold-Silver Property. Beaucache may purchase 2% of the 4% NSR for $4 million prior to completion of a bankable feasibility study.

        Beaucache was required to complete 5,000 feet of drilling on the property within the first 3 years after signing of the Letter Agreement, and 7,500 feet of drilling per year thereafter. Exclusive footage drilled on the property in any year can be carried forward to subsequent years and Beaucache may pay the Pescios $10 per foot not drilled.

        As part of the Arrangement, Allied Nevada will acquire the Pescios' interest in the Woodruff Gold-Silver Property from the Pescios. The Pescios are the holders of a royalty on the claims, and are the beneficial or record owners of certain of the claims.

Geology

        Elevations range between 5,800 feet in the southern arroyo bottoms to 6,481 feet on the hilltop at Woodruff. The claims are in hilly, sagebrush-covered desert and the climate is favorable for year-round mining. The hilly nature of the topography would restrict the ability of a mine operator to place minesite facilities wherever desired. Most supplies are available at Carlin and Elko, which have all the needed equipment, supplies and services for mining companies to carry out full sequence exploration and mining development on the property. The Woodruff-Tonka area has not had reported water shortages, but no aquifer testing or environmental baseline studies have been conducted.

        Drilling by Kennecott on the Woodruff target in 1999 showed a thick section of autochthonous ("in-place") Chainman Formation, uplifted by a north-trending high-angle fault. Interpretation of the geologic map indicates a north 5 degrees east ("N5E") trending horst block at and adjacent to the Property on the east. These Chainman strata are folded into a complex, doubly-plunging (N and S) anticline, possibly representing a dome structure. Allochthonous strata of the Woodruff Formation form the west wall of the horst, and Diamond Peak conglomerates border the horst on the east. The absolute nature and configuration of the folding at Woodruff is not known, nor is the thickness of the Chainman Formation or the depth to the Webb Formation or to the Devil's Gate — Popovich contact. Earlier explorers mapped a N23E subsidiary fault, which may be a Riedel-type shear off from the western horst boundary fault.

        Sampling by Richard Redfern and by previous lessees showed anomalous values of arsenic, antimony, and mercury from the Woodruff target area around the west graben fault, as discussed below. These data are interpreted to show a geochemical leakage zone, perhaps indicative of gold mineralization at depth.

        Work began at Woodruff in earnest in 1985, when Battle Mountain Gold Company drilled one hole on the Woodruff target. The company lost the data from this work, and no records of this drilling have been found. An examination of the drill site by Richard Redfern suggests that it was a shallow hole, perhaps 500 feet in depth, due to the small size of the drill cuttings pile.

        A number of companies examined and sampled the property between 1985 and 2000, including Pez Gold, Cyprus, Barrick, Pittston Minerals, and Peñoles. Kennecott leased the property in 1999 and drilled one hole to a depth of 2,030 feet. The hole deflected eastward onto Newmont's property, missed the target outlined by Mr. Pescio, and remained in Chainman Fm. for the entire length of the hole, according to a cuttings log by Dave Mathewson. No material exploration work has been done on the Woodruff property since Kennecott and prior to its acquisition by DPHC.

        Gold values at the surface were uniformly low, except for one sample from the allochthonous Woodruff Fm. Arsenic appears to offer a possible good indicator of mineralization in the Rain District. The data show that the area around the west graben fault and the subsidiary fault exhibits a large zone with anomalous arsenic contents in rocks, both in Chainman Fm. and in the Woodruff Fm. rocks. A number of highly anomalous values also occur east of the graben fault.

        Kennecott conducted a Complete Bouguer Gravity survey atop the Woodruff target in November, 1999. Data indicate gradually decreasing gravity in a WSW direction, with a single-point gravity low on the central western edge of the Woodruff claims area. It is not known whether the single-point low is of any material significance.

        The results of the two holes drilled at Woodruff show no data pertaining to the Battle Mountain Gold drill hole. The Kennecott drill hole stayed in Chainman sandstones and siltstones for its entire length. The depth to Webb Formation was not defined by these drill holes, or by other available data.

        No mining has been conducted on the property. No metallurgy has been completed on the property. No reserves or resource estimates have been made on the property.

        The principal target type on the Woodruff Gold-Silver Property is Rain-Style gold-silver targets. Rain-Style gold-silver mineralization is typified by gold ores localized in silicified, baritized collapse breccias at the contact of the Mississippian Webb Formation siltstones with the underlying Devil's Gate Limestone. Variations on the main theme occur in prospects elsewhere in the Rain District. Some of the breccia bodies are in the Webb Formation and some are in Devil's Gate Limestone, such as the karst breccias found at the South Bullion deposit. Many deposits show gold mineralization in brecciated parts of both formations. Some workers believe that hydrothermal fluids which immediately preceded mineralization were responsible for the brecciation and extensive dolomitization of the uppermost part of the Devil's Gate Limestone at a nearby mine. One Newmont cross section shows a sulfidation halo throughout much of a vertically-fractured layer of Webb Fm. above ore, but it is believed that the Webb is a nearly impermeable unit, with almost knife-edge contacts between ore and overlying waste rock, which shows little evidence of pathfinder element contamination.

        Useful trace metal pathfinders associated with Rain-Style gold mineralization are arsenic, silver, antimony, mercury, thallium, and molybdenum. Lower-grade Rain-style deposits may have 10:1 Ag:Au ratios, while higher-grade deposits have a less than 1:1 ratio, and mercury may be higher in Rain-style than Carlin-style deposits.

RISK FACTORS

        An investment in Vista Shares and Allied Nevada Shares (collectively, the "Companies") involves a high degree of risk. The risks described below are not the only ones facing the Companies or otherwise associated with an investment in Vista Shares or Allied Nevada Shares. Additional risks not presently known to the Companies or which management of the Companies currently consider immaterial may also adversely affect the Companies' business. The Companies have attempted to identify the major factors that could cause differences between actual and planned or expected results, and have included all material risk factors. If any of the following risks actually happen in respect of one of the Companies, such company's business, financial condition and operating results could be materially adversely affected.

Risks Relating to the Arrangement

The market price of Vista Shares could decrease if Vista is unable to complete the Arrangement.

        Pursuant to the Arrangement Agreement, Vista intends to spin-off its existing Nevada properties into Allied Nevada which will, concurrently with the spin-off, acquire the Nevada mining properties of the Pescios. Completion of the Arrangement is subject to a number of conditions including: (a) receipt of all required court, securityholder, regulatory and third party approvals; (b) receipt of approval by the Vista Board and its independent committee; and (c) certain other customary conditions. If the transaction does not receive all of the required approvals, or if any of the other conditions to completion are not satisfied or waived, Vista will be unable to complete the Arrangement. Such an outcome could have a negative effect on the market price of Vista Shares.

Vista may sell Allied Nevada Shares on behalf of non-resident Vista Shareholders to meet its Canadian withholding tax obligations. Such sales may negatively impact the trading price of Allied Nevada Shares.

        If Vista is deemed to have paid a dividend for Canadian tax purposes as a consequence of the Arrangement, it will hold back Allied Nevada Shares otherwise payable to Vista Shareholders who are non-residents of Canada for purposes of the Tax Act and will sell these Allied Nevada Shares to fund Canadian withholding taxes. Any such sales may negatively impact the trading price of the Allied Nevada Shares. See "Canadian Federal Income Tax Considerations".

Vista may be subject to U.S. federal corporate income tax and Canadian income taxes in connection with its distribution of Allied Nevada Shares.

        The distribution of Allied Nevada Shares will be taxable to Vista for Canadian income tax purposes and U.S. federal corporate income tax purposes since its Allied Nevada Shares will constitute a U.S. Real Property Interest under the Code. The amount of Vista's tax liability will depend on the amount of gain deemed realized on the distribution, which would be the difference between the fair market value of the Allied Nevada Shares distributed and Vista's adjusted basis of those Allied Nevada Shares and other factors including, but not limited to, the other deductions or credits available to Vista such as loss carry forwards or foreign tax credits. Vista intends to retain an amount of Allied Nevada Shares which its management considers sufficient to fund an adequate reserve to pay these taxes. However, U.S. securities law restrictions would likely preclude Vista from selling these Allied Nevada Shares in a manner timely to fund the tax liability because the Allied Nevada Shares retained by Vista will be "restricted securities" as defined in Rule 144 under the U.S. Securities Act and cannot be resold by Vista in the absence of registration under the U.S. Securities Act unless an exemption from registration is available. Accordingly, Vista may instead have to pay the tax out of its currently available cash. While it might be possible to effect a private resale of restricted securities, this would likely involve a significant discount to market price. In the case of registration or reliance on an exemption to resell the Allied Nevada

Shares into the market, either of these would involve a waiting period of at least several months to a year: registration of the Allied Nevada Shares under the U.S. Securities Act would take at least several months to complete; alternatively, the most commonly available exemption for resales, Rule 144 under the U.S. Securities Act, would require Vista to hold the Allied Nevada Shares for one year before commencing the resales. Further, any such sale is likely to result in gain or loss for U.S. and Canadian income tax purposes, which may result in tax liability.

Passive Foreign Investment Company Tax Consequences

        For U.S. federal income tax purposes, Vista was classified as a passive foreign investment company ("PFIC") under section 1297 of the Code for its taxable year ended last before the date hereof, and likely will be a PFIC in subsequent taxable years until it has significant operating income. Classification of a Corporation as a PFIC is a tax attribute which may have a materially adverse effect on a shareholder's economic return. Whether, and to what extent, there will be a material adverse effect depends to a very large extent on whether a U.S. Holder makes certain elections in timely fashion. These elections are discussed in the discussion headed U.S. Federal Income Tax Considerations. Each U.S Holder is urged to review this discussion and consult an independent U.S. tax adviser because the PFIC rules are complex as promptly as possible.

Risks relating to the Business of Vista and Allied Nevada

The Companies cannot be certain that their acquisition, exploration and evaluation activities will be commercially successful.

        The Companies currently have no properties that produce gold in commercial quantities. Vista's gold production has declined steadily since mining activities were suspended at the Hycroft mine in 1998, and gold production is incidental to solution recirculation on the heaps.

        Substantial expenditures are required to acquire existing gold properties, to establish ore reserves through drilling and analysis, to develop metallurgical processes to extract metal from the ore and, in the case of new properties, to develop the mining and processing facilities and infrastructure at any site chosen for mining. Neither of the Companies can assure you that any gold reserves or mineralized material acquired or discovered will be in sufficient quantities to justify commercial operations or that the funds required for development can be obtained on a timely basis.

The price of gold is subject to fluctuations, which could adversely affect the realizable value of each of the Companies' assets and potential future results of operations and cash flow.

        The principal assets of each of the Companies are gold reserves and mineralized material. Each Company intends to attempt to acquire additional properties containing gold reserves and mineralized material. The price that Vista or Allied Nevada pays to acquire these properties will be, in large part, influenced by the price of gold at the time of the acquisition. Each of the Companies' potential future revenues are expected to be, in large part, derived from the mining and sale of gold from these properties or from the outright sale or joint venture of some of these properties. The value of these gold reserves and mineralized material, and the value of any potential gold production therefrom, will vary in proportion to variations in gold prices. The price of gold has fluctuated widely, and is affected by numerous factors beyond each Company's control, including, but not limited to, international, economic and political trends, expectations of inflation, currency exchange fluctuations, central bank activities, interest rates, global or regional consumption patterns and speculative activities. The effect of these factors on the price of gold, and therefore the economic viability of any of the Companies' projects, cannot accurately be predicted. Any drop in the price of gold would adversely affect either of the Companies' asset values, cash flows, potential revenues and profits.

Mining exploration, development and operating activities are inherently hazardous.

        Mineral exploration involves many risks that even a combination of experience, knowledge and careful evaluation may not be able to overcome. Operations in which either of the Companies have direct or indirect interests will be subject to all the hazards and risks normally incidental to exploration, development and production of gold and other metals, any of which could result in work stoppages, damage to property and possible environmental damage. The nature of these risks is such that liabilities might exceed any liability insurance policy limits. It is also possible that the liabilities and hazards might not be insurable, or, that one of the Companies could elect not to insure itself against such liabilities due to high premium costs or other reasons, in which event, such Company could incur significant costs that could have a material adverse effect on its individual financial condition.

Reserve calculations are estimates only, subject to uncertainty due to factors including metal prices, inherent variability of the ore and recoverability of metal in the mining process.

        There is a degree of uncertainty attributable to the calculation of reserves and corresponding grades dedicated to future production. Until reserves are actually mined and processed, the quantity of ore and grades must be considered as an estimate only. In addition, the quantity of reserves and ore may vary depending on metal prices. Any material change in the quantity of reserves, mineralization, grade or stripping ratio may affect the economic viability of the Companies' properties. In addition, there can be no assurance that gold recoveries or other metal recoveries in small-scale laboratory tests will be duplicated in larger scale tests under on-site conditions or during production.

The Companies face intense competition in the mining industry.

        The mining industry is intensely competitive in all of its phases. As a result of this competition, some of which is with large established mining companies with substantial capabilities and with greater financial and technical resources than each of the Companies, each Company may be unable to acquire additional attractive mining claims or financing on terms they consider acceptable. The Companies also compete with other mining companies in the recruitment and retention of qualified managerial and technical employees. If one or both of the Companies is unable to successfully compete for qualified employees, its respective exploration and development programs may be slowed down or suspended. The Companies compete with other gold companies for capital. If one of the Companies is unable to raise sufficient capital, its exploration and development programs may be jeopardized or it may not be able to acquire, develop or operate gold projects.

The Companies may be unable to raise additional capital on favourable terms.

        The exploration and development of the Companies' development properties, specifically the construction of mining facilities and commencement of mining operations, may require substantial additional financing. Significant capital investment is required to achieve commercial production from each non-producing property. Each Company will have to raise additional funds from external sources in order to maintain and advance its existing property positions and to acquire new gold projects. There can be no assurance that additional financing will be available at all or on acceptable terms and, if additional financing is not available to either Vista or Allied Nevada, such Company may have to substantially reduce or cease operations.

Future sales of Allied Nevada Shares or Vista New Shares in the public or private markets could adversely affect the trading price of such shares and the Companies' ability to raise funds in new share offerings.

        Future sales of substantial amounts of Allied Nevada Shares or Vista New Shares or equity-related securities in the public or private markets, or the perception that such sales could occur, could adversely affect prevailing trading prices of such shares and could impair that Company's ability to raise capital through future offerings of equity or equity-related securities. No prediction can be made as to the effect, if any, that future sales of such shares or the availability of such shares for future sale, will have on the trading price of the shares.

Some of the Companies' directors may have conflicts of interest as a result of their involvement with other natural resource companies.

        Some of Vista's directors are directors or officers of other natural resource or mining-related companies. Robert A. Quartermain is President and a director of Silver Standard Resources Inc., and is a director of Canplats Resources Corporation, Radiant Resources, Inc., IAMGold Corporation and Minco Silver Corporation. C. Thomas Ogryzlo is the President, CEO and a director of Polaris Geothermal Inc., and is a director of Tiomin Resources Inc., Birim Goldfields Inc. and Baja Mining Corp. Michael B. Richings, who is also our President and Chief Executive Officer and a director of Allied Nevada, is a director of Triumph Gold Corp. (successor to IMC Ventures) and Zaruma Resources Inc., both of which hold interests in mining properties. John Clark is a director of Alberta Clipper Energy Inc. (a Canadian oil and gas exploration company) and CFO and a director of Polaris Geothermal Inc. W. Durand Eppler is the CEO and a director of Coal International PLC and a director of Augusta Resource Corporation. In addition, some of Allied Nevada's directors are directors or officers of other natural resource or mining-related companies. Robert Buchan is a director of bcMetals Corporation, Katanga Mining Limited, Endeavor Mining Capital Corp. and Pacific Rim Mining Corp. W. Durand Eppler is CEO and a director of Coal International PLC. Terry M. Palmer is a director of Apes Silver Mines Limited and Energy West Incorporated and Carl Pescio is a director of Tornado Gold International Corp. These associations may give rise to conflicts of interest from time to time. In the event that any such conflict of interest arises, a director who has such a conflict is required to disclose the conflict to a meeting of the directors of the company in question and to abstain from voting for or against approval of any matter in which such director may have a conflict. In appropriate cases, the company in question will establish a special committee of independent directors to review a matter in which several directors, or management, may have a conflict.

There may be challenges to title to the mineral properties.

        There may be challenges to title to the mineral properties in which one of the Companies holds a material interest. If there are title defects with respect to any properties, the Company that holds such property might be required to compensate other persons or perhaps reduce their interest in the affected property. Also, in any such case, the investigation and resolution of title issues would divert management's time from ongoing exploration and development programs.

        A legal dispute was initiated in Bolivia in April 1998 by Mr. Estanislao Radic who brought legal proceedings in the lower penal court and subsequently in civil court against Mr. Raul Garafulic and Vista, questioning the validity of Mr. Garafulic's ownership of the Amayapampa property.

        During the quarter ended June 30, 2006, it came to Vista's attention that Mr. Radic had initiated other legal proceedings in Bolivian civil court with respect to this matter. Vista believes that Mr. Radic's position is without merit and is taking appropriate legal action to confirm the validity of its interests in its holdings in Bolivia. While Vista does not anticipate that this dispute will result in any material adverse impact on Vista or the value of its holdings in Bolivia, Vista cannot assure that this will be the case.

Additional Risks Relating to Vista

The exploration and development operations of Vista are subject to environmental regulation, which could result in incurrence of additional costs and operational delays.

        All phases of Vista's operations are subject to environmental regulation. Environmental legislation is evolving in some countries or jurisdictions in a manner that will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. There is no assurance that future changes in environmental regulation, if any, will not adversely affect Vista's projects. Vista is currently subject to environmental regulations with respect to its properties in Nevada, California, and Idaho in the United States, as well as Bolivia, Mexico, Indonesia and Australia.

        The Hycroft mine in Nevada, which will be among the properties transferred to Allied Nevada, occupies private and public lands. The public lands include unpatented mining claims on lands administered by the BLM, Nevada State Office. These claims are governed by the laws and regulations of the U.S. federal government and the state of Nevada.

  U.S. Federal Laws

        The BLM requires that mining operations on lands subject to its regulation obtain an approved plan of operations subject to environmental impact evaluation under the U.S. National Environmental Policy Act. Any significant modifications to the plan of operations may require the completion of an environmental assessment or EIS prior to approval. Mining companies must post a bond or other surety to guarantee the cost of post-mining reclamation. These requirements could add significant additional cost and delays to any mining project Vista undertakes.

        Under the U.S. Resource Conservation and Recovery Act, mining companies may incur costs for generating, transporting, treating, storing, or disposing of hazardous waste, as well as for closure and post-closure maintenance once they have completed mining activities on a property. Vista's mining operations may produce air emissions, including fugitive dust and other air pollutants, from stationary equipment, storage facilities, and the use of mobile sources such as trucks and heavy construction equipment which are subject to review, monitoring and/or control requirements under the Federal Clean Air Act and state air quality laws. Permitting rules may impose limitations on our production levels or create additional capital expenditures in order to comply with the rules.

        The U.S. Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended ("CERCLA"), imposes strict joint and several liability on parties associated with releases or threats of releases of hazardous substances. The groups who could be found liable include, among others, the current owners and operators of facilities which release hazardous substances into the environment and past owners and operators of properties who owned such properties at the time the disposal of the hazardous substances occurred. This liability could include the cost of removal or remediation of the release and damages for injury to the surrounding property. Vista cannot predict the potential for future CERCLA liability with respect to its U.S. properties.

  Nevada Laws

        At the state level, mining operations in Nevada are also regulated by the Nevada Department of Conservation and Natural Resources, Division of Environmental Protection. Nevada state law requires the Hycroft mine to hold Nevada Water Pollution Control Permits, which dictate operating controls and closure and post-closure requirements directed at protecting surface and ground water. In addition, Vista is required to hold Nevada Reclamation Permits required under NRS 519A.010 through 519A.170. These permits mandate concurrent and post-mining reclamation of mines and require the posting of reclamation bonds sufficient to guarantee the cost of mine reclamation. Other Nevada regulations govern operating and design standards for the construction and operation of any source of air contamination and landfill operations. Any changes to these laws and regulations could have an adverse impact on Vista's financial performance and results of operations by, for example, required changes to operating constraints, technical criteria, fees or surety requirements.

  California Laws

        A new mining operation in California, such as the Long Valley project, which is on Federal unpatented mining claims within a National Forest, would require obtaining various Federal, State and local permits. Mining projects require the establishment and presentation of environmental baseline conditions for air, water, vegetation, wildlife, cultural, historical, geological, geotechnical, geochemical, soil, and socioeconomic parameters. An EIS would be required for any mining activities proposed on public lands. A Plan of Operations/Reclamation Plan would be required. Also required would be permits for waste-water discharge and wetland disturbance (dredge and fill); a county mining plan and reclamation plan; a county mining operations permit; special use permits from the U.S. Forest Service; and possibly others. In addition, compliance must be demonstrated with the Endangered Species Act and the National Historical Preservation Act consultation process. Possible county zoning and building permits and authorization may be required. Baseline environmental conditions are the basis by which direct and indirect project-related impacts are evaluated and by which potential mitigation measures are proposed. If Vista's project is found to have a significant adverse impact on any of these baseline conditions, Vista could incur significant costs to correct the adverse impact, or delay the start of production. In addition, on December 12, 2002, California adopted a "Backfilling Law" requiring open-pit surface mining operations for metallic minerals to back-fill the mines. While Vista has determined that the geometry of its Long Valley project would lend itself to compliance with this law, future adverse changes to this law could have a corresponding adverse impact on Vista's financial performance and results of operations, for example, by requiring changes to operating constraints, technical criteria, fees or surety requirements.

  Idaho Laws

        Permitting a mining operation, such as Yellow Pine, located on patented mining claims within a National Forest in Idaho would require obtaining various Federal, State and local permits under the coordination of the

Idaho Joint Review Process. Mining projects require the establishment and presentation of environmental baseline conditions for air, water, vegetation, wildlife, cultural, historical, geological, geotechnical, geochemical, soil and socioeconomic parameters. An EIS would be required for any mining activities proposed on public lands. Permits would also be required for storm-water discharge; wetland disturbance (dredge and fill); surface mining; cyanide use, transport and storage; air quality; dam safety (for water storage and/or tailing storage); septic and sewage; water rights appropriation; and possibly others. In addition, compliance must be demonstrated with the Endangered Species Act and the National Historical Preservation Act consultation process. Possible county zoning and building permits and authorization may be required. Baseline environmental conditions are the basis by which direct and indirect project-related impacts are evaluated and by which potential mitigation measures are proposed. If Vista's project is found to have a significant adverse impact on any of these baseline conditions, Vista could incur significant costs to correct the adverse impact, or might have to delay the start of production.

  Bolivia Laws

        Vista is required under Bolivian laws and regulations to acquire permits and other authorizations before it can develop and mine the Amayapampa project. In Bolivia there is relatively new comprehensive environmental legislation, and the permitting and authorization process may be less established and less predictable than in the United States. While Vista has all the necessary permits to place the Amayapampa project into production, when a production decision is reached, these permits will need to be re-affirmed and there can be no assurance that Vista will be able to acquire updates to necessary permits or authorizations on a timely basis. Delays in acquiring any permit or authorization update could increase the development cost of the Amayapampa project, or delay the start of production.

        Under Bolivian regulations, the primary component of environmental compliance and permitting is the completion and approval of an environmental impact study known as Estudio de Evaluacion de Impacto Ambiental ("EEIA"), which Vista submitted in 1997 and was subsequently approved. The EEIA provides a description of the existing environment, both natural and socio-economic, at the project site and in the region; interprets and analyzes the nature and magnitude of potential environmental impacts that might result from project activities; and describes and evaluates the effectiveness of the operational measures planned to mitigate the environmental impacts. Baseline environmental conditions, including meteorology and air quality, hydrological resources and surface water, are the basis by which direct and indirect project-related impacts are evaluated and by which potential mitigation measures are proposed. If Vista's project is found to have a significant adverse impact on any of these baseline conditions, Vista could incur significant costs to correct the adverse impact, or might have to delay the start of production.

  Mexico Laws

        Vista is required under Mexican laws and regulations to acquire permits and other authorizations before the Paredones Amarillos or Guadalupe de los Reyes projects can be developed and mined. Since the passage of Mexico's 1988 General Law on Ecological Equilibrium and Environmental Protection, a sophisticated system for environmental regulation has evolved. In addition, the North American Free Trade Agreement ("NAFTA") requirements for regulatory standards in Mexico equivalent to those of the U.S. and Canada have obligated the Mexican government to continue further development of environmental regulation. Most regulatory programs are implemented by various divisions of the Secretariat of Environment and Natural Resources of Mexico ("SEMARNAT"). While Vista has the necessary permits to place the Paredones Amarillos project into production, there can be no assurance that Vista will be able to acquire updates to necessary permits or authorizations on a timely basis. Likewise, there can be no assurance that Vista will be able to acquire the necessary permits or authorizations on a timely basis to place the Guadalupe de los Reyes project into production. Delays in acquiring any permit, authorization or updates could increase the development cost of the Paredones Amarillos project or the Guadalupe de los Reyes project, or delay the start of production.

        The most significant environmental permitting requirements, as they relate to the Paredones Amarillos and the Guadalupe de los Reyes projects are developing reports on environmental impacts; regulation and permitting of discharges to air, water and land; new source performance standards for specific air and water pollutant emitting sources; solid and hazardous waste management regulations; developing risk assessment reports; developing evacuation plans; and monitoring inventories of hazardous materials. If the Paredones Amarillos or the Guadalupe de los Reyes projects are found to not be in compliance with any of these requirements, Vista could incur significant compliance costs, or might have to delay the start of production.

  Indonesia Laws

        Vista is required under Indonesian laws and regulations to acquire permits and other authorizations before the Awak Mas project can be developed and mined. In Indonesia, environmental legislation plays a significant role in the mining industry. Various environmental documents such as the Analysis of Environmental Impact ("AMDAL") over the Awak Mas project, covering studies on, inter alia, air, water, sand, pollution, hazardous and toxic wastes, reclamation of mining area, etc. must be prepared and submitted to the Ministry of Environment for approval. In addition, Vista is also required to submit periodical environmental reports to the relevant environmental government agencies pursuant to the AMDAL and other required environmental licenses (e.g., license for tailing waste).

        The preparation of AMDAL documents and other relevant environmental licenses would involve incurrence of time and costs and there is no assurance that those approvals/licenses can be obtained in a timely manner. The Indonesian government also has administrative discretion not to approve AMDAL documents or grant the required environmental licenses (including any renewal or extensions of such documents). All these conditions may delay the production activity of the Awak Mas project.

        Failure to meet all of the above environmental documents, licensing and reports requirements is subject to administrative and criminal sanctions as well as fines. In extreme cases, the administrative sanctions can also be imposed in the form of revocation of our business license and the Gold Contract of Work that Vista has with the Indonesian Government.

        Sometimes the implementation of the Regional Autonomy Law in Indonesia brings uncertainty as to the existence and applicability of national and regional regulations (including in the environmental sector). Often regional regulations are in conflict with higher regulations which apply on a national level. This condition could frustrate investors seeking certainty in their investments, and as a result Vista may incur costs and time to manage any issues which may arise and that could possibly affect to the overall mining activity of the Awak Mas project.

  Australia Laws

        Mineral projects in the Northern Territory are subject to Northern Territory laws and regulations regarding environmental matters and the discharge of hazardous wastes and materials. As with all mining projects, the Mt. Todd gold mine would be expected to have a variety of environmental impacts should development proceed. Vista is required under Australian laws and regulations to acquire permits and other authorizations before the Mt. Todd gold mine can be developed and mined. In Australia, environmental legislation plays a significant role in the mining industry. Various environmental documents such as the EIS over the Mt. Todd gold mine, covering studies on, among other things, air, water, pollution, hazardous and toxic wastes, reclamation of mining area, and so on must be prepared and submitted to the Mining and Petroleum Authorizations and Evaluation Division of the Department of Primary Industries, Fisheries and Mines of the Northern Territory government for approval.

        The preparations of the EIS and related documents and other relevant environmental licenses would involve incurrence of time and costs and there is no assurance that those approvals/licenses can be obtained in a timely manner. The Northern Territory government also has administrative discretion not to approve the EIS documents or grant the required environmental licenses (including any renewal or extensions of such documents). Vista has entered into an agreement with the Northern Territory government relating to environmental and rehabilitation issues. Vista must also comply with Aboriginal heritage legislation requirements which require heritage survey work to be undertaken prior to the commencement of mining operations. All these conditions may delay the production activity of the Mt. Todd gold mine.

        These conditions could frustrate investors seeking certainty in their investments, and as a result Vista may incur costs and time to manage any issues which may arise and that could possibly affect the overall mining activity of the Mt. Todd gold mine.

Vista's property interests in Bolivia, Mexico, Indonesia and Australia are subject to risks from political and economic instability in those countries.

        Vista has property interests in Bolivia, Mexico, Indonesia and Australia, which may be affected by risks associated with political or economic instability in those countries. The risks include, but are not limited to: military repression, extreme fluctuations in currency exchange rates, labor instability or militancy, mineral title irregularities and high rates of inflation. Changes in mining or investment policies or shifts in political attitude in Bolivia, Mexico, Indonesia or Australia may adversely affect Vista's business. Vista may be affected in varying degrees by government regulation with respect to restrictions on production, price controls, export controls, income taxes, expropriation of property, maintenance of claims, environmental legislation, land use, land claims of local people, water use and mine safety. The effect of these factors cannot be accurately predicted.

        Recent political developments in Bolivia may adversely affect the Amayapampa Project. On May 1, 2006, President Evo Morales of Bolivia, who took office in January 2006, signed a decree which effectively nationalized Bolivia's hydrocarbon industry. President Morales and others in his administration have made public statements regarding their desire to exert greater state control over all natural resource production in Bolivia, including mining.

        To date, there have been no formal proposals to nationalize the mining industry and it is not clear that such nationalization would take place. The government may, however, alter its current policies with respect to the mining industry. If the Amayapampa Project were nationalized, Vista might be unable to recover any significant portion of its investment in the project. The government could also substantially increase mining taxes or require significant royalty payments, which could have a material adverse effect on the profitability of the Amayapampa Project.

Vista's financial position and results are subject to fluctuations in foreign currency values.

        Because Vista has mining exploration and evaluation operations in North America, South America, Indonesia and Australia, it is subject to foreign currency fluctuations, which may materially affect its financial position and results. Vista does not engage in currency hedging to offset any risk of currency fluctuations.

        Vista measures and reports financial results in U.S. dollars. Vista has mining projects in Bolivia, Mexico, Indonesia and Australia, and Vista is looking for other projects elsewhere in the world. Economic conditions and monetary policies in these countries can result in severe currency fluctuations.

        Currently all of Vista's material transactions in Mexico, Bolivia, Indonesia and Australia are denominated in U.S. dollars. However, if Vista were to begin commercial operations in Mexico, Bolivia, Indonesia or Australia (or other countries) it is possible that material transactions incurred in the local currency, such as engagement of local contractors for major projects, will be settled at a U.S. dollar value that is different from the U.S. dollar value of the transaction at the time it was incurred. This could have the effect of undermining profits from operations in that country.

It may be difficult to enforce judgments or bring actions outside the United States against Vista and certain of their directors and officers.

        Vista is a Canadian corporation and certain of its directors and officers are neither citizens nor residents of the United States. A substantial part of the assets of several of these persons, and of Vista, are located outside the United States. As a result, it may be difficult or impossible for an investor:

  •
  to enforce in courts outside the United States judgments obtained in United States courts based upon the civil liability provisions of United States federal securities laws against these persons and Vista; or

  •
  to bring in courts outside the United States an original action to enforce liabilities based upon United States federal securities laws against these persons or Vista.

Additional Risks Relating to Allied Nevada

Allied Nevada is at an early stage of development and has no operating history as an independent company. Its future revenues and profits are uncertain.

        Allied Nevada is a development-stage venture without operating history as an independent company. It was incorporated in September 2006 and would commence operations with properties formerly held by Vista and by the Pescios. None of these properties is currently producing gold in commercial quantities and there can be no assurance that these properties, or others that may be acquired in the future, will produce gold in commercial quantities or otherwise generate operating earnings. Although Allied Nevada's properties would include the Hycroft Mine, operations at the Hycroft Mine were suspended in December 1998, and the site was placed on care and maintenance and remains at this status today. Even if Allied Nevada re-commences mining activities at the Hycroft Mine or commences development activity on other properties, it may continue to incur losses beyond the period of commencement of such activity. There is no certainty that Allied Nevada will produce revenue, operate profitably or provide a return on investment in the future. If Allied Nevada is unable to generate revenues or profits, investors might not be able to realize returns on their investment in Allied Nevada Shares. Even if Allied Nevada does achieve profitability, it may not be able to sustain or increase profitability on a quarterly or annual basis.

If Allied Nevada loses key personnel or is unable to attract and retain additional personnel, it may be unable to establish and develop its business.

        Allied Nevada's development in the future will be highly dependent on the efforts of key management employees, namely, Scott Caldwell (currently President, Chief Executive Officer and Chief Financial Officer) and other key employees hired by Allied Nevada in the future. Loss of any of these people could have a material adverse effect on Allied Nevada. Although Allied Nevada plans to enter into employment agreements with Mr. Caldwell, as well as other key employees as determined by Allied Nevada, Allied Nevada does not have and currently has no plans to obtain key man insurance with respect to any of its key employees. As well, Allied Nevada, as a new corporation, will need to recruit and retain other qualified managerial and technical employees to build and maintain its operations. If Allied Nevada is unable to successfully recruit and retain such persons, its development and growth could be significantly curtailed.

Allied Nevada will depend on outside sources to place its mineral deposit properties into production.

        Allied Nevada's ability to to place its properties into production will be dependent upon using the services of appropriately experienced personnel or contractors and purchasing equipment, or entering into agreements with other major resource companies that can provide such expertise or equipment. There can be no assurance that Allied Nevada will have available to it the necessary expertise or equipment when and if Allied Nevada places its mineral deposit properties into production.

Allied Nevada's lack of operating experience may cause it difficulty in managing its growth.

        As a newly-formed entity, Allied Nevada is establishing operating procedures for evaluating, acquiring and developing properties, and negotiating, establishing and maintaining strategic relationships. The ability of Allied Nevada to manage its growth, if any, will require it to improve and expand its management and its operational and financial systems and controls. If Allied Nevada's management is unable to manage growth effectively, its business and financial condition would be materially harmed. In addition, if rapid growth occurs, it may strain Allied Nevada's operational, managerial and financial resources.

The exploration and development operations are subject to environmental regulations, which could result in incurrence of additional costs and operational delays.

        All phases of Allied Nevada's operations are subject to environmental regulation. Environmental legislation is evolving in some countries or jurisdictions in a manner which will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. There is no assurance that future changes in environmental regulation, if any, will not adversely affect Allied

Nevada's projects. Allied Nevada will be subject to environmental regulations with respect to its properties in Nevada, in the United States.

        The Hycroft mine in Nevada occupies private and public lands. The public lands include unpatented mining claims on lands administered by the BLM, Nevada State Office. These claims are governed by the laws and regulations of the U.S. federal government and the state of Nevada.

  U.S. Federal Laws

        The BLM requires that mining operations on lands subject to its regulation obtain an approved plan of operations subject to environmental impact evaluation under the U.S. National Environmental Policy Act. Any significant modifications to the plan of operations may require the completion of an environmental assessment or EIS prior to approval. Mining companies must post a bond or other surety to guarantee the cost of post-mining reclamation. These requirements could add significant additional cost and delays to any mining project Allied Nevada undertakes.

        Under the U.S. Resource Conservation and Recovery Act, mining companies may incur costs for generating, transporting, treating, storing, or disposing of hazardous waste, as well as for closure and post-closure maintenance once they have completed mining activities on a property. Allied Nevada's mining operations may produce air emissions, including fugitive dust and other air pollutants, from stationary equipment, storage facilities, and the use of mobile sources such as trucks and heavy construction equipment which are subject to review, monitoring and/or control requirements under the Federal Clean Air Act and state air quality laws. Permitting rules may impose limitations on our production levels or create additional capital expenditures in order to comply with the rules.

        CERCLA imposes strict joint and several liability on parties associated with releases or threats of releases of hazardous substances. The groups who could be found liable include, among others, the current owners and operators of facilities which release hazardous substances into the environment and past owners and operators of properties who owned such properties at the time the disposal of the hazardous substances occurred. This liability could include the cost of removal or remediation of the release and damages for injury to the surrounding property. Allied Nevada cannot predict the potential for future CERCLA liability with respect to its properties.

  Nevada Laws

        At the state level, mining operations in Nevada are also regulated by the Nevada Department of Conservation and Natural Resources, Division of Environmental Protection. Nevada state law requires the Hycroft mine to hold Nevada Water Pollution Control Permits, which dictate operating controls and closure and post-closure requirements directed at protecting surface and ground water. In addition, Allied Nevada is required to hold Nevada Reclamation Permits required under NRS 519A.010 through 519A.170. These permits mandate concurrent and post-mining reclamation of mines and require the posting of reclamation bonds sufficient to guarantee the cost of mine reclamation. Other Nevada regulations govern operating and design standards for the construction and operation of any source of air contamination and landfill operations. Any changes to these laws and regulations could have an adverse impact on Allied Nevada's financial performance and results of operations by, for example, required changes to operating constraints, technical criteria, fees or surety requirements.

The cost of compliance or failure to comply with the Sarbanes-Oxley Act of 2002 may adversely affect Allied Nevada's business.

        As a new reporting company under the U.S. Exchange Act, Allied Nevada will be subject to certain provisions of the U.S. Sarbanes-Oxley Act of 2002, which may result in higher compliance costs and may adversely affect its financial results and its ability to attract and retain qualified members of the Allied Nevada Board or qualified executive officers. The Sarbanes-Oxley Act of 2002 affects corporate governance, securities disclosure, compliance practices, internal audits, disclosure controls and procedures, and financial reporting and accounting systems. Section 404 of the Sarbanes-Oxley Act of 2002, for example, requires companies subject to the reporting requirements of the United States securities laws to do a comprehensive evaluation of their internal controls over financial reporting. Allied Nevada will be required to provide its Section 404 evaluation beginning with its annual report on Form 10-K for the year ending December 31, 2007. The failure to comply with Section 404, when Allied Nevada is required to comply, may prevent it from providing the required financial information in a timely manner (which could materially and adversely impact its business, financial condition and the trading price of its common stock), prevent Allied Nevada from otherwise complying with the standards applicable to it as a public company and subject Allied Nevada to adverse regulatory consequences.

There is no existing market for Allied Nevada Shares and a trading market that will provide holders with adequate liquidity may not develop for the common stock. In addition, once Allied Nevada Shares begin trading, the market price of its shares may fluctuate widely.

        There is currently no public market for Allied Nevada Shares and there can be no assurance that an active trading market for Allied Nevada Shares will develop as a result of the distribution or be sustained in the future.

        Management cannot predict the prices at which Allied Nevada Shares may trade after the distribution. The market price of the common stock may fluctuate widely, depending upon many factors, some of which may be beyond the control of Allied Nevada, including fluctuations in the price of gold; announcements by Allied Nevada or competitors of significant acquisitions or dispositions; overall market fluctuations and general economic conditions.

        Stock markets in general have experienced volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations may adversely affect the trading price of Allied Nevada Shares.

Investors may be unable to accurately value Allied Nevada Shares.

        Investors often value companies based on the stock prices and results of operations of other comparable companies. Currently, no public gold exploration company exists that is directly comparable to Allied Nevada's size and scale. Further, the Pescios' properties had previously been privately held. Prospective investors, therefore, have limited historical information about certain of the properties held by Allied Nevada upon which to base an evaluation of Allied Nevada's performance and prospects and an investment in Allied Nevada Shares. As such, investors may find it difficult to accurately value Allied Nevada Shares, which may cause the common stock price to trade below Allied Nevada's true value.

DISSENT RIGHTS

        The following description of the right to dissent and appraisal to which registered dissenting Vista Shareholders only ("Dissenting Shareholders") are entitled is not a comprehensive statement of the procedures to be followed by a Dissenting Shareholder who seeks payment of the fair value of such Dissenting Shareholder's Vista Shares and is qualified in its entirety by the reference to the full text of the Interim Order and Section 193 of the Act which are attached to this Circular as Appendices "C" and "D". A registered Dissenting Shareholder who intends to exercise the right to dissent and appraisal should carefully consider and comply with the provisions of Section 193 of the Act as modified by the Interim Order. Failure to strictly comply with the provisions of that Section and to adhere to the procedures established therein may result in the loss of all rights thereunder. Holders of Vista Warrants and Vista Options are not entitled to any right to dissent under the Arrangement.

        The Court hearing the application for the Final Order has the discretion to alter the rights of dissent described herein based on the evidence presented at such hearing.

        Pursuant to the Interim Order and the Plan of Arrangement, registered Vista Shareholders only are entitled, in addition to any other right such holder may have, to dissent and to be paid by Vista, in the event the Arrangement becomes effective the fair value of the Vista Shares held by such holder in respect of which such holder dissents, determined as of the close of business on the last Business Day before the day on which the Arrangement is approved by Vista Securityholders at the Meeting. A registered Vista Shareholder may dissent only with respect to all of the Vista Shares held by such holder or on behalf of any one beneficial owner and registered in the Dissenting Shareholder's name. Only Registered Shareholders may dissent. Persons who are beneficial owners of Vista Shares registered in the name of a broker, custodian, nominee or other intermediary who wish to dissent, should be aware that they may only do so through the registered owner of such securities. A registered holder, such as a broker, who holds Vista Shares as nominee for beneficial holders, some of whom wish to dissent, must exercise dissent rights on behalf of such beneficial owners with respect to the Vista Shares held for such beneficial owners. In such case, the demand for dissent should set forth the number of Vista Shares covered by it. Alternatively, such a Vista Shareholder may wish to instruct the intermediary to cause such Vista Shares to be registered in the holder's name so that the holder may exercise rights of dissent directly.

        A Dissenting Shareholder must send a written dissent notice to the Arrangement Resolution, which written objection must be received by Vista c/o Macdonald & Company, Suite 200, 204 Lambert Street, Whitehorse, Yukon Territory, Y1A 3T2, Attention: Gareth Howells by 5:00 p.m. (local time in Whitehorse) at or before the Meeting, or at or prior to any postponement or adjournment of the Meeting.

        If a Dissenting Shareholder votes any of its Vista Shares at the Meeting, either by the submission of a proxy or by voting in person, in favour of the Arrangement Resolution, its dissent notice shall be deemed to have been revoked and such Dissenting Shareholder shall no longer be entitled to exercise dissent rights.

        An application may be made to the Court by Vista or by a Dissenting Shareholder after the adoption of the Arrangement Resolution to fix the fair value of the Dissenting Shareholder's Vista Shares. If such an application to the Court is made by Vista or a Dissenting Vista Shareholder, Vista must, unless the Court otherwise orders, send to each Dissenting Shareholder a written offer to pay the Dissenting Shareholder an amount considered by the Vista Board to be the fair value of the Vista Shares, as applicable. The offer, unless the Court otherwise orders, will be sent to each Dissenting Shareholder at least 10 days before the date on which the application is returnable, if Vista is the applicant, or within 10 days after Vista is served with notice of the application, if a Dissenting Shareholder is the applicant. The offer will be made on the same terms to each Dissenting Shareholder and will be accompanied by a statement showing how the fair value was determined.

        A Dissenting Shareholder may make an agreement with Vista for the purchase of such holder's Vista Shares in the amount of the offer made by Vista, or otherwise, at any time before the Court pronounces an order fixing the fair value of the Vista Shares.

        A Dissenting Shareholder is not required to give security for costs in respect of an application and, except in special circumstances, will not be required to pay the costs of the application or appraisal. On the application, the Court will make an order fixing the fair value of the Vista Shares, as applicable, of all Dissenting Shareholders who are parties to the application, giving judgment in that amount against Vista and in favour of each of those Dissenting Shareholders, and fixing the time within which Vista must pay that amount payable to the Dissenting Shareholders. The Court may in its discretion allow a reasonable rate of interest on the amount payable to each Dissenting Shareholder calculated from the date on which the Dissenting Shareholder ceases to have any rights as a Vista Shareholder, until the date of payment.

        Upon the Arrangement becoming effective, or upon the making of an agreement between Vista and the Dissenting Shareholder as to the payment to be made by Vista to the Dissenting Shareholder for its Vista Shares, or upon the pronouncement of a Court order, whichever first occurs, the Dissenting Shareholder will cease to have any rights as a Vista Shareholder other than the right to be paid the fair value of such holder's Vista Shares, in the amount agreed to between Vista and the Dissenting Shareholder or in the amount of the judgment, as the case may be. Until one of these events occurs, the Dissenting Shareholder may withdraw the Dissenting Shareholder's dissent, or if the Arrangement has not yet become effective, Vista may rescind the Arrangement Resolution, and in either event the dissent and appraisal proceedings in respect of that Dissenting Shareholder will be discontinued.

        Vista shall not make a payment to a Dissenting Shareholder if there are reasonable grounds for believing that Vista is or would after the payment be unable to pay its liabilities as they become due, or that the realizable value of the assets of Vista would thereby be less than the aggregate of its liabilities. In such event, Vista shall notify each Dissenting Shareholder that it is unable lawfully to pay Dissenting Shareholders for their Vista Shares, in which case the Dissenting Shareholder may, by written notice to Vista within 30 days after receipt of such notice, withdraw such holder's written objection, in which case Vista shall be deemed to consent to the withdrawal and such Dissenting Shareholder shall be reinstated with full rights as a Vista Shareholder, failing which such Dissenting Shareholder retains its status as a claimant against Vista to be paid as soon as Vista is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of Vista but in priority to its Shareholders.

        All Vista Shares held by Dissenting Shareholders who exercise their right to dissent will, if the holders are ultimately entitled to be paid the fair value thereof, be deemed to be transferred to Vista and cancelled in exchange for such fair value.

        The above summary does not purport to provide a comprehensive statement of the procedures to be followed by a Dissenting Shareholder who seeks payment of the fair value of their Vista Shares. The Interim Order and Section 193 of the Act require adherence to the procedures established therein and failure to do so may result in the loss of all rights thereunder. Accordingly, each Dissenting Shareholder who might desire to exercise the right to dissent and appraisal should carefully consider and comply with the provisions of the Interim Order, a copy of which is attached as Appendix "C" to this Circular together with section 193 of the Act, the full text of which is set out in Appendix "D" to this Circular and should consult their own legal advisor.

        It is a condition to the obligation of Vista to complete the Arrangement that rights of dissent shall not have been exercised, nor shall proceedings have been initiated to exercise such rights by Vista Shareholders which in the aggregate represent more than 5% of the outstanding Vista Shares.

DEPOSIT AND TRANSMITTAL

Deposit

        The details of the procedures for the deposit of certificates representing Vista Shares and the delivery by the Depositary of the consideration to be paid for such securities are set out in the Letter of Transmittal enclosed herein. Registered Vista Shareholders who do not receive a Letter of Transmittal with this Circular, or require an additional Letter of Transmittal should contact the Depositary.

        The Depositary will forward to all registered Vista Shareholders who, prior to the Effective Date, have deposited their properly completed and executed Letter of Transmittal, together with their Vista Share certificates, the certificates for Vista New Shares and the Allied Nevada Shares and a cheque representing any cash payment in lieu of a fractional Vista New Share and Allied Nevada Share to which they are entitled under the Arrangement within three Business Days after the Effective Date. The Depositary will forward to Vista Shareholders who, after the Effective Date, have deposited their properly completed and executed Letter of Transmittal together with their Vista Share certificates and all other documents contemplated by the Letter of Transmittal, the certificates for the Vista New Shares and the Allied Nevada Shares and a cheque for any cash payment to which they are entitled under the Arrangement as soon as reasonably practicable following the receipt by the Depositary of such Letters of Transmittal and Vista Share certificates.

        Registered holders of Vista Shares who do not forward to the Depositary properly completed and executed Letters of Transmittal, together with their certificates representing their Vista Shares and all other documents contemplated by the Letter of Transmittal, will not receive the certificates for Vista New Shares and the Allied Nevada Shares and a cheque for any cash payment to which they are otherwise entitled under the Arrangement until proper tender is made. At and after the Effective Time, certificates formerly representing Vista Shares shall represent only the right to receive the certificates for Vista New Shares and the Allied Nevada Shares and a cheque for any cash payment in accordance with the Plan of Arrangement.

        If the Arrangement Agreement is terminated and the Arrangement is not completed, all certificates representing Vista Shares delivered to the Depositary will be returned, at the expense of Vista, to the holders of such securities following such termination, along with any other relevant documents.

Letters of Transmittal

        Registered holders of Vista Shares wishing to deliver their certificates representing Vista Shares must deliver to the Depositary, at any of the offices specified in the Letter of Transmittal, the following documents:

  (a)
  the certificate or certificates representing the Vista Shares held by the Vista Shareholder;

  (b)
  the Letter of Transmittal or a manually signed facsimile thereof, properly completed and duly executed as required by the instructions set out in therein; and

  (c)
  all other documents required by the instructions set out in the Letter of Transmittal in accordance with the specific circumstances of each Vista Shareholder.

        Instructions for properly completing and returning a Letter of Transmittal will be included with the Letter of Transmittal.

Guarantee of Signatures

        If (a) the Letter of Transmittal is signed by a person other than the Registered Shareholder, or (b) the Vista New Shares or Allied Nevada Shares to be issued pursuant to the Arrangement or, if the Arrangement is not effective, the Vista Shares to be returned are to be sent to a person other than such Registered Shareholder or sent to an address other than the address of the Registered Shareholder as shown on the securities register of Vista, the signature on the Letter of Transmittal must be guaranteed by a Canadian schedule 1 chartered bank, a major trust company in Canada, a member of the Securities Transfer Agent Medallion Program (STAMP), a member of the Stock Exchange Medallion Program (SEMP) or a member of the New York Stock Exchange Inc. Medallion Signature Program (MSP) (an "Eligible Institution") or in some other manner satisfactory to the Depositary (except that no guarantee is required if the signature is that of an Eligible Institution).

Fiduciaries, Representatives and Authorizations

        Where the Letter of Transmittal or any certificate, share transfer or power of attorney is executed on behalf of a corporation, partnership or association or by an agent, executor, administrator, trustee, guardian, attorney-in-fact or by any other person acting in a fiduciary or representative capacity, the Letter of Transmittal must be accompanied by satisfactory evidence of the authority to act. Vista or the Depositary may require additional evidence of authority or additional documentation.

Lost Vista Share Certificates

        Vista Shareholders who are required to surrender certificates in order to receive certificates for the appropriate number of the Vista New Shares or Allied Nevada Shares and a cheque for any cash payment pursuant to of the Arrangement and who have lost or misplaced the certificates representing their Vista Shares should execute and return to the Depositary a Lost Certificate Notice which can be obtained from the Depositary. Once the Depositary establishes the Vista Shareholder's proper entitlement and such Vista Shareholder satisfies such requirements as may be imposed by the Depositary in connection with the issuance of replacement certificates, the Vista Shareholder will receive the Vista New Shares or Allied Nevada Shares and any cash payment to which such Vista Shareholder is entitled.

Mail Service Interruption

        Notwithstanding the provisions of this Circular or the Letter of Transmittal, certificates representing the Vista New Shares or Allied Nevada Shares and a cheque for any cash payment to be returned to Vista Shareholders will not be mailed if the Depositary determines that delivery thereof by mail may be delayed. Persons entitled to certificates for the Vista New Shares or Allied Nevada Shares and a cheque for any cash payment which are not mailed for the foregoing reason may take delivery thereof at the office of the Depositary, upon application to the Depositary, until such time as the Depositary has determined that delivery by mail will no longer be delayed. The Depositary shall provide notice of any such determination not to mail as soon as reasonably practicable after the making of such determination. Certificates for the Vista New Shares or Allied Nevada Shares and cheques for any cash payments not mailed for the foregoing reason will be conclusively deemed to have been delivered on the first day upon which they are available for delivery to the depositing Vista Shareholder at the office of the Depositary.

        Registered Shareholders who hold Vista Shares as of the Effective Date have a period of six years from the Effective Date during which they may surrender the certificate(s) representing the Vista Shares held by them as of the Effective Date, following which time they lose all rights to receive any consideration under the

Arrangement; provided, however, that the rights of Dissenting Shareholders will be governed by Article 3 of the Plan of Arrangement.

Vista Options and Warrants

        Holders of Vista Options and Vista Warrants are not required to deposit certificates representing such options or warrants. After the Arrangement becomes effective, Allied Nevada and Vista will provide documentation to each former holder of Vista Options representing the options to purchase Vista New Shares and Allied Nevada Shares to which such person is entitled under the Arrangement. In addition, Vista will provide each holder of Vista Warrants with a notice of adjustment advising such holder of the number of Vista New Shares such holder is entitled to under the Arrangement upon the exercise of his or her Vista Warrants and the exercise price of such Vista Warrants.

INTEREST OF CERTAIN PERSONS IN MATERIAL TRANSACTIONS
AND THE ARRANGEMENT

        Except as described below or otherwise disclosed in this Circular, no director or senior officer of Vista who has served in such capacity since the beginning of the last financial year, or any associate or affiliate of such person, and to the best of the knowledge of management of Vista, no person that has direct or indirect beneficial ownership of more than 5% of the issued Vista Shares and no associate or affiliate of any such person, had any material interest, directly or indirectly, in any transaction within the past year, in any proposed transaction, which has affected or would materially affect Vista or any of its subsidiaries or in any matter to be acted upon at the Meeting.

        Certain directors and senior officers of Vista hold Vista Options that will, pursuant to the Arrangement Agreement, to the extent that they have not expired or been exercised prior to the Meeting, be exchanged for Vista New Options and Allied Nevada Options. See "The Arrangement — Transaction Mechanics — Treatment of Vista Options" and "Information Relating to Vista — Description of Vista's Business — Directors and Officers".

        On May 5, 2006, Vista entered into a letter agreement with Quest Capital (the "Letter Agreement") in which Vista retained Quest Capital to provide advisory services to Vista in connection with the Arrangement. As remuneration for these advisory services, Vista will pay Quest Capital a monthly retainer of $10,000 until the completion of the Arrangement. In addition, Vista agreed to issue 10,000 Vista Shares to Quest Capital. A listing application has been made to each of the Exchanges to approve the listing of the 10,000 additional Vista Shares payable under the Letter Agreement. Upon Vista's receipt of listing approval from the Exchanges, Vista will issue the 10,000 Vista Shares to Quest Capital pursuant to the Letter Agreement. Robert Buchan, who will be a director of Allied Nevada, is also the Executive Chairman and a director of Quest Capital.

        In September 2005, Vista completed a private placement transaction for gross proceeds of $7.8 million. Vista retained Global Resource Investments Ltd. ("Global") and Quest Securities Corporation ("Quest Securities") to serve as finders in this transaction. Vista paid Global a cash finder's fee of $468,463, being 6% of the gross proceeds of the private placement. As the finder's fee for Quest Securities, Vista issued to Quest Securities 216,881 Vista Warrants, that number being 10% of the number of units issued in the private placement. In addition, Vista paid Global and Quest Securities a total of $18,757 and CDN$18,939, respectively representing the legal costs incurred by each in connection with this private placement.

        Vista understands that all of the outstanding shares of Global are beneficially owned by Mr. A. Richards Rule, and that at the time of the private placement Mr. Rule beneficially owned Vista Warrants to acquire approximately 5% of the outstanding Vista Shares. As well, management of Vista understands that Mr. Rule beneficially owns approximately 12% of the outstanding shares of Quest Capital. Quest Securities is a wholly-owned subsidiary of Quest Capital.

        On June 9, 2003, Vista entered into an agreement granting Silver Standard Resources Inc. ("SSRI") an option to acquire Vista's interest in the silver resources hosted in the Maverick Springs project. Pursuant to this agreement, SSRI would pay $1.5 million over four years, including a payment of $300,000 that was made upon acceptance of the option agreement for filing on the TSX. The remaining $1.2 million would be used to fund exploration programs, land holding costs and option payments. As of December 31, 2005, SSRI has paid Vista $1,522,261 pursuant to this agreement thus satisfying its $1.5 million payment obligation. Accordingly, all costs incurred for Maverick Springs are now being shared by the two corporations on the basis of Vista 45% / SSRI 55%. SSRI and Vista have formed a committee to jointly manage exploration of the Maverick Springs project. Robert A. Quartermain is a director of both SSRI and Vista.

ADDITIONAL INFORMATION AND OTHER DOCUMENTS

        Financial information relating to Vista is provided in Vista's comparative financial statements and management's discussion and analysis for its most recently completed financial year. Vista will provide a copy of its audited financial statements for 2005, interim financial statements for 2006 and management's discussion and analysis thereon to any securityholder of Vista upon request to the Secretary of Vista at 1200 Waterfront Centre, 200 Burrard Street, Vancouver, British Columbia, Canada, V7X 1T2 (telephone (604) 640-4102). These documents and additional information about Vista are available on SEDAR at www.sedar.com and on EDGAR at www.sec.gov/edgar.shtml.

LEGAL MATTERS

        Legal matters in connection with the Arrangement will be passed upon on behalf of Vista by Borden Ladner Gervais LLP and by Burns & Levinson LLP. As at October     •    , 2006, the partners and associates of Borden Ladner Gervais LLP owned beneficially, directly or indirectly, in the aggregate less than 1% of the outstanding Vista Shares and the partners and associates of Burns & Levinson LLP owned beneficially, directly or indirectly, in the aggregate less than 1% of the outstanding Vista Shares.

DIRECTORS' APPROVAL

        The contents and sending of the Notice of Special Meeting and this Circular have been approved and authorized by the Vista Board. The Pescios have provided to Vista the information contained in this Circular relating to the Pescios and have authorized Vista to include such information in this Circular.

VISTA GOLD CORP.

By:	Michael B. Richings President and Chief Executive Officer

CONSENTS OF EXPERTS

Consent of Gustavson Associates, LLC

TO:    The Board of Vista Gold Corp. (the "Issuer")

        In connection with the Issuer's management information and proxy circular dated                                 , 2006 and any amendment thereto (the "Circular"), I,                                                                  , on behalf of Gustavson Associates, LLC ("Gustavson"), hereby consent to the use of Gustavson's name in connection with references to Gustavson's involvement in the preparation of the technical report entitled "Report NI 43-101 Technical Report on the Mount Todd Gold Project, Northern Territory, Australia" dated June 26, 2006 (the "Technical Report") and to references to the Technical Report, or portions thereof, in the Circular and to the inclusion and incorporation by reference of information derived from the Technical Report in the Circular.

        I also hereby confirm that I have read the Circular and I have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the Technical Report or that is within my knowledge as a result of the services Gustavson performed in connection with the Technical Report.

GUSTAVSON ASSOCIATES, LLC

By:
(City, Province/State)	Name:
, 2006	Title:

Consent of WLR Consulting, Inc.

TO:    The Board of Vista Gold Corp. (the "Issuer")

        In connection with the Issuer's management information and proxy circular dated                                 , 2006 and any amendment thereto (the "Circular"), I,                                                                  , on behalf of WLR Consulting, Inc. ("WLR"), hereby consent to the use of WLR's name in connection with references to WLR's involvement in the preparation of the technical report entitled "Technical Report, Paredones Amarillos Project, Baja Sur, Mexico" dated September 23, 2005 (the "Technical Report") and to references to the Technical Report, or portions thereof, in the Circular and to the inclusion and incorporation by reference of information derived from the Technical Report in the Circular.

        I also hereby confirm that I have read the Circular and I have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the Technical Report or that is within my knowledge as a result of the services WLR performed in connection with the Technical Report.

WLR CONSULTING, INC.

By:
(City, Province/State)	Name:
, 2006	Title:

Consent of Resource Development Inc.

TO:    The Board of Vista Gold Corp. (the "Issuer")

        In connection with the Issuer's management information and proxy circular dated                                 , 2006 and any amendment thereto (the "Circular"), I,                                                                  , on behalf of Resource Development Inc. ("RDI"), hereby consent to the use of RDI's name in connection with references to RDI's involvement in the preparation of the technical report entitled "Technical Report, Paredones Amarillos Project, Baja Sur, Mexico" dated September 23, 2005 (the "Technical Report") and to references to the Technical Report, or portions thereof, in the Circular and to the inclusion and incorporation by reference of information derived from the Technical Report in the Circular.

        I also hereby confirm that I have read the Circular and I have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the Technical Report or that is within my knowledge as a result of the services RDI performed in connection with the Technical Report.

RESOURCE DEVELOPMENT INC.

By:
(City, Province/State)	Name:
, 2006	Title:

Consent of RSG Global Pty. Ltd.

TO:    The Board of Vista Gold Corp. (the "Issuer")

        In connection with the Issuer's management information and proxy circular dated                                 , 2006 and any amendment thereto (the "Circular"), I,                                                                  , on behalf of RSG Global Pty. Ltd. ("RSG"), hereby consent to the use of RSG's name in connection with references to RSG's involvement in the preparation of the technical report entitled "Mineral Resource Estimate for the Awak Mas Deposit Sulawesi, Indonesia" dated December 1, 2004 (the "Technical Report") and to references to the Technical Report, or portions thereof, in the Circular and to the inclusion and incorporation by reference of information derived from the Technical Report in the Circular.

        I also hereby confirm that I have read the Circular and I have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the Technical Report or that is within my knowledge as a result of the services RSG performed in connection with the Technical Report.

RSG GLOBAL PTY. LTD.

By:
(City, Province/State)	Name:
, 2006	Title:

Consent of Mine Development Associates, Inc.

TO:    The Board of Vista Gold Corp. (the "Issuer")

        In connection with the Issuer's management information and proxy circular dated                                 , 2006 and any amendment thereto (the "Circular"), I,                                                                  , on behalf of Mine Development Associates, Inc. ("MDA"), hereby consent to the use of MDA's name in connection with references to MDA's involvement in the preparation of the technical reports entitled "Technical Report, Paredones Amarillos Project, Baja Sur, Mexico" dated September 23, 2005, "Technical Report, Long Valley Project, Mono County, California USA" dated February 20, 2003, "Updated Technical Report — Vista Gold Corp., Hycroft Mine, Winnemucca, Nevada, USA" dated August 14, 2006, "Updated Technical Report, Wildcat Project, Pershing County, Nevada USA" dated August 14, 2006, "Updated Technical Report, Hasbrouck Project, Esmeralda County, Nevada USA" dated August 14, 2006 and "Updated Technical Report, Three Hills Project, Esmeralda County, Nevada USA" dated August 14, 2006 (collectively, the "Technical Reports") and to references to the Technical Reports, or portions thereof, in the Circular and to the inclusion and incorporation by reference of information derived from the Technical Reports in the Circular.

        I also hereby confirm that I have read the Circular and I have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the Technical Reports or that is within my knowledge as a result of the services MDA performed in connection with the Technical Reports.

MINE DEVELOPMENT ASSOCIATES, INC.

By:
(City, Province/State)	Name:
, 2006	Title:

Consent of Pincock, Allen & Holt

TO:    The Board of Vista Gold Corp. (the "Issuer")

        In connection with the Issuer's management information and proxy circular dated                                 , 2006 and any amendment thereto (the "Circular"), I,                                                                  , on behalf of Pincock, Allen & Holt ("PAH"), hereby consent to the use of PAH's name in connection with references to PAH's involvement in the preparation of the technical reports entitled "Technical Report for the Guadalupe de Los Reyes Gold-Silver Project, State of Sinaloa, Western Mexico" dated July 17, 2003 and "Yellow Pine Project, Idaho, U.S.A., Technical Report" dated November 17, 2003 (collectively, the "Technical Reports") and to references to the Technical Reports, or portions thereof, in the Circular and to the inclusion and incorporation by reference of information derived from the Technical Reports in the Circular.

        I also hereby confirm that I have read the Circular and I have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the Technical Reports or that is within my knowledge as a result of the services PAH performed in connection with the Technical Reports.

PINCOCK, ALLEN & HOLT

By:
(City, Province/State)	Name:
, 2006	Title:

Consent of GR Technical Services Ltd.

TO:    The Board of Vista Gold Corp. (the "Issuer")

        In connection with the Issuer's management information and proxy circular dated                                 , 2006 and any amendment thereto (the "Circular"), I,                                                                  , on behalf of GR Technical Services Ltd. ("GR Technical"), hereby consent to the use of GR Technical's name in connection with references to GR Technical's involvement in the preparation of the technical report entitled "Amayapampa Project Update Scoping Study" dated September 21, 2006 (the "Technical Report") and to references to the Technical Report, or portions thereof, in the Circular and to the inclusion and incorporation by reference of information derived from the Technical Report in the Circular.

        I also hereby confirm that I have read the Circular and I have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the Technical Report or that is within my knowledge as a result of the services GR Technical performed in connection with the Technical Report.

GR TECHNICAL SERVICES LTD.

By:
(City, Province/State)	Name:
, 2006	Title:

Consent of Snowden Mining Industry Consultants Inc.

TO:    The Board of Vista Gold Corp. (the "Issuer")

        In connection with the Issuer's management information and proxy circular dated                                 , 2006 and any amendment thereto (the "Circular"), I,                                                                  , on behalf of Snowden Mining Industry Consultants Inc. ("Snowden"), hereby consent to the use of Snowden's name in connection with references to Snowden's involvement in the preparation of the technical reports entitled "Maverick Springs, Nevada, U.S.A." dated July 30, 2006 and "Mountain View, Nevada, U.S.A." dated July 31, 2006 and a technical report on the Paredones Amarillos property completed in 2002 (collectively, the "Technical Reports") and to references to the Technical Reports, or portions thereof, in the Circular and to the inclusion and incorporation by reference of information derived from the Technical Reports in the Circular.

        I also hereby confirm that I have read the Circular and I have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the Technical Reports or that is within my knowledge as a result of the services Snowden performed in connection with the Technical Reports.

SNOWDEN MINING INDUSTRY CONSULTANTS INC.

By:
(City, Province/State)	Name:
, 2006	Title:

Consent of Orequest Consultants Ltd.

TO:    The Board of Vista Gold Corp. (the "Issuer")

        In connection with the Issuer's management information and proxy circular dated                                 , 2006 and any amendment thereto (the "Circular"), I,                                                                  , on behalf of OreQuest Consultants Ltd. ("OreQuest"), hereby consent to the use of OreQuest's name in connection with references to OreQuest's involvement in the preparation of the technical report entitled "Summary Report on the Beowawe Gold Property, Eureka and Lander Counties, Nevada for Allied Nevada Gold Corp. and Vista Gold Corp." dated August 15, 2006 (the "Technical Report") and the use of any extracts from or a summary of the Technical Report under "Description of the Properties to be Acquired from the Pescios" in the Circular and to the inclusion and incorporation by reference of information derived from the Technical Report in the Circular under "Information Relating to Vista — Documents Incorporated by Reference".

        I also certify that I have read the Circular and I do not have any reason to believe that there are any misrepresentations in the information contained in the section of the Circular titled "Description of the Properties to be Acquired from the Pescios" or in the incorporation by reference of the Technical Report under "Information Relating to Vista — Documents Incorporated by Reference" that are derived from the Technical Report or that are within my knowledge as a result of the services OreQuest performed to prepare the Technical Report or that written disclosure contains any misrepresentation of the information contained in connection with the Technical Report.

OREQUEST CONSULTANTS LTD.

By:
(City, Province/State)	Name:
, 2006	Title:

Consent of Michael R. Pawlowski

TO:    The Board of Vista Gold Corp. (the "Issuer")

        In connection with the Issuer's management information and proxy circular dated                                 , 2006 and any amendment thereto (the "Circular"), I, Michael R. Pawlowski, hereby consent to the use of my name in connection with references to my involvement in the preparation of the technical report entitled "Technical Report on the Cobb Creek, McCall Area Elko County, Nevada" dated September 18, 2006 (the "Technical Report") and to references to the Technical Report, or portions thereof, in the Circular and to the inclusion and incorporation by reference of information derived from the Technical Report in the Circular.

        I also hereby confirm that I have read the Circular and I have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the Technical Report or that is within my knowledge as a result of the services I performed in connection with the Technical Report.

(City, Province/State)	Michael R. Pawlowski
, 2006

Consent of Christopher H. Cherrywell

TO:    The Board of Vista Gold Corp. (the "Issuer")

        In connection with the Issuer's management information and proxy circular dated                                 , 2006 and any amendment thereto (the "Circular"), I, Christopher H. Cherrywell, hereby consent to the use of my name in connection with references to my involvement in the preparation of the technical report entitled "Summary Report on the Dixie Flats Project, Elko Nevada for Staccato Gold Resources Ltd., Allied Nevada Gold Corp. and Vista Gold Corp." dated August 15, 2006 ("Technical Report") and to the use of any extracts from a summary of the Technical Report, under "Description of the Properties to be Acquired from the Pescios" in the Circular and to the inclusion and incorporation by reference of information derived from the Technical Report in the Circular under "Information Relating to Vista — Documents Incorporated by Reference".

        I also certify that I have read the Circular and I do not have any reason to believe that there are any misrepresentations in the information contained in the section of the Circular titled "Description of the Properties to be Acquired from the Pescios" or the incorporation by reference of the Technical Report under "Information Relating to Vista — Documents Incorporated by Reference" that are derived from the Technical Report or that is within my knowledge as a result of the services I performed to prepare the Technical Report, or that the written disclosure contains any misrepresentation of the information contained in the Technical Report.

(City, Province/State)	Christopher H. Cherrywell
, 2006	Licensed Geologist

Consent of Reliance Geological Services Inc.

TO:    The Board of Vista Gold Corp. (the "Issuer")

        In connection with the Issuer's management information and proxy circular dated                                 , 2006 and any amendment thereto (the "Circular"), I,                                                                  , on behalf of Reliance Geological Services Inc. ("Reliance"), hereby consent to the use of Reliance's name in connection with references to Reliance's involvement in the preparation of the technical reports entitled "Technical Report on the Dome Property, Izzenhood Mining District, Lander County, Nevada, U.S.A." dated September 11, 2006 and "Technical Report on the Wild Horse property, Ivanhoe District, Elko County, Nevada, U.S.A." dated September 12, 2006 (collectively, the "Technical Reports") and to references to the Technical Reports, or portions thereof, in the Circular and to the inclusion and incorporation by reference of information derived from the Technical Reports in the Circular.

        I also hereby confirm that I have read the Circular and I have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the Technical Reports or that is within my knowledge as a result of the services Reliance performed in connection with the Technical Reports.

RELIANCE GEOLOGICAL SERVICES INC.

By:
(City, Province/State)	Name:
, 2006	Title:

Consent of Dr. Earl W. Abbott

TO:    The Board of Vista Gold Corp. (the "Issuer")

        In connection with the Issuer's management information and proxy circular dated                                 , 2006 and any amendment thereto (the "Circular"), I, Dr. Earl W. Abbott hereby consent to the use of my name in connection with references to my involvement in the preparation of the technical reports entitled "Technical Report on the Rock Creek-South Silver Cloud Gold-Silver Property, Carlin Mining District, Elko County, Nevada, USA" dated August 18, 2006, "Technical Report on the Santa Renia Gold-Silver Property, Carlin Mining District, Elko County, Nevada, USA" dated August 1, 2006 and "Technical Report on the Woodruff-Tonka Gold-Silver Property, Carlin Trend, Rain Mining District, Elko County, Nevada, U.S.A." dated August 20, 2006 (collectively, the "Technical Reports") and to references to the Technical Reports, or portions thereof, in the Circular and to the inclusion and incorporation by reference of information derived from the Technical Reports in the Circular.

        I also hereby confirm that I have read the Circular and I have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the Technical Reports or that is within my knowledge as a result of the services I performed in connection with the Technical Reports.

(City, Province/State)	Dr. Earl W. Abbott
, 2006	C.P.G.

Consent of Rick H. Russell

TO:    The Board of Vista Gold Corp. (the "Issuer")

        In connection with the Issuer's management information and proxy circular dated                                 , 2006 and any amendment thereto (the "Circular"), I, Rick H. Russell, hereby consent to the use of my name in connection with references to my involvement in the preparation of the technical reports entitled "Technical Report For the Eden Exploration Property in Pershing and Humboldt Counties, Nevada, USA, For Vista Gold Corp. and Allied Nevada Gold Corp." dated September 22, 2006, "Technical Report For The North Carlin Exploration Property in Elko County, Nevada, USA, For Vista Gold Corp. and Allied Nevada Gold Corp." dated September 22, 2006, "Technical Report For the North Mill Creek, Elder Creek and NAD Exploration Properties in Lander County, Nevada, USA, For Vista Gold Corp. and Allied Nevada Gold Corp." dated September 22, 2006, "Evaluation of The Gold Resource On the Pony Creek Property, Larrabee Mining District, Elko County, Nevada For Vista Gold Corp. and Allied Nevada Gold Corp." dated September 22, 2006, "Technical Report For the Switch and Six Mile Exploration Properties in Elko County, Nevada, USA, For Vista Gold Corp. and Allied Nevada Gold Corp." dated September 22, 2006, "Technical Report For the Toy Exploration Property in Lander County, Nevada, USA, For Vista Gold Corp. and Allied Nevada Gold Corp." dated September 22, 2006 and "Technical Report For the Tusk Exploration Property in Lander County, Nevada, USA, For Vista Gold Corp. and Allied Nevada Gold Corp." dated September 22, 2006 (collectively, the "Technical Reports") and to references to the Technical Reports, or portions thereof, in the Circular and to the inclusion and incorporation by reference of information derived from the Technical Reports in the Circular.

        I also hereby confirm that I have read the Circular and I have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the Technical Reports or that is within my knowledge as a result of the services I performed in connection with the Technical Reports.

(City, Province/State)	Rick H. Russell
, 2006	M.Sc., Licensed Geologist

Consent of Borden Ladner Gervais LLP

        We hereby consent to the reference to our opinion and our name contained under "Canadian Federal Income Tax Considerations" in the Management Information and Proxy Circular dated October     •    , 2006 with respect to a Plan of Arrangement involving Vista Gold Corp. and its Common Shareholders, Option Holders, Warrant Holders, and Allied Nevada Gold Corp. and Carl and Janet Pescio.

Vancouver, Canada	BORDEN LADNER GERVAIS LLP
October • , 2006

AUDITORS' CONSENT
VISTA GOLD CORP.

        We have read the Management Information and Proxy Circular (the "Circular") of Vista Gold Corp. ("Vista") dated October     •    , 2006 relating to the proposed arrangement under which Vista will transfer its existing Nevada properties into Allied Nevada Gold Corp. ("Allied Nevada") that will, concurrently with the transfer, acquire certain Nevada mining properties from third parties. We have complied with Canadian generally accepted standards for an auditor's involvement with offering documents.

        We consent to the incorporation by reference in the Circular of our report to the shareholders of Vista on the consolidated balance sheet of Vista as at December 31, 2005 and 2004 and the consolidated statements of loss and deficit and cash flows for the three years ended December 31, 2005. Our report is dated March 17, 2006.

Vancouver, B.C.	(Signed) PRICEWATERHOUSECOOPERS LLP
October • , 2006	Chartered Accountants

AUDITORS' CONSENT
ALLIED NEVADA GOLD CORP.

        We have read the Management Information and Proxy Circular (the "Circular") of Vista Gold Corp. ("Vista") dated October     •    , 2006 relating to the proposed arrangement under which Vista will transfer its existing Nevada properties into Allied Nevada Gold Corp. ("Allied Nevada") that will, concurrently with the transfer, acquire certain Nevada mining properties from third parties. We have complied with Canadian generally accepted standards for an auditor's involvement with offering documents.

        We consent to the use in the Circular, of our audit report dated September     •    , 2006 to the shareholders of Allied Nevada on the opening balance sheet as at September 22, 2006.

Vancouver, B.C.	PRICEWATERHOUSECOOPERS LLP
October • , 2006	Chartered Accountants

APPENDIX "A"

ARRANGEMENT RESOLUTION

RESOLUTION OF THE HOLDERS OF COMMON SHARES, OPTIONS AND
WARRANTS OF VISTA GOLD CORP.

RESOLVED AS A SPECIAL RESOLUTION THAT:

  1.
  The arrangement and merger agreement (the "Arrangement Agreement") made as of September 22, 2006 among Vista Gold Corp. ("Vista"), Allied Nevada Gold Corp. and Carl and Janet Pescio, with such amendments or variations thereto made in accordance with the terms of the Arrangement Agreement, is hereby ratified, authorized and approved.

  2.
  The arrangement ("Arrangement") under section 195 of the Business Corporations Act (Yukon Territory) substantially as set forth in the Plan of Arrangement as Schedule A to the Arrangement Agreement and all transactions contemplated thereby, be and are hereby ratified, authorized and approved.

  3.
  Notwithstanding that this resolution has been duly passed and/or has received the approval of the Supreme Court of Yukon Territory, the board of directors of Vista may, without further notice to or approval of the holders of Vista securities or other interested or affected parties, subject to the terms of the Arrangement, amend or terminate and abandon the Arrangement Agreement, the Plan of Arrangement, or both or revoke this resolution at any time prior to the filing of Articles of Arrangement giving effect to the Arrangement.

  4.
  Any director or officer of Vista is hereby authorized, for and on behalf of Vista, to execute and deliver Articles of Arrangement and to execute, with or without the corporate seal, and, if, appropriate, deliver all other documents and instruments and to do all other things as in the opinion of such director or officer may be necessary or desirable to implement this resolution and the matters authorized hereby, such determination to be conclusively evidenced by the execution and delivery of any such document or instrument, and the taking of any such action.

A-1

APPENDIX "B"

PLAN OF ARRANGEMENT
VISTA GOLD CORP.

PLAN OF ARRANGEMENT UNDER SECTION 195
OF THE BUSINESS CORPORATIONS ACT (YUKON)

ARTICLE 1

INTERPRETATION

1.1   In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, the following terms will have the respective meanings set out below and grammatical variations of those terms will have corresponding meanings:

  (a)
  "Act" means the Business Corporations Act (Yukon), R.S.Y. 2002, c. 20, including all regulations made thereunder, as amended or replaced from time to time, prior to the Effective Date;

  (b)
  "AMEX" means the American Stock Exchange;

  (c)
  "Arrangement" means an arrangement under the provisions of Section 195 of the Act on the terms and conditions set forth in this Plan of Arrangement and any amendment, variation or supplement thereto made in accordance with Article 6;

  (d)
  "Arrangement Agreement" means the arrangement and merger agreement made as of the 22nd day of September, 2006 between Vista, Newco, Carl Pescio and Janet Pescio, as the same may be supplemented or amended from time to time;

  (e)
  "Arrangement Resolution" means the special resolution of the Vista Securityholders approving the Arrangement in accordance with Section 195 of the Act and the Interim Order;

  (f)
  "Articles of Arrangement" means the articles of arrangement of Vista in respect of the Arrangement that are required by the Act to be filed after the Final Order is granted;

  (g)
  "Board" means the Board of Directors of Vista;

  (h)
  "Business Day" means a day which is not a Saturday, Sunday or a day when commercial banks are not open for business in Vancouver, British Columbia;

  (i)
  "Circular" means the management information circular of Vista to be prepared and sent to Vista Securityholders in connection with the Vista Meeting;

  (j)
  "Court" means the Supreme Court of the Yukon Territory;

  (k)
  "Depositary" means Computershare Investor Services Inc. or such other institution as Vista may select;

  (l)
  "Dissent Rights" has that meaning attributed to that term in Article 3;

  (m)
  "Effective Date" means the date upon which a copy of the Final Order and the Articles of Arrangement are accepted for filing under the Act and the Registrar of Corporations has issued a Certificate of Amendment (by Arrangement) thereby giving effect to the Arrangement;

  (n)
  "Effective Time" means 12:01 a.m. (Pacific Time) on the Effective Date;

  (o)
  "Final Order" means the final order of the Court approving the Arrangement as such order may be amended by the Court (with the consent of Vista and the Pescios) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (with the consent of Vista) on appeal;

  (p)
  "Holder" means a registered holder of Vista Shares or any person who surrenders to the Depositary certificates representing such Vista Shares duly endorsed for transfer to such person in accordance with the Letter of Transmittal;

  (q)
  "Interim Order" means an order of the Court pursuant to the Act, providing for, among other things, the calling and holding of the Vista Meeting, as such order may be amended, supplemented or varied by the Court;

  (r)
  "Laws" means any applicable statute, regulation, rule or similar instrument;

  (s)
  "Letter of Transmittal" means the letter of transmittal forwarded by Vista to Vista Shareholders in connection with the Arrangement;

  (t)
  "Mailing Date" means the date of the mailing of the Circular to the Vista Securityholders;

  (u)
  "Net Proceeds" means gross proceeds received in respect of the sale of shares, less reasonable expenses incurred in connection therewith;

  (v)
  "New Common Shares" has the meaning given thereto in Section 2.2(a)(ii);

  (w)
  "New Vista Canadian Dollar Options" means the options (whether or not vested) to purchase New Common Shares granted to Vista Optionholders pursuant to the Arrangement where the exercise price is denominated in Canadian dollars and each New Vista Canadian Dollar Option shall entitle the Vista Optionholder to purchase one New Common Share;

  (x)
  "New Vista U.S. Dollar Options" means the options (whether or not vested) to purchase New Common Shares granted to Vista Optionholders pursuant to the Arrangement where the exercise price is denominated in United States dollars and each New Vista U.S. Dollar Option shall entitle the Vista Optionholder to purchase one New Common Share;

  (y)
  "Newco" means Allied Nevada Gold Corp., a company incorporated under the laws of Delaware which, prior to completion of the Arrangement, is a wholly-owned subsidiary of Vista;

  (z)
  "Newco Shares" means the common shares of Newco;

  (aa)
  "Newco Canadian Dollar Options" means the options (whether or not vested) to purchase Newco Shares granted to Vista Optionholders pursuant to the Arrangement where the exercise price is denominated in Canadian dollars and each Newco Canadian Dollar Option shall entitle the Vista Optionholder to purchase one Newco Share;

  (bb)
  "Newco U.S. Dollar Options" means the options (whether or not vested) to purchase Newco Shares granted to Vista Optionholders pursuant to the Arrangement where the exercise price is denominated in United States dollars and each Newco U.S. Dollar Option shall entitle the Vista Optionholder to purchase one Newco Share;

  (cc)
  "Nevada LLC" means Allied Nevada Gold Holdings LLC, a limited liability company under the laws of the State of Nevada;

  (dd)
  "Notice of Dissent" means a notice given in respect of the Dissent Rights as contemplated in the Interim Order and as described in Article 3;

  (ee)
  "Option Shares" means the number of common shares of Newco which could be acquired upon the exercise of Newco Options issued under Section 2.2(c)(ii) and Section 2.2(c)(iii) if the fair market value of a Vista Share for purposes of Section 2.2(c) was equal to the Vista Second Preceding Day Value and the fair market value of a Newco Share for purposes of Section 2.2(c) was $5.00;

  (ff)
  "Pescios" means Carl and Janet Pescio, two parties to the Arrangement Agreement;

  (gg)
  "Plan of Arrangement", "hereof ", "herein", "hereunder" and similar expressions means this plan of arrangement, including the appendices hereto, and any amendments, variations or supplements hereto made in accordance with the terms hereof, the Arrangement Agreement or made at the direction of the Court in the Final Order;

  (hh)
  "Pre-Closing Valuation Date" means the trading day which is two trading days prior to the Effective Date;

  (ii)
  "Tax Act" means the Income Tax Act (Canada) and the regulations promulgated thereunder;

  (jj)
  "TSX" means the Toronto Stock Exchange;

  (kk)
  "Vista" means Vista Gold Corp., a corporation existing under the laws of the Yukon Territory;

  (ll)
  "Vista Canadian Dollar Options" means Vista Options where the exercise price is denominated in Canadian dollars;

  (mm)
  "Vista Meeting" means the special meeting of the Vista Securityholders held for the purpose of considering and approving the Arrangement and the transactions contemplated thereby by way of the Arrangement Resolution;

  (nn)
  "Vista Newco Shares" has the meaning given thereto in Section 2.2(b)(i);

  (oo)
  "Vista Optionholders" means holders of Vista Options;

  (pp)
  "Vista Options" means the options (whether or not vested) to purchase Vista Shares that are from time to time outstanding under the Vista Stock Option Plans;

  (qq)
  "Vista Second Preceding Day Value" means the volume weighted average trading price of the Vista Shares, on the TSX and the AMEX, for the five trading days ending on the Pre-Closing Valuation Date and with all Canada/U.S. dollar foreign currency conversions based on the Canada-U.S. dollar closing exchange rate as posted by the Bank of Canada on the Pre-Closing Valuation Date;

  (rr)
  "Vista Securities" means the Vista Shares, the Vista Options and the Vista Warrants;

  (ss)
  "Vista Securityholders" means the Vista Shareholders, the holders of Vista Options and the holders of Vista Warrants;

  (tt)
  "Vista Shareholder" means a Holder of Vista Shares;

  (uu)
  "Vista Shares" means the existing common shares in the capital of Vista;

  (vv)
  "Vista Stock Option Plan" means Vista's existing stock option plan, and any previous Vista stock option plan, as constituted as of the date hereof, that entitle participants to purchase Vista Shares;

  (ww)
  "Vista U.S." means Vista Gold Holdings Inc., a company which is a wholly-owned subsidiary of Vista;

  (xx)
  "Vista U.S. Dollar Options" means the Vista Options where the exercise price is denominated in U.S. Dollars; and

  (yy)
  "Vista Warrants" means all outstanding warrants to acquire Vista Shares.

1.2   Interpretation Not Affected by Headings, etc.

        The division of this Plan of Arrangement into Articles, Sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an "Article" or "Section" followed by a number and/or a letter refer to the specified Article or Section of this Plan of Arrangement.

1.3   Number and Gender

        In this Agreement, unless the context otherwise requires, words used herein importing the singular include the plural and vice versa. Words importing gender include all genders.

1.4   Date of Any Action

        In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.5   Time

        Time shall be of the essence in every matter or action contemplated hereunder. All times expressed herein or in the Letter of Transmittal are local time (Pacific Time) unless otherwise stipulated herein or therein.

1.6   Currency

        Unless otherwise stated, all references in this Plan of Arrangement to sums of money are expressed in lawful money of the United States.

ARTICLE 2

ARRANGEMENT

2.1   Binding Effect

        The Arrangement shall be effective as of, and be binding at and after the Effective Time on, Vista, all holders and beneficial holders of Vista Securities, Newco and the Pescios.

2.2   The Arrangement

        At the Effective Time, the following shall, unless otherwise indicated, occur in the following order without any further act or formality:

  (a)
  the existing Articles of Vista shall be amended to:

  (i)
  redesignate the existing Vista Shares as "Class A Common Shares";

  (ii)
  create a new class of common shares having the rights, privileges, restrictions and conditions set out in Exhibit A hereto (the "New Common Shares"); and

  (iii)
  delete and remove the existing Preferred Shares therefrom.

  (b)
  the following transactions will occur concurrently in accordance with the terms of the Arrangement Agreement:

  (i)
  Vista will transfer: (A) all of the issued and outstanding shares of Vista U.S. which it holds; and (B) $25 million U.S. in cash to Newco in return for a number of common shares of Newco (the "Vista Newco Shares") equal to 27,500,000 less the number of Option Shares; and

  (ii)
  the Pescios will transfer all of their interest in the Pescio Nevada Assets to Nevada LLC in return for 12,000,000 common shares of Newco and U.S.$15 million in cash from Newco (which may be paid through a direction by Newco to Vista in respect of a portion of the cash otherwise payable by Vista to Newco under Section 2.2(b)(i) above);

  (c)
  the following transactions will occur concurrently:

  (i)
  each Vista Shareholder (other than those who have validly exercised Dissent Rights) will exchange each of their Class A Common Shares of Vista in return for:

  A.
  one New Common Share; and

  B.
  a debt obligation of Vista with a principal amount equal to the fair market value of the Vista Newco Shares to be transferred to such Vista Shareholder pursuant to Sections 2.2(d) and (e) below;

  (ii)
  each holder of Vista Stock Options will exchange all of their Vista Canadian Options for:

  A.
  The number of Newco Canadian Dollar Options equal to:

        1/3 × Y / Z

        where,

        Y = The aggregate fair market value of the Vista Shares immediately before the transactions described in this Section 2.2(c) (as determined by the Board pursuant to Section 2.3(a)) that the Vista Optionholder has a right to acquire pursuant to the Vista Canadian Dollar Options; and

        Z = The fair market value of a Newco Share immediately after the transactions described in this Section 2.2(c) (as determined by the Board pursuant to Section 2.3(b)); and

        provided that if the above formula produces a fraction, the number of Newco Canadian Dollar Options will be rounded down to the nearest whole number;

        Each Newco Canadian Dollar Option shall have an exercise price in Canadian dollars to a Vista Optionholder equal to one-third of the aggregate Canadian dollar exercise price payable under that Vista Optionholders' Vista Canadian Dollar Options divided by the number of Newco Canadian Dollar Options issued in exchange for such Vista Canadian Dollar Options. The exercise price of each Newco Canadian Dollar Option will be rounded-up to the nearest penny; and

      B.
      The number of New Vista Canadian Dollar Options equal to:

        2/3 × Y / Z

        where,

        Y = The aggregate fair market value of the Vista Shares immediately before transactions described in this Section 2.2(c) (as determined by the Board pursuant to Section 2.3(a)) that the Vista Optionholder has a right to acquire pursuant to the Vista Canadian Dollar Options; and

        Z = The fair market value of a New Common Share immediately after the transactions described in this Section 2.2(c) (as determined by the Board pursuant to Section 2.3(c)); and

        provided that if the above formula produces a fraction, the number of New Vista Canadian Dollar Options will be rounded down to the nearest whole number;

        Each New Vista Canadian Dollar Option shall have an exercise price in Canadian dollars to a Vista Optionholder equal to two-thirds of the aggregate exercise price payable under that Vista Optionholders' Vista Canadian Dollar Options divided by the number of New Vista Canadian Dollar Options issued in exchange for such Vista Canadian Dollar Options. The exercise price of each New Vista Canadian Option will be rounded-up to the nearest penny.

    (iii)
    each Vista Optionholder will exchange all of their Vista U.S. Dollar Options for:

    A.
    The number of Newco U.S. Dollar Options equal to:

        1/3 × Y / Z

        where,

        Y = The aggregate fair market value of the Vista Shares immediately before the transactions described in this Section 2.2(c) (as determined by the Board pursuant to Section 2.3(a)) that the Vista Optionholder has a right to acquire pursuant to the Vista U.S. Dollar Options; and

        Z = The fair market value of a Newco Share immediately after the transactions described in this Section 2.2(c) (as determined by the Board pursuant to Section 2.3(b)); and

        provided that if the above formula produces a fraction, the number of Newco U.S. Dollar Options will be rounded down to the nearest whole number;

        Each Newco U.S. Dollar Option shall have an exercise price in U.S. dollars to a Vista Optionholder equal to one-third of the aggregate U.S. dollar exercise price payable under that Vista Optionholders' Vista U.S. Dollar Options divided by the number of Newco

        U.S. Dollar Options issued in exchange for such Vista U.S. Dollar Options. The exercise price of each Newco U.S. Dollar Option will be rounded-up to the nearest penny; and

      B.
      The number of New Vista U.S. Dollar Options equal to:

        2/3 × Y / Z

        where,

        Y = The aggregate fair market value of the Vista Shares immediately before transactions described in this Section 2.2(c) (as determined by the Board pursuant to Section 2.3(a)) that the Vista Optionholder has a right to acquire pursuant to the Vista U.S. Dollar Options; and

        Z = The fair market value of a New Common Share immediately after the transactions described in this Section 2.2(c) (as determined by the Board pursuant to Section 2.3(c)); and

        provided that if the above formula produces a fraction, the number of New Vista U.S. Dollar Options will be rounded down to the nearest whole number;

        Each New Vista U.S. Dollar Option shall have an exercise price in U.S. dollars to a Vista Optionholder equal to two-thirds of the aggregate exercise price payable under that Vista Optionholders' Vista U.S. Dollar Options divided by the number of New Vista U.S. Dollar Options issued in exchange for such Vista U.S. Dollar Options. The exercise price of each New Vista U.S. Option will be rounded-up to the nearest penny.

    (iv)
    all existing Class A Common Shares exchanged by Vista Shareholders will be cancelled.

  (d)
  Vista shall, subject to Section 2.2(e) and Article 5 below, distribute the Vista Newco Shares to the Vista Shareholders on a pro rata basis in full repayment of the debt obligations described in Section 2.2(c)(i)(B) above;

  (e)
  Notwithstanding Section 2.2(d), Vista shall hold back and not transfer such number of Vista Newco Shares as it reasonably believes are necessary to be retained and subsequently sold by and on behalf of Vista in order to allow Vista to pay all applicable taxes payable by Vista in respect of the Arrangement; and

  (f)
  the Articles of Vista shall be further amended to delete and remove the "Class A Common Shares" therefrom.

2.3   Fair Market Value

  (a)
  For purposes of Sections 2.2(c)(ii) and (iii), the fair market value of the Vista Shares shall be the volume weighted average trading price of the Vista Shares, on the TSX and the AMEX, for the five trading days immediately preceding the Effective Date unless the Board, acting in good faith and with all required regulatory approvals, determines that such amount does not reflect the fair market value of the Vista Shares immediately before the transactions set out in Section 2.2(c), in which case, the fair market value shall be as determined by the Board.

  (b)
  For the purposes of Sections 2.2(c)(ii) and (iii), the fair market value of the Newco Shares shall be the volume weighted average trading price of the Newco Shares, on the TSX and any other stock exchange on which the Newco Shares are listed, for the five trading days commencing on the Effective Date, unless the Board, acting in good faith and with all required regulatory approvals, determines that such amount does not reflect the fair market value of the Newco Shares immediately after the transactions set out in Section 2.2(c), in which case, the fair market value shall be as determined by the Board.

  (c)
  For the purposes of Sections 2.2(c)(ii) and (iii), the fair market value of the New Common Shares shall be the volume weighted average trading price of the New Common Shares, on the TSX and any other stock exchange on which the New Common Shares are listed, for the five trading days commencing on the Effective Date, unless the Board, acting in good faith and with all required regulatory approvals, determines that such amount does not reflect the fair market value of the New Common Shares immediately after the transactions set out in Section 2.2(c), in which case, the fair market value shall be as determined by the Board.

  (d)
  In determining fair market value for purposes of Section 2.2(c), all conversions from Canadian dollars to U.S. dollars or from U.S. dollars to Canadian dollars shall occur at the closing exchange rate on the day prior to the Effective Date as posted by the Bank of Canada, unless otherwise determined by the board acting in good faith and with all required regulatory approvals.

2.4   Letter of Transmittal

        Vista shall cause the Letter of Transmittal to be sent to each Holder on or after the Mailing Date. Any deposit of a Letter of Transmittal and accompanying certificates, or other documentation as provided in the Letter of Transmittal, may be made at any of the offices of the Depositary specified in the Letter of Transmittal.

ARTICLE 3

DISSENT RIGHTS

3.1   Dissent Rights

        A Holder may exercise dissent rights ("Dissent Rights") conferred by the Interim Order in connection with the Arrangement in the manner set out in the Interim Order, provided the Notice of Dissent is received by Vista by no later than at or before the Vista Meeting. Without limiting the generality of the foregoing, any Holder who duly exercises such Dissent Rights and who are ultimately determined to be entitled to be paid fair value for their Vista Shares by Vista shall be deemed to have transferred such Vista Shares, immediately prior to the transactions in Section 2.2, as of the Effective Time, without any further act or formality, to Vista in consideration of a payment of cash by Vista equal to such fair value. In no case shall Vista be required to recognize such Holders as holders of Vista Shares at and after the Effective Time, and the names of such Holders shall be removed from Vista's register of shareholders as of the Effective Time.

ARTICLE 4

NEWCO SHARES AND CASH

4.1   Pescio Cash

        At the Effective Time, Newco will pay, by certified cheque, bank draft or wire transfer, the amount of U.S.$15 million to or to the direction of the Pescios.

4.2   Pescio Newco Shares

        At the Effective Time, Newco will deliver to or to the direction of the Pescios one or more share certificates representing a total of 12,000,000 common shares of Newco and registered in accordance with instructions provided to Newco by the Pescios prior to the Effective Time.

ARTICLE 5

NEWCO CERTIFICATES

5.1   Right to Newco Share Certificates

  (a)
  Subject to Section 5.1(b), Vista shall, as soon as practicable following the later of the Effective Date and the date of deposit with the Depositary of a duly completed Letter of Transmittal and the certificates representing the Vista Shares or other documentation as provided in the Letter of Transmittal, cause the Depository to:

  (i)
  forward or cause to be forwarded by first class mail (postage prepaid) to the Holder at the address specified in the Letter of Transmittal; or

  (ii)
  if requested by the Holder in the Letter of Transmittal, to make available at the Depositary for pick-up by the Holder; or

    (iii)
    if the Letter of Transmittal neither specifies an address nor contains a request as described in (ii), to forward or cause to be forwarded by first class mail (postage prepaid) to the Holder at the address of such holder as shown on the share register maintained by or on behalf of Vista, certificates representing the number of Vista Newco Shares and New Common Shares issuable to such Vista Shareholder as determined in accordance with the provisions hereof, together with a cheque in the amount, if any, payable to such Holder pursuant to the terms hereof. Vista and Newco shall have provided the Depositary with sufficient certificates representing Vista Newco Shares and New Common Shares and sufficient funds for this purpose.

  (b)
  Unless a Holder has confirmed that the beneficial owner of the Vista Shares is not a non-resident of Canada (as defined in the Tax Act) in the form specified in the Letter of Transmittal, Vista and the Depositary shall be entitled to deduct and withhold from any consideration payable to the Holder such number of Vista Newco Shares as Vista or the Depositary reasonably believes are necessary to be withheld and subsequently sold on behalf of the beneficial owner of the Vista Newco Shares in order to realize Net Proceeds equal to the amount that Vista or the Depositary reasonably believes that it is required or permitted to deduct and withhold with respect to such payment under the Tax Act or any provision of federal, provincial, state, local or foreign tax Laws, in each case, as amended. To the extent that consideration otherwise payable to a Holder is withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the Holder in respect of which such deduction and withholding was made, provided that such withheld Vista Newco Shares are sold and the Net Proceeds therefrom are remitted to the appropriate taxation authority or are retained by Vista to compensate Vista for any remittances to the appropriate taxation authority that Vista has funded. Any Vista Newco Shares which are withheld and are not sold to fund the withholding tax obligations (or Vista where Vista has funded all or a portion of the withholding tax obligations) described above, shall be distributed to the Holder. None of Vista, Newco or the Depositary will be liable for any loss arising out of any such sales or any loss arising from a delay in transferring Vista Newco Shares to a Holder. Vista and the Depository shall sell the withheld Vista Newco Shares as soon as practicable after the Effective Date and shall not be obligated to seek or obtain a minimum price for any sale of Vista Newco Shares.

  (c)
  Each Holder entitled in accordance with Section 2.2 to receive Vista Newco Shares and New Common Shares shall be deemed to be the registered holder for all purposes as of the Effective Time of the number of such shares to which such Holder is entitled. However, to the extent Vista Newco Shares have been withheld by Vista or the Depositary in accordance with Section 5.1(b), each Holder shall be deemed to be the registered holder only until such Vista Newco Shares are sold by Vista on behalf of the beneficial owner of Vista Shares pursuant to Section 5.1(b). In addition, each Holder will have no right to sell any Vista Newco Shares withheld by Vista unless and until Vista Newco Shares are transferred to such Holder after Vista or the Depositary determines that it is not necessary for Vista or the Depositary to sell those Vista Newco Shares to realize sufficient Net Proceeds to satisfy the withholding tax obligations described in Section 5.1(b). All dividends paid or other distributions made on or after the Effective Time on or in respect of any of such shares which a Holder is entitled to receive pursuant to this Plan of Arrangement, but for which a certificate has not yet been delivered to such Holder in accordance with Section 5.1(a), shall be paid or made to such Holder when such certificate is delivered to such Holder in accordance with Section 5.1(a).

  (d)
  Subject to Article 3, after the Effective Time, any certificate formerly representing Vista common shares shall represent only the right to receive Vista Newco Shares and New Common Shares to Sections 2.2 and 5.1(a) (and cash pursuant to Section 3.1 or Section 5.2, if applicable) and any dividends or other distributions to which the Holder is entitled under Section 5.1(c), and any such certificate formerly representing Vista common shares not duly surrendered on or prior to the sixth anniversary of the Effective Date shall cease to represent a claim or interest of any kind or nature, including a claim for dividends or other distributions under Section 5.1(c), against Vista or Newco by a former Holder. On such date, all New Common Shares, Vista Newco Shares and cash to which the former Holder of such certificates was entitled shall be deemed to have been surrendered to Vista.

5.2   Fractional Shares

        No fractional shares will be issued by Newco or Vista. In lieu of any fractional Vista Newco Share a Holder would otherwise receive, such Holder will receive a cash payment from Vista equal to the product of: (a) such fractional interest; multiplied by (b) U.S.$5.00.

5.3   Illegality of Delivery of Securities

        Notwithstanding the foregoing, if it appears to Vista that it would be contrary to applicable law to issue Vista Newco Shares or New Common Shares to a person that is not a resident of Canada, such shares that otherwise would be issued or transferred, as the case may be, to that person will be issued or transferred, as the case may be, and delivered to the Depositary for sale by the Depositary on behalf of that person. The shares so delivered to the Depositary will be pooled and sold as soon as practicable after the Effective Date, on such dates and at such prices as the Depositary determines in its sole discretion. The Depositary shall not be obligated to seek or obtain a minimum price for any of such shares sold by it. Each such person will receive a pro rata share of the cash proceeds from the sale of such shares sold by the Depositary (less commissions, other reasonable expenses incurred in connection with the sale of the shares and any amount withheld in respect of Canadian taxes) in lieu of the shares otherwise issuable to them under the Arrangement. The net proceeds will be remitted in the same manner as set forth in this Article 5. None of Vista, Newco or the Depositary will be liable for any loss arising out of any such sales.

5.4   Lost Certificates

        If any certificate which prior to the Effective Time represented outstanding Vista Shares which were exchanged pursuant to Section 2.2 has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, certificates representing New Common Shares and Vista Newco Shares (together with any cash in lieu of fractional shares pursuant to Section 5.2) deliverable in respect thereof as determined in accordance with Section 2.2. When seeking such certificate and payment in exchange for any lost, stolen or destroyed certificate, the person to whom certificates representing New Common Shares and Vista Newco Shares are to be issued shall, as a condition precedent to the issuance thereof, give a bond satisfactory to Vista and its transfer agent, in such sum as Vista may direct or otherwise indemnify Vista and its transfer agent in a manner satisfactory to Vista and its transfer agent against any claim that may be made against Vista or its transfer agent with respect to the certificate alleged to have been lost, stolen or destroyed.

ARTICLE 6

AMENDMENT

6.1   Amendment of Plan of Arrangement

  (a)
  Vista reserves the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time, provided that any amendment, modification or supplement must be contained in a written document which is filed with the Court and, if made following the Vista Meeting, approved by the Court and communicated to Holders in the manner required by the Court (if so required).

  (b)
  Any amendment, modification or supplement to this Plan of Arrangement may be proposed by Vista at any time prior to or at the Vista Meeting with or without any other prior notice or communication and, if so proposed and accepted by the persons voting at the Vista Meeting, will become part of this Plan of Arrangement for all purposes.

  (c)
  Any amendment, modification or supplement to this Plan of Arrangement which is approved or directed by the Court following the Vista Meeting will be effective only if it is consented to by Vista.

  (d)
  Notwithstanding any other provision hereof, any amendment, modification or supplement to this Plan of Arrangement may be made unilaterally by the parties to the Arrangement Agreement at any time without the approval of Vista Securityholder, provided that: (i) it is agreed to by such parties; and (ii) it concerns a matter which, in the reasonable opinion of the parties, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement;

  (e)
  This Plan of Arrangement may be withdrawn prior to the Effective Time in accordance with the terms of the Arrangement Agreement.

  (f)
  Notwithstanding the foregoing provisions of this Article 6, no amendment, modification or supplement to this Plan of Arrangement may be made prior to the Effective Time except in accordance with the terms of the Arrangement Agreement.

Exhibit A

Rights, Privileges, Restrictions and Conditions of
Common Shares of Vista

        The rights, privileges, restrictions and conditions attaching to the Common Shares of Vista Gold Corp. (herein, the "Corporation") shall be as follows:

1.
The holders of the Common Shares shall be entitled to receive dividends if, as and when declared by the Board of Directors of the Corporation out of the assets of the Corporation properly available for the payment of dividends of such amounts and payable in such manner as the Board of Directors may from time to time determine.

2.
The holders of the Common Shares shall be entitled to receive notice of and to attend any meeting of the shareholders of the Corporation and shall be entitled to one vote in respect of each Common Share held at such meetings.

3.
In the event of the liquidation, dissolution or winding-up of the Corporation or any other distribution of the property or assets of the Corporation among its shareholders for the purpose of winding-up its affairs, the holders of the Common Shares shall be entitled to receive the remaining property and assets of the Corporation.

        The foregoing rights, privileges, restrictions and conditions are subject to the rights, privileges, restrictions and conditions attaching to any other class of shares hereafter created and expressed to rank in priority to the Common Shares.

APPENDIX "C"

INTERIM ORDER

C-1

APPENDIX "D"

SECTION 193 OF THE BUSINESS CORPORATIONS ACT (YUKON TERRITORY)

Shareholder's right to dissent

193 (1)    Subject to sections 194 and 243, a holder of shares of any class of a corporation may dissent if the corporation resolves to

    (a)
    amend its articles under section 175 or 176 to add, change or remove any provisions restricting or constraining the issue or transfer of shares of that class;

    (b)
    amend its articles under section 175 to add, change or remove any restrictions on the business or businesses that the corporation may carry on;

    (c)
    amalgamate with another corporation, otherwise than under section 186 or 189;

    (d)
    be continued under the laws of another jurisdiction under section 191; or

    (e)
    sell, lease or exchange all or substantially all its property under section 192.

  (2)
  A holder of shares of any class or series of shares entitled to vote under section 178 may dissent if the corporation resolves to amend its articles in a manner described in that section.

  (3)
  In addition to any other right, but subject to subsection (20), a shareholder entitled to dissent under this section and who complies with this section is entitled to be paid by the corporation the fair value of the shares in respect of which the shareholder dissents, determined as of the close of business on the last business day before the day on which the resolution from which the shareholder dissents was adopted.

  (4)
  A dissenting shareholder may only claim under this section with respect to all the shares of a class held by the dissenting shareholder or on behalf of any one beneficial owner and registered in the name of the dissenting shareholder.

  (5)
  A dissenting shareholder shall send to the corporation a written objection to a resolution referred to in subsection (1) or (2)

  (a)
  at or before any meeting of shareholders at which the resolution is to be voted on; or

  (b)
  if the corporation did not send notice to the shareholder of the purpose of the meeting or of the shareholder's right to dissent, within a reasonable time after learning that the resolution was adopted and of the right to dissent.

  (6)
  An application may be made to the Supreme Court after the adoption of a resolution referred to in subsection (1) or (2),

  (a)
  by the corporation; or

  (b)
  by a shareholder if an objection to the corporation under subsection (5) has been sent by the shareholder,

    to set the fair value in accordance with subsection (3) of the shares of a shareholder who dissents under this section.

  (7)
  If an application is made under subsection (6), the corporation shall, unless the Supreme Court otherwise orders, send to each dissenting shareholder a written offer to pay an amount considered by the directors to be the fair value of the shares to that shareholder.

  (8)
  Unless the Supreme Court otherwise orders, an offer referred to in subsection (7) shall be sent to each dissenting shareholder

  (a)
  at least 10 days before the date on which the application is returnable, if the corporation is the applicant; or

    (b)
    within 10 days after the corporation is served with a copy of the originating notice, if a shareholder is the applicant.

  (9)
  Every offer made under subsection (7) shall

  (a)
  be made on the same terms; and

  (b)
  contain or be accompanied by a statement showing how the fair value was determined.

  (10)
  A dissenting shareholder may make an agreement with the corporation for the purchase of that shareholder's shares by the corporation, in the amount of the corporation's offer under subsection (7) or otherwise, at any time before the Supreme Court pronounces an order setting the fair value of the shares.

  (11)
  A dissenting shareholder

  (a)
  is not required to give security for costs in respect of an application under subsection (6); and

  (b)
  except in special circumstances shall not be required to pay the costs of the application or appraisal.

  (12)
  In connection with an application under subsection (6), the Supreme Court may give directions for

  (a)
  joining as parties all dissenting shareholders whose shares have not been purchased by the corporation and for the representation of dissenting shareholders who, in the opinion of the Supreme Court, are in need of representation;

  (b)
  the trial of issues and interlocutory matters, including pleadings and examinations for discovery;

  (c)
  the payment to the shareholder of all or part of the sum offered by the corporation for the shares;

  (d)
  the deposit of the share certificates with the Supreme Court or with the corporation or its transfer agent;

  (e)
  the appointment and payment of independent appraisers, and the procedures to be followed by them;

  (f)
  the service of documents; and

  (g)
  the burden of proof on the parties.

  (13)
  On an application under subsection (6), the Supreme Court shall make an order

  (a)
  setting the fair value of the shares in accordance with subsection (3) of all dissenting shareholders who are parties to the application;

  (b)
  giving judgment in that amount against the corporation and in favour of each of those dissenting shareholders; and

  (c)
  setting the time within which the corporation must pay that amount to a shareholder.

  (14)
  On

  (a)
  the action approved by the resolution from which the shareholder dissents becoming effective;

  (b)
  the making of an agreement under subsection (10) between the corporation and the dissenting shareholder as to the payment to be made by the corporation for that shareholder's shares, whether by the acceptance of the corporation's offer under subsection (7) or otherwise; or

  (c)
  the pronouncement of an order under subsection (13),

    whichever first occurs, the shareholder ceases to have any rights as a shareholder other than the right to be paid the fair value of the shares in the amount agreed to between the corporation and the shareholder or in the amount of the judgment, as the case may be.

  (15)
  Paragraph (14)(a) does not apply to a shareholder referred to in paragraph (5)(b).

  (16)
  Until one of the events mentioned in subsection (14) occurs,

  (a)
  the shareholder may withdraw the dissent; or

  (b)
  the corporation may rescind the resolution,

    and in either event proceedings under this section shall be discontinued.

  (17)
  The Supreme Court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting shareholder, from the date on which the shareholder ceases to have any rights as a shareholder because of subsection (14) until the date of payment.

  (18)
  If subsection (20) applies, the corporation shall, within 10 days after

  (a)
  the pronouncement of an order under subsection (13); or

  (b)
  the making of an agreement between the shareholder and the corporation as to the payment to be made for the shares,

    notify each dissenting shareholder that it is unable lawfully to pay dissenting shareholders for their shares.

  (19)
  Even though a judgment has been given in favour of a dissenting shareholder under paragraph (13)(b), if subsection (20) applies, the dissenting shareholder, by written notice delivered to the corporation within 30 days after receiving the notice under subsection (18), may withdraw the notice of objection, in which case the corporation is deemed to consent to the withdrawal and the shareholder is reinstated to having full rights as a shareholder, failing which the shareholder retains a status as a claimant against the corporation, to be paid as soon as the corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the corporation but in priority to its shareholders.

  (20)
  A corporation shall not make a payment to a dissenting shareholder under this section if there are reasonable grounds for believing that

  (a)
  the corporation is or would after the payment be unable to pay its liabilities as they become due; or

  (b)
  the realizable value of the corporation's assets would thereby be less than the aggregate of its liabilities.

APPENDIX "E"

FAIRNESS OPINION

Royal Bank Plaza South Tower, Suite 2800 P.O. Box 63 Toronto, ON M5J 2J2	Phone:(416) 362-7485 Fax:(416) 943-6496 Toll Free: (800) 361-2275	Participating Organization: Montreal Exchange, Toronto Stock Exchange, TSX Venture Exchange

September 22, 2006

The Board of Directors of
Vista Gold Corp.
7961 Shaffer Parkway, Suite 5
Littleton, Colorado
USA
80127

Attention:        Mr. W. Durand Eppler, Chairman of the Special Committee

To the Board of Directors:

        Sprott Securities Inc. ("Sprott Securities") understands that Vista Gold Corp. ("Vista" or the "Company") has entered into an arrangement and merger agreement (the "Arrangement Agreement", or the "Transaction") with Allied Nevada Gold Corp. ("Allied Nevada") and Carl and Janet Pescio (the "Pescio Group") pursuant to which Vista will contribute U.S.$25 million in cash and Vista's Nevada assets and the Pescio Group will contribute their Nevada assets into Allied Nevada through a plan of arrangement (the "Transaction"). The terms and conditions of the Transaction are more fully set forth in the Arrangement Agreement.

        Sprott Securities has been asked by the board of directors of the Company (the "Board") to provide advice and assistance to the Board, including the delivery to the Board of Sprott Securities' opinion as to the fairness of the Transaction, from a financial point of view, to the holders of the Company's common shares (the "Fairness Opinion"). Sprott Securities has been advised that the Transaction as currently proposed would be exempt from the provision of a formal valuation ("Valuation") under Ontario Securities Commission Rule 61-501.

SPROTT'S ENGAGEMENT, BACKGROUND AND ASSIGNMENT

        On May 4th, Sprott Securities was contacted by the Board and asked to submit a proposal for acting as the advisor to the Board whereby Sprott Securities would provide advice and assistance to the Board as the Board may from time-to-time request in evaluating and negotiating the proposed Transaction, and if requested, provide a Fairness Opinion. Sprott Securities was formally engaged by the Board to act as the financial advisor to the Board pursuant to a letter agreement dated May 23rd, 2006 (the "Engagement Letter"). The terms of the Engagement Letter provide that Sprott Securities is to be paid U.S.$300,000 by the Company upon the delivery of the Fairness Opinion. In addition, Sprott Securities is to be reimbursed for its reasonable expenses and is to be indemnified by the Company in certain circumstances.

        Under the Engagement Letter, among other advice and services, Sprott Securities is to assist the Company in evaluating the Transaction and to determine whether the Transaction is fair, from a financial point of view, to the Vista shareholders.

RELATIONSHIP WITH INTERESTED PARTIES

        Neither Sprott Securities nor any of its affiliates is an insider, associate of affiliate (as those terms are defined in the Securities Act (Ontario)) of Vista, Allied Nevada or the Pescio Group or any of their respective associates of affiliates (collectively, the "Interested Parties").

        Sprott Securities has neither provided financial advisory services nor participated in any financings involving the Company, the Pescio Group or any of their respective affiliates or associates. The fees payable to Sprott Securities under the Engagement Letter on the delivery of the Fairness Opinion are not contingent upon the conclusions or opinion reached by Sprott Securities in the Fairness Opinion. There are no understandings, agreements or commitments between Sprott Securities and the Company, the Pescio Group or any of their respective affiliates or associates with respect to any future business dealings. However, Sprott Securities may in the future, in the ordinary course of business, seek to perform financial advisory or investment banking services from time-to-time for any one or more of the Company, the Pescio Group, or any of their respective affiliates or associates.

        Sprott Securities acts as a trader and dealer, both as principal and agent, in all major markets in Canada and, as such, may have, and may in the future have positions in the securities of Vista or Allied, and, from time to time, may have executed or may execute transactions on behalf of such entities or other clients for which it may have received or may receive compensation.

CREDENTIALS OF SPROTT

        Sprott Securities is a licenced and registered investment dealer that provides investment research and corporate finance advice and services, and engages in securities trading and investment banking activities. Sprott Securities is not controlled by a commercial bank or financial institution and Sprott Securities is not in the business of providing accounting, auditing, legal, tax, regulatory or actuarial services. The Fairness Opinion expressed herein represents the opinion of Sprott Securities. The form and content of the Fairness Opinion have been approved for release by the Executive Committee of Sprott Securities, the members of which have experience with advising with regard to mergers, acquisitions, divestitures, valuations, fairness opinions and other capital markets matters.

SCOPE OF REVIEW

        In connection with the Fairness Opinion, Sprott Securities has reviewed and relied upon, among other things, the following:

  1.
  a binding letter of intent dated July 6, 2006 entered into between Vista and the Pescio Group;

  2.
  amendments to the binding letter of intent dated August 15, 2006 and August 20, 2006, entered into between Vista and the Pescio Group;

  3.
  all public filings submitted by the Company to securities commissions or similar regulatory authorities in Canada which are available on the System for Electronic Document Analysis and Retrieval ("SEDAR") and in the USA which are available on the Electronic Document Gathering, Analysis and Retrieval ("EDGAR"), including annual reports, management information circulars, annual information forms, prospectuses, directors' circulars and interim financial statements;

  4.
  publicly available information relating to the business, operations, financial performance and stock trading history of the Company and other selected reporting issuers (or their equivalent) operating in Canada or the United States considered by Sprott Securities to be relevant;

  5.
  all press releases issued by the Company through commercial newswires;

  6.
  certain internal financial and operating data concerning the Company including recent financial forecasts that were internally prepared by the Company;

  7.
  secondary market trading prices and valuation multiples for certain publicly-traded companies that Sprott Securities considered to be relevant;

  8.
  the financial terms, to the extent they are publicly available, of certain transactions of a nature comparable to the Transaction which Sprott Securities considered to be relevant;

  9.
  other industry and financial market information as Sprott Securities considered necessary or appropriate under the circumstances;

  10.
  meetings and discussions Sprott Securities held with selected members of the Company's management and members of the Board where the proposed Transaction was discussed as well as the past and current business operations of the Company, the financial condition and expected future prospects and operations of the Company, and certain other matters Sprott Securities believed necessary or appropriate for the purpose of rendering this Fairness Opinion;

  11.
  Technical reports compliant with National Instrument 43-101 regarding the Nevada assets of the Pescio Group;

  12.
  Contracts between publicly traded exploration companies (the "Counterparties") and the Pescio Group;

  13.
  Financial forecasts provided by the Pescio Group;

  14.
  Publicly released information on the Nevada assets of the Pescio Group by the Counterparties.

        Sprott Securities has advised and provided information to Vista in preparation for discussions and negotiations among representatives of the Company and the Pescio Group and their financial advisors.

        Sprott Securities has not, to the best of its knowledge, been denied access by the Company to any information requested by Sprott Securities.

        This fairness opinion has been prepared in accordance with the Disclosure Standards for Formal Valuations and Fairness Opinions of the Investment Dealers Association of Canada but the Association has not been involved in the preparation or review of this fairness opinion.

ASSUMPTIONS AND LIMITATIONS

        With the approval of the Board and as is provided for in the Engagement Letter, Sprott Securities has relied upon the completeness, accuracy and fair presentation of all of the financial and other information, data, advice, opinions and representations obtained by it from publicly-available sources, the Board and from the Company's officers and directors (collectively, the "Information"). With respect to the financial forecasts provided by both the Company and the Pescio Group, Sprott Securities has assumed and relied that they have been reasonably prepared on bases reflecting the best currently available estimates and judgements of the future financial performance of the Company. The Fairness Opinion is conditional upon the completeness, accuracy and fair presentation of such Information. Subject to the exercise of professional judgement and except as expressly described herein, Sprott Securities has not attempted to independently verify or investigate the completeness, accuracy or fair presentation of any of the Information. In addition, Sprott Securities has assumed that the Transaction will be consummated in accordance with the terms set forth in the draft Plan of Arrangement without any waiver, amendment or delay of any terms or conditions.

        The Company has represented to Sprott Securities in a certificate delivered as of the date of this Fairness Opinion, among other things, that

  (a)
  The information, data and other material (financial and otherwise) provided orally by, or in the presence of, an officer of the Company or in writing by the Company or their respective agents to Sprott Securities relating to the Company or the Transaction for the purpose of preparing this Fairness Opinion was, at the date such information was provided to Sprott Securities, and is, complete, true and correct in all material respects, and did not and does not contain any untrue statement of a material fact in respect of the Company or the Transaction and did not and does not omit to state a material fact in respect of the Company or the Transaction necessary to make such information not misleading in light of the circumstances under which it was made or provided;

  (b)
  since the dates on which information was provided to Sprott Securities by the Company, except as disclosed in writing to Sprott Securities or in a public filing with securities regulatory authorities, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of the Company or any of its subsidiaries and no material change has occurred which would have or which would reasonably be expected to have a material effect on this Fairness Opinion;

  (c)
  to the best of the Company's knowledge, information and belief after due inquiry, there are no independent appraisals or valuations or material non-independent appraisals or valuations relating to the Company or any of its subsidiaries or any of their respective material assets or liabilities which have been prepared as of a date within the two years preceding the date hereof and which have not been provided to Sprott Securities; and

  (d)
  since the dates on which information was provided to Sprott Securities by the Company, no material transaction has been entered into by the Company or any of its subsidiaries or contemplated by the Company or any of its affiliates except for transactions that have been disclosed to Sprott Securities or generally disclosed.

        This Fairness Opinion is rendered on the basis of securities markets, economic, financial and general business conditions prevailing as at the date hereof and the condition and prospects, financial and otherwise, of the Company and its subsidiaries and affiliates, as they were reflected in the Information and as they have been represented to Sprott Securities in discussions with management of the Company. In its analyses and in preparing this Fairness Opinion, Sprott Securities has made numerous assumptions with respect to expected industry performance, general business and economic conditions and other matters, many of which are beyond the control of Sprott Securities or any party involved in the Transaction. Sprott Securities believes these assumptions are reasonable under the current circumstances; however, actual future results may demonstrate that certain assumptions were incorrect.

        Sprott Securities is an investment dealer and financial advisor only and has relied upon, without independent verification or investigation, the assessment of the Company with respect to legal, technical, tax, regulatory and actuarial matters. Sprott Securities has not made any independent valuation or appraisal of any specific assets or liabilities of the Company.

        This Fairness Opinion has been provided for the exclusive use of the Board in connection with the Transaction. This Fairness Opinion may not be used by any person or relied upon by any other person other than the Board of Directors and may not be used or relied upon by the Board for any purpose other than the purpose hereinbefore stated, without the express prior written consent of Sprott Securities. Under the terms of its engagement, Sprott Securities has consented to the reference to Sprott Securities and the description of, reference to and reproduction of this Fairness Opinion in any management information circular or other disclosure document(s) prepared in connection with the Transaction for filing with regulatory authorities or delivery to the Company's shareholders.

        This Fairness Opinion is limited to the fairness, from a financial point of view, to the shareholders of the Company and Sprott Securities expresses no opinion as to any alternative transaction. Sprott Securities expresses no opinion as to the fairness of the Transaction relative to the consideration offered under any proposed alternative transaction. In addition, pursuant to the Engagement Letter, Sprott Securities has not been asked to address, and this Fairness Opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, any creditors or any other constituencies of the Company, other than the holders of the Company's common shares.

        This Fairness Opinion is limited to the fairness, from a financial point of view, of the consideration received by the Vista shareholders. Sprott Securities is not expressing an opinion as to the price at which Allied Nevada common shares options or warrants will trade after completion of the Transaction.

        Sprott Securities believes that this Fairness Opinion must be considered and reviewed as a whole and that selecting portions of the stated analyses or factors considered by Sprott Securities, without considering all the stated analyses and factors together, could create a misleading view of the process underlying or the scope of the Fairness Opinion. The preparation of a fairness opinion of this nature is a complex process and is not necessarily amenable to partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis.

        The Fairness Opinion is given as of the date hereof, and Sprott Securities disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Fairness Opinion which may come or be brought to Sprott Securities' attention after the date hereof. Without limiting the foregoing, in the event that there is any material change (as defined in the Securities Act (Ontario)) in the Company or any change in any material fact (as defined in the Securities Act (Ontario)) affecting the Fairness Opinion after the date hereof, Sprott Securities reserves the right to change, modify or withdraw the Fairness Opinion.

FAIRNESS CONSIDERATIONS

        The assessment of fairness, from a financial point of view, must be determined in the context of the particular transaction. In its assessment, Sprott Securities looked at several techniques and used a blended approach to determine its opinion on the Transaction. Sprott Securities based its Fairness Opinion upon a number of quantitative and qualitative factors including, but not limited to:

  1.
  the trading metrics of selected publicly-traded, comparable companies in Canada and the United States;

  2.
  the historical trading range for the Company's common shares;

  3.
  the technical reports filed on SEDAR by the Company, and the technical reports provided by the Pescio Group regarding the technical aspects of the Nevada properties;

  4.
  form of consideration that the shareholders of the Company are expected to receive from Allied Nevada as described in the Plan of Arrangement documentation;

  5.
  the qualitative and quantitative assessments and determinations made by Sprott Securities regarding the present value of the Company's expected future operating results including an assessment of the expected values to be realized by the Company's shareholders as well as an assessment of the sensitivity of the variables considered to the general results determined by Sprott Securities' analyses;

  6.
  the historical acquisitions recently completed and pending in the industry and comparative valuation metrics; and

  7.
  the likelihood and probability of the Company finding a higher or better offer for its common shares in the context of the Company's current and expected situation while also considering the current and expected market for the equity capital of organizations in the mining industry.

        Sprott Securities did not, in considering the fairness of the Transaction from a financial point of view, assess any income tax consequences that any particular shareholder may face as a result of the Transaction.

FAIRNESS OPINION

        Based on and subject to the foregoing, Sprott Securities is of the opinion that, as at the date hereof, the consideration to be offered to the holders of the Company's common shares pursuant to the Transaction is fair, from a financial point of view, to shareholders of Vista.

Yours very truly,

SPROTT SECURITIES INC.

Sprott Securities Inc.

APPENDIX "F"

INDEX TO FINANCIAL STATEMENTS

ALLIED NEVADA GOLD CORP.

REPORT OF INDEPENDENT AUDITORS

The Stockholder and the Board of Directors of Allied Nevada Gold Corp.

        We have audited the balance sheet of Allied Nevada Gold Corp. as at September 22, 2006. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

        We conducted our audit in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.

        In our opinion, the financial statement referred to above presents fairly, in all material respects, the financial position of Allied Nevada Gold Corp. as at September 22, 2006 in conformity with generally accepted accounting principles in the United States.

Vancouver, B.C. October • , 2006	(Signed) • Chartered Accountants

ALLIED NEVADA GOLD CORP.

BALANCE SHEET

(As at September 22, 2006)

OPENING BALANCE SHEET

Assets:
Cash	$10

Total assets	10

Liabilities and Shareholders' Equity:
Total liabilities	—

Intercompany Common Stock	10

Total shareholders' equity	10

Total liabilities and shareholders' equity	$10

ALLIED NEVADA GOLD CORP.

NOTES TO BALANCE SHEET

(September 22, 2006)

1.     FORMATION

  The Company was incorporated on September 14, 2006 under the laws of the State of Delaware. The Company's authorized capital consists of 100,000,000 shares of common stock with a $0.001 par value and 10,000,000 shares of undesignated preferred stock with a par value of $0.001. One common share was issued on September 22, 2006. No preferred shares have been issued.

2.     SUBSEQUENT EVENTS

  The Company was incorporated to participate in a plan of arrangement with Vista Gold Corp. and Carl and Janet Pescio (collectively, the "Parties"), pursuant to which the Parties will transfer their Nevada-based mining properties and related assets into the Company in exchange for cash and common stock of the Company.

VISTA GOLD CORP. — Nevada exploration properties (An Exploration Stage Enterprise)

REPORT OF INDEPENDENT AUDITORS

The Stockholders and Board of Directors of Vista Gold Corp.

        We have audited the accompanying Balance Sheets of the Nevada-based business of Vista Gold Corp. as of December 31, 2005 and 2004, and the related Statements of Loss and Cash Flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Nevada-based business of Vista Gold at December 31, 2005, 2004 and 2003, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2005, in conformity with Canadian generally accepted accounting principles.

Vancouver, B.C. October • , 2006	(Signed) • Chartered Accountants

VISTA GOLD CORP. — Nevada exploration properties (An Exploration Stage Enterprise)

CONSOLIDATED BALANCE SHEETS

(U.S. dollars in thousands)	June 30, 2006	December 31, 2005	December 31, 2004
	(Unaudited)
Assets:
Cash and cash equivalents	$4	$10	$29
Accounts receivable	81	18	303
Supplies inventory, prepaids and other	122	134	122

Current assets	207	162	454
Restricted cash — Note 3	5,207	5,097	4,961
Mineral properties — Notes 4, 5	9,961	9,935	3,353
Plant and equipment — Note 6	1,091	1,188	1,311
Notes Receivable	8	8	—
Reclamation premium costs — Note 7	1,363	1,422	1,541

	17,630	17,650	11,166

Total assets	$17,837	$17,812	$11,620

Liabilities and Shareholders' Equity:
Accounts payable	$—	$21	$75
Capital lease obligation	9	9	—
Accrued liabilities and other	131	138	28

Current liabilities	140	168	103
Capital lease obligations	29	34	—
Asset retirement obligation and closure costs — Note 3, 7	4,085	4,085	4,163

Total liabilities	4,254	4,287	4,266

Parent company's net investment	13,583	13,525	7,354

Total shareholders' equity	13,583	13,525	7,354

Total liabilities and shareholders' equity	$17,837	$17,812	$11,620

The accompanying notes are an integral part of these consolidated financial statements.

VISTA GOLD CORP. — Nevada exploration properties (An Exploration Stage Enterprise)

CONSOLIDATED STATEMENT OF LOSS

	Three Months Ended June 30,		Six Months Ended June 30,
					Cumulative During Exploration Stage
(U.S. dollars in thousands, except share data)	2006	2005	2006	2005
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Costs and expenses:
Property evaluation and holding costs	$344	$339	$700	$683	$4,971
Corporate administration and investor relations	194	334	439	494	2,098
Depreciation and amortization	49	53	101	102	769
Asset retirement obligation and closure costs	—	—	—	—	1,048
Write-down of mineral properties	—	—	—	—	76
Interest income	(113)	(46)	(181)	(87)	(422)
Gain on disposal of assets	—	—	—	(7)	(45)
Stock-based compensation	8	33	20	63	364
Gain on disposal of marketable securities	(4)	(2)	(18)	(6)	(40)

Total costs and expenses	$478	$711	$1,061	$1,242	$8,819

Net loss	$(478)	$(711)	$(1,061)	$(1,242)	$(8,819)

	Years Ended December 31
(U.S. dollars in thousands, except share data)	2005	2004	2003
Costs and expenses:
Property evaluation and holdings costs	$1,368	$1,412	$892
Corporate administration and investor relations	859	390	257
Depreciation and amortization	207	194	211
Write-down of mineral properties	76	—	—
Interest income	(184)	(50)	(6)
Gain on disposal of assets	(7)	(8)	—
Stock-based compensation	152	188	4
(Gain)/Loss on disposal of marketable securities	(15)	1	(18)

Total costs and expenses	$2,456	$2,127	$1,340

Net loss	$(2,456)	$(2,127)	$(1,340)

The accompanying notes are an integral part of these consolidated financial statements.

VISTA GOLD CORP. — Nevada exploration properties (An Exploration Stage Enterprise)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended June 30,		Six Months Ended June 30,
					Cumulative During Exploration Stage
(U.S. dollars in thousands, except share data)	2006	2005	2006	2005
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Loss for the period	$(478)	$(711)	$(1,061)	$(1,242)	$(8,819)
Adjustments to reconcile loss for the period to cash provided by / (used in) operations:
Depreciation and amortization	48	48	97	96	751
Amortization of reclamation premium costs	29	30	59	60	297
Provision for asset retirement obligation and closure costs	—	2	—	4	1,054
Write-down of mineral properties	—	—	—	—	76
Gain on disposal of assets	—	(1)	—	(7)	(45)
Allocated expenses from Parent company	140	422	370	625	2,444
Change in operating assets and liabilities:
Accounts receivable	(74)	(21)	(63)	260	98
Supplies inventory, prepaids and other	7	(44)	12	(33)	60
Accounts payable and accrued liabilities and other	(9)	14	(28)	(37)	(115)

Net cash used in operating activities	(337)	(261)	(614)	(274)	(4,199)
Cash flows from investing activities:
Restricted cash — Note 3	(56)	(37)	(110)	(67)	(5,207)
Additions to mineral properties, net of cost recoveries	(62)	(27)	(26)	(31)	(2,113)
Acquisition of mineral property, net of cash acquired — Note 4	—	—	—	—	(5,325)
Additions to plant and equipment	(3)	(8)	(5)	(8)	(1,731)
Proceeds on disposal of plant and equipment	—	4	—	10	212

Net cash used in investing activities	(121)	(68)	(141)	(96)	(14,164)
Cash flows from financing activities:
Net intercompany funding from parent	427	415	749	427	17,731

Net cash provided by financing activities	427	415	749	427	17,731
Net increase/(decrease) in cash and cash equivalents	(31)	86	(6)	57	(632)

Cash and cash equivalents, beginning of period	35	—	10	29	636

Cash and cash equivalents, end of period	$4	$86	$4	$86	$4

Supplemental disclosure with respect to Cash Flow — Note 9

The accompanying notes are an integral part of these consolidated financial statements.

	Years Ended December 31
(U.S. dollars in thousands, except share data)	2005	2004	2003
Cash flows from operating activities:
Loss for the period	$(2,456)	$(2,127)	$(1,340)
Adjustments to reconcile loss for the period to cash provided by / (used in) operations:
Depreciation and amortization	199	191	211
Amortization of reclamation premium costs	119	119	—
Asset retirement obligation and closure costs accrued, net	—	19	14
Write-down of mineral properties	76	—	—
Gain on disposal of assets	(7)	(8)	—
Allocated expenses from Parent company	1,094	604	240
Change in operating assets and liabilities:
Accounts receivable	285	335	(459)
Supplies inventory, prepaids and other	(8)	(21)	108
Accounts payable and accrued liabilities	(34)	45	14

Net cash used in operating activities	(732)	(843)	(1,212)
Cash flows from investing activities:
Restricted cash — Note 3	(136)	(3,277)	(1,684)
Additions to mineral properties, net of cost recoveries	(134)	(804)	(525)
Acquisition of mineral properties, net of cash acquired — Note 4	(5,325)	—	—
Additions to plant and equipment	(18)	(1,659)	(49)
Proceeds on disposal of plant and equipment	10	8	—

Net cash used in investing activities	(5,603)	(5,732)	(2,258)
Cash flows from financing activities:
Net intercompany funding from parent	6,316	6,492	3,759

Net cash provided by financing activities	6,316	6,492	3,759
Net increase/(decrease) in cash and cash equivalents	(19)	(83)	289

Cash and cash equivalents, beginning of period	29	112	(177)

Cash and cash equivalents, end of period	$10	$29	$112

Supplemental disclosure with respect to Cash Flow — Note 9

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO FINANCIAL STATEMENTS

Six Months Ended June 30, 2006 and 2005 (unaudited) and
the Years Ended December 31, 2005, 2004 and 2003

1.     DISTRIBUTION, NATURE OF OPERATIONS AND BASIS OF PRESENTATION

  Distribution

  On September 22, 2006, Vista Gold Corp. ("Vista") entered into an arrangement and merger agreement (the "Arrangement Agreement"), with Janet and Carl Pescio (together, the "Pescios"), pursuant to which Vista will transfer its existing Nevada properties into a recently incorporated company, Allied Nevada Gold Corp. ("Allied Nevada") that will concurrently acquire the Nevada mineral assets of the Pescios (the "Distribution"). Under the Distribution, Vista's shareholders will exchange their current common shares of Vista for common shares of Allied Nevada and new common shares of Vista. Holders of Vista options will exchange their options of Vista for options to acquire shares of Allied Nevada and options to acquire new common shares of Vista. Each holder of warrants of Vista will have their warrants adjusted in accordance with their terms.

  Nature of Operations

  Vista Gold Corp. — Nevada exploration properties, (the "Company") representing the Nevada business of Vista Gold includes only the net assets and results of operations and cash flows of Vista's Nevada companies for purposes of these financial statements. The Company evaluates, acquires and explores gold exploration and potential development projects. As such, the Company is considered an Exploration Stage Enterprise. The Company's approach to acquisitions of gold projects has generally been to seek projects within political jurisdictions with well established mining, land ownership and tax laws, which have adequate drilling and geological data to support the completion of a third-party review of the geological data and to complete an estimate of the gold mineralization. In addition, the Company looks for opportunities to improve the value of its gold projects through exploration drilling, and/or re-engineering the operating assumptions underlying previous engineering work.

  Gold production has gradually declined since mining activities were suspended at the Hycroft mine in 1998. Effective January 1, 2002, gold production is considered incidental and the Company no longer reports the associated sales proceeds as revenue. Based on that, management of the Company decided during 2003 that the Company was an Exploration-Stage Enterprise. For financial reporting purposes, commencing with the Company's financial statements for the year ended December 31, 2003, the Company was characterized as an Exploration-Stage Enterprise and its consolidated statements of loss and cash flows include columns showing cumulative amounts during the exploration stage (i.e., from January 1, 2002, the effective date when gold production was considered incidental).

  Although the Company has reviewed and is satisfied with the title for all mineral properties in which it has a material interest, there is no guarantee that title to such concessions will not be challenged or impugned.

  Basis of Presentation

  The Company's consolidated financial statements were prepared in connection with the Distribution. The consolidated financial statements reflect the consolidated historical results of loss, financial position and cash flows of Vista's Nevada subsidiaries included in the Distribution for all periods presented using the continuity of interests method. The assets and liabilities have been reflected in these consolidated financial statements on a historical basis, as prior to the Distribution all of these assets and liabilities presented were 100% owned by Vista.

  Corporate overhead and general and administrative expenses have been allocated by Vista to the Company based on the ratio of the carrying amounts of mineral properties being transferred to the Company to the total carrying amount of mineral properties of Vista before the Distribution and management believes such allocations are reasonable. Also, all intercompany payables and receivables outstanding between the

  Company and Vista have been settled as part of Vista's net investment and accordingly have been included in the Company's consolidated balance sheets (See Note 13). However, the associated expenses recorded by the Company may not be indicative of the actual expenses that would have been incurred had the Company been operating as a separate, stand-alone public company for the periods presented and do not reflect the Company's consolidated results of operations, financial position and cash flows had the Company been a stand-alone public company during the periods presented.

  The consolidated financial statements of the Company and its subsidiaries have been prepared in accordance with accounting principles generally accepted in Canada. For the purposes of these financial statements, these principles conform, in all material respects, with generally accepted accounting principles in the United States, except as described in Note 12.

  Unaudited Interim Financial Information

  The consolidated interim financial statements of the Company, as of June 30, 2006, and for the three-month and six-month periods ended June 30, 2006 and 2005, have been prepared by the Company without audit on the same basis as the consolidated financial statements as of December 31, 2005 and 2004 and for each of the three years ended December 31, 2005 included herein. In the opinion of management, all of the adjustments necessary to fairly present the interim financial information set forth herein have been made. These adjustments are of a normal and recurring nature. The results of operations for interim periods are not necessarily indicative of the operating results of a full year or of future years.

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a)
  Principles of consolidation

    The consolidated financial statements include the accounts of the Company and its subsidiaries. All material intercompany transactions and balances have been eliminated. The Company's subsidiaries and percentage ownership in these entities as of December 31, 2005 are:

Ownership
Vista Gold Holdings, Inc. and its wholly-owned subsidiaries below	100%
Hycroft Resources & Development, Inc. and its wholly-owned subsidiary Hycroft Lewis Mine, Inc.
Vista Nevada Corp.
Victory Gold Inc. and its wholly-owned subsidiary Victory Gold Exploration Inc.
Mineral Ridge Resources, Inc.

    For purposes of these statements, the Long Valley project, which is owned by Vista Nevada, and the Colorado properties owned by Victory Gold Inc. have not been included. The ownership of the Long Valley property, located in California, and the Colorado properties will be retained by Vista.

  (b)
  Use of estimates

    The preparation of consolidated financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the consolidated financial statements and the reported amount of revenues and expenses during the reporting period. Significant areas requiring the use of estimates include mine closure and reclamation obligations, useful lives for asset depreciation purposes and impairment of mineral properties. Actual results could differ from these estimates.

  (c)
  Revenue recognition

    Gold production has gradually declined since mining activities were suspended at the Hycroft mine in 1998. Effective at the beginning of fiscal 2002, gold production is considered incidental to the activities at the Hycroft mine, and reporting the associated sales proceeds as revenue is no longer warranted. Accordingly, proceeds from gold sales are netted against costs.

  (d)
  Cash and cash equivalents

    Cash and cash equivalents are considered to include cash on hand, demand balances held with banks, and certificates of deposit all with maturities of three months or less when purchased.

  (e)
  Inventories

    Supplies inventories are carried at the lower of average cost and net realizable value.

  (f)
  Mineral properties

    Mineral property acquisition costs and exploration and development expenditures are recorded at cost and are deferred until the viability of the property is determined. No properties have reached the development stage at this time. General overhead, administrative and holding costs to maintain a property on a care and maintenance basis are expensed in the period they are incurred. If a project were to be put into production, capitalized costs would be depleted on the unit of production basis.

    Option payments and reimbursements received are treated as a recovery of mineral property costs. Option payments are at the discretion of the optionee and accordingly are accounted for on a cash basis or when receipt is reasonably assured.

    Management regularly reviews the net carrying value of each mineral property. Where information and conditions suggest impairment, estimated future net cash flows from each property are calculated using estimated future prices, proven and probable reserves and value beyond proven and probable reserves, and operating, capital and reclamation costs on an undiscounted basis. If it is determined that the future cash flows are less than the carrying value, a write-down to the estimated fair value is made with a charge to loss for the period. Where estimates of future net cash flows are not available and where other conditions suggest impairment, management assesses if the carrying value can be recovered.

    Management's estimates of gold prices, recoverable proven and probable reserves, probable outcomes, operating capital and reclamation costs are subject to risks and uncertainties that may affect the recoverability of mineral property costs. Although management has made its best estimate of these factors based on current conditions, it is possible that changes could occur in the near term that could adversely affect management's estimate of net cash flows expected to be generated and the need for possible asset impairment write-downs.

    Although the Company has taken steps to verify title to mineral properties in which it has an interest, these procedures do not guarantee the Company's title. Such properties may be subject to prior undetected agreements or transfers and title may be affected by such defects.

  (g)
  Plant and equipment

    Plant and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives, ranging primarily from three to ten years. Significant expenditures, which increase the life of an asset, are capitalized and depreciated over the remaining estimated useful life of the asset. Upon sale or retirement of assets, the costs and related accumulated depreciation or amortization are eliminated from the respective accounts and any resulting gains or losses are reflected in operations.

  (h)
  Asset retirement obligation and closure costs

    The fair value of a liability for an asset retirement obligation is recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset.

  (i)
  Loss per share

    Due to the fact that the Company had no shares outstanding at the date of these financial statements, loss per share data has not been presented.

  (j)
  Variable Interest Entities

    Effective January 1, 2005, the Company adopted Accounting Guidelines AcG-15, Consolidation of Variable Interest Entities, which requires consolidation of entities in which the Company has a controlling financial interest. The Company has determined that it has no variable interest entities.

3.     RESTRICTED CASH

  As of June 30, 2006, the Company has pledged cash as collateral totaling $5.2 million ($5.1 million as of December 31, 2005 and $5.0 million as of December 31, 2004) to the U.S. Bureau of Land Management, Nevada State Office, to cover increased reclamation cost estimates at the Hycroft mine (Note 7 — Asset retirement obligation and closure costs). During the six months ended June 30, 2006, the Company earned interest of $109,512 on the restricted cash account and during the years ended December 31, 2005 and December 31, 2004, the Company earned interest of $134,112 and $33,354 on the restricted cash account, respectively.

4.     ACQUISITION OF F.W. LEWIS, INC. PROPERTIES

  In December 2005, the Company's subsidiary Victory Gold Inc. ("Victory Gold") acquired all of the outstanding shares of F.W. Lewis, Inc., the assets of which include 55 mineral properties in Nevada and Colorado and the Hycroft production royalty. The acquisition was made by exercise of a purchase option originally held by Century Gold LLC ("Century Gold") of Spring Creek, Nevada. Century Gold assigned the option to the Company's subsidiary, Victory Gold, pursuant to an assignment and assumption agreement effective December 9, 2005. Under the terms of the assignment agreement, the Company paid Century Gold $150,000 in cash and also reimbursed Century Gold for the $250,000 it paid the owners of F.W. Lewis, Inc. toward the option exercise price of $5.1 million. In addition, Vista issued to Century Gold 250,000 common shares of Vista valued at $1.218 million. To complete the exercise of this option, Vista paid the owners of F.W. Lewis, Inc., the remaining $4.85 million of the outstanding purchase price. Century Gold retained a 100% interest in two properties and a 50% interest in two other properties. The 53 properties transferred to the Company include a total of 9,280 acres of patented and 11,616 acres of unpatented mineral claims, the majority having gold, silver or copper discoveries or old mines located on the properties.

  F.W. Lewis, Inc. (now owned by the Company's subsidiary Victory Gold) owns a production royalty interest in the Hycroft mine. The production royalty (applying to approximately 70% of the reported reserves) is 5% Net Smelter Return ("NSR") on gold and 7.5% NSR on other minerals, including silver. The production royalty on gold escalates on ore grades over 0.05 ounces per ton (opt) to a maximum of 10% NSR on ore grades over 0.14 opt. With the acquisition of F.W. Lewis, Inc., the Company is no longer subject to payment of this royalty to an outside party.

  Included in the F.W. Lewis Inc. package (100% retained by the Company) is a property in the Battle Mountain, Nevada Mining District which is subject to pre-existing agreements with Madison Minerals Inc. (formerly Madison Enterprises Corp.) ("Madison") and Great American Minerals Exploration (Nevada) LLC ("Great American"). These agreements involve payments of $3,000 per month minimum royalty payments to Victory Gold, minimum exploration commitments of $250,000 per year, and an option to purchase the property for $2.0 million payable by December 31, 2007, with a retained 5% gross royalty on gold and a 4% NSR royalty on other metals, and with annual advance minimum royalty payments of $60,000 commencing on exercise of the purchase option. Madison and Great American also have an option to purchase the royalties from Victory Gold for $4.0 million in the first year following the date of exercise of the purchase option and escalating by $500,000 each year thereafter.

  As F.W. Lewis, Inc. did not meet the definition of a business under the Emerging Issues Committee Abstract No. 124, "Definition of a Business," the Company has accounted for the acquisition as a purchase of net assets with the consideration issued assigned as follows:

Purchase price:
Cash	$5,250
Common stock	1,218
Acquisition costs	74

$6,542
Assets acquired:
Current assets	$4
Plant and equipment, net	18
Mineral properties, including the Hycroft production royalty	$6,524
Non-current asset	8

$6,554
Liabilities assumed:
Non-current liabilities	$12

Net Assets Acquired	$6,542

  As of December 31, 2005, the consolidated capitalized mineral property costs for F.W. Lewis, Inc., Properties were $3,024,090 and the related Hycroft royalty were $3,500,000. See Note 5.

5.     MINERAL PROPERTIES

	December 31, 2005			December 31, 2004
	Cost	Accumulated Amortization and Write-downs	Net	Cost	Accumulated Amortization and Write-downs	Net
Maverick Springs, United States	$1,183	$—	$1,183	$1,143	$—	$1,143
Mountain View, United States	805	—	805	751	—	751
Wildcat, United States	998	—	998	981	—	981
Hasbrouck and Three Hills, United States	375	—	375	364	—	364
F.W. Lewis, Inc. Properties, United States	3,024	—	3,024	—	—	—
Hycroft Royalty, United States	3,500	—	3,500	—	—	—
Other	126	76	50	114	—	114

	$10,011	$76	$9,935	$3,353	$—	$3,353

	2004	2005
(U.S. dollars in thousands)	December 31, net balance	Acquisition costs	Option payments	Exploration & land costs	Cost recovery	Write-offs	Year to date activity	December 31, Ending Balance
Maverick Springs, United States	$1,143	$—	$100	$84	$(144)	$—	$40	$1,183
Mountain View, United States	751	—	25	29	—	—	54	805
Wildcat, United States	981	—	—	17	—	—	17	998
Hasbrouck and Three Hills, United States	364	—	—	11	—	—	11	375
F.W. Lewis, Inc. Properties, United States	—	3,024	—	—	—	—	3,024	3,024
Hycroft Royalty, United States	—	3,500	—	—	—	—	3,500	3,500
Other	114	—	—	12	—	(76)	(64)	50

	$3,353	$6,524	$125	$153	$(144)	$(76)	$6,582	$9,935

	2005	2006
(U.S. dollars in thousands)	December 31, net balance	Acquisition costs	Option payments	Exploration & land costs	Cost recovery	Write-offs	Year to date activity	June 30, Ending Balance
Maverick Springs, United States	$1,183	$—	$—	$135	$(74)	$—	$61	$1,244
Mountain View, United States	805	—	25	3	—	—	28	833
Wildcat, United States	998	—	—	2	—	—	2	1,000
Hasbrouck and Three Hills, United States	375	—	—	—	—	—	—	375
F.W. Lewis, Inc. Properties, United States	3,024	—	—	7	(72)	—	(65)	2,959
Hycroft Royalty, United States	3,500	—	—	—	—	—	—	3,500
Other	50	—	—	—	—	—	—	50

	$9,935	$—	$25	$147	$(146)	$—	$26	$9,961

  (a)
  Maverick Springs

    The Maverick Springs gold and silver project, southeast of Elko, Nevada, was acquired on October 7, 2002, from Newmont Mining Corporation ("Newmont"). The total cost for the Maverick Springs project included a cash payment of $250,000; the issuance of 141,243 equity units, each unit being comprised of one common share of Vista and a two year warrant to purchase one share of Vista, valued at $405,000 and $95,000, respectively; and the issuance of 122,923 equity units on October 7, 2003, each unit being comprised of one common share of Vista and a two year warrant to purchase one share of Vista, valued at $500,000 and $111,058, respectively. Vista committed to completing 20,000 feet of drilling on this project before October 7, 2004 (this was done), and an additional 30,000 feet of drilling before October 7, 2006. Newmont retained a 1.5% net smelter returns royalty or the right to acquire 51% of the project after four years by paying Vista cash equaling 200% of the aggregate expenditures made by Vista on the project.

    Maverick Springs is subject to a lease agreement (the "Artemis lease"), between Newmont and Artemis Exploration Company. The Artemis lease was entered into on October 1, 2001, and the key terms include: payment of advanced minimum royalties of $50,000 on October 1, 2003 (which was paid), and advanced minimum royalties of $100,000 on October 1, 2004 (which was paid), $100,000 on October 1, 2005 (which was paid) and each year thereafter while the agreement is in effect; work commitments of 6,400 feet of exploration drilling, on or before November 15, 2002, October 1, 2003 and October 1, 2004 (these commitments have been met), a preliminary economic evaluation to be conducted by October 1, 2004 which was extended to April 7, 2005 (this has been completed); and a net smelter returns royalty based on a sliding scale ranging from 2% to 6%, depending on gold and silver prices at the time of production.

    On June 9, 2003, Vista entered into an agreement granting Silver Standard Resources Inc. ("SSRI") an option to acquire Vista's interest in the silver mineralized material hosted in the Maverick Springs project. Vista is the operator, retains its 100% interest in the gold mineralized material and maintain a 45% vote as a participant in a joint committee formed between Vista and SSRI, who maintains a corresponding 55% vote, to manage the exploration of the Maverick Springs project. The agreement with SSRI is subject to the terms of the purchase agreement between Newmont and Vista. Under the agreement, SSRI was to pay $1.5 million over four years including a payment of $300,000 made upon execution of the option agreement. The remaining $1.2 million was used by Vista to fund exploration programs, land holding costs and option payments. During 2005, SSRI satisfied the $1.5 million obligation and all costs incurred for Maverick Springs are now being shared by the two companies on the same ratio as established for operation of the joint management committee.

    During the years ended December 31, 2005 and 2004, Vista recorded $144,285 and $428,481 in recoveries from SSRI, of which $11,964 is included in accounts receivable. The total recoveries to date from SSRI are $1,522,261.

  (b)
  Mountain View

    The Mountain View gold project, located west of the Hycroft mine, was acquired on October 7, 2002, from Newmont Capital Limited ("Newmont Capital"). The total cost for the Mountain View project included cash payments of $50,000, and the issuance of 56,497 equity units, each unit being comprised of one common share of Vista Gold and a two year warrant to purchase one share of Vista, valued at $200,000. Newmont Capital retained a 1.5% net smelter returns royalty or the right to acquire 51% of the project after four years by paying Vista cash equaling 200% of the aggregate expenditures made by Vista on the project.

  (c)
  Wildcat

    Vista executed formal purchase agreements during the fourth quarter of 2003 to acquire the Wildcat project, located in Pershing County, Nevada, in three separate transactions.

    On September 23, 2003, Vista purchased 71 unpatented mining claims for $200,000 upon signing and $300,000 on August 11, 2004 (which was paid). On commencement of commercial production, the Company will make a one-time production payment in the amount of $500,000. Thirteen of the claims are subject to an underlying 0.4% net smelter returns royalty, and the remaining 58 claims are subject to an underlying 1% net smelter returns royalty.

    On October 12, 2003, Vista purchased a 100% interest in the Vernal unpatented mining claim for $50,000 on signing and $50,000 on October 1, 2004, for a total consideration of $100,000.

    On October 28, 2003, Vista purchased four patented mining claims and exploration data for 50,000 shares of Vista valued at $211,500. The patented claims are subject to an underlying net smelter returns royalty of 1% for gold production between 500,000 and 1,000,000 ounces, increasing to 2% on production in excess of 1,000,000 ounces.

  (d)
  Hasbrouck/Three Hills

    On May 23, 2003, Vista executed a purchase agreement with Newmont Capital, a subsidiary of Newmont which includes the Hasbrouck property and the Three Hills property, which lies approximately 4.5 miles to the north-northwest. The total cost for the Hasbrouck/Three Hills project included cash payments of $50,000 and the issuance of 50,475 Common Shares of Vista valued at $200,000. Newmont Capital, at its option, would retain either: (a) a 2% net smelter returns royalty in each project together with the right to a $500,000 cash payment at the start of commercial production at either project and a further $500,000 cash payment if, after the start of commercial production, the gold price averages $400 per ounce or more for any three-month period; or (b) the right to acquire 51% of either or both projects. The latter right would be exercisable only after the later of four years or the time when the Company has incurred aggregate cash equaling 200% of the expenditures made by the Company on the related property. The Company's contribution to the joint venture during this period is capped at $5.0 million, $3.0 million of which Newmont Capital would finance for the Company and recover, with interest, exclusively from related project cash flows. The Company would also grant Newmont Capital a right of first offer with respect to subsequent sale of the projects by the Company. An additional 1 1/2% net smelter royalty on the Hasbrouck property is held by a third party.

  (e)
  Hycroft mine

    Vista acquired the Hycroft gold mine, west of Winnemucca, Nevada, in 1987. Mining activities at the Hycroft mine were suspended in 1998. The mine is being held on care and maintenance and holding costs are expensed.

    The Crofoot property at the Hycroft mine is subject to a 4% net profits royalty and the Lewis property was subject to a 5% net smelter royalty. In December 2005, the Company's subsidiary Victory Gold Inc. acquired F.W. Lewis, Inc., the holder of the 5% royalty on the Lewis property. In consequence, the

    Company is no longer subject to a royalty payment to an outside party with respect to the Lewis property.

    In January 2005, Vista signed a binding letter of intent agreement with Canyon Resources Corporation to grant Canyon a six-month option to purchase the Hycroft mine for an aggregate of $10.0 million consisting of consideration of $4.0 million in cash and $6.0 million in equity units. In August 2005, Canyon advised Vista that Canyon would not be exercising its option to acquire the Hycroft Mine.

  (f)
  F.W. Lewis, Inc. Properties

    On December 13, 2005, the Company's subsidiary Victory Gold Inc. ("Victory Gold") acquired all of the outstanding shares of F.W. Lewis, Inc., the assets of which include 55 mineral properties in Nevada and Colorado as well as the royalty discussed above. The acquisition was made by exercise of a purchase option originally held by Century Gold LLC ("Century Gold") of Spring Creek, Nevada. Century Gold assigned the option to Vista pursuant to an assignment and assumption agreement effective December 9, 2005. Under the terms of the assignment agreement, Vista paid Century Gold $150,000 in cash and also reimbursed Century Gold for the $250,000 it paid the owners of F.W. Lewis, Inc. toward the option exercise price of $5.1 million. In addition, Vista issued to Century Gold 250,000 Common Shares of Vista valued at $1.218 million. To complete the exercise of this option, Vista paid the owners of F.W. Lewis, Inc., the remaining $4.85 million of the outstanding purchase price. Century Gold retained a 100% interest in two properties and a 50% interest in two other properties. See also Note 4.

6.     PLANT AND EQUIPMENT

	June 30, 2006			December 31, 2005			December 31, 2004
(U.S. dollars in thousands)	Cost	Accumulated Depreciation and Write-downs	Net	Cost	Accumulated Depreciation and Write-downs	Net	Cost	Accumulated Depreciation and Write-downs	Net
Hycroft mine, United States	$11,971	$10,897	$1,074	$11,971	$10,801	$1,170	$12,031	$10,720	$1,311
F.W. Lewis, Inc. Properties, United States — Note 5	31	14	17	31	13	18	—	—	—

	$12,002	$10,911	$1,091	$12,002	$10,814	$1,188	$12,031	$10,720	$1,311

7.     ASSET RETIREMENT OBLIGATION AND CLOSURE COSTS

  For both June 30, 2006 and December 31, 2005, the Company has accrued for estimated reclamation and closure costs of $4.1 million (2004 — $4.2 million). Substantially the entire estimate relates to the final reclamation and closure of the Hycroft mine.

  During the year ended December 31, 2003, a revised reclamation and closure plan for the Hycroft mine was approved by the U.S. Bureau of Land Management, Nevada State Office ("BLM"). Under this plan the future estimated costs of reclamation and closure at Hycroft are $6.8 million.

  The Company estimates that the related asset retirement expenditures will commence approximately five years after the start-up of the Hycroft mine (an event not yet scheduled) and continue for several years after that time. Using a credit adjusted rate of 7.75%, the fair value of the estimated $6.8 million obligation is $4.2 million, as accrued in these financial statements.

  The BLM has required the Company to provide a total surety amount of $6.8 million for the approved Hycroft mine reclamation plan. In 2004, the Corporation reached an agreement for a new bond package.

  The Company has placed $5.1 million (including $0.2 million in accrued interest) in a restricted cash account to pay for future reclamation obligations at the Hycroft mine (see Note 3). Additionally, the Company paid $1.7 million during 2004 for an insurance policy to an insurance company to cover potential over-runs on the reclamation liability. This premium is being amortized using the straight-line method over the life of the bond (which is 14 years). At both June 30, 2006 and December 31, 2005, the unamortized balance of the premium was $1.4 million. The Company believes it has provided for any present disturbance obligations associated with the property.

  It is reasonably possible that the Company's estimates of its ultimate reclamation liability could change as a result of changes in regulations or cost estimates. The effect of changes, which could be material, would be recognized on a prospective basis.

8.     COMMITMENTS AND CONTINGENCIES

  The Company is required to provide financial assurance of $6.8 million in respect of reclamation and site closure obligations at the Hycroft mine (Note 7). The Company has been requested to pledge collateral to provide this bonding. During 2004, the Company reached an agreement for a new bond package.

  Refer also to Note 5 for commitments in connection with acquisitions of mineral properties.

9.     SUPPLEMENTAL CASH FLOW DISCLOSURE AND MATERIAL NON-CASH TRANSACTIONS

  As of June 30, 2006, December 31, 2005 and December 31, 2004 all of the Company's cash was held in liquid bank deposits.

  There were no significant non-cash transactions during the six months ended June 30, 2006. Significant non-cash transactions for the years ended December 31, 2003, 2004 and 2005 are as follows:

	Non-cash consideration given during 2005
Non-cash transactions ($000's)	Equity units	Total
Investing and financing activities:
F.W. Lewis, Inc. — Note 4	$1,218	$1,218

	Non-cash consideration given during 2004
Non-cash transactions ($000's)	Equity units	Total
Investing and financing activities:
Hasbrouck/Three Hills	$200	$200

	Non-cash consideration given during 2003
Non-cash transactions ($000's)	Equity units	Total
Investing activities:
Hasbrouck/Three Hills	$—	$200
Maverick Springs	500	500
Maverick Springs	111	111

	$611	$811

  (1)
  Included in Accrued liabilities and other

10.   INCOME TAXES

  The Company has available U.S. income tax losses of approximately $27 million, which may be carried forward and applied against future taxable income when earned. The utilization of net operating losses may be limited due to change in ownership under Internal Revenue code Section 382.

  The losses expire as follows:

United States
2008	388
2009	11
2010	5,106
2011	9,415
2019	4,473
2020	943
2021	1,187
2022	979
2023	1,301
2024	1,327
2025	1,451

$26,581

  No income tax benefit has been recorded in any of the reporting periods presented as the Company has set up a valuation allowance for the full amount of the future income tax asset created by the losses that may be carried forward. This valuation allowance is the primary difference between the benefit that would be recorded at the effective U.S. statutory rate and the amount included in these statements (zero).

11.   RETIREMENT PLAN

  The Company sponsors a qualified tax-deferred savings plan in accordance with the provisions of Section 401(k) of the U.S. Internal Revenue Code, which is available to permanent U.S. employees. The Company makes contributions of up to 4% of eligible employees' salaries.

12.   DIFFERENCES BETWEEN CANADIAN AND UNITED STATES' GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

  The significant measurement differences between generally accepted accounting principles ("GAAP") in Canada and in the United States, as they relate to these financial statements are as follows:

  (a)
  .  In accordance with U.S. GAAP, exploration, mineral property evaluation, holding costs, option payments and related acquisition costs for mineral properties acquired under an option agreement are expensed as incurred. When proven and probable reserves are determined for a property and a bankable feasibility study is completed, then subsequent exploration and development costs on the property would be capitalized. Total capitalized costs of such properties are measured periodically for recoverability of carrying value under SFAS No. 144. Under Canadian GAAP, all such costs are permitted to be capitalized.

  (b)
  .  In accordance with U.S. GAAP (SFAS No. 123R), the fair value of all options granted after January 1, 2006 is calculated at the date of grant and expensed over the expected vesting period. On transition to this new standard, the unvested portion of options granted to employees before January 1, 2006 is expensed over the remaining vesting period using the fair value on the date of grant. Prior to January 1, 2006, the Corporation did not record any compensation cost on the granting of stock options to employees and directors as the exercise price was equal to or greater than the market price at the date of grants for U.S. GAAP purposes. SFAS No. 123R essentially aligns U.S. GAAP with Canadian GAAP for accounting for stock based compensation.

  The significant measurement differences in the consolidated statements of loss relative to U.S. GAAP were:

  CONSOLIDATED STATEMENTS OF LOSS — UNAUDITED

	Three Months Ended June 30,		Six Months Ended June 30,
					Cumulative during Exploration Stage
(U.S. dollars in thousands, except share data)	2006	2005	2006	2005
Net loss — Canadian GAAP	$(478)	$(711)	$(1,061)	$(1,242)	$(8,819)
Exploration, property evaluation and holding costs (a)	(93)	(32)	(98)	(36)	(1,160)
Stock-based compensation expense (b)	—	33	—	63	344

Net loss — U.S. GAAP	(571)	(710)	(1,159)	(1,215)	(9,635)

Comprehensive loss — U.S. GAAP	$(571)	$(710)	$(1,159)	$(1,215)	$(9,635)

  CONSOLIDATED STATEMENTS OF LOSS

	Years ended December 31,
(U.S. dollars in thousands, except share data)	2005	2004	2003
Net loss — Canadian GAAP	$(2,456)	$(2,127)	$(1,340)
Exploration, property evaluation and holding costs (a)	18	(804)	(87)
Stock-based compensation expense (b)	152	128	4

Net loss — U.S. GAAP	(2,286)	(2,803)	(1,423)

Comprehensive loss — U.S. GAAP	$(2,286)	$(2,803)	$(1,423)

  The significant measurement differences in the consolidated statements of cash flows relative to U.S. GAAP were:

  CONSOLIDATED STATEMENTS OF CASH FLOWS — UNAUDITED

	Three Months Ended June 30,		Six Months Ended June 30,
					Cumulative during Exploration Stage
(U.S. dollars in thousands)	2006	2005	2006	2005
Cash flows from operating activities:
Loss for the period	$(478)	$(711)	$(1,061)	$(1,242)	$(8,819)
Adjustments to reconcile loss for the period to cash used in operations:
Non-cash items	217	501	526	778	4,577
Additions to mineral properties, net (a)	(93)	(32)	(98)	(36)	(1,160)
Change in operating assets and liabilities:	(76)	(51)	(79)	190	43

Net cash used in operating activities	(430)	(293)	(712)	(310)	(5,359)
Cash flows from investing activities:	(121)	(68)	(141)	(96)	(14,164)
Additions to mineral properties, net (a)	93	32	98	36	1,160

Net cash used in investing activities	(28)	(36)	(43)	(60)	(13,004)
Cash flows from financing activities:	427	415	749	427	17,731

Net cash provided by financing activities	427	415	749	427	17,731
Net increase/(decrease) in cash and cash equivalents	(31)	86	(6)	57	(632)

Cash and cash equivalents, beginning of period	35	—	10	29	636

Cash and cash equivalents, end of period	$4	$86	$4	$86	$4

  CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended December 31,
(U.S. dollars in thousands)	2005	2004	2003
Cash flows from operating activities:
Loss for the period	$(2,456)	$(2,127)	$(1,340)
Adjustments to reconcile loss for the period to cash used in operations:
Non-cash items	1,481	925	465
Additions to mineral properties, net (a)	18	(804)	(87)
Change in operating assets and liabilities:	243	359	(337)

Net cash used in operating activities	(714)	(1,647)	(1,299)
Cash flows from investing activities:	(5,603)	(5,732)	(2,258)
Additions to mineral properties, net (a)	(18)	804	87

Net cash used in investing activities	(5,621)	(4,928)	(2,171)
Cash flows from financing activities:	6,316	6,492	3,759

Net cash provided by financing activities	6,316	6,492	3,759
Net increase/(decrease) in cash and cash equivalents	(19)	(83)	289

Cash and cash equivalents, beginning of period	29	112	(177)

Cash and cash equivalents, end of period	$10	$29	$112

  The significant measurement differences in the consolidated balance sheets as at June 30, 2006, and as at December 31, 2005 and 2004, relative to U.S. GAAP were:

  CONSOLIDATED BALANCE SHEETS

	June 30, 2006 (unaudited)			December 31, 2005			December 31, 2004
(U.S. $000's)	Per Cdn. GAAP	Cdn./U.S. Adj.	Per U.S. GAAP	Per Cdn. GAAP	Cdn./U.S. Adj.	Per U.S. GAAP	Per Cdn. GAAP	Cdn./U.S. Adj.	Per U.S. GAAP
Current assets	$207	—	$207	$162	$—	$162	$454	$—	$454
Restricted cash	5,207	—	5,207	5,097	—	5,097	4,961	—	4,961
Property, plant and equipment (a)	11,052	(971)	10,081	11,123	(873)	10,250	4,664	(891)	3,773
Reclamation premium costs	1,363	—	1,363	1,422	—	1,422	1,541	—	1,541
Other long-term assets	8	—	8	8	—	8	—	—	—

Total assets	$17,837	$(971)	$16,866	$17,812	$(873)	$16,939	$11,620	$(891)	$10,729

Current liabilities	140	—	140	168	—	168	103	—	103
Long term liabilities	4,114	—	4,114	4,119	—	4,119	4,163	—	4,163

Total liabilities	4,254	—	4,254	4,287	—	4,287	4,266	—	4,266
Parent company's net investment (a)	13,583	(971)	12,612	13,525	(873)	12,652	7,354	(891)	6,463

Total shareholders' equity	13,583	(971)	12,612	13,525	(873)	12,652	7,354	(891)	6,463

Total liabilities & shareholders' equity	$17,837	$(971)	$16,866	$17,812	$(873)	$16,939	$11,620	$(891)	$10,729

  Impact of recently issued accounting standards

  In June 2005, the FASB issued SFAS No. 154, "Accounting for Changes and Error Corrections." The new standard requires that entities which make a voluntary change in accounting principle apply that change retroactively to prior period financial statements, unless this would be impracticable. For changes in methods of depreciation, amortization or depletion of long-lived assets, the change must be accounted for prospectively, as a change in estimate. SFAS No. 154 is effective for the Company's 2006 financial statements and is not expected to have a material impact on the Company's financial position, results of operations or cash flows.

  In June 2005, the Emerging Issues Task Force ("EITF") issued EITF 04-06 — "Accounting for Post-Production Stripping Costs in the Mining Industry." The EITF requires that stripping costs incurred during the production phase of a mine are variable production costs that should be included in the costs of the inventory produced during the period that the stripping costs are incurred. EITF 04-06 is effective for the Company's 2006 financial statements and may result in a GAAP difference based on EIC 160 "Stripping Costs Incurred in the Production Phase of a Mining Operation."

  If adopted, the EIC would require stripping costs to be accounted for as variable production costs to be included in inventory unless the stripping activity can be shown to be a betterment of the mineral property, in which case the stripping costs would be capitalized.

  As of December 31, 2005 and June 30, 2006, the Company did not have any deferred stripping costs and it does not anticipate have any deferred stripping costs in the future as the Company does not have mining operations. Should EIC 160 be adopted, and if the Company began mining operations in which there would be stripping costs, the Company will defer the stripping costs of major mine expansions which allows the Company to mine reserves not previously included in the reserve base.

  In July 2006, the FASB issued interpretation ("FIN") No. 48 "Accounting for Uncertainty in Income Taxes — An Interpretation of FASB Statement No. 109" regarding accounting for, and disclosure of, uncertain tax positions. This Interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with SFAS No. 109, "Accounting for Income Taxes" and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. This Interpretation is effective for fiscal years beginning after December 15, 2006. The Company is currently evaluating the impact this Interpretation will have on its results of loss and financial position.

13.   RELATED PARTY TRANSACTIONS

  The Consolidated Statements of Loss include expense allocations for corporate overheads incurred by Vista. These allocations were made based on the ratio of the carrying amount of mineral properties being transferred to the Company and the total consolidated mineral properties prior to transfer. Also, all intercompany payables and receivables outstanding between the Company and Vista have been settled as part of Vista's net investment in Allied Nevada. The net of these intercompany receivables and payables was deemed to be part of the Parent company's net investment and has been included in the consolidated statements of balance sheets accordingly.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
OF ALLIED NEVADA GOLD CORP.

COMPILATION REPORT

        NOTE: The following compilation report is provided solely to comply with the applicable requirements of Canadian securities laws. The Canadian auditing standards specify the procedures that should be performed which are outlined in the report. These procedures would not be sufficient to allow for an expression of opinion under the standards of the Public Company Accounting Oversight Board (United States) ("PCAOB"). The procedures that would be performed to allow for an expression of an opinion under the standards of the PCAOB would be more extensive and greater in scope than those required by the Canadian auditing standards. Accordingly, no opinion is expressed on the pro forma information under the standards of the PCAOB.

        The following selected unaudited pro forma consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial condition of the consolidated entities that would have been achieved if the spin-off of Vista Gold Corp.'s Nevada exploration properties had been completed during the periods presented, nor is the selected pro forma consolidated financial information necessarily indicative of the future operating results or financial position of the consolidated entities.

COMPILATION REPORT ON PRO FORMA FINANCIAL STATEMENTS

To the Directors of Vista Gold Corp.

        We have read the accompanying unaudited pro forma balance sheet of Allied Nevada Gold Corp ("the Company") as at June 30, 2006 and unaudited pro forma income statements for the six months then ended and for the year ended December 31, 2005, and have performed the following procedures.

1.
Compared the figures in the columns captioned "Allied Nevada Gold Corp." to the audited balance sheet of the Company as at September 22, 2006, and found them to be in agreement.

2.
Compared the figures in the columns captioned "Vista Gold — Nevada exploration business" to the unaudited financial statements of Vista Gold — Nevada exploration business as at June 30, 2006 and for the six months then ended and the audited financial statements of Vista Gold — Nevada exploration business for the year ended December 31, 2005, respectively, and found them to be in agreement.

3.
Made enquiries of certain officials of the Company who have responsibility for financial and accounting matters about:

(a)
the basis for determination of the pro forma adjustments; and

(b)
whether the pro forma financial statements comply as to form in all material respects with Canadian regulatory requirements for management and information circulars.

  The officials:

  (a)
  described to us the basis for determination of the pro forma adjustments, and

  (b)
  stated that the pro forma statements comply as to form in all material respects with Canadian regulatory requirements for management and information circulars.

4.
Read the notes to the pro forma statements, and found them to be consistent with the basis described to me for determination of the pro forma adjustments.

5.
Recalculated the application of the pro forma adjustments to the aggregate of the amounts in the columns captioned "Allied Nevada Gold Corp." and "Vista Gold — Nevada exploration business" as at June 30, 2006 and for the six months then ended, and for the year ended December 31, 2005, and found the amounts in the columns captioned "Pro forma consolidated" to be arithmetically correct.

        A pro forma financial statement is based on management assumptions and adjustments which are inherently subjective. The foregoing procedures are substantially less than either an audit or a review, the objective of which is the expression of assurance with respect to management's assumptions, the pro forma adjustments, and the application of the adjustments to the historical financial information. Accordingly, we express no such assurance. The foregoing procedures would not necessarily reveal matters of significance to the pro forma financial statements, and I therefore make no representation about the sufficiency of the procedures for the purposes of a reader of such statements.

Chartered Accountants

Vancouver, BC
October     •    , 2006

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
OF ALLIED NEVADA GOLD CORP.

PRO FORMA CONSOLIDATED BALANCE SHEET
AS OF JUNE 30, 2006

(U.S. dollars in thousands)	Vista Gold Corp. — Nevada exploration properties June 30, 2006	Net proceeds from issuance of shares	Notes	Purchase of Pescio Nevada Mineral Assets	Notes	Pro forma Consolidated balance sheet June 30, 2006
	(Unaudited)
Assets:
Cash and cash equivalents	$4	$25,000	2(c)	$(15,000)	2(b)	$10,004
Accounts receivable	81	—		—		81
Supplies inventory, prepaids and other	122	—		—		122

Current assets	207	25,000		(15,000)		10,207
Restricted cash	5,207	—		—		5,207
Mineral properties	9,961			65,400	2(b,d)	75,361
Plant and equipment	1,091	—		—		1,091
Notes Receivable	8	—		—		8
Reclamation premium costs	1,363	—		—		1,363

	17,630	—		65,400		83,030

Total assets	$17,837	$25,000		$50,400		$93,237

Liabilities and Shareholders' Equity:
Capital lease obligation	9	—		—		9
Accrued liabilities and other	131	—		—		131

Current liabilities	140	—		—		140
Capital lease obligations	29	—		—		29
Asset retirement obligation and closure costs	4,085	—		—		4,085

Total liabilities	4,254	—		—		4,254

Capital stock	—	25,000	2(c)	50,400	2(d)	75,400

Parent company's net investment	13,583	—		—		13,583

Total shareholders' equity	13,583	25,000		50,400		88,893

Total liabilities and shareholders' equity	$17,837	$25,000		$50,400		$93,237

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
OF ALLIED NEVADA GOLD CORP.

PRO FORMA CONSOLIDATED STATEMENT OF LOSS
FOR FISCAL YEAR ENDED
DECEMBER 31, 2005

(U.S. dollars in thousands, except share data)	Allied Nevada Gold Corp. year ended December 31, 2005 (Note 2(a))	Vista Gold Corp. — Nevada exploration properties year ended December 31, 2005	Pro forma consolidated statement of loss for year ended December 31, 2005
Costs and expenses:
Exploration, property evaluation and holding costs	$—	$1,368	$1,368
Corporate administration and investor relations	—	859	859
Depreciation and Amortization	—	207	207
Write-down of mineral properties	—	76	76
Interest Income	—	(184)	(184)
Gain on disposal of assets	—	(7)	(7)
Stock-based compensation	—	152	152
Gain on disposal of marketable securities	—	(15)	(15)
Total costs and expenses	—	2,456	2,456

Net loss	$—	$(2,456)	$(2,456)

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
OF ALLIED NEVADA GOLD CORP.

PRO FORMA CONSOLIDATED STATEMENT OF LOSS
FOR THE SIX-MONTH PERIOD ENDED
JUNE 30, 2006

(U.S. dollars in thousands, except share data)	Allied Nevada Gold Corp. six months ended June 30, 2006 (Note 2(a))	Vista Gold Corp. — Nevada exploration properties six months ended June 30, 2005	Pro forma consolidated statement of loss for six months ended June 30, 2006
Costs and expenses:
Exploration, property evaluation and holding costs	$—	$700	$700
Corporate administration and investor relations	—	439	439
Depreciation and Amortization	—	101	101
Interest Income	—	(181)	(181)
Stock-based compensation	—	20	20
Gain on disposal of marketable securities	—	(18)	(18)

Total costs and expenses	—	1,061	1,061

Net loss	$—	$(1,061)	$(1,061)

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
OF ALLIED NEVADA GOLD CORP.

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

1.     BASIS OF PREPARATION

  This unaudited pro forma consolidated financial statement information has been prepared by management of Vista Gold Corp., ("Vista") in accordance with Canadian generally accepted accounting principles, for illustrative purposes only to show the effect of the proposed contribution of the Nevada properties. As previously reported, Vista Gold Corp. entered into an arrangement and merger agreement (the "Arrangement Agreement"), dated September 22, 2006, with Carl Pescio and Janet Pescio (together, the "Pescios") pursuant to which Vista Gold Corp. will transfer its existing Nevada properties into a recently incoporated company, Allied Nevada Gold Corp. ("Allied Nevada"), that will concurrently acquire the Nevada mineral assets of the Pescios. The transaction will be completed by way of a court-approved plan of arrangement under the Business Corporations Act (Yukon Territory). The transaction is subject to, among other things, court, securityholder and regulatory approvals. The terms of the Arrangement Agreement provide that Vista will use commercially reasonable efforts to complete a public equity financing to raise no less than $25 million through the issuance of common shares registered under the Securities Act of 1933.

2.     PRO FORMA ASSUMPTIONS AND ADJUSTMENTS

  (a)
  Allied Nevada was incorporated on September 14, 2006. Accordingly, no statements of loss have been included for Allied Nevada in this pro forma financial information.

  (b)
  The acquisition of the Pescios' Nevada mineral assets is considered to be an asset purchase. The consideration to be paid to the Pescios is $15 million and 12 million shares of Allied Nevada. The fair value of the consideration to be paid to the Pescios has been allocated to mineral assets. The fair value of the 12 million shares of Allied Nevada included in the purchase consideration will be set at the date that the transaction is completed based on their market value at that time (see note 2(d)).

  (c)
  Vista will transfer its Nevada assets to Allied Nevada and $25 million in consideration of approximately 27.5 million shares of Allied Nevada.

  (d)
  The estimated fair value of the Allied Nevada shares given as consideration to the Pescios is derived from an independent valuator's estimate that the Nevada properties of Vista would account for approximately 35% of the market capitalization of Vista. Based on a market capitalization of $257 million at June 30, 2006 this would result in a value of $90 million. This amount would be increased by the $25 million in cash to be invested in Allied Nevada by Vista for a total fair value of $115 million. Based on approximately 27.5 million Allied Nevada shares being issued to Vista, a share price of approximately $4.20 per Allied Nevada share is estimated for the purposes of this pro forma financial information. This calculation is an estimate for illustrative purposes only and the actual price of Allied Nevada shares on completion may be significantly different to this estimate.

3.     DIFFERENCES BETWEEN CANADIAN AND UNITED STATES' GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

  The significant measurement differences between generally accepted accounting principles ("GAAP") in Canada and in the United States, as they relate to these pro forma financial statements are as follows:

  (a)
  In accordance with U.S. GAAP, exploration, mineral property evaluation, holding costs, option payments and related acquisition costs for mineral properties acquired under an option agreement are expensed as incurred. When proven and probable reserves are determined for a property and a bankable feasibility study is completed, then subsequent exploration and development costs on the property would be capitalized. Total capitalized cost of such properties is measured periodically for recoverability of carrying value under SFAS No. 144. Under Canadian GAAP, all such costs are permitted to be capitalized.

  (b)
  In accordance with U.S. GAAP (SFAS No. 123R), the fair value of all options granted after January 1, 2006 is calculated at the date of grant and expensed over the expected vesting period. On transition to this new standard, the unvested portion of options granted to employees before January 1, 2006 is expensed over the remaining vesting period using the fair value on the date of grant. Prior to January 1, 2006, the Corporation did not record any compensation cost on the granting of stock options to employees and directors as the exercise price was equal to or greater than the market price at the date of grants for U.S. GAAP purposes. SFAS No. 123R essentially aligns U.S. GAAP with Canadian GAAP for accounting for stock based compensation.

  The significant measurement differences in the pro forma consolidated statements of loss as at June 30, 2006, and as at December 31, 2005, relative to U.S. GAAP were:

  PRO FORMA CONSOLIDATED NET LOSS AND COMPREHENSIVE LOSS

(U.S. dollars in thousands, except share data)	Six Months Ended June 30, 2006	Year Ended December 31, 2005
Pro forma net loss — Canadian GAAP	$(1,061)	$(2,456)
Exploration, property evaluation and holding costs (a)	(98)	18
Stock-based compensation (b)	—	152

Pro forma net loss — U.S. GAAP	(1,159)	(2,286)

Pro forma comprehensive loss — U.S. GAAP	$(1,159)	$(2,286)

  The significant measurement differences in the pro forma consolidated balance sheets as at June 30, 2006, relative to U.S. GAAP were:

  PRO FORMA CONSOLIDATED BALANCE SHEETS AS AT JUNE 30, 2006

(U.S. dollars in thousands)	Pro Forma Canadian GAAP	Pro Forma Cdn./U.S. Adjustments	Pro Forma U.S. GAAP
Assets:
Cash and cash equivalents	$10,004	$—	$10,004
Accounts receivable	81	—	81
Supplies inventory, prepaids and other	122	—	122

Current assets	10,207	—	10,207
Restricted cash	5,207	—	5,207
Mineral Properties (a)	75,361	(971)	74,390
Plant and equipment	1,091	—	1,091
Notes receivable	8	—	8
Reclamation premium costs	1,363	—	1,363

	83,030	(971)	82,059

Total assets	$93,237	$(971)	$92,266

Liabilities and Shareholders' Equity:
Capital lease obligation	$9	$—	$9
Accrued liabilities and other	131	—	131

Current liabilities	140	—	140
Capital lease obligation	29	—	29
Asset retirement obligation and closure costs	4,085	—	4,085

Total liabilities	4,254	—	4,254

Capital stock	75,400	—	75,400
Parent company's net investment/dividends (a)	13,583	(971)	12,612

Total shareholders' equity	88,983	(971)	88,012

Total liabilities and shareholders' equity	$93,237	$(971)	$92,266

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TABLE OF CONTENTS
NOTICE OF SPECIAL MEETING OF HOLDERS OF COMMON SHARES, OPTIONS AND WARRANTS
NOTICE OF MOTION IN THE SUPREME COURT OF THE YUKON TERRITORY
TIME FOR RESPONSE
NOTICE TO UNITED STATES SECURITYHOLDERS
FORWARD-LOOKING STATEMENTS
CURRENCY AND EXCHANGE RATE INFORMATION
METRIC/IMPERIAL CONVERSION TABLES
SUMMARY
GLOSSARY OF TERMS
GENERAL PROXY INFORMATION
THE ARRANGEMENT
THE ARRANGEMENT AGREEMENT
CANADIAN FEDERAL INCOME TAX CONSIDERATIONS
UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
CERTAIN SECURITIES MATTERS
INFORMATION RELATING TO VISTA
INFORMATION RELATING TO VISTA FOLLOWING THE ARRANGEMENT
INFORMATION RELATING TO ALLIED NEVADA FOLLOWING THE ARRANGEMENT
Summary of quarterly results and 4th quarter review (U.S. dollars in thousands)
RISK FACTORS
DISSENT RIGHTS
DEPOSIT AND TRANSMITTAL
INTEREST OF CERTAIN PERSONS IN MATERIAL TRANSACTIONS AND THE ARRANGEMENT
ADDITIONAL INFORMATION AND OTHER DOCUMENTS
LEGAL MATTERS
DIRECTORS' APPROVAL
CONSENTS OF EXPERTS
AUDITORS' CONSENT VISTA GOLD CORP.
AUDITORS' CONSENT ALLIED NEVADA GOLD CORP.
APPENDIX "A" ARRANGEMENT RESOLUTION RESOLUTION OF THE HOLDERS OF COMMON SHARES, OPTIONS AND WARRANTS OF VISTA GOLD CORP.
APPENDIX "B" PLAN OF ARRANGEMENT VISTA GOLD CORP. PLAN OF ARRANGEMENT UNDER SECTION 195 OF THE BUSINESS CORPORATIONS ACT (YUKON)
ARTICLE 1 INTERPRETATION
ARTICLE 2 ARRANGEMENT
ARTICLE 3 DISSENT RIGHTS
ARTICLE 4 NEWCO SHARES AND CASH
ARTICLE 5 NEWCO CERTIFICATES
ARTICLE 6 AMENDMENT
Exhibit A Rights, Privileges, Restrictions and Conditions of Common Shares of Vista
APPENDIX "C" INTERIM ORDER
APPENDIX "D" SECTION 193 OF THE BUSINESS CORPORATIONS ACT (YUKON TERRITORY)
APPENDIX "E" FAIRNESS OPINION
APPENDIX "F" INDEX TO FINANCIAL STATEMENTS
ALLIED NEVADA GOLD CORP. REPORT OF INDEPENDENT AUDITORS
ALLIED NEVADA GOLD CORP. BALANCE SHEET (As at September 22, 2006)
VISTA GOLD CORP. — Nevada exploration properties (An Exploration Stage Enterprise) REPORT OF INDEPENDENT AUDITORS
VISTA GOLD CORP. — Nevada exploration properties (An Exploration Stage Enterprise) CONSOLIDATED BALANCE SHEETS
VISTA GOLD CORP. — Nevada exploration properties (An Exploration Stage Enterprise) CONSOLIDATED STATEMENT OF LOSS
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS OF ALLIED NEVADA GOLD CORP. COMPILATION REPORT
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS OF ALLIED NEVADA GOLD CORP. PRO FORMA CONSOLIDATED BALANCE SHEET AS OF JUNE 30, 2006
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS OF ALLIED NEVADA GOLD CORP. PRO FORMA CONSOLIDATED STATEMENT OF LOSS FOR FISCAL YEAR ENDED DECEMBER 31, 2005
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS OF ALLIED NEVADA GOLD CORP. PRO FORMA CONSOLIDATED STATEMENT OF LOSS FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2006